As filed with the Securities and Exchange Commission on December 6, 2005

Registration Statement No. 333-127088

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

AMENDMENT NO. 1
TO
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

INTERPOOL, INC.
(Exact name of registrant is specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	7359 6159 (Primary Standard Industrial Classification Code No.)	13-3467669 (I.R.S. Employer Identification Number)

211 College Road East
Princeton, New Jersey 08540
(609) 452-8900
(Address, including zip code, and telephone number,
including area code, of registrant's principal executive offices)

MARTIN TUCHMAN
Chairman and Chief Executive Officer
Interpool, Inc.
211 College Road East
Princeton, New Jersey 08540
(609) 452-8900
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:
Jeffrey S. Lowenthal, Esq.
Stroock & Stroock & Lavan LLP
180 Maiden Lane
New York, New York 10038
(212) 806-5400

           Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement, as determined by the selling shareholders.

           If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

           If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

           If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

           If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                                               CALCULATION OF REGISTRATION FEE
==========================================================================================================================
               Title of Each Class of                              Proposed        Proposed Maximum
                  Securities to be             Amount to be   Maximum Offering    Aggregate Offering      Amount of
                     Registered                 Registered      Price Per Unit           Price         Registration Fee
--------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.001 per share        8,833,333(1)          (2)                  (2)                (2)
--------------------------------------------------------------------------------------------------------------------------
Series A Warrants                                5,804,314        $17.01(3)         $98,731,381(3)
--------------------------------------------------------------------------------------------------------------------------
Series B Warrants                                3,029,019        $17.01(3)         $51,523,613(3)
--------------------------------------------------------------------------------------------------------------------------
Total                                            8,833,333        $17.01(3)        $150,254,994(3)         $17,762(4)
--------------------------------------------------------------------------------------------------------------------------
(1)	Represents the number of shares of common stock that are issuable upon exercise of the warrants as of December 6, 2005. Pursuant to Rule 416 under the Securities Act, in the event of a stock split, stock dividend, or similar transaction involving the common stock, in order to prevent dilution, the number of shares registered shall be automatically increased to cover additional shares. In addition, pursuant to Rule 416, the shares being registered include an additional indeterminate number of shares of common stock issuable upon exercise of the warrants in the future as the result of anti-dilution adjustments.

(2)	Pursuant to Rule 457(g) under the Securities Act, no separate registration fee is required for the securities to be issued upon the exercise of the warrants.

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act of 1933, based on the current exercise price of the warrants.

(4)	$17,655 of the registration fee was paid upon the initial filing of this Registration Statement on August 1, 2005 based upon the filing fee then in effect. The additional registration fee of $107 paid in connection with this filing covers the increase in the Proposed Maximum Aggregate Offering Price from the initial filing.

           The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED DECEMBER 6, 2005

P R O S P E C T U S

Series A Warrants to Purchase an Aggregate of 5,804,314 Shares of Common Stock
Series B Warrants to Purchase an Aggregate of 3,029,019 Shares of Common Stock
8,833,333 Shares of Common Stock Issuable Upon Exercise of the Warrants

•	This prospectus relates to warrants to purchase an aggregate of 8,833,333 shares of our common stock and the shares of our common stock issuable upon exercise of the warrants. This prospectus also covers any additional shares of common stock that may become issuable upon any anti-dilution adjustment pursuant to the terms of the warrants. We are registering the warrants and the shares of common stock issuable upon exercise of the warrants for resale by the selling securityholders named in this prospectus, or their transferees, pledgees, donees or successors. In addition, we may use this prospectus in connection with the issuance by us from time to time of the shares of common stock issuable upon exercise of the warrants by purchasers of the warrants.

•	We will not receive any proceeds from the resale of the warrants or the shares of common stock issuable upon exercise of the warrants by the selling securityholders. Upon the exercise of the warrants, we will receive cash proceeds of $17.01 per share (such price subject to adjustment) unless, under certain circumstances, the warrant holders elect to pay the exercise price by canceling debt, as more fully described in this prospectus. We have paid the expenses of preparing this prospectus and the related registration statement.

•	The selling securityholders may sell the warrants or the shares issuable upon exercise of the warrants from time to time, in amounts, at prices and on terms determined at the time of offering. The selling securityholders may sell the warrants and the shares of common stock issuable upon exercise of the warrants through ordinary brokerage transactions or through any other means described in the section entitled "Plan of Distribution" beginning on page 109.

           SEE THE SECTION ENTITLED "RISK FACTORS" THAT BEGINS ON PAGE 6 FOR A DISCUSSION OF THE RISKS THAT YOU SHOULD CONSIDER PRIOR TO TENDERING YOUR OUTSTANDING NOTES FOR EXCHANGE.

           Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is [____________], 2005.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted.

PROSPECTUS SUMMARY

           All fleet statistics including the size of the fleet, utilization of the leasing equipment or the rental rates per day that are set forth in this prospectus include our equipment, including that portion of our equipment managed by Container Applications, Inc. ("CAI"). To the extent that our equipment is managed by CAI, the equipment is considered fully utilized since it is not available for us to put on hire regardless of whether all of the units are generating income. All equipment owned by CAI or managed by CAI (with the exception of equipment owned by us and managed by CAI) is excluded from all statistics, unless otherwise indicated. In addition, all of our chassis assigned to chassis pools are considered fully utilized. This exclusion of information relative to CAI, unless indicated otherwise, provides a focus on the drivers which are critical to our core business. The market share, ranking and other data contained in this prospectus are based either on our management's own estimates, independent industry publications, reports by market research firms or other published independent sources and, in each case, are believed by management to be reasonable estimates. However, market share data is subject to change and cannot always be verified with certainty due to limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties inherent in any statistical survey of market shares. As a result, you should be aware that market share, ranking and other similar data set forth herein, and estimates and beliefs based on such data, might not be reliable.

           This summary highlights selected information contained elsewhere in this prospectus. You should read the entire prospectus carefully, including "Risk Factors" and our financial statements and related Notes, before making an investment decision. Unless otherwise noted, references to "Interpool," refer to Interpool, Inc., a Delaware corporation. Unless otherwise noted, references to "we," "our" and "us" refer collectively to Interpool and its consolidated subsidiaries.

Interpool, Inc.

           We believe we are the largest lessor of intermodal chassis in North America and one of the world's leading lessors of intermodal dry freight standard containers. At September 30, 2005, our chassis fleet totaled approximately 221,000 chassis and our container fleet totaled approximately 836,000 twenty-foot equivalent units ("TEU"). From 1998 to 2003, we increased the size of our chassis fleet at a compound annual rate of 22% and our container fleet at a compound annual rate of 12%. During 2004, our chassis fleet remained flat and our total container fleet declined by 7%, primarily due to the contractual runoff of the container direct financing lease portfolio and the fact that we entered into only a limited number of new lease transactions due to the reduced availability of new financings during the first three quarters of 2004. This reduction in availability was due to the delay in filing our Annual Report on Form 10-K for 2002, our Quarterly and Annual Reports on Forms 10-Q and 10-K for 2003 and our Quarterly Reports on Form 10-Q for 2004. Our fleet of containers increased from 808,000 TEU at December 31, 2004 to 836,000 TEU at September 30, 2005 primarily due to the purchase of new containers. The size of our chassis fleet increased from 208,000 units at December 31, 2004 to 221,000 units at September 30, 2005.

           We concentrate on leasing equipment to our customers on a long-term basis (leases for a term greater than one year). Substantially all of our new equipment is initially leased for terms of five to eight years and approximately 76% of our total fleet of chassis and 78% of our total fleet of containers as of September 30, 2005 are on long-term lease. We believe our focus on long-term leasing has enabled us to:

•	Maintain high utilization rates of our equipment fleet, consisting of both operating and direct financing leases, which over the last five years averaged 99% for containers and 95% for chassis;

•	Achieve more stable and predictable earnings; and

•	Concentrate on the expansion of our asset base through the purchase and lease of new equipment to fulfill specific orders for new long-term leases.

           Approximately 24% of our chassis are currently leased on a short-term basis to satisfy customers' peak or seasonal requirements and to provide operational flexibility, generally at higher rates than under long-term leases. For customers who require daily or weekly chassis rentals, we operate chassis pools at major domestic shipping ports and terminals. These chassis pools consist of our chassis as well as those of our customers.

           Approximately 22% of our containers are currently leased on a short-term basis. Our 50%-owned consolidated subsidiary, CAI, markets our containers available for short-term leasing as part of its fleet, facilitating redeployment of our containers at the end of long-term leases. Our relationship with CAI maximizes utilization of our container fleet and increases our influence in the marketplace by giving us one of the world's largest container lessor fleets on a combined basis. At September 30, 2005, CAI had a container fleet of approximately 603,000 TEU. Approximately 166,000 TEU were owned by CAI with the remaining 437,000 TEU managed for others. CAI's managed equipment included approximately 150,000 TEU that were managed for us.

           We have been involved in the business of leasing transportation equipment since 1968. We lease our chassis and containers to a diversified customer base of over 600 shipping and transportation companies throughout the world, including nearly all of the world's 25 largest international container shipping lines and major North American railroads. We provide customer service and market to our customers through a worldwide network of offices and agents. We believe one of the key factors in our ability to compete effectively has been the long-standing relationships that we have established with most of the world's large shipping lines and major North American railroads. As a result of these relationships, 22 of our top 25 customers have been customers for at least 10 years.

Our Strategy

           Our objective is to continue to expand on our market position as a leading long-term lessor of intermodal transportation equipment. To achieve this objective, we intend to continue to:

•	Focus on our core business of domestic chassis and international marine container leasing;

•	Concentrate on long-term leasing to achieve high utilization rates and minimize the impact of economic cycles on earnings;

•	Remarket equipment when returned by lessees; and

•	Make strategic acquisitions of complementary businesses and asset portfolios on an opportunistic and financially disciplined basis.

Corporate Information

           Our executive offices are located at 211 College Road East, Princeton, New Jersey 08540. Our main telephone number is (609) 452-8900. We were incorporated in the State of Delaware in 1988. Our principal website is located at www.interpool.com. The information contained on that website, as well as any of our other websites, is not part of this prospectus.

Warrants Being Registered

Series A Warrants being registered	The Series A Warrants are currently exercisable for an aggregate of 5,804,314 shares of common stock. The Series A Warrants expire on September 1, 2014.

Series B Warrants being registered	The Series B Warrants are currently exercisable for an aggregate of 3,029,019 shares of common stock. The Series B Warrants expire on September 1, 2014.

Common stock being registered	8,833,333 shares issuable upon exercise of the warrants (together with any additional shares issuable upon exercise of the Warrants as a result of anti-dilution adjustments).

Common stock outstanding as of October 24, 2005	28,494,973 shares (this does not include the 8,833,333 warrant shares being registered)

Use of proceeds	We will not receive any proceeds upon the sale of the warrants or the shares of common stock offered in this prospectus by the selling securityholders. Upon the exercise of the warrants, we will receive cash proceeds of $17.01 per share (such price subject to adjustment) unless, under certain circumstances, the warrant holders elect to pay the exercise price by cancellation of debt. We intend to use any proceeds from the exercise of the warrants, after deduction of any related expenses, for working capital and general corporate purposes.

Dividend policy	We have paid quarterly cash dividends on our common stock for more than eight years. We paid a quarterly dividend of $0.075 per share on our common stock in July and October 2005. We also paid a special dividend of $1.00 per share in November 2005.

New York Stock Exchange symbol	IPX (for common stock only; the warrants are not listed on any national securities exchange)

Summary Consolidated Historical Financial and Operating Data

           The following table sets forth our selected historical consolidated financial data for the periods and at the dates indicated. The historical consolidated financial data for each of the years in the five year period ended December 31, 2004 are derived from and qualified by reference to the historical Consolidated Financial Statements that have been audited and reported upon by KPMG LLP, independent registered public accounting firm. The historical financial data for the nine months ended September 30, 2004 and 2005 and as of September 30, 2005 are derived from our unaudited condensed Consolidated Financial Statements. In our opinion, this unaudited information has been prepared on a basis consistent with the audited consolidated historical financial statements appearing elsewhere in this prospectus and includes all adjustments, consisting only of normal recurring accruals, that we consider necessary for a fair presentation of our financial position and results of operations for these periods. This information should be read in conjunction with our "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our historical Consolidated Financial Statements and the Notes thereto. The historical results presented are not necessarily indicative of future results.

                                           (in thousands, except per share amounts)
                                                                                                          (unaudited)
                                                                                                          Nine Months
                                                   Years Ended December 31,                           Ended September 30,
                            ---------------------------------------------------------------------- -------------------------
                            2000(1)(2)(4)(5) 2001(1)(2)(4) 2002(1)(2)(3)  2003(1)(2)      2004         2004         2005
                            ---------------- ------------- ------------- ------------ ------------ ------------ ------------
Income Statement Data:

Equipment leasing revenue..      $287,553       $338,718      $325,080     $374,287     $388,183     $289,002     $292,095

Depreciation and
   amortization of
   leasing equipment.......       $66,075        $79,678       $88,707      $87,498      $89,458      $67,974      $66,992

Interest expense...........       $87,809        $98,270      $108,344     $106,688     $112,013      $81,654      $90,305
Fair value adjustment for
   warrants................            --             --            --           --      $49,222           --     $(30,178)
Income before cumulative
   effect of change in
   accounting principle....       $44,040        $28,104        $4,389      $37,496       $7,869      $46,448      $80,547

Net Income per share:......

     Basic.................         $1.61          $1.03         $0.16        $1.37        $0.29        $1.70        $2.91
                                    =====          =====         =====        =====        =====        =====        =====

     Diluted...............         $1.61          $0.97         $0.15        $1.30        $0.27        $1.57        $2.55
                                    =====          =====         =====        =====        =====        =====        =====

Weighted average shares
   outstanding:............

     Basic.................        27,421         27,417        27,360       27,365       27,380       27,378       27,648

     Diluted...............        27,426         28,973        29,202       28,935       28,960       30,567       32,213

Cash dividends declared per
   common share............         $0.15        $0.1925       $0.2275        $0.25        $0.25      $0.1875      $0.2125

Ratio of earnings to fixed
   charges.................           1.6            1.3           1.0          1.4          1.2          1.6          1.9

____________________

(1)	As disclosed in our Quarterly Report on Form 10-Q for the nine months ended September 30, 2004, the Company uncovered an immaterial error related to the Consolidated Financial Statements not part of any current filing, which has been reported as an adjustment to opening retained earnings. For further information regarding this adjustment, see Note 1 to the Consolidated Financial Statements included in this prospectus.

(2)	Certain reclassifications have been made to the 2003, 2002, 2001 and 2000 amounts in order to conform to the 2004 presentation.

(3)	Effective June 27, 2002, our Consolidated Financial Statements include CAI as a consolidated subsidiary. See Note 11 to the Consolidated Financial Statements included in this prospectus.

(4)	As a result of adopting Statement of Financial Accounting Standards No. 145 ("SFAS 145") "Rescission of FASB statements 4, 44 and 64, Amendment of FASB statement No 13 and Technical Corrections," extraordinary gains related to the retirement of debt during the years ended December 31, 2001 and 2002, respectively, have been reclassified into operating income on a pretax basis. Income before cumulative effect of change in accounting principle include net of tax amounts of $558 and $840 for the years ended December 31, 2001 and 2000, respectively.

(5)	The 2000 income statement data excludes $660 resulting from the cumulative effect of change in accounting principle. The 2000 results include earnings from the assets acquired from Transamerica ("TA"), which we acquired on October 24, 2000, with an effective date of October 1, 2000. The 2000 results include only the chassis acquired from TA as the rail trailers and domestic containers were identified as assets held for sale at the time of purchase.

                                                                                                  As of September 30,
                                                                                                         2005
                                                                                                  -------------------
                                                                                                    (in thousands)
Balance Sheet Data:                                                                                   (unaudited)

Cash and cash equivalents....................................................................            $145,575
Net investment in direct financing leases....................................................            $373,072
Leasing equipment, net.......................................................................          $1,782,264
Total assets.................................................................................          $2,456,530
Debt and capital lease obligations...........................................................          $1,676,343
Stockholders' equity.........................................................................            $478,715

                                                       As of December 31,
                                 -----------------------------------------------------------      As of September 30,
                                   2000        2001         2002          2003          2004             2005
                                 --------    --------     --------      --------      --------    -------------------
Fleet Data:(1)

Chassis:
-------
Chassis units..............       175,000     190,000      204,000       208,000       208,000            221,000
Utilization rate...........         97%         94%          93%           96%           97%                96%

Containers:
----------
Containers (TEU)...........       650,000     703,000      796,000        870,000      808,000            836,000
Utilization rate...........         99%         97%          99%           99%           99%                98%

____________________
(1) Excludes CAI data.

RISK FACTORS

           An investment in the warrants and our common stock involves risk. You should carefully consider the risks we describe below before deciding to invest in the warrants or our common stock. The market price of the warrants and/or our common stock could decline due to any of these risks, in which case you could lose all or part of your investment. In assessing these risks, you should also refer to the other information included in this prospectus, including our Consolidated Financial Statements, including the notes thereto, appearing elsewhere in this prospectus.

Risks Relating to our Common Stock and Warrants

Exercise of warrants and options will dilute the ownership interest of existing shareholders.

           The shares issuable upon the exercise of these warrants and the shares issuable upon exercise of the options that we have issued or may issue in the future to our employees and directors will dilute the ownership interests of existing shareholders.

Shares eligible for future sale may cause the market price for our common stock to drop significantly, even if our business is doing well.

           We cannot predict the effect, if any, that future sales of our common stock or the availability of shares for future sale will have on the market price of our common stock from time to time. As of October 24, 2005, we had outstanding 28,494,973 shares of our common stock. Shares issuable upon exercise of these warrants (totaling 8,833,333 shares), shares issuable upon exercise of our outstanding options (totaling 2,873,063 shares) or other shares of our common stock that we issue in the future may become available for resale in the public market from time to time, and the market price of shares of our common stock could drop significantly if the holders of these shares sell them or are perceived by the market as intending to sell them. In addition, the existence of the warrants and options may encourage short selling by market participants.

Absence of a public trading market for the warrants may limit the ability of a purchaser to resell the warrants.

           There is no established trading market for the warrants, and the warrants may not be widely distributed. We do not intend to list the warrants on any national securities exchange. There can be no assurance that a market will develop for the warrants. Even if a market for the warrants does develop, the price of the warrants may fluctuate and liquidity may be limited. If a market for the warrants does not develop, then purchasers of the warrants may be unable to resell the warrants for an extended period of time, if at all.

Risks Relating to Our Business and Operations

We are subject to the cyclicality of world trade which may impair demand for our chassis and containers.

           The demand for our chassis and containers primarily depends upon levels of world trade of finished goods and component parts. Recessionary business cycles, political conditions, the status of trade agreements and international conflicts may have an impact on our operating results. The demand for leased chassis also depends upon domestic economic conditions and volumes of exports to the United States which are likely to be adversely affected if the value of the United States dollar declines. When the volume of world trade decreases, our business of leasing chassis and containers may be adversely affected as the demand for chassis and containers is reduced. A substantial decline in world trade may also adversely affect our customers, leading to possible defaults and the return of equipment prior to the end of a lease term.

We operate in a highly competitive industry, which may adversely affect our results of operations or ability to expand our business.

           The transportation equipment leasing industry is highly competitive. We compete with many domestic and foreign leasing companies, some of which have greater financial resources and access to capital than we do. From time to time, the industry may have large under-utilized inventories of chassis and containers, which could lead to significant downward pressure on pricing and margins. In addition, if the available supply of intermodal transportation equipment were to increase significantly as a result of, among other factors, new companies entering the business of leasing and selling intermodal transportation equipment, our competitive position could be adversely affected.

Potential customers may decide to buy rather than lease chassis and containers.

           We, like other suppliers of leased chassis and containers, are dependent upon decisions by shipping lines and other transportation companies to lease rather than buy their equipment. In addition, our ability to achieve our strategy of expanding our business in response to customer demand for long-term leasing would be adversely affected if our customers shifted to more short-term leasing over long-term leasing. Most of the factors affecting the decisions of our customers are outside our control. Operating costs such as storage and repair and maintenance costs also increase as utilization decreases.

Pending governmental investigations may adversely affect us.

           Following our announcement in July 2003 that our Audit Committee had commissioned an internal investigation by special counsel into our accounting, we were notified that the SEC had opened an informal investigation of Interpool. As we anticipated, this investigation was subsequently converted to a formal investigation and remains pending as of the date this registration statement was filed. We are fully cooperating with this investigation. The New York office of the SEC has received a copy of the written report of the internal investigation and has received documents and information from us, our Audit Committee and certain other parties pursuant to SEC subpoenas. In late 2003, we were also advised that the United States Attorney's office for the District of New Jersey received a copy of the written report of the internal investigation and opened a parallel investigation focusing on certain matters described in the report by the Audit Committee's special counsel. We were informed that Interpool is neither a subject nor a target of the investigation by the U.S. Attorney's office. We cannot predict the final outcome of these investigations and accordingly cannot be assured that they will not result in the taking of actions adverse to us.

Stockholder litigation

           In February and March 2004, several lawsuits were filed in the United States District Court for the District of New Jersey, by purchasers of our common stock naming the us and certain of our present and former executive officers and directors as defendants. The complaints alleged violations of the federal securities laws relating to our reported Consolidated Financial Statements for the years ended December 31, 2000 and 2001 and the nine months ended September 30, 2002, which we announced in March 2003 would require restatement. Each of the complaints purported to be a class action brought on behalf of persons who purchased our securities during a specified period. In April 2004, the lawsuits, seeking unspecified amounts of compensatory damages and costs and expenses, including legal fees, were consolidated into a single action with lead plaintiffs and lead counsel having been appointed. The plaintiffs filed a consolidated amended complaint in September 2004, which included allegations of purported misstatements and omissions in our public disclosures throughout an expanded purported class period from March 31, 1999 through December 26, 2003.

           In November 2004, we and the other defendants filed a motion to dismiss the amended complaint. The motion to dismiss was granted by the District Court on August 18, 2005, dismissing the plaintiffs' claims in their entirety and with prejudice. On September 19, 2005, the plaintiffs filed a notice of appeal of the dismissal order, thereby initiating a review of the District Court's decision by the United States Court of Appeals for the Third Circuit. In the event the District Court's decision granting our motion to dismiss is reversed, we would expect to incur additional defense costs typical of this type of class action litigation. If we become required to defend this lawsuit beyond the current appellate stage as a consequence of an adverse result on appeal, we intend to do so vigorously but are unable at this time to ascertain the impact the litigation may have on our financial condition and results of operations. On the other hand, if the District Court's decision is affirmed after full appellate review, the case and its associated litigation costs will be concluded.

Our internal controls and procedures require further improvements.

           As we disclosed in our 2002, 2003 and 2004 Form 10-K reports, and in our Form 10-Q reports for the years 2003 and 2004, and the quarters ended March 31, 2005, June 30, 2005 and September 30, 2005, we have previously concluded that certain internal control deficiencies identified by our external auditors and by management, as well as through the investigation by the Audit Committee of the Board of Directors, constituted "material weaknesses" or "significant deficiencies" as defined by the Public Company Accounting Oversight Board (United States). In addition, as described in detail in our 2004 Form 10-K report and our Form 10-Q reports for the quarters ended March 31, 2005, June 30, 2005 and September 30, 2005, our review of internal controls over financial reporting, using the framework defined by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), confirmed that most of the previously disclosed deficiencies still existed as of December 31, 2004, March 31, 2005, June 30, 2005 and September 30, 2005. Accordingly, management, including our Chief Executive Officer and Chief Financial Officer, concluded that our controls over financial reporting, as required under the Sarbanes-Oxley Act, were not effective as of December 31, 2004.

           We believe that actions implemented to date and those we expect to implement in 2005, 2006 and beyond will correct the material weaknesses in our internal controls and information systems and that our processes and systems of internal controls will be effective. However, we cannot give any assurances that all material weaknesses and significant deficiencies have been entirely corrected or that internal control weaknesses will not be identified from time to time in the future. Any material internal control weakness could materially affect our financial results.

Defaults by our customers could adversely affect our business by decreasing revenues and increasing doubtful accounts, storage, collection and recovery expenses.

           We are dependent upon our lessees continuing to make lease payments for our equipment. A default by a lessee may cause us to not be able to collect receivables for past services and incur expenses for storage, collection and recovery. Repossession from defaulting lessees may be difficult and more expensive in jurisdictions whose laws do not confer the same security interests and rights to creditors and lessors as those in the United States and in jurisdictions where recovery of equipment from the defaulting lessees is more cumbersome.

           If a lessee defaults, we may be unable to re-lease recovered equipment for comparable rates or terms. Our reserves for anticipated losses may increase over historical levels or not be sufficient to cover actual losses, or our earnings may be adversely affected by customer defaults.

Sustained Asian economic instability could reduce demand for leasing.

           A number of the shipping lines to which we lease containers are entities domiciled in several Asian countries. In addition, many of our customers are substantially dependent upon shipments of goods exported from Asia. From time to time, there have been economic disruptions, financial turmoil and political instability in this region. If similar events were to occur in the future, they could adversely affect these customers and lead to a reduced demand for leasing of our containers or otherwise adversely affect us.

Changes in market price, availability or transportation costs of containers and chassis manufactured in China could adversely affect our ability to maintain our supply of containers and chassis.

           Changes in the political, economic or financial condition of China, which would increase the market price, availability or transportation costs of containers or chassis, could adversely affect our ability to maintain our supply of equipment. China is currently the largest container producing nation in the world and a significant supplier of chassis. We currently purchase substantially all of our containers and a significant portion of our chassis from manufacturers in China. In the event that it were to become more expensive for us to procure containers and chassis in China or to transport these containers or chassis at a low cost from China to the locations where they are needed, because of a shift in U.S. trade policy toward China, increased tariffs imposed by the United States or other governments, a significant downturn in the political, economic or financial condition of China, or for any other reason, we would have to seek alternative sources of supply. We may not be able to make alternative arrangements quickly enough to meet our equipment needs, and the alternative arrangements may increase our costs. It is impossible to predict the effect that recent changes in Chinese currency policy to let the yuan float in relation to the dollar will have on our ability to maintain our supply of containers and chassis.

We are controlled by a limited number of stockholders; this concentrated ownership could discourage acquisition bids for us that are not supported by our majority stockholders or limit the price investors will be willing to pay in the future for shares of our common stock.

           As of October 24, 2005, approximately 63.90% of our common stock was beneficially owned, directly or indirectly, in the aggregate by Martin Tuchman, Warren L. Serenbetz, Jr., Raoul J. Witteveen and Arthur L. Burns, together with certain members of their immediate families and certain related entities. Each of Messrs. Tuchman, Serenbetz and Burns is a member of our Board of Directors and Mr. Tuchman and Mr. Burns are executive officers. Mr. Witteveen is a former director and executive officer. These individuals, either directly or indirectly, have the ability to elect all of the members of our Board of Directors and to control the outcome of all matters submitted to a vote of our stockholders. Our concentrated ownership may discourage acquisition bids for us that are not supported by our majority stockholders. This concentration of ownership could limit the price that investors might be willing to pay in the future for shares of our common stock.

We have relationships with and have entered into transactions with members of our management and affiliated entities that may involve inherent conflicts of interest.

           Various relationships exist and various transactions have been entered into between or among us, on the one hand, and members of our management and affiliated entities, on the other hand. Some of these relationships and transactions may involve inherent conflicts of interest. (See "Certain Relationships and Related Transactions.")

We are dependent on the knowledge and experience of members of our senior management; loss of these members could adversely affect our ability to formulate and achieve our strategy and pursue new business initiatives.

           Our growth and continued profitability are dependent upon, among other factors, the abilities, experience and continued service of certain members of our senior management, including Martin Tuchman, our Chairman and Chief Executive Officer. Mr. Tuchman holds, either directly or indirectly, a substantial equity interest in Interpool and also is a director of Interpool. Additionally, other members of our senior management possess knowledge of, and extensive experience in, the intermodal transportation industry. We rely on this knowledge and experience in our strategic planning and in our day-to-day business operations. If one or more members of our senior management were to resign or otherwise be unavailable to serve us, the loss could adversely affect our ability to formulate and achieve our strategy and pursue new business initiatives. In addition, we do not currently have employment agreements with all of our executive officers.

The volatility of the residual value of chassis and containers upon expiration of their leases could adversely affect our operating results.

           Although our operating results primarily depend upon equipment leasing, our profitability is also affected by the residual values (either for sale or continued operation) of our chassis and containers upon expiration of their leases. These values, which can vary substantially, depend upon, among other factors,

•	The maintenance standards observed by lessees;

•	The need for refurbishment;

•	Our ability to remarket equipment profitably;

•	The cost of comparable new equipment;

•	The cost to remanufacture chassis;

•	The availability of used equipment;

•	Rates of inflation;

•	Market conditions;

•	The costs of materials and labor; and

•	The obsolescence of certain types of equipment in our fleet.

           Most of these factors are outside of our control. Operating leases, which represent the predominant form of lease in our portfolio, are subject to greater residual risk than direct financing leases.

Loss of our eligibility for tax benefits under the U.S.-Barbados tax treaty could increase our tax liability.

           Through December 31, 2004, we claimed tax benefits under an income tax convention between the United States and Barbados ("pre-2005 Treaty"), the jurisdiction in which our subsidiary Interpool Limited, which operates our container business, is incorporated. Specifically, under that income tax convention, any profits of Interpool Limited from leasing of containers used in international trade generally are taxable only in Barbados and not in the United States.

           Interpool Limited has been entitled to the benefits of the Tax Convention for each year by satisfying the two-pronged test to the "limitation of benefits" provision: (1) more than 50% of the shares of Interpool Limited were owned, directly or indirectly, by any combination of individual United States residents or citizens (the "51% U.S. ownership test"), and (2) its income was not used in substantial part, directly or indirectly, to meet liabilities to persons who were not residents or citizens of the United States (the "base erosion test"). We believe Interpool Limited passed both of these tests through December 31, 2004.

           On July 14, 2004, the United States and Barbados signed a protocol to the pre-2005 Treaty ("post-2004 Treaty") that contains a more restrictive limitation on benefits provision than the pre-2005 Treaty. The post-2004 Treaty took effect on January 1, 2005 following its ratification by the United States Senate and the government of Barbados on December 20, 2004. Under the post-2004 Treaty, in addition to having to satisfy the 51% U.S. ownership and base erosion tests described above, Interpool Limited is only eligible for Treaty benefits with respect to its container rental and sales income if Interpool, Inc. is listed on a "recognized stock exchange" and Interpool, Inc.'s stock is "primarily" and "regularly" traded on such exchange.

           Although our common stock had been delisted during 2004 and was not traded on the New York Stock Exchange as of December 31, 2004, on January 13, 2005 Interpool, Inc. was again listed, and began trading, on the New York Stock Exchange. Interpool believes this listing and its current trading volume satisfies the "primarily" and "regularly" traded requirements of the post-2004 Treaty, and that Interpool Limited qualified for benefits under the post-2004 Treaty on January 13, 2005.

           There is no assurance we will continue to satisfy the "regularly" traded, 51% U.S. ownership or base erosion tests of the post-2004 Treaty. In addition, at some future date the tax convention could be further modified in a manner adverse to us or repealed in its entirety, or we might not continue to be eligible for these tax benefits.

           As a company resident in Barbados, Interpool Limited is required to file tax returns in Barbados and pay any tax liability to Barbados. Prior to the third quarter of 2005, no Barbados tax returns had been prepared or filed for Interpool Limited for any period subsequent to its 1997 tax year. As of September 30, 2005, all previously outstanding Barbados tax returns (1998-2004 tax years) were filed. There was no material underpayment of taxes, interest or penalties (other than a nominal late filing penalty) with the filing of these returns.

A substantial portion of our future cash flows will be needed to service our indebtedness. Since our debt was downgraded beginning in 2003, our cost of borrowing has increased.

           Historically, we have made, and continue to make, use of indebtedness to finance our equipment leasing activities and for other general corporate purposes. As of September 30, 2005, our total outstanding indebtedness was approximately $1.7 billion and our indebtedness due within one year was $192.2 million. As of December 31, 2004, our scheduled capital lease and debt service payments (principal and estimated interest) for 2005 total $341.9 million and for 2006 total $230.0 million. We anticipate that we will incur additional indebtedness in the future. We are required to dedicate a substantial portion of our cash flow to payments on our indebtedness, thereby reducing the amount of cash flow available to fund working capital, capital expenditures, including fleet growth, and other corporate requirements. Should our cash flow be insufficient to service our debt obligations, we would be required to seek additional funds to meet our obligations. Additional funds, if needed, might not be available to us or, if available, might not be made available on terms acceptable to us.

           Our business is highly dependent upon the availability of capital. In particular, the growth and replacement of our fleet through new equipment purchases or acquisitions, as well as the refinancing of our existing debt, will require further debt or equity financings. There is no assurance that interest rates and advance rates on any future financings will be as attractive as those experienced in the past. If we raise additional funds by issuing equity securities, further dilution to the existing stockholders may result.

           During October and November 2003, the ratings on our debt securities were downgraded by three major rating agencies, Standard & Poor's, Fitch, and Moody's, citing the resignation of our former President, continued delay in issuing audited restated Consolidated Financial Statements for 2000 and 2001 and our audited Consolidated Financial Statements for 2002 to be included in our 2002 Annual Report on Form 10-K, and the need to obtain waivers from our lenders to avoid technical defaults under our loan agreements associated with the financial statement delays. Our debt securities were again downgraded by all three rating agencies following our press release on December 29, 2003, that indicated that release of our 2000, 2001 and 2002 financial statements and the filing of our 2002 Annual Report on Form 10-K would again be delayed. Our 2002 Annual Report was subsequently filed on January 9, 2004. On January 27, 2004, Moody's again downgraded our debt securities citing continued uncertainty associated with the delayed release of our financial information for 2003. We were subsequently advised that Moody's also reduced the "shadow rating" of our chassis securitization. We were advised by the provider of the insurance "wrap" portion of the chassis securitization that, as a result of the downgrade of the shadow rating, we are liable to indemnify such provider for certain of the provider's increased capital charge costs. During October 2004, we reached an agreement with such provider, pursuant to which we will pay approximately $0.2 million per month in additional premium, declining as the loan is paid down. Such additional premium will be further adjusted downward after eighteen months if the shadow rating improves, potentially going away entirely. In addition, as part of this agreement the wrap provider and the other participants in the chassis securitization have permanently waived any early amortization event or default associated with the downgrade of the shadow rating. Such downgrades may also have a negative effect on our interest cost, although two financings completed in the fourth quarter of 2004 and first quarter of 2005 totaling approximately $650.0 million have interest rates that will reduce should our credit ratings improve. Although the credit ratings of our debt securities were upgraded by Moody's on March 4, 2005 and in October 2005 Fitch upgraded the rating on our debt securities and Moody's increased the shadow rating of the chassis securitization, there can be no assurance that we will not be downgraded again in the future.

Increases in interest rates may increase our debt service obligations and adversely affect our liquidity.

           A portion of our borrowings are at variable rates of interest and expose us to interest rate risk. As of September 30, 2005, $273.0 million or 16.3% of our borrowings are exposed to changes in variable interest rates. As interest rates rise, our debt service obligations increase. An increase of 1 percentage point in our variable rates of interest would result in an increase in interest costs of $2.73 million on an annual basis. A significant rise in interest rates could have a material adverse effect on results of operations in future periods. For further discussion on interest rate risk see "Management's Discussion and Analysis of Financial Condition and Results of Operation—Quantitative and Qualitative Disclosure about Market Risk."

The price of our common stock may fluctuate.

           The market price for our common stock has fluctuated in the past, and several factors could cause the price to fluctuate substantially in the future. These factors include:

•	Announcements of developments related to our business;

•	Fluctuations in our quarterly results of operations;

•	Sales of substantial amounts of our shares into the marketplace;

•	General conditions in our industry or the worldwide economy;

•	A shortfall in revenues or earnings compared to securities analysts' expectations;

•	Changes in analysts' recommendations or projections;

•	Announcements of new acquisitions; and

•	An outbreak of war or hostilities.

           The current market price of our common stock may not be indicative of future market prices.

Future changes to the fair market value of our common stock purchase warrants will cause volatility in our earnings.

           On September 14, 2004, we issued two series of warrants in connection with a financing pursuant to which we sold $150.0 million of long-term Notes. The warrants are currently exercisable for a total of 8,833,333 shares of our common stock at an exercise price of $17.01 per share. The warrants are currently classified as a liability on our Consolidated Balance Sheets. Generally accepted accounting principles require that, as long as the warrants are classified as a liability rather than equity, the liability should be stated at fair market value. Changes in the fair market value of the warrants from one quarter to the next quarter are recorded as a non-cash expense or income in the Consolidated Statements of Income. The fair market value of these warrants increased from $22.5 million at September 30, 2004 to $71.7 million at December 31, 2004, resulting in non-cash expense in the fourth quarter of 2004 of $49.2 million that adversely affected our net income for that quarter and the year. The increase in fair market value resulted primarily from the increase in the market price of our common stock. The fair market value of these warrants as of September 30, 2005 was $41.5 million, resulting in non-cash income in the nine months of 2005 of $30.2 million. The changes in fair market value recorded during the fourth quarter of 2004 and the nine months of 2005 were primarily related to changes in the market price of our common stock during those periods. The market price of our common stock increased during the fourth quarter of 2004, resulting in an increase in the fair market value of the warrants, and decreased during the first nine months of 2005, resulting in a decrease in the fair market value of the warrants. Because the warrants continue to be classified as a liability, any further increase in the fair market value of the warrants will result in an additional non-cash expense to our Consolidated Statements of Income. If the fair market value of the warrants decreases in the future, we will record non-cash income in our Consolidated Statements of Income. Accordingly, future changes to the fair market value of these warrants will cause volatility in our future financial results.

Our charter documents and Delaware law may inhibit a takeover and limit our growth opportunities, which could cause the market price of our shares to decline.

           Our Restated Certificate of Incorporation and Amended and Restated By-laws, as well as Delaware corporate law, contain provisions that could delay or prevent a change of control or changes in our management that a stockholder might consider favorable. These provisions apply even if the change may be considered beneficial by some stockholders. If a change of control or change in management is delayed or prevented, the market price of our shares could decline. In addition, our Restated Certificate of Incorporation and Amended and Restated By-laws contain provisions that may discourage acquisition bids for Interpool.

FORWARD-LOOKING STATEMENTS

           This prospectus and the documents incorporated by reference in this prospectus contain "forward-looking statements" within the meaning of the securities laws. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond our control. All statements other than statements of historical facts included or incorporated by reference in this prospectus, including the statements under "Summary," "Risk Factors," "Management Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere in this prospectus regarding our strategy, future operations, financial position, estimated revenues, projected costs, prospects, plans and objectives of management are forward-looking statements. When used in this prospectus, the words "will," "believe," "anticipate," "intend," "estimate," "expect," "project" and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. All forward-looking statements speak only as of the date of this prospectus. We do not undertake any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Although we believe that our plans, intentions and expectations reflected in or suggested by the forward-looking statements we make in this prospectus are reasonable, we can give no assurance that these plans, intentions or expectations will be achieved. The cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf.

USE OF PROCEEDS

           The selling securityholders will receive all of the proceeds from their sale of the warrants and the shares of common stock issuable upon exercise of the warrants offered in this prospectus. Upon the exercise of the warrants, we will receive cash proceeds of $17.01 per share (such price subject to adjustment) unless, under certain circumstances, the warrant holders elect to pay the exercise price by cancellation of debt. We intend to use any proceeds from the exercise of the warrants, after deduction of any related expenses, for working capital and general corporate purposes.

PRICE RANGE OF COMMON STOCK

           Our common stock was listed on the New York Stock Exchange from 1993 to December 2003. Effective December 29, 2003, due to the delay in filing our 2002 Annual Report on Form 10-K with the Securities and Exchange Commission, our common stock and other listed securities were suspended from trading on the New York Stock Exchange, and delisting proceedings were commenced. Although we filed our 2002 Form 10-K on January 9, 2004 and appealed the suspension, our listed securities were delisted in April 2004. During the period the suspension and delisting were in effect, our common stock was traded on the over-the-counter market under the symbol IPLI. In December 2004, after making all delinquent SEC filings, we applied for relisting on the New York Stock Exchange and on January 13, 2005, our common stock and other listed securities were relisted on the New York Stock Exchange. Our common stock is traded on the New York Stock Exchange under the symbol "IPX." The following table sets forth for the periods indicated commencing on January 1, 2003, the high and low closing sale prices for our common stock. All share and per share data have been rounded to the nearest cent.

                                                               Common Stock Price
                                                          ---------------------------
                                                            High                Low
                                                          --------            -------
Year ended December 31, 2003

First Quarter.....................................          16.83              13.14

Second Quarter....................................          18.60              13.88

Third Quarter.....................................          18.55              15.50

Fourth Quarter....................................          19.40              12.00*

Year ended December 31, 2004 *

First Quarter.....................................          16.50              14.00

Second Quarter....................................          17.50              15.50

Third Quarter.....................................          19.10              16.50

Fourth Quarter....................................          24.00              17.25

Year ending December 31, 2005

First Quarter.....................................          24.00              21.60

Second Quarter....................................          22.23              18.60

Third Quarter.....................................          21.79              17.75

Fourth Quarter (through November 28, 2005)........          20.25              17.70

____________________
* The low closing price for the fourth quarter of 2003 and all closing prices for 2004 were obtained from the over-the-counter market.

           As of October 24, 2005 there were approximately 3,221 stockholders of record of our common stock. On November 28, 2005, the last reported sale price of our common stock on the New York Stock Exchange was $18.85 per share.

DIVIDEND POLICY

           We paid a quarterly dividend of $0.075 per share on our common stock in July and October 2005. We paid a quarterly dividend of $0.0625 per share on our common stock in January and April 2005 and January, April, July and October of 2004 and 2003. We paid a quarterly dividend of $0.055 per share on our common stock in January, April, July and October of 2002 and a quarterly dividend in the amount of $0.05 per share on our common stock in July and October 2001. Prior to July 1, 2001, we had paid a quarterly dividend of $0.0375 per share on our common stock for the prior 17 quarters.

           On November 23, 2005, we announced that our Board of Directors had approved an increase in our quarterly dividend to $0.08 per share on our common stock, commencing with the dividend payable in January 2006.

           The Board of Directors has instituted a dividend reinvestment plan, which went into effect at the end of 2001. The plan is non-dilutive; shares required for the plan are acquired on the open market by an independent third party plan administrator and not through the issuance of additional shares by us.

           In November 2005 we paid a special cash dividend on our common stock of $1.00 per share.

CAPITALIZATION

           The following table sets forth our short-term debt and capitalization as of September 30, 2005. Our short-term debt and capitalization is presented on an actual basis.

           You should read the information in this table together with our Consolidated Financial Statements and the related Notes and with "Selected Consolidated Historical Financial and Operating Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.

                                                                           As of September 30, 2005
                                                                           ------------------------
                                                                                 (in thousands)

           Short-term debt obligations (including current portion of
           long-term debt and capital lease obligations).................        $192,171
                                                                               =============
           Long-term debt and capital obligations (less current portion).        1,484,172
                                                                               -------------
              Minority interest in equity of subsidiaries................           42,907
                                                                               -------------

           Stockholders' equity:
              Preferred stock, par value $.001 per share, 1,000,000
              authorized, none issued....................................             --
              Common stock, par value $.001 per share, 100,000,000 shares
              authorized, 28,786,564 shares issued and outstanding.......             28
              Additional paid-in capital.................................        150,540
              Unamortized deferred compensation - stock grants...........           (463)
              Treasury stock, at cost, 931,591 shares....................        (16,632)
              Retained earnings..........................................        344,300
              Accumulated other comprehensive income, net of taxes.......            942
                                                                               -------------
                  Total stockholders' equity.............................        478,715
                                                                               -------------
                  Total capitalization...................................      $2,197,965
                                                                               =============

SELECTED CONSOLIDATED HISTORICAL FINANCIAL AND OPERATING DATA

           The following table sets forth our selected historical consolidated financial data for the periods and at the dates indicated. The historical financial data for each of the years in the five year period ended December 31, 2004, and at December 31, 2000, 2001, 2002, 2003 and 2004 are derived from and qualified by reference to the historical Consolidated Financial Statements that have been audited and reported upon by KPMG LLP, independent registered public accounting firm. The historical financial data for the nine months ended September 30, 2004 and 2005 and as of September 30, 2005 are derived from our unaudited condensed Consolidated Financial Statements. In our opinion, this unaudited information has been prepared on a basis consistent with the audited consolidated historical financial statements appearing elsewhere in this prospectus and includes all adjustments, consisting only of normal recurring accruals, that we consider necessary for a fair presentation of our financial position and results of operations for these periods. This information should be read in conjunction with our "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our historical Consolidated Financial Statements and the Notes thereto. The historical results presented are not necessarily indicative of future results.

                                                      (in thousands, except per share amounts)
                                                                                                       (unaudited)
                                                                                                       Nine Months
                                                  Years Ended December 31,                          Ended September 30,
                                ---------------------------------------------------------------     --------------------
                                2000(1)(2)(4)  2001(1)(2)(4)  2002(1)(2)(3) 2003(1)(2)     2004        2004         2005
                                -------------  -------------  ------------- ----------     ----        ----         ----
Income Statement Data:
Equipment leasing revenue...      $287,553     $338,718        $325,080     $374,287     $388,183     $289,002    $292,095
Depreciation and amortization
  of leasing equipment......       $66,075      $79,678         $88,707      $87,498      $89,458      $67,974     $66,992
Interest expense............       $87,809      $98,270        $108,344     $106,688     $112,013      $81,654     $90,305
Fair value adjustment for
  warrants..................            --           --              --           --      $49,222           --   $(30,178)
Income before cumulative
  effect of change in
  accounting principle......       $44,040      $28,104          $4,389      $37,496       $7,869      $46,448     $80,547
Net income per share:.......
   Basic....................         $1.61        $1.03           $0.16        $1.37        $0.29        $1.70       $2.91
                                     =====        =====           =====        =====        =====        =====       =====
   Diluted..................         $1.61        $0.97           $0.15        $1.30        $0.27        $1.57       $2.55
                                     =====        =====           =====        =====        =====        =====       =====
Weighted average shares
  outstanding:..............
   Basic....................        27,421       27,417          27,360       27,365       27,380       27,378      27,648
   Diluted..................        27,426       28,973          29,202       28,935       28,960       30,567      32,213
Cash dividends declared per
  common share..............         $0.15      $0.1925         $0.2275        $0.25        $0.25      $0.1875     $0.2125

Ratio of earnings to fixed
  charges...................           1.6          1.3             1.0          1.4          1.2          1.6         1.9

___________________________

(1)	As disclosed in our Quarterly Report on Form 10-Q for the nine months ended September 30, 2004, the Company uncovered an immaterial error related to the Consolidated Financial Statements not part of any current filing, which has been reported as an adjustment to opening retained earnings. For further information regarding this adjustment, see Note 1 to the Consolidated Financial Statements included in this prospectus.

(2)	Certain reclassifications have been made to the 2003, 2002, 2001 and 2000 amounts in order to conform to the 2004 presentation.

(3)	Effective June 27, 2002, our Consolidated Financial Statements include CAI as a consolidated subsidiary. See Note 11 to the Consolidated Financial Statements included in this prospectus.

(4)	As a result of adopting Statement of Financial Accounting Standards No. 145 ("SFAS 145") "Rescission of FASB statements 4, 44 and 64, Amendment of FASB statement No. 13 and Technical Corrections," extraordinary gains related to the retirement of debt during the years ended December 31, 2001 and 2002, respectively, have been reclassified into operating income on a pretax basis. Income before cumulative effect of change in accounting principle include net of tax amounts of $558 and $840 for the years ended December 31, 2001 and 2000, respectively.

(5)	The 2000 income statement data excludes $660 resulting from the cumulative effect of change in accounting principle. The 2000 results include earnings from the assets acquired from Transamerica ("TA"), which we acquired on October 24, 2000, with an effective date of October 1, 2000. The 2000 results include only the chassis acquired from TA as the rail trailers and domestic containers were identified as assets held for sale at the time of purchase.

                                                                   (in thousands)
                                                                                                    (unaudited)
                                                                                                       As of
                                                     As of December 31,                            September 30,
                                    ------------------------------------------------------        -----------------
                                    2000         2001         2002        2003        2004        2004         2005
                                    ----         ----         ----        ----        ----        ----         ----
Balance Sheet Data:
Cash and cash equivalents...      $157,224     $103,760     $170,613    $141,019    $309,458    $263,759     $145,575
Net investment in direct
  financing leases..........      $213,180     $275,372     $334,129    $426,815    $363,445    $366,095     $373,072
Leasing equipment, net......    $1,231,037   $1,335,610   $1,557,639  $1,636,716  $1,579,196  $1,596,279   $1,782,264
Total assets................    $2,204,590   $1,923,052   $2,241,944  $2,373,036  $2,404,086  $2,369,540   $2,456,530
Debt and capital lease
obligations.................    $1,706,985   $1,429,680   $1,672,211  $1,715,687  $1,718,198  $1,700,488   $1,676,343

Stockholders' equity........      $341,322     $352,072     $336,996    $386,477    $397,023    $430,203     $478,715

                                                       As of December 31,
                                   ---------------------------------------------------------      As of September 30,
                                   2000      2001         2002             2003         2004             2005
                                 -------    ------       -------         -------       -------          -------
Fleet Data:(1)
Chassis:
Chassis units..............      175,000    190,000       204,000        208,000       208,000          221,000
Utilization rate...........        97%         94%           93%           96%           97%              96%
Containers:
Containers (TEU)...........      650,000    703,000      796,000         870,000       808,000          836,000
Utilization rate...........        99%         97%          99%            99%           99%              98%

(1)     Excludes CAI data.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

You should read the following discussion of our historical financial condition and results of operations in conjunction with "Risk Factors," "Selected Consolidated Historical Financial and Operating Data" and our Consolidated Financial Statements and the related Notes included elsewhere in this prospectus. (All fleet statistics including the size of the fleet, utilization of the leasing equipment or the rental rates per day that are set forth in this prospectus include our equipment, including that portion of our equipment managed by CAI. To the extent that our equipment is managed by CAI, the equipment is considered fully utilized since it is not available for us to put on hire regardless of whether all of the units are generating equipment leasing revenue. All equipment owned by CAI or managed by CAI (with the exception of equipment owned by us and managed by CAI), is excluded from all statistics, unless otherwise indicated. In addition, all of our chassis assigned to chassis pools are considered fully utilized. This exclusion of information relative to CAI, unless indicated otherwise, provides a focus on the drivers which are critical to our core business.)

General

           We are one of the world's leading suppliers of equipment and services to the intermodal transportation industry. We believe we are the world's largest lessor of intermodal container chassis and a world-leading lessor of international dry freight standard containers used in international trade.

           Our primary sources of equipment leasing revenue are derived from operating leases and income earned on direct financing leases. We generate this revenue through leasing transportation equipment, primarily intermodal container chassis and intermodal dry freight standard containers. Operating lease equipment (operating leases) and direct financing leases are the two major asset types that generate this revenue. In the case of operating lease equipment, we retain the substantive risks and rewards of equipment ownership. In the case of direct financing leases, the lessee generally has the substantive risks and rewards of equipment ownership and the right to purchase the equipment at the end of the lease term. This equipment leasing revenue is supplemented by other sources of revenue such as fees charged to the lessee for handling, delivery and repairs earned under contractual agreement with the lease customer. Equipment leasing revenue derived from an operating lease generally consists of the monthly lease payments from the customer. For direct financing leases, the lessee's payment is segregated into principal and interest components much like a loan. The interest component, calculated using the effective interest method over the term of the lease, is recognized by us as equipment leasing revenue. The principal component of the direct financing lease payment is reflected as a reduction to the net investment in the direct financing lease. Other revenues consist primarily of fees charged to the lessee for handling of our equipment, and repairs for which the customer is responsible under the terms of their lease agreement.

           Our mix of operating and direct financing leases is a function of customer preference and demand and our success in meeting those customer requirements. An operating lease, during its initial lease term, will generally be more profitable than a direct financing lease, primarily due to the return of principal inherent in a direct financing lease, which is usually greater than the depreciation expense associated with an operating lease. However, after the initial term (and any renewal) of an operating lease expires, the operating lease will have redeployment costs and related risks that are avoided under a direct financing lease. In evaluating the revenue performance of our operating lease portfolio, the primary factors considered are utilization and daily rental rates.

           During the year ended December 31, 2004, as compared with the year ended December 31, 2003, our equipment leasing revenues increased due to strong demand for equipment, resulting in a favorable increase in utilization rates for our chassis and continued high utilization rates for our containers. During 2004, the size of our chassis fleet was at essentially the same level as the earlier period. However, our fleet of containers decreased from 870,000 twenty-foot equivalent units ("TEU") to 808,000 TEU primarily due to the number of direct financing leases maturing being greater than the investment in new direct financing lease containers. Utilization of our container and chassis fleets (including equipment on both operating and direct financing leases) was 99% and 97%, respectively, at December 31, 2004.

           During the first nine months of 2005, as compared with the first nine months of 2004, total equipment leasing revenues were essentially unchanged. Our fleet of containers increased from 808,000 twenty-foot equivalent units ("TEU") at December 31, 2004 to 836,000 TEU at September 30, 2005 primarily due to the purchase of new containers. The size of our chassis fleet increased from 208,000 units at December 31, 2004 to 221,000 units at September 30, 2005. We have continued to experience high utilization of equipment, both in our container and chassis business segments during the first nine months of 2005. Utilization of our container and chassis fleets at September 30, 2005 (including equipment on both operating and direct financing leases) was 98% and 96%, respectively, as compared to 99% and 97%, respectively, at December 31, 2004.

           During the second quarter of 2005, an excess supply of new containers started to develop in China. While we believe this situation is probably temporary due to the significant deliveries of container ships scheduled for the next several years and the normal retirement of older containers, it has resulted in a slowing of new production, a reduction in new container prices and, in turn, has also resulted in some softness in leasing demand and daily rental rates for long-term leases of new equipment. In addition, daily rental rates for used containers are very competitive and expiring operating leases are sometimes renewed at daily rental rates that are lower than the rental rates during the initial lease term. During the second quarter of 2005, the number of new containers we had available for long-term lease increased, as customer demand for new on-hires was below demand expectations. However, a significant portion was subsequently placed on lease during the third quarter of 2005 and we expect to place the remainder of this equipment on long-term lease during the fourth quarter of 2005 and the first quarter of 2006. In general, demand for leasing of new containers in the third quarter has been slower than earlier periods in 2005.

           Although daily rental rates for new long-term leases in our operating lease container fleet remained relatively flat during 2003, container daily lease rates on new equipment rose in 2004 due to the increased demand for equipment as well as the increases in costs of new containers. However, daily rental rates for used containers are very competitive and expiring operating leases for larger contracts are sometimes renewed at daily rental rates that are lower than the rental rates in the initial lease term.

           Lease rates for new chassis rose steadily during the first half of 2005 due to both the increased cost of new equipment and the overall limitations in production space. Similarly, lease rates for used chassis rose from mid-2004 through the first half of 2005, largely due to the depletion of used chassis inventories and the rising price of new and remanufactured chassis. Although demand for new chassis remained strong in the third quarter of 2005, lease rates for both new and used chassis have leveled off in the third quarter.

           We anticipate that industry demand for chassis and containers will generally be strong in 2006. This expectation is supported by continued anticipation of a major expansion of the world cellular container ship fleet through 2008 as evidenced by recent reports that the major shipyards are experiencing large order backlogs through 2008. As reported in the November 2004 and May 2005 editions of Containerisation International, the world container fleet (excluding vessels to be scrapped) is expected to increase by 13.2% in 2005, 17.4% in 2006, 17.4% in 2007 and 10.0% in 2008 and beyond. As of January 1, 2005, the total container ship order book was comprised of approximately 1,045 ships with a total capacity of approximately 4.1 million TEU, for an increase of approximately 58% of the world cellular container ship capacity. Nevertheless, periods of fluctuation in leasing demand can occur. During the second and third quarters of 2005, we noted decreases in leasing demand for containers and in daily rental rates for long-term container leases. We are not able currently to predict whether this decrease in demand represents a trend that will continue in the fourth quarter or thereafter.

           We believe a number of factors have contributed to the high utilization of equipment in the industry. From 2002 to 2003, according to the Containerisation International Yearbook 2005, global containerized traffic increased by 9.6%, from 276.6 million TEU in 2002 to 303.1 million TEU in 2003, fueling demand for transportation equipment generally. In addition, several major shipping lines started to bring new, very large 8,000-9,000 TEU ships to the West Coast of the United States in the fall of 2004. When ships of this size are unloaded, they require the use of a larger number of chassis to move the containers to local railroad terminals or their final destinations. The large quantity of vessels on order will also require additional containers to support them. Demand for chassis has also been affected by the inability of the larger, fully loaded ships to pass through the Panama Canal. These ships typically discharge their cargo on the West Coast of the United States, with the cargo being moved by "land bridges", by truck and rail, inland and across the country, using chassis at various stages during this process. At the same time, the demand for chassis, along with increased congestion at many of the rail and marine facilities around the country, has fueled an increase in the pooling of chassis for greater efficiencies. Correspondingly, we have experienced an increase in demand for our "PoolStat"™ chassis management services as more shipping lines are entering into these chassis sharing arrangements. In addition, we have continued to experience high demand in our own Trac Lease neutral chassis pools at railroads and marine terminals. As a result of these factors, pool revenues increased significantly during the third quarter of 2005.

           Our container fleet (including units on hire as direct financing leases) decreased in size by 7.0% from December 31, 2003 to December 31, 2004, while our chassis fleet held at essentially the same level. We were not able to take full advantage of the strong customer demand for containers and chassis during the latter part of 2003 and the first nine months of 2004, as a result of the delay in filing our Annual Report on Form 10-K for 2002, our Quarterly and Annual Reports on Forms 10-Q and 10-K for 2003 and our Quarterly Reports on Form 10-Q for 2004 which adversely affected our ability to obtain the financing necessary for us to purchase equipment for lease to customers. In addition, the requirement to maintain certain levels of unrestricted cash continued to limit the amount of new business we have written with our customers during the first nine months of 2004. This requirement was eliminated when our revolving credit facility and one other facility were repaid in full during November 2004. We have successfully completed $747.0 million of financings and commitments from January 1, 2004 to December 31, 2004, of which $517.0 million is secured by equipment and leases, while the remaining $230.0 million is unsecured debt. Of the $517.0 million of new financings and commitments secured by equipment and leases, approximately $333.0 million was used (1) to satisfy required payments to equipment manufacturers, (2) to finance previously unencumbered assets, (3) to re-finance existing secured debt, and (4) for other working capital requirements. This left $184.0 million available under these facilities for future use at December 31, 2004. Of the $230.0 million of unsecured debt, one financing for $150.0 million was completed during September 2004, with $49.1 million of the proceeds concurrently used to reduce existing unsecured debt. A second financing for $80.0 million of unsecured debt was completed during November 2004. (For further discussion of these transactions, see "Debt and Capital Lease Obligations" below and Note 4 to the Consolidated Financial Statements.) In addition, our cost of new financing during 2004 was higher than we experienced in 2003, due to higher interest rates in general and increased borrowing costs resulting from the lowering of our credit ratings over the past year. The increase in interest expense during 2004 was the result of increased interest rates and bank fees paid in order to obtain waivers related to our delayed filings, offset by carrying lower debt balances as compared to the prior year period. We regularly evaluate financing proposals which, when coupled with available cash balances and funds available under commitments mentioned above, could be used for growth, for refinancing existing facilities and for working capital.

           Recently, Hurricane Katrina caused damage to some of our equipment when it struck two facilities in New Orleans where about 200 of our containers and 550 of our chassis were located. Under the terms and conditions of our agreements with the facilities and the lessees, we believe they will either repair the damage at their expense or pay us for the cost of making such repairs. In addition, our physical damage insurance policy also covers such damage, subject to a $0.5 million policy deductible. We have received no other reports of damage to our equipment resulting from recent hurricanes.

           During the first nine months of 2005, we received net additional financing commitments of $345.5 million from several institutions. At September 30, 2005, (excluding $66.0 million available under CAI's revolving credit facility), we have a total of $510.1 million of unused commitments for growth, to re-finance existing secured debt or for other working capital requirements. Our interest expense was $8.7 million higher during the first nine months of 2005 than it was during the first nine months of 2004 as we experienced a higher level of interest rates, coupled with an increase in the amortization of deferred financing fees. These increases were partially offset by the fact that waiver-related bank fees paid during the first nine months of 2005 were significantly lower than they had been during the first nine months of 2004, at which time we were required to obtain waivers related to our delayed SEC filings. The increase in interest rates is due to an overall increase in interest rates for new borrowings, including the issuance during late 2004 of the $230.0 million of Notes due in 2014 which have an overall interest rate of 8.3%, including the amortization of the original issue discount. We regularly evaluate financing proposals which, when coupled with available cash balances and funds available under commitments mentioned above, could be used for growth, for refinancing existing facilities and for working capital.

           As of September 30, 2005, our commitments for future capital expenditures totaled approximately $107.9 million with approximately $69.9 million committed for the remainder of fiscal 2005. Our available liquidity at September 30, 2005, including $576.1 million available under credit facilities, was $698.3 million after deducting $23.4 million of restricted cash. Required debt repayments and capital lease payments for the next 12 months totaled $192.2 million. Based on our existing cash balances, financings closed, and our financial projections of operating cash flow for the future, we believe that we will have sufficient liquidity to grow our portfolio while meeting our obligations and commitments as they become due.

           Other than interest expense and depreciation expense on our operating lease equipment, our primary expenses are corporate administrative and lease operating expenses, which include maintenance and repair expense, as well as storage and positioning expense. Our lessees are generally responsible for lease operating expenses during the term of their lease. Our corporate administrative expenses are primarily employee related costs such as salary expense, costs of employee benefits, information technology expenses and travel and entertainment costs, as well as expenses incurred for outside services such as legal, consulting and audit related fees. During 2004, lease operating and administrative expenses as a percentage of total revenues were 35.9%, compared to 38.9% during the same period in 2003. During the first nine months of 2005, lease operating and administrative expenses as a percentage of total revenues were 36.5%, compared to 34.2% during the same period in 2004. This increase was primarily due to an increase in maintenance and repair costs as well as positioning and handling expenses, partially offset by a decrease in storage and equipment rental costs. The additional personnel and systems enhancements we are adding to improve our internal controls, as well as additional procedures being implemented to comply with Sarbanes-Oxley requirements, have also added incremental administrative expenses in 2005.

           During 2003 and 2004, we incurred significant costs related to the investigations by our Audit Committee and the SEC, separation agreements with our former Chief Financial Officer and our former President, legal representation for the Company as well as our officers, directors and employees, the payment of fees in order to obtain necessary waivers from our financial institutions and, during 2004, the proceedings before The New York Stock Exchange to delist our securities. We will continue to incur additional costs relating to the formal investigation by the SEC and the class action lawsuit, including the cost of legal representation for the Company and our current and former officers, directors and employees.

           Non-performing receivables totaled $11.2 million at September 30, 2005 compared with $12.5 million at December 31, 2004. Reserves of $10.7 million and $11.8 million, respectively, have been established against these non-performing receivables. During the first nine months of 2005, receivable write-offs net of recoveries totaled $1.5 million as compared with $2.3 million for the same period in 2004.

           Our net income for the year ended December 31, 2004 was $7.9 million as compared with $37.5 million for the year ended December 31, 2003, a reduction of 79%. The December 31, 2004 net income included non-cash expense of $49.2 million (for which no tax benefit is derived) resulting from the change in fair value of the warrants issued by us during September 2004 in connection with a Securities Purchase Agreement pursuant to which we sold $150.0 million of 6.0% Notes due in 2014 (See Note 4 to the Consolidated Financial Statements). In addition, our 2004 net income included an after tax gain on the settlement of an insurance litigation of $5.2 million. Our net income per share on a fully diluted basis for the year ended December 31, 2004 and 2003 was $0.27 and $1.30, respectively. Annualized return on average stockholders' equity was 2.0% for the year ended December 31, 2004 compared to 10.4% for the year ended December 31, 2003. Excluding the non-cash expense for the change in the fair value of the warrants and the gain on settled insurance litigation, the annualized return on average stockholder's equity was 12.6% for the year ended December 31, 2004.

           Our net income for the nine months ended September 30, 2005 was $80.5 million as compared with $46.4 million for the nine months ended September 30, 2004, an increase of 73%. The September 30, 2005 net income included non-cash income of $30.2 million (for which no tax expense is recorded) resulting from the change in fair value of the warrants issued by us during September 2004 in connection with a Securities Purchase Agreement pursuant to which we sold $150.0 million of 6.0% notes due in 2014. In addition, the September 30, 2005 net income included $11.5 million resulting from the gain on sale of an equity investment. The September 30, 2004 net income included income of $5.2 million (net of tax) related to an insurance settlement. Our net income per share on a fully diluted basis for the nine months ended September 30, 2005 and 2004 was $2.55 and $1.57, respectively. Annualized return on average stockholders' equity was 24.5% for the nine months ended September 30, 2005. Excluding the non-cash income for the change in the fair value of the warrants and the gain on sale of equity investment, the annualized return on average stockholder's equity was 12.4% for the nine months ended September 30, 2005. Excluding the non-cash expense for the change in the fair value of the warrants and the gain on settled insurance litigation, the annualized return on average stockholders' equity was 12.6% for the year ended December 31, 2004.

           We conduct business with shipping line customers throughout the world and are therefore subject to the risks of operating in disparate political and economic conditions including those associated with increasing oil prices. Offsetting this risk is the worldwide nature of the shipping business and the ability of our shipping line customers to shift their operations from areas of unfavorable political and/or economic conditions to more promising areas. Approximately 99% of our revenues are billed and paid in U.S. dollars. We believe these factors substantially mitigate foreign currency rate risks.

           Our container leasing operations are primarily conducted through our subsidiary, Interpool Limited, a Barbados corporation, as well as through CAI, our consolidated 50% owned subsidiary. Our effective tax rate benefits substantially from the application of an income tax convention, pursuant to which the profits of Interpool Limited from international container leasing operations are exempt from federal taxation in the United States. These profits are subject to Barbados tax at rates that are significantly lower than the applicable rates in the United States.

           Through December 31, 2004, we claimed treaty benefits under the United States and Barbados income tax treaty ("pre-2005 Treaty"). The pre-2005 Treaty contained a limitation on benefits provision which denied treaty benefits under certain circumstances. However, we did not fall within the pre-2005 Treaty's limitation on benefits provision.

           On July 14, 2004, the United States and Barbados signed a protocol to the pre-2005 Treaty which was ratified on December 20, 2004 ("post-2004 Treaty") that contains a more restrictive limitation on benefits provision than the pre-2005 Treaty. The post-2004 Treaty took effect on January 1, 2005 following its ratification by the United States Senate and the government of Barbados on December 20, 2004. Under the post-2004 Treaty, Interpool Limited is only eligible for Treaty benefits with respect to its container rental and sales income if, among other things, Interpool, Inc., is listed on a "recognized stock exchange" and Interpool, Inc.'s stock is "primarily" and "regularly" traded on such exchange.

           Although we were not listed on a recognized stock exchange at December 31, 2004, on January 13, 2005, Interpool, Inc. was listed, and began trading, on the New York Stock Exchange. We believe this listing and our current trading volume satisfies the "primarily" and "regularly" traded requirements of the amended Barbados Tax Treaty ("Treaty") in effect beginning January 1, 2005, thus qualifying us for benefits under the Treaty on January 13, 2005. We estimated there should be no U.S. current tax expense for the period from January 1, 2005 to January 12, 2005, when we were not covered by the Treaty.

           As a company resident in Barbados, Interpool Limited is required to file tax returns in Barbados and pay any tax liability to Barbados. Prior to this quarter, no Barbados tax returns had been prepared or filed for Interpool Limited for any period subsequent to its 1997 tax year. As of September 30, 2005, all previously outstanding Barbados tax returns (1998-2004 tax years) were filed. There was no material underpayment of taxes, interest or penalties (other than a nominal late filing penalty) with the filing of these returns.

Results of Operations

Three Months Ended September 30, 2005 Compared to Three Months Ended September 30, 2004

           Equipment Leasing Revenue. Our equipment leasing revenues increased to $101.0 million for the three months ended September 30, 2005, from $98.4 million in the three months ended September 30, 2004, an increase of $2.6 million.

           Container leasing segment revenues decreased to $45.5 million for the three months ended September 30, 2005, compared to $46.2 million in the three months ended September 30, 2004, a decrease of $0.7 million or 2%. The decrease was primarily attributable to a reduction in container operating lease revenues of $1.1 million partially offset by an increase in direct financing lease revenues of $0.4 million. The decrease in container operating lease revenues was primarily due to a decrease in utilization rates and a reduction in the daily rental rates for the overall container fleet. These decreases were partially offset by an increase in the average size of our container operating lease fleet. Utilization rates of our container fleet have historically been calculated assuming containers managed by CAI were 100% utilized since they were not available to us to put on hire regardless of whether all of these units are generating revenue. Under this method, utilization rates of our container operating lease fleet were 97% and 99% at September 30, 2005 and 2004, respectively. This reduction in utilization was primarily the result of the acquisition of our new containers which have not yet been placed on lease. The utilization rates of our operating lease container fleet, considering CAI's actual utilization rates for our operating lease containers managed by CAI, were 94% and 96% at September 30, 2005 and 2004, respectively.

           Domestic intermodal equipment segment revenues increased to $55.5 million for the three months ended September 30, 2005, from $52.2 million in the three months ended September 30, 2004, an increase of $3.3 million or 6%. The increase was attributable to an increase in chassis operating lease revenues of $3.5 million, partially offset by a decrease in direct financing lease revenues of $0.1 million. The incremental chassis operating lease revenues were primarily due to an increase in our chassis operating lease fleet of 7% and an increase in the size and the performance of our chassis pool fleet which generally earns a higher daily rental rate. These increases were partially offset by a decrease in utilization rates resulting from the acquisition of new chassis which have not yet been placed on lease. The utilization rates of our domestic intermodal chassis operating lease fleet were 96% and 97% at September 30, 2005 and 2004, respectively.

           Other Revenue. Our other revenues increased to $6.4 million for the three months ended September 30, 2005, from $4.2 million in the three months ended September 30, 2004, an increase of $2.2 million or 52%.

           Container leasing segment other revenues increased to $2.9 million for the three months ended September 30, 2005, compared to $1.9 million in the three months ended September 30, 2004, an increase of $1.0 million or 53%. The increase was primarily attributable to an increase in billable repairs to our lessees at the termination of a lease of $0.6 million and an increase in container positioning revenue of $0.4 million.

           Domestic intermodal equipment segment other revenues increased to $3.5 million for the three months ended September 30, 2005, from $2.3 million in the three months ended September 30, 2004, an increase of $1.2 million or 52%. The increase was primarily attributable to an increase in billable repairs to our lessees at the termination of a lease of $0.9 million and an increase in chassis positioning revenue of $0.4 million.

           Lease Operating and Administrative Expenses. Our lease operating and administrative expenses increased to $39.0 million for the three months ended September 30, 2005 from $35.9 million in the three months ended September 30, 2004, an increase of $3.1 million or 9%.

The increase was primarily due to:

•	An increase in maintenance and repair costs of $2.1 million primarily due to an increase in chassis assigned to chassis pools which generate higher daily rental rates and higher repair expenses. In addition, we experienced an increase in the number of chassis that were refurbished or remanufactured during the current period which resulted in an increase to maintenance and repairs costs.

•	An increase in positioning and handling expense for our equipment of $1.8 million.

•	An increase in salary and employee related expenses of $1.3 million primarily due to an increase in headcount and other employee related costs, partially offset by the reduction in compensation related expenses associated with the variable accounting for our stock appreciation rights. The reduction in compensation related expense relative to our stock appreciation rights was primarily due to the decline in the market value of our common stock during the current year period as compared to the prior year period.

•	A decrease in equipment rental costs of $1.5 million primarily due to the buyout of leases related to container equipment which had previously been leased-in by CAI.

•	A decrease in audit expenses of $0.6 million.

A further breakdown of the lease operating and administrative expense variances, as compared to the prior period, by reportable segment is as follows:

•	Container leasing segment lease operating and administrative expenses decreased to $9.6 million for the three months ended September 30, 2005 from $11.5 million in the three months ended September 30, 2004, a decrease of $1.9 million or 17%. This decrease can be summarized as follows:

                                                                       Container
                 (Dollars in millions)                                  Leasing
                 ---------------------                                 ---------
                 Equipment rental expense                                $(1.5)
                 Salaries and employee related expense                    (0.2)
                 Positioning and handling expense                         (0.2)
                                                                          -----
                 Total                                                   $(1.9)
                                                                         ======
•	Domestic intermodal equipment segment lease operating and administrative expenses increased to $29.5 million for the three months ended September 30, 2005 from $24.4 million in the three months ended September 30, 2004, an increase of $5.1 million or 21%. This increase can be summarized as follows:

                                                                       Domestic
                 (Dollars in millions)                           Intermodal Equipment
                 ---------------------                           --------------------
                 Maintenance and repairs expense                         $2.1
                 Positioning and handling expense                         2.0
                 Salaries and employee related expense                    1.5
                 Audit expense                                           (0.5)
                                                                         -----
                 Total                                                   $5.1
                                                                         ====

           Provision for Doubtful Accounts. Our provision for doubtful accounts increased to $0.6 million for the three months ended September 30, 2005 from $0.2 million for the three months ended September 30, 2004. This increase was primarily due to the reversal of reserves during the three months ended September 30, 2004 resulting from favorable experience in recoveries from bankrupt customers. During the three months ended September 30, 2005, our non-performing receivables, after write-offs during the period, decreased $0.5 million ($11.2 million at September 30, 2005 and $11.7 million at June 30, 2005). As of September 30, 2005 and June 30, 2005, our non-performing receivables, net of applicable reserves, were 0.54% and 0.56%, respectively, of accounts receivable, net. Our provision for doubtful accounts is provided based upon a quarterly review of the receivables. This review is based on the risk profile of the receivables, credit quality indicators such as the level of past-due amounts and economic conditions, as well as the value of underlying collateral in the case of direct financing lease receivables.

           Fair Value Adjustment for Derivative Instruments. Our non-cash fair value adjustment for derivative instruments income amounted to $3.7 million for the three months ended September 30, 2005 as compared to expense of $0.7 million for the three months ended September 30, 2004. The income for the three months ended September 30, 2005, as well as the expense for the prior year period, was primarily due to the change in fair value of interest rate swap agreements held which do not qualify as cash flow hedges.

           Fair Value Adjustment for Warrants. Our non-cash fair value adjustment for warrant income amounted to $16.0 million for the three months ended September 30, 2005, without a similar item in the prior year period. The income for the three months ended September 30, 2005 was due to the change during the third quarter of 2005 in the estimated fair value of the Warrants issued in September 2004 in connection with the 6.0% Notes, which Warrants are classified as a liability on the accompanying Condensed Consolidated Balance Sheets. The estimated fair market value of these Warrants decreased from $57.5 million at June 30, 2005 to $41.5 million at September 30, 2005. This reduction in the fair value of the Warrants resulted primarily from the change in the market value of our common stock during the third quarter of 2005. Because these Warrants are currently classified as a liability, any increase in the estimated fair market value of the Warrants results in a non-cash expense to the Condensed Consolidated Statements of Income. If the estimated fair market value of the Warrants decreases from period to period, the decrease in the liability is recorded as non-cash income in our Condensed Consolidated Statements of Income. Accordingly, future changes to the estimated fair market value of these Warrants have the potential to cause volatility in our future results.

           Depreciation and Amortization of Leasing Equipment. Our depreciation and amortization expenses increased to $23.1 million for the three months ended September 30, 2005, from $22.4 million for the three months ended September 30, 2004, an increase of $0.7 million or 3%. This increase was primarily due to additions to our chassis operating lease fleet.

           Impairment of Leasing Equipment. Our expense related to the impairment of leasing equipment increased to $0.8 million for the three months ended September 30, 2005, from $0.7 million for the three months ended September 30, 2004, an increase of $0.1 million. This increase was primarily due to an increase in impairment losses related to idle equipment.

           Income (Loss) for Investment Accounted for Under the Equity Method. The decrease in income for the investment accounted for under the equity method of $0.3 million during the three months ended September 30, 2005 resulted primarily from reduced earnings from this investment, which was sold during the third quarter of 2005. (See Note 7 to the Consolidated Financial Statements for further information on the sale of our equity investment).

           Gain on Sale of Equity Investment. During the three months ended September 30, 2005, we sold our share of a non-transportation company in which we held a minority equity position since 1997. In connection with this sale, we recognized a pre-tax gain of $13.0 million. (See Note 7 to the Consolidated Financial Statements for further information on the sale of our equity investment).

           Other Income, Net. We had other income of $2.7 million during the three months ended September 30, 2005 compared to $5.3 million of other income for the three months ended September 30, 2004. The decrease of $2.6 million was primarily due to a decrease of $2.1 million in gains on equipment sales to third party investors recognized by CAI, and $0.8 million of costs related to the retirement of debt recognized during the three months ended September 30, 2005, without a similar item in the prior year period. The decrease in gains on equipment sales recognized by CAI was primarily due to a decrease in the margin recognized by CAI on sales to third party investors.

           Interest Expense. Our interest expense increased to $30.8 million in the three months ended September 30, 2005 from $27.0 million in the three months ended September 30, 2004, an increase of $3.8 million or 14%. This increase was primarily attributable to increased interest rates ($3.4 million), increased borrowings ($0.3 million) and an increase in amortization of deferred financing fees ($0.2 million). The increase in interest rates was due to an overall increase in interest rates for new borrowings, including the issuance during late 2004 of the $230.0 million of Notes due in 2014 which have an overall interest rate of 8.3%, including the amortization of the original issue discount.

           Interest Income. Our interest income increased to $2.6 million in the three months ended September 30, 2005 from $0.7 million in the three months ended September 30, 2004, an increase of $1.9 million. The increase in interest income was primarily due to the partial liquidation of our investment in a private equity investment fund ($1.3 million) and higher interest rates on the invested cash balances.

           Minority Interest Expense, Net. The change in minority interest expense, net of $0.3 million for the three months ended September 30, 2005 as compared to the prior year was primarily due to a decrease in net income reported by our 50%-owned consolidated subsidiary, CAI.

           Provision for Income Taxes. We recorded an income tax provision of $5.3 million for the three months ended September 30, 2005 as compared to $4.0 million for the three months ended September 30, 2004. This increase resulted principally from the net increase in pre-tax income of $13.5 million, after adjusting for the $16.0 million permanent tax difference that arose from the non-cash income pertaining to the Warrant liability. A low effective tax rate (11.5%) applied against the pre-tax gain on the sale of an equity investment for the three months ended September 30, 2005, however, contributed to a reduction to the provision for income taxes.

           As described in Note 7, in September 2005, we sold an equity investment at a pre-tax gain of $13.0 million. In prior years, we recorded no tax benefits relating to $9.2 million in recorded equity and impairment losses, since the realization of these tax benefits was not assured. With the sale of the equity investment, however, the tax benefits associated with the $9.2 million in losses were recorded. This resulted in a recorded net tax expense of $1.5 million on the 13.0 million pre-tax gain, or an effective tax rate applied against the gain of only 11.5%.

           Interpool Limited's pre-tax income (international sourced income) is taxed at a low rate (approximately 3%) due to the income tax convention between the United States and Barbados. The domestic intermodal division's pre-tax income (United States sourced income), including corporate activities and the results of operations of CAI, is taxed at the higher United States tax rates. During the three months ended September 30, 2005, 59% of taxable income was generated from United States sources, including the gain on sale associated with the equity investment, as compared to 46% during the three months ended September 30, 2004, thus contributing to the reduced provision for income taxes.

           Net Income. As a result of the factors described above, our net income increased to $43.2 million in the three months ended September 30, 2005 from $15.0 million in the three months ended September 30, 2004.

Nine Months Ended September 30, 2005 Compared to Nine Months Ended September 30, 2004

           Equipment Leasing Revenue. Our equipment leasing revenues increased to $292.1 million for the nine months ended September 30, 2005, from $289.0 million in the nine months ended September 30, 2004, an increase of $3.1 million.

           Container leasing segment revenues decreased to $132.8 million for the nine months ended September 30, 2005, compared to $135.0 million in the nine months ended September 30, 2004, a decrease of $2.2 million or 2%. The decrease was primarily attributable to a reduction in container operating lease revenues of $1.2 million and a reduction in direct financing lease revenues of $1.0 million. The decrease in container operating lease revenues was primarily due to a decrease in utilization rates and a reduction in the average size of our container operating lease fleet. Utilization rates of our container fleet have historically been calculated assuming containers managed by CAI were 100% utilized since they were not available to us to put on hire regardless of whether all of these units are generating revenue. Under this method, utilization rates of our container operating lease fleet were 97% and 99% at September 30, 2005 and 2004, respectively. This reduction in utilization was primarily the result of the acquisition of our new containers which have not yet been placed on lease. The utilization rates of our operating lease container fleet, considering CAI's actual utilization rates for our operating lease containers managed by CAI, were 94% and 96% at September 30, 2005 and 2004, respectively.

           Domestic intermodal equipment segment revenues increased to $159.3 million for the nine months ended September 30, 2005, from $154.0 million in the nine months ended September 30, 2004, an increase of $5.3 million or 3%. The increase was attributable to an increase in chassis operating lease revenues of $6.0 million, partially offset by a decrease in direct financing lease revenues of $0.8 million. The incremental chassis operating lease revenues were primarily due to an increase in our chassis operating lease fleet of 5% and an increase in the size and the performance of our chassis pool fleet which generally earns a higher daily rental rate. The decrease in direct financing lease revenues, as compared to the prior year period, was primarily due to the run-off of the finance lease portfolio at a rate which was faster than the addition of new leases to our direct financing leases portfolio. The utilization rates of our domestic intermodal chassis operating lease fleet were 96% and 97% at September 30, 2005 and 2004, respectively.

           Other Revenue. Our other revenues increased to $17.8 million for the nine months ended September 30, 2005, from $12.3 million in the nine months ended September 30, 2004, an increase of $5.5 million or 45%.

           Container leasing segment other revenues increased to $8.7 million for the nine months ended September 30, 2005, compared to $6.6 million in the nine months ended September 30, 2004, an increase of $2.1 million or 32%. The increase was primarily attributable to an increase in billable repairs to our lessees at the termination of a lease of $1.1 million and an increase in container positioning revenue of $0.9 million.

           Domestic intermodal equipment segment other revenues increased to $9.2 million for the nine months ended September 30, 2005, from $5.7 million in the nine months ended September 30, 2004, an increase of $3.5 million or 61%. The increase was primarily attributable to an increase in billable repairs to our lessees at the termination of a lease of $2.3 million and an increase in chassis positioning revenue of $1.2 million.

           Lease Operating and Administrative Expenses. Our lease operating and administrative expenses increased to $113.0 million for the nine months ended September 30, 2005 from $103.0 million in the nine months ended September 30, 2004, an increase of $10.0 million or 10%.

           The increase was primarily due to:

•	An increase in maintenance and repair costs of $8.5 million primarily due to an increase in chassis assigned to chassis pools which generate higher daily rental rates and higher repair expenses. In addition, we experienced an increase in the number of chassis that were refurbished or remanufactured during the current period which resulted in an increase to maintenance and repairs costs. These increases were partially offset by a reduction in the repair activity within the container product line.

•	An increase in salary and employee related expenses of $3.0 million primarily related to an increase in headcount and other employee related costs.

•	An increase in positioning and handling expense for our equipment of $2.6 million.

•	An increase in legal and consulting fees of $0.7 million primarily due to increased consulting services in order to comply with the Sarbanes-Oxley Act and other corporate initiatives, partially offset by a reduction in services provided by a financial advisor as required by an amendment to a revolving credit facility and reduced legal fees incurred in connection with the Audit Committee and SEC investigations.

•	A decrease in equipment rental costs of $2.2 million primarily due to the buyout of leases related to container equipment which had previously been leased-in by CAI.

•	A decrease in storage costs of $2.0 million primarily due to increased utilization experienced within CAI's container fleet as well as our containers managed by CAI.

•	A decrease in audit expenses of $1.1 million.

           A further breakdown of the lease operating and administrative expense variances, as compared to the prior period, by reportable segment is as follows:

•	Container leasing segment lease operating and administrative expenses decreased to $31.3 million for the nine months ended September 30, 2005 from $35.9 million in the nine months ended September 30, 2004, a decrease of $4.6 million or 13%. This decrease can be summarized as follows:

                                                                    Container
                (Dollars in millions)                                Leasing
                ---------------------                               ---------
                Equipment rental expense                             $(1.9)
                Storage expense                                       (1.6)
                Maintenance and repairs expense                       (0.5)
                Positioning and handling expense                      (0.5)
                Audit expense                                         (0.3)
                Legal and consulting fees                             (0.3)
                Salaries and employee related expense                  0.4
                Other, net                                             0.1
                                                                       ---
                Total                                                $(4.6)
                                                                     ======
•	Domestic intermodal equipment segment lease operating and administrative expenses increased to $81.7 million for the nine months ended September 30, 2005 from $67.1 million in the nine months ended September 30, 2004, an increase of $14.6 million or 22%. This increase can be summarized as follows:

                                                                       Domestic
                                                                      Intermodal
                 (Dollars in millions)                                 Equipment
                 ---------------------                                ----------
                 Maintenance and repairs expense                          $9.1
                 Positioning and handling expense                          3.1
                 Salaries and employee related expense                     2.5
                 Legal and consulting fees                                 1.0
                 Audit expense                                            (0.7)
                 Storage expense                                          (0.4)
                 Equipment rental expense                                 (0.3)
                 Other, net                                                0.3
                                                                           ---
                 Total                                                   $14.6
                                                                         =====

           Provision for Doubtful Accounts. Our provision for doubtful accounts increased to $1.6 million for the nine months ended September 30, 2005 from $1.3 million for the nine months ended September 30, 2004. During the nine months ended September 30, 2005, our non-performing receivables, after write-offs during the period, decreased $1.3 million ($11.2 million at September 30, 2005 and $12.5 million at December 31, 2004). As of September 30, 2005 and December 31, 2004, our non-performing receivables, net of applicable reserves, were 0.54% and 1.01%, respectively, of accounts receivable, net. Our provision for doubtful accounts is provided based upon a quarterly review of the receivables. This review is based on the risk profile of the receivables, credit quality indicators such as the level of past-due amounts and economic conditions, as well as the value of underlying collateral in the case of direct financing lease receivables.

           Fair Value Adjustment for Derivative Instruments. Our non-cash fair value adjustment for derivative instruments income amounted to $1.6 million for the nine months ended September 30, 2005 as compared to income of $1.1 million for the nine months ended September 30, 2004. The income for the nine months ended September 30, 2005, as well as the prior year period, was primarily due to the change in fair value of interest rate swap agreements held which do not qualify as cash flow hedges.

           Fair Value Adjustment for Warrants. Our non-cash fair value adjustment for warrant income amounted to $30.2 million for the nine months ended September 30, 2005, without a similar item in the prior year period. The income for the nine months ended September 30, 2005 was due to the change during the first nine months of 2005 in the estimated fair value of the Warrants issued in September 2004 in connection with the 6.0% Notes, which Warrants are classified as a liability on the accompanying Condensed Consolidated Balance Sheets. The estimated fair market value of these Warrants decreased from $71.7 million at December 31, 2004 to $41.5 million at September 30, 2005. This reduction in the fair value of the Warrants resulted primarily from the change in the market value of our common stock during the first nine months of 2005. Because these Warrants are currently classified as a liability, any increase in the estimated fair market value of the Warrants results in a non-cash expense to the Condensed Consolidated Statements of Income. If the estimated fair market value of the Warrants decreases from period to period, the decrease in the liability is recorded as non-cash income in our Condensed Consolidated Statements of Income. Accordingly, future changes to the estimated fair market value of these Warrants have the potential to cause volatility in our future results.

           Depreciation and Amortization of Leasing Equipment. Our depreciation and amortization expenses decreased to $67.0 million for the nine months ended September 30, 2005, from $68.0 million for the nine months ended September 30, 2004, a decrease of $1.0 million or 1%. This decrease was primarily due to reductions in depreciation within the container leasing segment, partially offset by additions to our chassis operating lease fleet. For a majority of the current year period, the size of the container operating lease fleet was lower than the corresponding fleet size in 2004 due to ongoing sales of used containers. At September 30, 2005, the container fleet showed an increase over 2004 levels due to the acquisition of equipment during the late stages of the current year period.

           Impairment of Leasing Equipment. Our expense related to the impairment of leasing equipment decreased to $2.9 million for the nine months ended September 30, 2005, from $4.2 million for the nine months ended September 30, 2004, a decrease of $1.3 million. This decrease was primarily due to a reduction in impairment losses related to damaged equipment that was subsequently remanufactured ($0.8 million), as well as reduction in impairment losses for idle equipment ($0.5 million) which was primarily due to the favorable market conditions in the resale sector for containers.

           Income for Investment Accounted for Under the Equity Method. The decrease in income for the investment accounted for under the equity method of $0.4 million during the nine months ended September 30, 2005 resulted primarily from reduced earnings from this investment which was sold during the third quarter of 2005. (See Note 7 to the Consolidated Financial Statements for further information on the sale of our equity investment).

           Gain on Settled Insurance Litigation. During the three months ended June 30, 2004, we signed an agreement settling the lawsuit and claims under our insurance policy related to the default of a South Korean customer. In connection with this settlement, we recognized a one-time gain of $6.3 million ($5.2 million, net of tax) related to the $26.4 million settlement of the claim. (See Note 6 – Commitments and Contingencies – Settled Insurance Litigation).

           Gain on Sale of Equity Investment. During the three months ended September 30, 2005, we sold our share of a non-transportation company in which we held a minority equity position since 1997. In connection with this sale, we recognized a pre-tax gain of $13.0 million. (See Note 7 for further information on the sale of our equity investment).

           Other Income, Net. We had other income of $8.0 million during the nine months ended September 30, 2005 compared to $10.0 million of other income for the nine months ended September 30, 2004. The decrease of $2.0 million was primarily due to a decrease of $3.6 million in gains on equipment sales to third party investors recognized by CAI, and $0.8 million of costs related to the retirement of debt recognized during the three months ended September 30, 2005, without a similar item in the prior year period. The decrease in gains on equipment sales recognized by CAI was primarily due to a decrease in volume of units sold to third party investors during the current year period as well as a decrease in the margin recognized by CAI on sales to third parties. These decreases were partially offset by an increase in fee income of $0.5 million as compared to the prior year period. In addition we experienced an increase in gains on equipment sales of $1.5 million primarily due to the favorable market conditions in the resale sector for containers.

           Interest Expense. Our interest expense increased to $90.3 million in the nine months ended September 30, 2005 from $81.7 million in the nine months ended September 30, 2004, an increase of $8.6 million or 11%. This increase was primarily attributable to increased interest rates ($10.1 million) and an increase in amortization of deferred financing fees ($0.8 million). These increases were partially offset by a decrease of $2.5 million for bank fees incurred during the nine months ended September 30, 2004 in order to obtain waivers related to our delayed SEC filings. The increase in interest rates was due to an overall increase in interest rates for new borrowings, including the issuance during late 2004 of the $230.0 million of Notes due in 2014 which have an overall interest rate of 8.3%, including the amortization of the original issue discount.

           Interest Income. Our interest income increased to $8.2 million in the nine months ended September 30, 2005 from $1.9 million in the nine months ended September 30, 2004, an increase of $6.3 million. The increase in interest income was primarily due to an increase in average invested cash balances due to the proceeds received during late 2004 under new debt agreements, the partial liquidation of our investment in a private equity investment fund ($1.9 million), the receipt of $1.6 million of past due interest received on a note receivable which was accounted for as non-performing at December 31, 2004 due to the multiple extensions of the repayment terms by the borrower and higher interest rates on the invested cash balances.

           Minority Interest Expense, Net. The change in minority interest expense, net of $0.3 million for the nine months ended September 30, 2005 as compared to the prior year was primarily due to an increase in net income reported by our 50%-owned consolidated subsidiary, CAI.

           Provision for Income Taxes. We recorded an income tax provision of $10.0 million for the nine months ended September 30, 2005 as compared to $11.1 million for the nine months ended September 30, 2004. Even though there was a net increase in pre-tax income of $2.8 million, after adjusting for the $30.2 million permanent tax difference that arose from the non-cash income pertaining to the Warrant liability, the $1.1 million net decrease in the income tax provision resulted in part from a low effective tax rate (11.5%) applied against the pre-tax gain realized on the sale of an equity investment. This net decrease in the income tax provision was partially offset by a $0.4 million increase in the valuation allowance for state net operating losses.

           As described in Note 7 to the Consolidated Financial Statements, in September 2005, we sold an equity investment at a pre-tax gain of $13.0 million. In prior years we recorded no tax benefits relating to $9.2 million in recorded equity and impairment losses, since the realization of these tax benefits was not assured. With the sale of the equity investment, however, the tax benefits associated with the $9.2 million in losses were recorded. This resulted in a recorded net tax expense of $1.5 million on the $13.0 million pre-tax gain, or an effective tax rate applied against the gain of only 11.5%.

           Interpool Limited's pre-tax income (international sourced income) is taxed at a low rate (approximately 3%) due to the income tax convention between the United States and Barbados. The domestic intermodal division's pre-tax income (United States sourced income), including corporate activities and the results of operations of CAI, is taxed at the higher United States tax rates. During the nine months ended September 30, 2005, 44% of taxable income was generated from United States sources as compared to 41% during the nine months ended September 30, 2004. However, the lower effective tax rate associated with the sale of the equity investment resulted in a lower overall tax provision for 2005.

           Net Income. As a result of the factors described above, our net income increased to $80.5 million in the nine months ended September 30, 2005 from $46.4 million in the nine months ended September 30, 2004.

Year Ended December 31, 2004 Compared to Year Ended December 31, 2003

          Equipment Leasing Revenue. Our equipment leasing revenues increased to $388.2 million for the year ended December 31, 2004, from $374.3 million in the year ended December 31, 2003, an increase of $13.9 million or 4%.

          Container leasing segment revenues increased to $181.5 million for the year ended December 31, 2004, from $175.1 million in the year ended December 31, 2003, an increase of $6.4 million or 4%. The increase was primarily attributable to an increase in container operating lease revenues of $9.4 million, partially offset by a decrease in direct financing lease revenues of $3.1 million. The incremental container operating lease revenues, as compared to the prior year period, are primarily due to our container operating lease fleet which increased in size by 7%. The daily rental rates for the overall container fleet were lower, partially offsetting the incremental revenue resulting from the increased average size of our container operating lease fleet. Utilization rates of our container fleet have historically been calculated assuming containers managed by CAI were 100% utilized since they were not available to us to put on hire regardless of whether all of these units are generating revenue. Under this method, utilization rates of our container operating lease fleet were 99% at December 31, 2004 and 2003. The utilization rates of our operating lease container fleet, considering CAI's actual utilization rates for our operating lease containers managed by CAI, were 96% and 94% at December 31, 2004 and 2003, respectively.

          Domestic intermodal equipment segment revenues increased to $206.7 million for the year ended December 31, 2004, from $198.5 million in the year ended December 31, 2003, an increase of $8.2 million or 4%. The increase was attributable to an increase in chassis operating lease revenues of $9.4 million, partially offset by a decrease in direct financing lease revenues of $1.2 million. The incremental chassis operating lease revenues are primarily due to an increase in the utilization and daily rental rates for our chassis fleet as compared to the prior year period. The utilization rates of our domestic intermodal chassis operating lease fleet were 97% and 96% at December 31, 2004 and 2003, respectively.

          Computer leasing equipment segment revenues decreased $0.6 million as compared to the prior year period due to the liquidation of the computer leasing segment which was completed during the first quarter of 2004.

          Other Revenue. Our other revenues decreased to $16.2 million for the year ended December 31, 2004, from $27.8 million in the year ended December 31, 2003, a decrease of $11.6 million or 42%.

          Container leasing segment other revenues decreased to $8.7 million for the year ended December 31, 2004, from $11.8 million in the year ended December 31, 2003, a decrease of $3.1 million or 26%. The decrease was primarily attributable to a decrease in container positioning revenue of $2.0 million as well as a reduction in billable repairs to our lessees at the termination of a lease of $1.2 million.

          Domestic intermodal equipment segment other revenues decreased to $7.5 million for the year ended December 31, 2004, from $16.0 million in the year ended December 31, 2003, a decrease of $8.5 million or 53%. The decrease was primarily attributable to a reduction in billable services for positioning of equipment provided to the United States military of $4.0 million and a reduction in billable repairs to our lessees at the termination of a lease of $4.4 million.

          Lease Operating and Administrative Expenses. Our lease operating and administrative expenses decreased to $145.3 million for the year ended December 31, 2004 from $163.5 million in the year ended December 31, 2003, a decrease of $18.2 million or 11%.

           The decrease was primarily due to:

•	A decrease in storage costs of $4.7 million primarily due to increased utilization experienced within CAI's container fleet as well as within the domestic intermodal chassis product line.

•	A decrease of $2.7 million in positioning and handling expenses, primarily due to a reduction in services incurred for the United States military.

•	A decrease in maintenance and repair costs of $2.6 million primarily due to a decrease in repairs of equipment for both the chassis and container product lines.

•	A decrease in legal and consulting fees of $2.0 million primarily due to a reduction in legal fees related to the Audit Committee and SEC investigations in 2003 and the class action lawsuit, partially offset by increased consulting services.

•	A decrease in commission expense of $1.1 million primarily due to the write-off of deferred sales commissions in the prior year period, as well as an overall reduction in agency commissions.

•	An increase in foreign exchange gains of $1.1 million primarily due to the effects of foreign currency fluctuations.

•	A decrease in travel and entertainment expense of $0.7 million primarily due to reduced executive travel incurred within the container leasing segment.

•	A decrease in compensation related expense of $3.2 million primarily due to $12.9 million recorded in 2003 related to separation agreements with our former Chief Financial Officer who resigned in July 2003 and our former President who resigned in October 2003. These costs included a $7.1 million charge related to the modification of the options held by our former President. This reduction due to the separation agreements was largely offset by an increase in headcount and other employee related costs.

          A further breakdown of the lease operating and administrative expense variances, as compared to the prior period, by reportable segment is as follows:

•	Container leasing segment lease operating and administrative expenses decreased to $46.7 million for the year ended December 31, 2004 from $54.2 million in the year ended December 31, 2003, a decrease of $7.5 million or 14%. This decrease can be summarized as follows:

                                                                     Container
                 (Dollars in millions)                                Leasing
                 ---------------------                               ---------
                 Storage expense                                       $(3.9)
                 Legal and consulting fees                              (1.7)
                 Commissions expense                                    (1.1)
                 Exchange                                               (1.1)
                 Maintenance and repairs expense                        (0.8)
                 Travel and entertainment expense                       (0.7)
                 Positioning and handling expense                       (0.5)
                 Compensation related expense                            3.0
                 Other, net                                             (0.7)
                                                                        -----
                 Total                                                $ (7.5)
                                                                      =======
•	Domestic intermodal equipment segment lease operating and administrative expenses decreased to $98.6 million for the year ended December 31, 2004 from $109.2 in the year ended December 31, 2003, a decrease of $10.6 million or 10%. This decrease can be summarized as follows:

                                                                     Domestic
                                                                    Intermodal
                (Dollars in millions)                               Equipment
                ---------------------                               ----------
                Compensation related expense                          $(6.2)
                Positioning and handling expense                       (2.2)
                Maintenance and repairs expense                        (1.8)
                Storage expense                                        (0.8)
                Legal and consulting fees                              (0.3)
                Other, net                                              0.7
                                                                        ---
                Total                                                $(10.6)
                                                                     -------

          During 2003 and 2004, we incurred significant costs related to the investigations by our Audit Committee and the SEC, separation agreements with our former Chief Financial Officer and our former President, legal representation for the Company as well as our officers, directors and employees, the payment of fees in order to obtain necessary waivers from our financial institutions and, during 2004, the proceedings before The New York Stock Exchange to delist our securities. We will continue to incur additional costs relating to the formal investigation by the SEC and the class action lawsuit including the cost of legal representation for the Company and our current and former officers, directors and employees. The costs incurred during 2003 and 2004 are as follows:

                                                                 Year Ended             Year Ended
          (Dollars in millions):                              December 31, 2003      December 31, 2004
          ---------------------                               -----------------      -----------------
          Audit fees for the reaudits and restatements               $3.6                   $0.5
          Cost of investigations                                      5.9                    0.2
          Legal and consulting fees                                   3.2                    2.4
          Separation agreements                                      13.0                    0.3
          Bank waiver fees                                            1.6                    2.5
                                                                      ---                    ---
          Amounts before tax                                        $27.3                   $5.9
                                                                    -----                   ----
          Amounts net of tax                                        $17.2                   $4.0
                                                                    =====                   ====

          Provision for Doubtful Accounts. Our provision for doubtful accounts decreased to $1.5 million for the year ended December 31, 2004 from $4.2 million for the year ended December 31, 2003. The decrease was primarily attributable to an improvement in the risk profile of our outstanding receivables, partially offset by the reversal during the prior year period of bad debt provisions previously recorded by Microtech, without a similar reversal of bad debt provisions during the current year period ($0.4 million). During the year ended December 31, 2004, our non-performing receivables decreased $0.3 million ($12.5 million at December 31, 2004 and $12.8 million at December 31, 2003). As of December 31, 2004 and December 31, 2003, our non-performing receivables, net of applicable reserves, were 1.01% and 1.27%, respectively, of accounts receivable, net. Our provision for doubtful accounts is provided based upon a quarterly review of the receivables. This review is based on the risk profile of the receivables, credit quality indicators such as the level of past-due amounts and economic conditions, as well as the value of underlying collateral in the case of direct financing lease receivables.

          Fair Value Adjustment for Derivative Instruments. Our non-cash fair value adjustment for derivative instruments income amounted to $1.5 million for the year ended December 31, 2004 as compared to income of $1.8 million for the year ended December 31, 2003. The income for the year ended December 31, 2004, as well as the prior year period, was primarily due to the change in fair value of interest rate swap agreements held which do not qualify as cash flow hedges.

          Fair Value Adjustment for Warrants. Our non-cash fair value adjustment for warrants expense amounted to $49.2 million for the quarter and year ended December 31, 2004, without a similar item in the prior year period. The expense for the year ended December 31, 2004 was due to the change in the fair value of the Warrants issued during September 2004 in connection with the 6.0% Notes, which Warrants are classified as a liability on the accompanying Consolidated Balance Sheets. Due primarily to the increase in the market value of our common stock during the last quarter of 2004, the fair market value of these Warrants increased from $22.5 million at September 30, 2004 to $71.7 million at December 31, 2004. Because these Warrants are classified as a liability, any further increase in the fair market value of the Warrants will result in an additional non-cash expense to the Consolidated Statements of Income. If the fair market value of the Warrants decreases in the future, we will record non-cash income in our Consolidated Statements of Income. Accordingly, future changes to the fair market value of these Warrants have the potential to cause volatility in our future results.

          Depreciation and Amortization of Leasing Equipment. Our depreciation and amortization expenses increased to $89.5 million for the year ended December 31, 2004, from $87.5 million for the year ended December 31, 2003, an increase of $2.0 million or 2%. This increase was primarily due to additions to our operating lease fleet.

          Impairment of Leasing Equipment. Our impairment of leasing equipment expense decreased to $4.6 million for year ended December 31, 2004, from $9.0 million for the year ended December 31, 2003, a decrease of $4.4 million. This decrease was primarily due to a reduction in impairment losses related to damaged equipment that was subsequently remanufactured ($3.0 million), and a decrease in impairment losses for idle equipment ($1.5 million).

          (Income)/Loss for Investments Accounted for Under the Equity Method. The increase in (income)/loss for investments accounted for under the equity method of $2.1 million during the year ended December 31, 2004 resulted primarily from improved earnings for certain investments accounted for under the equity method.

          Gain on Insurance Settlement. During the year ended December 31, 2004, we signed an agreement settling the lawsuit and claims under our insurance policy related to the default of a South Korean Customer. In connection with this settlement, we recognized a pre-tax gain of $6.3 million related to the $26.4 million settlement of the claim during the three months ended June 30, 2004.

          Other (Income)/Expense, Net. We had other income of $15.7 million during the year ended December 31, 2004 compared to $5.1 million of other income for the year ended December 31, 2003. The increase of $10.6 million was primarily due to:

•	An increase in gains on equipment sales of $13.7 million, including an increase of $10.4 million in gains on equipment sales to third parties recognized by CAI. The increase in gains on equipment sales recognized by CAI was due to an increase in volume, as well as an increase in the returns generated on the equipment sales due to the favorable market conditions within the container resale sector. In addition, during the fourth quarter of 2004, we sold certain assets of CTC Container Trading (U.K.) Limited, a wholly-owned subsidiary which leased specialized cargo carrying units and other equipment for use by companies operating in the North Sea, which resulted in a pre-tax profit of approximately $0.9 million. The remainder of the increase in gains on equipment sales was primarily due to the favorable market conditions we experienced in the resale sector for containers as compared to the prior year period, as well as sales of certain railcars which contributed favorably to profits on equipment sales.

•	A $2.9 million gain recorded in October 2003 resulting from the consolidation of assets and liabilities of a special purpose entity (which no longer qualified for off-balance sheet treatment for accounting purposes) formed as part of our container lease securitization program. This gain resulted primarily from the favorable credit loss experience through September 30, 2003 on the underlying direct financing leases as compared to the assumed credit losses of 1.5%.

          Interest Expense. Our interest expense increased to $112.0 million in the year ended December 31, 2004 from $106.7 million in the year ended December 31, 2003, an increase of $5.3 million or 5%. The increase in interest expense was primarily attributable to an increase in amortization of deferred financing fees of $2.8 million, increased interest rates resulting in increased interest expense of $2.6 million and an increase of $0.9 million for bank fees in order to obtain waivers related to our delayed filings. These increases were partially offset by reduced borrowings resulting in a reduction in interest expense of $1.0 million.

          Interest Income. Our interest income decreased to $3.4 million in the year ended December 31, 2004 from $4.0 million in the year ended December 30, 2003, a decrease of $0.6 million or 15%. The decrease in interest income was primarily due to reduced earnings on invested cash balances due to lower interest rates, partially offset by an increase in average invested balance.

          Minority Interest Expense, Net. The change in minority interest expense, net of $6.5 million for the year ended December 30, 2004 as compared to the prior year was primarily due to a $13.5 million increase in net income reported by our 50%-owned consolidated subsidiary, CAI.

          Provision for Income Taxes. We recorded an income tax provision of $13.4 million for the year ended December 31, 2004 as compared to $0.8 million for the year ended December 31, 2003. This increase was principally caused by an increase in taxable income of $32.2 million as adjusted for the $49.2 million permanent tax difference that arose from the non-cash expense pertaining to the Warrant liability. In addition, a larger proportion of taxable income was generated from United States sources as compared to lower-taxed international source income.

          Interpool Limited's pre-tax income (international sourced income) is taxed at a low rate (approximately 3%) due to the income tax convention between the United States and Barbados. The domestic intermodal division's pre-tax income (United States sourced income), including corporate activities and the results of operations of CAI, is taxed at the higher United States tax rates. During the year ended December 31, 2004, 35% of taxable income was generated from United States sources as compared to a loss experienced during the year ended December 31, 2003, thus contributing to the increase in the provision for income taxes.

          Net Income. As a result of the factors described above, our net income decreased to $7.9 million in the year ended December 31, 2004 from $37.5 million in the year ended December 31, 2003.

Year Ended December 31, 2003 Compared to Year Ended December 31, 2002

          Equipment Leasing Revenue. Our equipment leasing revenues increased to $374.3 million for the year ended December 31, 2003, from $325.1 million in the year ended December 31, 2002, an increase of $49.2 million or 15%.

          Container leasing segment revenues increased to $175.1 million for the year ended December 31, 2003, from $138.3 million in the year ended December 31, 2002, an increase of $36.8 million or 27%. The increase was attributable to $17.1 million of incremental leasing revenues as a result of consolidating the activities of CAI for a full year in 2003 as compared to approximately six months in 2002. In addition, container operating lease revenues increased $10.1 million and direct financing lease revenues increased $9.6 million. The incremental container operating lease revenues are primarily due to our container operating lease fleet which increased in size by 11% and an increase in the utilization rates for our containers as compared to the prior year period. The daily rental rates for containers were relatively flat as compared to the prior year period. Utilization rates of our container fleet have historically been calculated assuming containers managed by CAI were 100% utilized since they were not available to us to put on hire regardless of whether all of these units are generating revenue. Under this method, utilization rates of our container operating lease fleet were 99% and 98% at December 31, 2003 and 2002, respectively. The utilization rates of our operating lease container fleet, considering CAI's actual utilization rates for our operating lease containers managed by CAI, were 94% and 92% at December 31, 2003 and 2002, respectively.

          Domestic intermodal equipment segment revenues increased to $198.5 million for the year ended December 31, 2003, from $185.3 million in the year ended December 31, 2002, an increase of $13.2 million or 7%. The increase was attributable to an increase in chassis operating lease revenues of $12.4 million and direct financing lease revenues which increased $0.8 million. The incremental chassis operating lease revenues are primarily due to our chassis operating lease fleet which increased in size by 5% and an increase in the utilization rates for our chassis as compared to the prior year period. The daily rental rates for chassis were relatively flat as compared to the prior year period. The utilization rates of our domestic intermodal chassis operating lease fleet were 96% and 93% at December 31, 2003 and 2002, respectively.

          Computer leasing equipment segment revenues decreased to $0.6 million for the year ended December 31, 2003, from $1.5 million in the year ended December 31, 2002, a decrease of $0.9 million or 60%. This decrease is due to the liquidation of the computer leasing segment which was taking place throughout 2003.

          Other Revenue. Our other revenues increased to $27.8 million for the year ended December 31, 2003, from $19.9 million in the year ended December 31, 2002, an increase of $7.9 million or 40%.

          Container leasing segment other revenues increased to $11.8 million for the year ended December 31, 2003, from $8.1 million in the year ended December 31, 2002, an increase of $3.7 million or 46%. The increase was primarily attributable to an increase in container positioning revenue of $2.1 million and an increase in billable repairs to our lessees at the termination of a lease of $1.6 million.

          Domestic intermodal equipment segment other revenues increased to $16.0 million for the year ended December 31, 2003, from $11.8 million in the year ended December 31, 2002, an increase of $4.2 million or 36%. The increase was primarily attributable to an increase in billable services for positioning of equipment provided to the United States military of $4.0 million.

          Lease Operating and Administrative Expenses. Our lease operating and administrative expenses increased to $163.5 million for the year ended December 31, 2003 from $117.0 million in the year ended December 31, 2002, an increase of $46.5 million or 40%.

           The increase was primarily due to:

•	An increase of $13.0 million resulting from the consolidation of the activities of CAI for the full year in 2003 compared to approximately six months in the prior year.

•	An increase in legal fees of $11.6 million primarily related to the Audit Committee and SEC investigations as well as the restatement of our 2001 and 2000 annual financial results and the financial results of the first three quarters of 2002.

•	An increase in compensation related expense of $13.0 million due to the recording of costs related to separation agreements with our former Chief Financial Officer who resigned in July 2003 and our former President who resigned in October 2003. Of this amount, $7.1 million was related to the modification of fully vested stock options held by the former President and $5.9 million related to severance and other costs incurred under the terms of the separation agreements. In addition, salary expense increased by $2.6 million as a result of an increase in headcount and other employee related costs.

•	An increase in maintenance and repair costs of $4.7 million primarily due to the refurbishment of chassis for use within the chassis product line and an increase in repairs within the container product line.

•	An increase in audit expenses of $4.3 million primarily as a result of the restatement of our 2001 and 2000 annual financial results and the financial results of the first three quarters of 2002.

•	An increase of $3.5 million in positioning and handling expenses, primarily due to an increase in services provided for the United States military during 2003.

•	An increase in insurance expense of $0.8 million primarily due to premiums for insurance coverage against customer insolvency and related equipment losses. The premium rates and deductibles for this type of insurance have increased as a result of higher claim experience by the Company and others within the industry.

•	A decrease in storage costs of $6.4 million primarily due to increased utilization, as well as a reduction in storage related expenses as we sold equipment recovered from a customer in default.

•	A decrease in computer leasing equipment segment lease operating and administrative expenses of $0.4 million due to the liquidation of the computer leasing segment which was taking place throughout 2003.

          A further breakdown of the lease operating and administrative expense variances, as compared to the prior period, by reportable segment is as follows:

•	Container leasing segment lease operating and administrative expenses (excluding the activities of CAI as CAI was a consolidated entity for the full year in 2003 compared to approximately six months in the prior year) increased to $27.0 million for the year ended December 31, 2003 from $26.1 in the year ended December 31, 2002, an increase of $0.9 million or 3%. This increase can be summarized as follows:

                                                                      Container
                   (Dollars in millions)                               Leasing
                   ---------------------                              ---------
                   Legal fees                                           $1.7
                   Audit expense                                         1.3
                   Compensation related expense                          1.2
                   Maintenance and repairs expense                       1.2
                   Insurance expense                                     0.3
                   Storage expense                                      (5.0)
                   Other, net                                            0.2
                                                                         ---
                   Total                                                $0.9
                                                                        ====
•	Domestic intermodal equipment segment lease operating and administrative expenses increased to $109.2 million for the year ended December 31, 2003 from $76.3 in the year ended December 31, 2002, an increase of $32.9 million or 43%. This increase can be summarized as follows:

                                                                     Domestic
                                                                    Intermodal
                 (Dollars in millions)                               Equipment
                 ---------------------                              ----------
                 Compensation related expense                         $14.4
                 Legal fees                                             9.9
                 Maintenance and repairs expense                        3.5
                 Positioning and handling expense                       3.5
                 Audit expense                                          3.0
                 Insurance expense                                      0.5
                 Storage expense                                       (1.4)
                 Other, net                                            (0.5)
                                                                       -----
                 Total                                                $32.9
                                                                      =====

          Provision for Doubtful Accounts. Our provision for doubtful accounts decreased to $4.2 million for the year ended December 31, 2003 from $7.8 million for the year ended December 31, 2002. The decrease was primarily attributable to reduced provisions for Microtech ($2.0 million) and additional provisions for specific customers which became part of our non-performing receivables during 2002. During 2003, our non-performing receivables increased $1.7 million ($12.8 million at December 31, 2003 and $11.1 million at December 31, 2002). As of December 31, 2003 and 2002, our non-performing receivables, net of applicable reserves, were 1.27% and 2.54%, respectively, of accounts receivable, net. Our provision for doubtful accounts is provided based upon a quarterly review of the receivables. This review is based on the risk profile of the receivables, credit quality indicators such as the level of past-due amounts and economic conditions, as well as the value of underlying collateral in the case of direct financing lease receivables.

          Fair Value Adjustment for Derivative Instruments. Our non-cash fair value adjustment for derivative instruments income amounted to $1.8 million for the year ended December 31, 2003 as compared to expense of $5.5 million in the year ended December 31, 2002, a change of $7.3 million. This change is primarily related to the change in the fair market value of interest rate swaps accounted for as free standing derivatives.

          Depreciation and Amortization of Leasing Equipment. Our depreciation and amortization expenses decreased to $87.5 million for the year ended December 31, 2003, from $88.7 million for the year ended December 31, 2002, a decrease of $1.2 million or 1%.

           While our operating fleet grew, the related increase in depreciation was offset by the following:

•	A decrease related to the write-off of $7.5 million during the year ended December 31, 2002, representing the book value of the unrecovered equipment from a lease customer in default. No similar write off was recorded in 2003.

•	A depreciation reduction of $2.3 million and $0.2 million for chassis and containers, respectively, due to the change to our estimated useful lives which was effective April 1, 2002.

•	A $1.0 million decrease in impairment write-downs recorded in 2003 ($3.1 million) as compared to 2002 ($4.1 million) based on an evaluation of the carrying value of our long-lived assets.

•	An increase in depreciation expense of $7.7 million resulting from the consolidation of the activities of CAI for full year 2003, as opposed to approximately six months in 2002.

          Impairment of Leasing Equipment. Our impairment of leasing equipment expense decreased to $9.0 million for the year ended December 31, 2003, from $9.6 million for the year ended December 31, 2002, a decrease of $0.6 million. This decrease was primarily due to a reduction in impairment losses for idle equipment ($0.8 million), partially offset by an increase in impairment losses related to damaged equipment that was subsequently remanufactured ($0.3 million).

          Losses for Investments Accounted for Under the Equity Method. The decrease in losses for investments accounted for under the equity method of $4.9 million during the year ended December 31, 2003 as compared to the prior year period resulted primarily from decreased equity method losses of CAI that we recorded through June 26, 2002, at which time CAI became our consolidated subsidiary. For the period from January 1, 2002 through June 26, 2002, our share of the equity losses of CAI was $4.0 million. In addition, for the year ended December 31, 2003, we recorded $1.7 million representing our share of equity losses as a result of certain other investments accounted for under the equity method of accounting, as compared to equity losses of $2.6 million for the year ended December 31, 2002.

          Other (Income)/Expense, Net. We had other income of $5.1 million during the year ended December 31, 2003 compared to $1.1 million of other expense for the year ended December 30, 2002. The change of $6.2 million for the year ended December 31, 2003 was primarily due to:

•	The establishment of reserves during 2002 for our Notes receivable from PCR ($4.0 million), which effectively reduced the carrying value of these Notes to zero during 2002, and the establishment of a reserve for our guarantee of PCR debts due to third parties as well as other liquidation accruals which are our responsibility ($5.7 million).

•	Payments of $2.7 million made to PCR by a company controlled by certain of our officers and directors which were expensed during 2002.

•	The write off in 2002 of Microtech's $1.4 million of computer equipment related receivables from PCR which have been determined to be uncollectible.

•	A $2.9 million gain recorded in October 2003 resulting from the consolidation of assets and liabilities of a special purpose entity (which no longer qualified for off-balance sheet treatment for accounting purposes) formed as part of our container lease securitization program. This gain resulted primarily from the favorable credit loss experience through September 30, 2003 on the underlying direct financing leases as compared to the assumed credit losses of 1.5%.

•	An increase in fee income of $0.7 million as a result of our acting as an agent and arranging a lease transaction between two parties during 2003.

•	Gains on equipment sales of $0.7 million during the year ended December 31, 2003 as compared to losses on equipment sales of $4.3 million during the prior year period. The change of $5.0 million resulted primarily from gains on equipment sales to third parties recognized by CAI which became a consolidated subsidiary on June 27, 2002, as well as losses on the sale of leasing equipment of $3.0 million resulting primarily from equipment recovered from a customer in default which generated losses during 2002.

•	In 2003 we recorded $0.5 million in insurance revenue, which resulted in the recovery of costs incurred, resulting from a policy covering losses realized on a defaulted loan as compared to $10.6 million recorded in 2002.

•	The sale of our Chicago property in 2002, which had been acquired as part of the acquisition of TA and resulted in a pre-tax gain of $4.8 million.

•	A reduction in gains on retirement of debt of $1.1 million as compared to the prior year period.

          Interest Expense. Our interest expense decreased to $106.7 million in the year ended December 31, 2003 from $108.3 million in the year ended December 31, 2002, a decrease of $1.6 million or 1%. The decrease in interest expense was primarily attributable to reduced interest rates resulting in reduced interest expense of $10.2 million and a reduction in amortization of deferred financing fees of $2.6 million as compared to the prior year period. These decreases to interest expense were partially offset by increased borrowings to fund capital expenditures, resulting in incremental interest expense of $7.7 million, an increase in interest expense of $1.7 million related to CAI for a full year of expense in 2003 compared with approximately six months in 2002 and $1.7 million of bank fees in order to obtain waivers related to our delayed filings.

          Interest Income. Our interest income decreased to $4.0 million in the year ended December 31, 2003 from $4.6 million in the year ended December 31, 2002, a decrease of $0.6 million or 13%. The decrease in interest income was primarily due to reduced earnings on invested cash balances due to lower interest rates, as well as a decline in invested cash balances.

          Minority Interest Expense, Net. The change in minority interest expense, net of $0.1 million for the year ended December 31, 2003 as compared to the prior year resulted primarily from a decrease in minority interest income of $0.1 million as a result of the consolidation of CAI effective June 27, 2002.

           Provision/(Benefit) for Income Taxes. We recorded an income tax provision of $0.8 million for the year ended December 31, 2003 as compared to a tax benefit of $1.4 million for the year ended December 31, 2002. This increase in the provision for income taxes was caused by an increase in pre-tax income of $35.3 million and the mix between pre-tax income and losses generated from international sources and United States sources. The international container division that is taxed at lower rates (approximately 3%) based upon the income tax convention between the United States and Barbados, contributed favorably to net income. The domestic intermodal division (including corporate activities) which is taxed at higher United States tax rates, experienced reduced losses during the year ended December 31, 2003, as compared to the prior year. Additionally, other provisions for deferred tax asset valuation allowances increased the tax provision by $1.2 million during the year ended December 31, 2003 while the provisions for deferred tax asset valuation allowances decreased tax benefits by $6.3 million for the year ended December 31, 2002.

          Net Income. As a result of the factors described above, our net income increased to $37.5 million in the year ended December 31, 2003 from $4.4 million in the year ended December 31, 2002.

Liquidity and Capital Resources

          Historically, we have used funds from various sources to meet our corporate obligations and to finance the acquisition of equipment for lease to customers. The primary funding sources have been cash provided by operations, borrowings (generally from banks), securitization of lease receivables, the issuance of capital lease obligations and the sale of our securities. In addition, we have generated cash from the sale of equipment being retired from our fleet. In general, we have sought to meet debt service requirements from the leasing revenue generated by our equipment. As of December 31, 2004, our scheduled capital lease and debt service payments (principal and estimated interest) for 2005 total $341.9 million and for 2006 total $230.0 million. Scheduled payments due to us under non-cancelable operating and direct financing lease agreements with our lessees total $302.2 million for 2005 and $260.6 million for 2006. As of December 31, 2004, we had approximately $284.6 million of unrestricted cash and marketable securities on hand. The combination of unrestricted cash and marketable securities ($284.6 million) and non-cancelable lease payments due to us during 2005 and 2006 ($562.8 million) exceeds our scheduled debt service payments (principal and estimated interest) of $571.9 million for 2005 and 2006 by approximately $275.5 million. During the nine months ended September 30, 2005, our cash flow from operations plus cash collections net of earned income on direct financing leases totaled $173.9 million, $8.2 million more than the payments required for long-term debt and capital lease obligations during the same period. In addition, we had $122.2 million of unrestricted cash and marketable securities on hand and had unused financing commitments totaling $510.1 million available for future use as of September 30, 2005 (excluding $66.0 million available under CAI's revolving credit facility).

          Our utilization rates, as well as those of our competitors are at high levels. We anticipate that demand for chassis will continue to be strong well into 2006. We also expect that the current weakness in the demand for new container leasing will improve, driven primarily by the fact that all major shipyards are reporting large order backlogs through 2008. As of January 1, 2005, the existing order backlog was enough to account for an increase of approximately 58% in the world's cellular container ship fleet and is expected to result in demand for a significant number of additional containers and chassis, as well as high utilization of existing units, for the next several years. Lease rates on both new and used chassis have been rising since the middle of 2004, reflecting increases in the cost of new chassis and increased utilization of used chassis. Lease rates for new containers have also been increasing along with the cost of the underlying units. Lease rates for used containers were competitive for much of 2004, although expiring leases are sometimes renewed at lower lease rates. It is management's expectation that lease rates will also remain strong for the next several years.

          We have usually funded a significant portion of the purchase price for new containers and chassis through secured borrowings from financial institutions under various credit facilities. However, from time to time we have funded new equipment acquisitions through the use of working capital and may finance this equipment at a later date. While we successfully completed financings and commitments totaling $747.0 million during 2004, our ability to borrow funds on terms as favorable as those available previously was limited from March 31, 2003 through September 30, 2004. This limitation was due to the delay in filing our Annual Report on Form 10-K for 2002, our Quarterly and Annual Reports on Forms 10-Q and 10-K for 2003 and our Quarterly Reports on Form 10-Q for 2004. These factors, coupled with the requirement to maintain certain levels of unrestricted cash until the delayed financial filings were completed, affected the amount of business we wrote with our customers during 2004. We have successfully added $345.5 million of net financing commitments for secured financing from January 1, 2005 to September 30, 2005. As of September 30, 2005 (excluding $66.0 million available under CAI's revolving credit facility), a total of $510.1 million of these financing commitments was available to us for future use. We are currently in negotiations with other potential lenders with regard to additional financings to support business growth.

          Our financial restatement and re-audits, as well as the completion of the internal investigations by special counsel to our Audit Committee, prevented the timely completion of our financial statements and Form 10-K for the year ended December 31, 2003, our financial statements and SEC filings for 2004 and other required periodic reports contained in our loan documents. We requested and received necessary waivers under our loan documents. During February 2004, we provided our lenders with a revised schedule for completing and filing our financial statements and periodic SEC filings for 2003 and 2004, and requested that our lenders waive any default resulting from the late preparation and filing of the financial statements and required periodic reports. We completed and filed each of the financial statements and required periodic reports mentioned above before the dates required by our lenders.

          During 2003 and 2004, we received waivers from various financial institutions for the delay in issuing our SEC financial reports. In connection with certain of those waivers, we agreed to certain modifications to the terms of several of our debt agreements, including, in a few cases, the pledging of additional collateral and changes to amortization schedules. With the filing of our report on form 10-Q for the third quarter of 2004 on December 27, 2004 we were no longer delinquent with our SEC financial filings and the waivers were no longer required. In addition, the two facilities where amortization schedules had been accelerated were paid off in full during the fourth quarter of 2004.

          In connection with our delayed SEC filings and the receipt of waivers from our lenders necessitated by the delayed filings, beginning in January 2004, the members of our Board of Directors and certain of their affiliates who own shares of our common stock agreed to defer their receipt of any dividend payments, until we were in compliance with all SEC filing requirements. As of December 27, 2004, we were no longer delinquent with regard to our SEC filings and the deferred dividends described above were paid prior to December 31, 2004.

          Over the years, we have explored from time to time the possibility of raising capital or reducing our leverage through the issuance and sale of our equity securities. Other than the issuance of warrants in connection with the $150.0 million note financing consummated in September 2004, there is no assurance that any such transaction will occur or if a transaction occurs, what the terms thereof would be.

Cash Flow

          Net cash provided by operating activities amounted to $160.3 million in 2004, $150.0 million in 2003 and $120.1 million in 2002. While net income for the year ended December 31, 2004 was $29.6 million lower than net income for the year ended December 31, 2003, it included a non-cash expense of $49.2 million related to the adjustment of the fair value of warrants issued by us in the third quarter of 2004. Net income for the year ended December 31, 2003 included a non-cash charge of $7.1 million ($4.3 million after tax) related to the modification of options held by our former President. Excluding these adjustments for the fair value of the warrants and the option modification, net cash provided by these activities increased $15.3 million. This increase, along with a decrease in other receivables ($26.8 million) was partially offset by a decrease in accounts payable and accrued expenses ($13.6 million) and an increase in other assets ($13.0 million). The increase in net cash provided by these activities in 2003 as compared to 2002 was primarily due to an increase in net income, as well as changes in operating assets and liabilities in the ordinary course of business.

          Net cash provided by operating activities amounted to $105.8 million for the nine months ended September 30, 2005 compared to $125.8 million for the same period last year. While net income for the nine months ended September 30, 2005 was $34.1 million higher than net income for the nine months ended September 30, 2004, it included non-cash income of $30.2 million related to the adjustment of the estimated fair value of warrants issued by us in the third quarter of 2004 and a $13.0 million gain (11.5 million, net of tax) related to the sale of an equity investment. In addition, net income for the nine months ended September 30, 2004 included a gain on settled insurance litigation of $6.3 million ($5.2 million, net of tax). Excluding these adjustments for the fair value of the warrants and the gain on the sale of our equity investment in 2005 and the insurance settlement in 2004, net cash provided by these activities decreased $2.8 million for the nine months ended September 30, 2005 as compared to the nine months ended September 30, 2004. The overall decrease in net cash provided by these activities was primarily due to an increase in accounts receivable ($5.4 million), the previously mentioned decrease in net income (as adjusted) and a reduction in cash provided by other receivables ($26.5 million) which is primarily due to the collection of $26.4 million received during the first nine months of 2004 resulting from the settled insurance claim, partially offset by a reduction in cash used for accounts payable and accrued expenses ($17.3 million). The remainder of the change in net cash provided by operating activities is primarily due to changes in other operating assets and liabilities in the ordinary course of business.

          Net cash used for investing activities amounted to $8.3 million in 2004, $212.7 million in 2003 and $176.4 million in 2002. The decrease in net cash used in these activities in 2004 as compared to 2003 was primarily due to a decrease in the investment in direct financing leases ($65.5 million), a decrease in acquisition of leasing equipment ($30.9 million), an increase in cash collections on direct financing leases ($11.1 million) and an increase in the proceeds from disposition of leasing equipment ($98.7 million). The increase in net cash used in these activities in 2003 as compared to 2002 was primarily due to an increase in the acquisition of leasing equipment ($45.6 million) and an increase in the investment in direct financing leases ($45.2 million), partially offset by an increase in cash collections on direct financing leases ($18.0 million).

          Net cash used for investing activities amounted to $219.8 million for the nine months ended September 30, 2005 compared to $6.6 million for the same period in 2004. The increase in net cash used in these activities in 2005 as compared to 2004 was primarily due to an increase in acquisition of leasing equipment ($205.9 million) and a decrease in the proceeds from disposition of leasing equipment ($11.2 million), partially offset by proceeds from the sale of our equity investment (15.0 million).

          Net cash provided by financing activities amounted to $16.4 million in 2004, $33.0 million in 2003 and $123.1 million in 2002. The decrease in net cash provided by these activities in 2004 as compared to 2003 was primarily due to an increase in repayment of revolving credit lines ($189.5 million), an increase in repayment of long term debt and capital lease obligations ($183.1 million) and a decrease in borrowings under revolving credit facilities ($57.5 million), partially offset by an increase in the proceeds from the issuance of debt ($415.5 million). The decrease in net cash provided by these activities in 2003 as compared to 2002 was primarily due to a decrease in the proceeds from the issuance of debt ($1,015.6 million), partially offset by a decrease in repayment of long term debt and capital lease obligations ($819.4 million), a decrease in repayment of revolving credit lines ($65.3 million) and an increase in borrowings under revolving credit facilities ($41.0 million).

          Net cash used for financing activities amounted to $50.0 million for the nine months ended September 30, 2005 compared to $3.6 million of net cash provided by financing activities for the same period in 2004. The change for these activities in 2005 as compared to 2004 was primarily due to an increase in the borrowings of revolving credit lines ($101.0 million), a decrease in repayment of long term debt and capital lease obligation ($49.1 million) and a decrease in repayment of revolving credit lines ($25.9 million), partially offset by a decrease in the proceeds from the issuance of debt ($227.7 million).

          The following table sets forth certain historical cash flow information for the three years ended December 31, 2004.

                                                                                   Year Ended December 31
                                                                             ---------------------------------------
                                                                                   (Dollars in millions)
                                                                              2004            2003          2002
                                                                            ------           ------        ------
         Net cash provided by operating activities.................         $160.3           $150.0        $120.1
         Proceeds from disposition of leasing equipment............          153.1             54.4          12.0
         Acquisition of leasing equipment..........................         (206.6)          (237.5)       (191.9)
         Investment in direct financing leases.....................          (43.7)          (109.3)        (64.1)
         Net collections on direct financing leases................           88.9             77.8          59.7
         Net proceeds of issuance of long-term debt and capital lease obligations in excess of payment of long-term debt and
           capital lease obligations...............................          240.0              7.6         203.8
         Net (repayment) borrowings of revolving credit lines......         (215.5)            31.5         (74.8)

Contractual Obligations and Commercial Commitments

          We and our subsidiaries are parties to various operating and capital leases and are obligated to make payments related to our long-term borrowings. We are also obligated under various commercial commitments, including obligations to our equipment manufacturers.

          The following tables summarize our contractual obligations and commercial commitments at December 31, 2004.

                                                    Amounts Due by Period
                                                    (Dollars in millions)
                                                           Less than 1                                  More than 5
         Contractual Obligations               Total          year         1-3 years      4-5 years        years
         -----------------------               -----       -----------     ---------      ---------     -----------
         Long-Term Debt                       $ 990.7        $ 161.3        $ 298.5        $ 108.7        $ 422.2
         Capital Lease Obligations              727.5           79.3          125.5          136.8          385.9
         Interest on Long-Term Debt and
           Capital Lease Obligations            732.6          101.3          168.9          122.8          339.6
         Operating Leases                        56.6           15.2           29.1            9.6            2.7
         Unconditional Purchase
         Obligations                            149.6          116.7           32.9           --             --
         Employment Agreements                   10.3            2.8            2.5            2.4            2.6
         Separation Agreements                    2.6            1.3            1.3           --             --
                                             --------         ------        -------        -------      ---------
         Total Contractual Cash
         Obligations                         $2,669.9         $477.9        $ 658.7        $ 380.3      $ 1,153.0
                                             ========         ======        =======        =======      =========

                                               Total              Amount of Commitment Expiration Per Period
                                              Amounts      Less than 1
         Other Commercial Commitments        Committed        year         1-3 years      4-5 years    Over 5 years
         ----------------------------        ---------     -----------     ---------      ---------    ------------
         Standby Letters of Credit             $ 6.0           $6.0            $--            $--           $ --
         Guarantees                             16.8           --              1.5            6.6            8.7
         Total Commercial Commitments          $22.8           $6.0           $1.5           $6.6           $8.7

Debt and Capital Lease Obligations

          The following table summarizes our debt and capital lease obligations as of December 31, 2004 and 2003 and September 30, 2005:

                                                                   September 30,      December 31,     December 31,
                                                                        2005              2004             2003
                                                                   -------------      ------------     ------------
                                                                                 (Dollars in Millions)
Capital lease obligations payable in varying amounts through
  2015                                                                $350.2            $329.6            $325.2
Chassis Securitization Facility interest at 5.95%, 5.99% and
  5.59% at September 30, 2005, December 31, 2004 and 2003,
  respectively                                                                            --                --
       Warehouse facility                                               13.3              22.5              25.5
       Debt obligation                                                  31.5              53.9              86.4
       Capital lease obligation                                        390.8             397.8             404.7
Secured equipment financing facility, interest at 5.55% and
  4.45% at September 30, 2005 and December 31, 2004,
  respectively, revolving period ending October 31, 2006, term
  out period ending April 30, 2012                                     217.4             243.0              --
Revolving credit facility, interest rate at 3.09% at December
  31, 2003                                                              --                --               193.5
Revolving credit facility CAI, interest at 5.42%, 4.56% and
  3.37% at September 30, 2005 and December 31, 2004 and 2003,
  respectively                                                         103.0              65.0              87.0
Revolving credit facility, interest at 6.17% at September 30,
  2005, revolving period ending September 2010                          15.0              --                --
Revolving credit facility, interest at 5.52% at September 30,
  2005, revolving period ending December 29, 2005, term out
  period ending December 29                                             30.0              --                --
Container securitization facility, interest at 6.50% at
  December 31, 2003                                                     --                --                76.6
6.00% Notes due 2014 (unsecured) net of unamortized discount of
  $32.0 million and  $33.7 million at September 30, 2005 and
  December 31, 2004, respectively                                      198.0             196.3              --
7.35% Notes due 2007 (unsecured)                                        94.2             115.4             147.0
7.20% Notes due 2007 (unsecured)                                        37.9              45.3              62.8
9.25% Convertible redeemable subordinated debentures, mandatory
  redemption 2022 (unsecured)                                           37.2              37.2              37.2
9.875% Preferred capital securities due 2027 (unsecured)                75.0              75.0              75.0
Notes and loans payable with various rates ranging from 3.60%
  to 7.90% and maturities from 2005 to 2010                             82.8             137.2             194.8
                                                                    --------          --------          --------
Total Debt and Capital Lease Obligations                             1,676.3           1,718.2           1,715.7
                                                                    --------          --------          --------
   Less Current Maturities                                             192.2             240.6             219.2
Total Non-Current Debt and Capital Lease Obligations                $1,484.1          $1,477.6          $1,496.5
                                                                    ========          ========          ========

          Our debt consisted of notes and loans and capital lease obligations with installments payable in varying amounts through 2027, with a weighted average interest rate of 6.8% and 6.2% for the nine months ended September 30, 2005, and for the year ended December 31, 2004, respectively. The principal amount of debt and capital lease obligations payable under fixed rate contracts was $878.8 million at September 30, 2005. Remaining debt and capital lease obligations of $797.5 million were payable under floating rate arrangements, of which $524.5 million was effectively converted to fixed rate debt through the use of interest rate swap agreements. At September 30, 2005 and December 31, 2004, most of our debt and capital lease obligations were secured by a substantial portion of our leasing equipment, direct financing leases, and accounts receivable. Approximately $442.3 million of debt was unsecured at September 30, 2005 compared to $469.2 million at December 31, 2004.

          Debt Modifications During 2003 and 2004: Throughout 2003 and 2004, in connection with obtaining necessary waivers from lenders for late filing of our periodic reports with the SEC and the restatement of our past financial statements, we agreed to certain modifications to our existing debt agreements as follows:

•	Our container securitization facility was amended to relinquish our right to request additional advances under the facility and we agreed that all lease payments subsequently received under the facility would be used to reduce the indebtedness. In addition, we agreed to comply with several new covenants, consistent with those contained in the amendment to our revolving credit agreement, as described below. This facility was paid in full during December 2004.

•	In May 2003, we established a $200.0 million revolving warehouse facility within our chassis securitization facility and received funding from a $25.5 million debt obligation issuance. In July 2003 and October 2003, we agreed, among other things, to suspend our ability to incur additional funding under the warehouse facility until such time as the loan and guarantee parties have each agreed in their sole discretion to reinstate their funding commitments. The loan and guarantee parties are under no obligation to reinstate any commitments to the warehouse facility.

•	In July 2003 and October 2003, and January and February 2004, in connection with obtaining necessary amendments under the revolving credit facility due to the late filing of our periodic reports with the SEC and the restatement of our past financial statements, we agreed, among other things, to reduce advance rates under this revolving facility, to add several events of default, to increase the interest rate margin, and to maintain specified levels of unrestricted cash and cash equivalents until delinquent SEC filings were made. Specifically, we agreed to maintain unrestricted cash and cash equivalents of at least $71.0 million at all times and at least $80.0 million as of the last business day of each month, until our 2002 Form 10-K was filed. Our 2002 Form 10-K was filed on January 9, 2004. Subsequent to January 9, 2004, we were obligated to maintain unrestricted cash and cash equivalents of at least $60.0 million at all times and at least $67.5 million as of the last business day of the month until completion and filing of all delayed financial statements for 2003 and 2004. This minimum cash requirement was also adopted in the waivers of the container securitization and one other loan agreement. In conjunction with the waiver received during February 2004, we replaced our annual amortization payment with monthly amortization payments under our revolving credit facility beginning in March 2004. The related minimum cash requirement was subsequently reduced dollar-for-dollar with the amortization payments and, at June 30, 2004, amounted to $50.0 million. Beginning with the amortization payment due September 1, 2004, the minimum cash requirement was again reduced dollar-for-dollar as amortization payments were made. These facilities were paid in full during November 2004.

•	We also agreed to restrictions on dispositions of collateral and on encumbrances of assets as well as a limitation on concessions that could be made to our other financial institutions in connection with obtaining waivers. The October 2003 amendment also required us to provide additional financial information to the lenders under the facility and to continue the engagement of a financial advisor. With the filing of our Form 10-Q for the third quarter of 2004 during December 2004, the payment in full of certain financing facilities during the fourth quarter of 2004, and the agreement of three lenders during the first quarter of 2005, these restrictions and reporting requirements are no longer in effect.

•	In addition to the debt specifically identified above, we had additional notes and loans outstanding with various financial institutions. In the fourth quarter of 2003, we agreed to certain modifications to the provisions of some of these instruments. These modifications included, in certain instances, changes to the amortization schedule resulting in a requirement for accelerated principal payments of $16.6 million ($2.0 million of which were made during January and February 2004 and the rest of which were eliminated when the facility in question was paid in full during March 2004), an average interest rate increase of 241 basis points on two debt facilities having a total of $67.7 million outstanding as of December 31, 2003 and the pledging of $9.1 million in additional collateral to four facilities having a total of $38.6 million outstanding at the time the additional collateral was pledged.

•	In April 2003, in connection with a borrowing under the container securitization, we entered into an interest rate swap agreement with an original notional amount of $31.2 million. This swap contract matures in 2009 and the swap was used to manage interest rate risks on the floating rate borrowings in the securitization facility. In May 2003, in connection with a borrowing under the chassis revolving warehouse securitization facility, we entered into an interest rate swap with an original notional amount of $25.5 million. This swap contract matures in 2014 and the swap is used to manage interest rate risks on floating rate facilities.

          New Financings and Commitments During 2004: During 2004, we entered into new financings and commitments totaling $747.0 million of which $563.0 million was utilized. The new debt utilized during 2004 consisted of the following:

                                                                                                 New Borrowings
             Total New Debt and Capital Lease Obligations                                             2004
             --------------------------------------------                                        --------------
             Capital lease obligations payable through 2013 with interest imputed at
                rates from 5.45% to 7.45%                                                             $55.8
             6.00% Notes due 2014 (unsecured)                                                         230.0
             Secured equipment financing facility, interest at 4.45% at December 31,
                2004, revolving period ending 10/31/06, term out period ending 4/30/12                243.0
             Notes and loans repayable with various rates ranging from 4.28% to 7.53% and
                maturities from 2005 to 2009                                                           34.2
                                                                                                       ----
             Total New Debt and Capital Lease Obligations 2004                                       $563.0
             Original Issue Discount on 6.00% Notes due 2014                                          (34.2)
                                                                                                      ------
             Total Net New Debt and Capital Lease Obligations 2004                                   $528.8
                                                                                                     ======

           New Financings During 2004: The following financings, which are included in the above summary, were completed during 2004:

•	In March 2004, we completed secured financings of $81.6 million and in May 2004, $13.6 million, the proceeds of which were used to pay amounts due to equipment manufacturers and for general corporate purposes. One of the March financings which was originally $76.0 million was subsequently refinanced in November and thus not included above.

•	We successfully completed a secured financing of $15.0 million during July 2004 with installments payable through 2005 at an interest rate of LIBOR plus 2.5%. A portion of the proceeds was used to satisfy a note payable from PCR to an unrelated financial institution, which we guaranteed for PCR. The remaining proceeds were used for general corporate purposes.

•	During August 2004, we entered into a lease arrangement with a Japanese lessor involving $21.1 million of equipment previously financed with a financial institution during December 2003 and May 2004. The lease "advance rate" against this equipment was 107% ($22.5 million total advance), increasing the cash proceeds received by us by $5.8 million from the level of the previous financings. The lease expires in December 2008, and we have a fixed purchase option at that time for $14.6 million that we expect to exercise. The aggregate fixed interest rate is 7.44%.

•	On September 14, 2004, we entered into a Securities Purchase Agreement pursuant to which we sold $150.0 million total principal amount of a new series of 6.0% Notes due 2014 (the "Notes") in a private transaction with four investors. In connection with the sale of the Notes, we also issued to the investors two series of Warrants exercisable for a total of 8,333,333 shares of our common stock at an exercise price of $18.00 per share (the "Warrants"). The exercise price will be subject to customary anti-dilution adjustments as set forth in the Warrants. Based on adjustments through October 27, 2005 (the record date for a special dividend declared by the Company), the exercise price as of that date is $17.01 and the warrants are exercisable for a total of 8,833,333 shares.

The Notes mature on September 1, 2014, with interest payable semi-annually at a rate of 6.0% per annum. We have the right to redeem the Notes at any time after September 1, 2009 with a declining premium. The maturity of the Notes can be accelerated upon the occurrence of an "Event of Default" as such term is defined in the indenture governing the Notes (the "Indenture"). The Indenture also contains various restrictive covenants, including limitations on the payment of dividends and other restricted payments, limitations on incurrence of indebtedness, and limitations on asset sales, the violation of which would result in an Event of Default.

The first series of Warrants (the "Series A" Warrants) is exercisable at any time for a total of 5,804,314 shares. The second series of warrants (the "Series B" Warrants) became exercisable for a total of 3,029,019 shares, following stockholder approval of such exercise at a special meeting of our stockholders on June 30, 2005. We also entered into agreements with the investors to file registration statements with the Securities and Exchange Commission, for the benefit of the investors, with respect to the Notes and the Warrants. The terms of the Warrants provide that the exercise price will be paid by the investors to us solely in cash except that after we have filed a registration statement with the Securities and Exchange Commission relating to the Warrants and underlying common stock, in the event such registration statement has not become effective or is otherwise not available to the Warrant holders or if the exercise of the Warrants for cash would not be permitted under the federal securities laws, the exercise price may be paid by tendering a principal amount of 6.0% Notes equal to the exercise price of the Warrants then being exercised. The sale of the Notes and Warrants pursuant to the Securities Purchase Agreement was made in reliance on the exemption from the registration requirements of the Securities Act of 1933 (the "Act") pursuant to Section 4(2) of the Act.

Of the $150.0 million in proceeds from the September 14, 2004 sale of the Notes and Warrants, we repurchased, at face value, a portion of our outstanding 7.35% Notes due 2007 ($31.6 million) and 7.20% Notes due 2007 ($17.5 million) which were held by the investors. The remaining proceeds are being used for general corporate purposes, including, but not limited to, the purchase of equipment, retirement of debt, potential acquisitions and/or working capital.

The Warrants expire on September 1, 2014, although we have the right under certain conditions to require that they be exercised at any time after our common stock trades at $30.00 per share or more for five consecutive trading days assuming the shares being issued upon exercise are registered shares.

The fair value of the warrants at the date of the transaction was estimated at $22.5 million and was recorded in warrant liability on the Consolidated Balance Sheet, with the offset recorded as a discount on the Notes. This discount is being amortized as interest expense using the effective interest method over the ten-year life of the Notes. The overall interest rate on the Notes, considering the amortization of the discount, is approximately 8.3%.

EITF 00-19, Accounting for Derivative Financial Instruments Indexed to, and potentially Settled in a Company's Own Stock ("EITF 00-19") requires freestanding contracts that are settled in a Company's own stock, including common stock warrants, to be designated as an equity instrument, asset or liability. Under the provisions of EITF 00-19, a contract designated as an asset or liability must be carried at fair value until the contract meets the requirements for classification as equity, until the contract is exercised or until the contract expires. We have classified these warrants as a liability, as noted above, because the requirements of EITF 00-19 for classification of the warrants as equity have not been met. Because the warrants are classified as a liability, any changes in fair value are and will continue to be reported as fair value adjustment for warrants in the Consolidated Statement of Income. Due primarily to the increase in the market value of our common stock during the last quarter of 2004, the fair market value of these Warrants increased from $22.5 million at September 30, 2004 to $71.7 million at December 31, 2004. As a result, during the three months ended December 31, 2004, we recorded a non-cash expense of $49.2 million (for which no tax benefit is derived) which was reflected as fair value adjustment for warrants on the accompanying Consolidated Statements of Income. Due to changes to items which affect the calculation of the fair value of the Warrants, primarily the change in the market value of the Company's common stock during the first nine months of 2005, the estimated fair market value of these Warrants decreased from $71.7 million at December 31, 2004 to $41.5 million at September 30, 2005. As a result, during the nine months ended September 30, 2005, the Company recorded non-cash income of $30.2 million (for which no tax expense is derived) which has been reflected as fair value adjustment for warrants on the accompanying Condensed Consolidated Statements of Income. If the fair market value of the Warrants decreases in the future we will record non-cash income in our Consolidated Statements of Income. Accordingly, future changes to the fair market value of these Warrants have the potential to cause volatility in our future results. Because these warrants are classified as a liability, any increase in the fair market value of the Warrants will result in an additional non-cash expense to the Consolidated Statements of Income. If the fair market value of the Warrants decreases in the future we will record non-cash income in our Consolidated Statements of Income. In the event that all of the conditions of EITF 00-19 are met for classification of the Warrants as equity, the liability account representing the fair value of the warrants at the date the conditions are met will be reclassified to additional paid-in-capital on the Consolidated Balance Sheets.

We have agreed to use commercially reasonable efforts to have the Warrant Registration Statement and the Notes Registration Statement declared effective by January 6, 2006. It is impossible for us to predict when either of these registration statements will become effective. If either of these Registration Statements is not effective by February 1, 2006, we will be required to pay liquidated damages to the holders of these securities until the Registration Statement becomes effective based upon a value of $230.0 million for the Notes (reflecting the $150.0 million sold in September and the additional $80.0 million sold in November as described below) and $150.0 million for the Warrants. For the first 90 days, the amount of liquidated damages to be paid related to the Warrants and the Notes will be calculated using a rate of 0.25% per annum for each day the Registration Statements are not effective after February 1, 2006. This percentage will be increased by 0.25% per annum for each 90 day period, until these conditions are met, up to a maximum of 1.00% per annum.

Copies of the Securities Purchase Agreement, the Indenture, the Warrant Agreement, the Notes Registration Rights Agreement and the Investor Rights Assessment were filed as exhibits to our report on Form 8-K issued September 15, 2004.

•	On November 1, 2004, we consummated a secured equipment financing with one of our existing lenders. The financing is secured by shipping containers and related leases owned by one of our special purpose consolidated subsidiaries and leased to various third parties. The financing allows for advances from time to time up to the amount of available collateral under the facility, subject to a maximum principal amount that may be outstanding under the facility of $252.0 million. Of the $243.0 million drawn down on November 1, 2004, we used $224.4 million to refinance outstanding indebtedness, which includes the entire $154.8 million of outstanding borrowings under our revolving credit facility, which has now been terminated, as well as an existing $69.6 million loan from this lender. The remaining balance of $18.6 million was used for transaction fees and working capital purposes. The interest rate under this new facility is currently LIBOR plus 175 basis points, with a reduction to LIBOR plus 150 basis points possible as our credit rating improves. This agreement, as amended, requires that we enter into interest rate swap contracts in order to effectively convert at least seventy percent of the debt associated with operating lease equipment and ninety percent of the debt associated with direct financing leases from floating rate debt to fixed rate debt by March 31, 2005. The facility has a two-year term, after which the outstanding balance will be paid out in full over 66 months if it is not refinanced.

This agreement requires that we maintain a tangible net worth (as defined in the Agreement) of at least $300.0 million. The facility also requires us to maintain a fixed charge coverage ratio of 1.5 to 1 and a funded debt to tangible net worth ratio of 4.0 to 1.0 and contains other customary restrictive covenants. At December 31, 2004 we were in compliance with these covenants.

As described below, during the first quarter of 2005, we received additional commitments under this facility totaling $248.0 million from six additional financial institutions.

•	On November 29, 2004, we sold $80.0 million total principal amount of new 6.0% Notes (the "November Notes") due 2014 to eight investors under the same indenture used for the $150.0 million unsecured financing completed during September 2004. The terms of the November Notes are identical to those of the Notes sold during September (as described previously in this document) with the following exceptions: (1) there were no warrants associated with the November Notes and (2) the original issue discount on the November Notes was approximately 14.7% versus 15.0% for the September Notes. The November Notes were sold at a discount which provided net proceeds totaling $68.1 million. The net proceeds are for general corporate purposes, including, but not limited to the purchase of equipment, retirement of debt, acquisitions, and/or working capital.

•	In December 2004, we completed two capital lease obligation transactions totaling $50.0 million, the proceeds of which were used for general corporate purposes.

•	In addition to the revolving credit facility mentioned previously, we paid-in-full three other secured lending facilities, totaling $37.0 million, during November 2004, including two facilities with Yardville National Bank (a subsidiary of an entity in which our Chief Executive Officer owns approximately five percent of the common stock and serves on the executive Committee of the Board of Directors.) Also in December 2004 we paid in full the remaining outstanding debt obligations of the container securitization.

          New Financings During 2005: During the nine months ended September 30, 2005, we received an additional $345.5 million in net financing commitments. Commitments were received totaling $370.5 million, which included a five year revolving credit facility of $122.5 million, and an additional $248.0 million under a financing facility originally established on November 1, 2004 from a group of financial institutions, while we cancelled a financing commitment for $25.0 million that existed as of December 31, 2004. This commitment was cancelled to allow the financial institution involved to provide a larger commitment to a $150.0 million facility already established during December 2004. On July 1, 2005, we utilized $30.0 million of this $150.0 million commitment to finance equipment purchases. As of September 30, 2005, total commitments of $510.1 million were available for future use under our existing lines of credit, excluding $66.0 million available under CAI's revolving credit facility.

          The additional commitment of $248.0 million brings the total committed under the November 2004 facility to $500.0 million. This financing is secured by shipping containers and related leases owned by a special purpose consolidated subsidiary of the Company and leased to various third parties. The financing allows for advances from time to time up to the amount of available collateral under the facility, subject to a maximum principal amount that may be outstanding under the facility of $500.0 million. The interest rate under this facility is LIBOR plus 175 basis points, with a reduction to LIBOR plus 150 basis points possible as our credit rating improves. This agreement, as amended, required that we enter into interest rate swap contracts in order to effectively convert at least seventy percent of the debt associated with operating lease equipment and ninety percent of the debt associated with direct financing leases from floating rate debt to fixed rate debt. On March 31, 2005, we entered into three interest rate swap contracts with original notional amounts totaling $204.9 million. These interest rate swap contracts satisfied this requirement for the amounts funded to date and converted a significant portion of the debt outstanding from floating rate debt to fixed rate debt. The facility has a two-year term, after which the outstanding balance will be paid out in full over 66 months if it is not refinanced. At September 30, 2005, $217.4 million of debt was outstanding under this facility and $282.6 million was available for future use.

          In addition, during February 2005, we entered into a lease arrangement with a Japanese lessor involving $29.9 million of equipment previously financed with a financial institution during December 2003 and May 2004. This transaction closed in two approximately equal tranches, the first of which occurred on February 28, 2005, and the second of which occurred on March 31, 2005. The lease ends in December 2008, and we have a fixed purchase option at that time that we expect to exercise. The aggregate fixed rate of interest on the lease is 7.44%. We received additional cash proceeds totaling $4.2 million at the February closing and $4.3 million at the March closing.

          During September 2005, we completed a secured revolving credit facility of $122.5 million for the financing of chassis equipment. The term of this facility is five years. The interest rate is set at LIBOR plus 1.375% until January 1, 2006, after which the rate is determined by a pricing grid related to a defined funded debt to tangible net worth ratio with interest rates ranging from LIBOR plus 1.00% to LIBOR plus 1.625%. We have utilized $15.0 million of this facility as of September 30, 2005.

          We also entered into a capital lease obligation transaction with a U.S. bank for $29.8 million during September 2005, which continues until September 2015. We have a bargain fixed purchase option at that time that we expect to exercise.

          On April 28, 2005, CAI replaced its $110.0 million secured revolving credit facility, which had an outstanding principal balance of $58.5 million as of March 31, 2005 (not including letters of credit in the aggregate amount of $6.0 million as of March 31, 2005), that was scheduled to expire on June 27, 2005 with a new secured revolving credit facility. The new credit facility has a total commitment amount of up to $175.0 million and was provided by a group of banks. The interest rate under the revolving line of credit varies depending upon whether the loans are characterized as base rate loans or Eurodollar rate loans. In addition, there is a commitment fee on the unused amount of the total commitment which fee is payable quarterly in arrears. The new credit facility provides that swing line loans (up to $10.0 million in the aggregate) and standby letters of credit (up to $15.0 million in the aggregate) will be available to CAI, which sublimits are part of, and not in addition to, the total commitment of $175.0 million under the new credit facility. The term of this revolving credit facility is three years. In connection with its first loan request under the new credit facility, CAI repaid the outstanding principal balance of $58.0 million on the existing revolving credit facility (plus interest and additional fees) and repaid $15.2 million of the amounts owed to us under the outstanding subordinated note issued by CAI to Interpool. At September 30, 2005, $103.0 million was outstanding under this facility. This senior credit facility contains various financial and other covenants. At September 30, 2005, CAI was in compliance with these covenants.

          As mentioned above, on April 28, 2005, CAI repaid $15.2 million of its $33.7 million subordinated note. This repayment returned this note to the original payment schedule that had been modified during 2002. The remaining balance of $18.5 million is scheduled to be repaid in eleven equal quarterly installments of approximately $1.7 million beginning on October 30, 2005 and ending on April 30, 2008. In addition, the financial covenants associated with this subordinated note were also amended.

          Debt Modifications During 2005: We elected not to renew the warehouse facility associated with our chassis securitization financing. As a result of this decision, the warehouse facility was not extended beyond the scheduled expiration date of March 31, 2005. Accordingly, based on the terms of the securitization financing, all cash flow from the securitization that would normally be received by us after the requirements of the securitization financing are satisfied will be used to pay down the warehouse facility until it is paid in full. In addition, based on the terms of the securitization financing, the interest rate on the warehouse facility was increased by 100 basis points as of March 31, 2005. At September 30, 2005, $13.3 million was outstanding under this facility.

          During the three months ended June 30, 2005, we, the holders of a majority in principal amount of our 6% Notes due 2014 (the "Notes") and holders of a majority of our common stock purchase warrants (the "Warrants"), and the warrant agent for the holders of the Warrants, entered into amendments to certain agreements relating to the outstanding Notes and Warrants. These amendments extended the dates by which we are required to take certain actions with respect to the Notes and Warrants. Specifically, the amendments (i) extended from April 30, 2005 to June 30, 2005 the date by which we were required to seek stockholder approval for the purpose of ratifying the issuance of the Series B Warrants, (ii) extended from May 1, 2005 to August 1, 2005 the date by which we were required to file a registration statement with the Securities and Exchange Commission (the "SEC") with respect to the Warrants, (iii) extended from May 1, 2005 to August 1, 2005 the date by which we were required to file a registration statement with the SEC with respect to the Notes, and (iv) extended from October 1, 2005 to November l, 2005 the date on which liquidated damages will become payable with respect to the Notes and/or the Warrants if they have not been registered with the SEC. The registration statements for both the Notes and the Warrants were submitted to the SEC on August 1, 2005 but as of the date of this filing these registration statements had not become effective. During October 2005, we, the holders of a majority in principal amount of the Notes and the holders of a majority of the Warrants entered into additional amendments which had the effect of extending from November 1, 2005 to February 1, 2006 the date on which liquidated damages will become payable with respect to the Notes and/or the Warrants if they have not been registered with the SEC. As a result of these amendments, we are obligated to use commercially reasonable efforts to have these registration statements declared effective by the SEC by January 6, 2006. If either of these registration statements is not effective by February 1, 2006, we would be required to pay liquidated damages to the holders of these securities based upon a value of $150.0 million for the Notes and $150.0 million for the Warrants. For the first 90 days, the amount of liquidated damages to be paid related to the Warrants and the Notes will be calculated using a rate of 0.25% per annum for each day the registration statements are not effective after February 1, 2006. This percentage will be increased by 0.25% for each 90 day period, until these conditions are met, up to a maximum of 1.00% per annum.

          In addition, we and the Indenture Trustee for the Notes entered into a Supplemental Indenture dated as of June 29, 2005 with the consent of the holders of a majority in principal amount of the outstanding Notes. The Supplemental Indenture amended the Indenture dated as of September 14, 2004 relating to the Notes to provide that all determinations of our consolidated net income for purpose of the restricted payments provisions in Section 4.7 of the Indenture shall be based upon our adjusted consolidated net income, after excluding the effect on net income of any gain or loss attributable to any valuation adjustment relating to the Warrants.

          During October 2005, the Investor Rights Agreement was amended to permanently eliminate the liquidated damages penalty for the Warrants described above once this registration statement for the Warrants is declared effective by the SEC.

          At a Special Meeting of our Stockholders held on June 30, 2005, holders of a majority of the outstanding shares of our Common Stock approved a resolution ratifying the issuance by us of the Series B Warrants and the issuance of Common Stock upon exercise of such Series B Warrants by the holders. This affirmative vote satisfied one of the requirements of the Warrant Agreement relating to the Warrants. As a result of this vote, the Series B Warrants are now exercisable to purchase shares of Common Stock in accordance with their terms.

          In July and August 1997, we issued $225.0 million of ten year notes, comprised of $150.0 million of 7.35% Notes due 2007 and $75.0 million of 7.20% Notes due 2007. The net proceeds from these offerings were used to repay secured indebtedness, to purchase equipment and for other investments. During the third quarter of 2005, we retired $21.2 million of the 7.35% Notes and $7.4 million of the 7.20% Notes and recognized pre-tax costs related to this retirement of $0.8 million which has been reflected within other income, net on the accompanying Condensed Consolidated Statements of Income. As of September 30, 2005, $94.2 million and $37.9 million principal amount of the 7.35% and 7.20% Notes, respectively, remains outstanding.

          Commitments: A commitment for $150.0 million was completed on December 29, 2004 and will be open for 364 days, after which it will either be renewed, refinanced or will be paid out in full over the following 48 months. The advance rate under this facility will be either 60% or 75% at our option. The interest rate is determined by a pricing grid and can range from LIBOR plus 140 to 180 basis points, depending upon our tangible debt to total net worth ratio (as defined in the agreement) or our corporate credit rating, and the advance rate chosen. As of December 31, 2004, the rate would be LIBOR plus 165 basis points at a 75% advance rate and LIBOR plus 150 basis points at a 60% advance rate. There is a commitment fee of 45 basis points per annum on any unused portion of this commitment, payable quarterly in arrears. Another commitment for $25.0 million was available for future use at December 31, 2004. This commitment was scheduled to be open until March 31, 2005, after which any unfunded portion of the commitment would expire. This commitment was subsequently cancelled during February 2005 to allow the financial institution to provide a larger commitment as part of the $150.0 million facility mentioned above. During the first quarter of 2005, we received additional commitments under a secured equipment financing established on November 1, 2004 totaling $248.0 million from six additional financial institutions. As of the date this registration statement was filed, $30.0 million of these additional commitments had been utilized.

          Container Securitization Facility: Effective October 1, 2003, a customer elected to return a portion of the equipment covered by a direct financing lease which had been included in a qualified special purpose entity as part of the lease securitization program. The equipment was subsequently leased to another customer under the terms of an operating lease agreement. As such, the lease could no longer be considered a financial asset and the Securitization Trust entity could no longer be treated as an off-balance sheet qualified special purpose entity for accounting purposes. Therefore, effective October 1, 2003, we consolidated the assets and liabilities of this special purpose entity and recorded the remaining obligation of this special purpose entity amounting to $17.8 million as debt and capital lease obligations on the Consolidated Balance Sheets. At December 31, 2003, $13.3 million of this debt remained outstanding. This debt was repaid in full during December 2004.

          Covenants: Under our secured equipment financing facility established during November 2004 (and most of our other debt instruments), we were required to maintain covenants (as defined in each agreement) for tangible net worth (the most stringent of which required us to maintain tangible net worth of at least $300.0 million), a fixed charge coverage ratio of at least 1.5 to 1 and a funded debt to tangible net worth ratio (as defined in the agreement) of not more than 4.0 to 1. A servicing agreement to which we are a party requires that we maintain a tangible net worth (including our 9.875% preferred capital securities due 2027) of at least $375.0 million plus 50% of any positive net income reported from October 1, 2004 forward. Additionally, under a credit agreement, we are required to maintain a security deposit in the aggregate amount of at least 80% of the outstanding loan balances, including interest. This amounted to $3.8 million and $4.8 million at September 30, 2005 and December 31, 2004, respectively and is included in other assets on the Condensed Consolidated Balance Sheet. At September 30, 2005, under a restriction in our 6.0% Note Indenture, approximately $35.6 million of retained earnings were available for dividends.

          Other: As of September 30, 2005, our commitments for future capital expenditures totaled approximately $107.9 million with approximately $69.9 million committed for the remainder of fiscal 2005. Our available liquidity at September 30, 2005, including $576.1 million available under credit facilities, was $698.3 million after deducting $23.4 million of cash held within the chassis securitization. Required debt repayments and capital lease payments for the next 12 months totaled $192.2 million. Based on our existing cash balances, financings closed, and our financial projections of operating cash flow for the future, we believe that we will have sufficient liquidity to grow our portfolio while meeting our obligations and commitments as they become due.

          In the past, cash on hand, cash flow from operations, borrowings under credit facilities and the net proceeds of the issuance of debt and equity securities has been sufficient to meet our working capital needs, capital expenditures and required debt repayments. We also expect to continue to rely in substantial part on long-term financing for the purchase of equipment or strategic acquisitions to expand our business in the future. We cannot assure that long-term financing will be available for these purposes on acceptable terms or at all. In addition, from time to time, we may explore new sources of capital both at the parent and subsidiary levels. We regularly evaluate financing proposals which, when coupled with available cash balances and funds available under commitments mentioned above, could be used for growth, for refinancing existing facilities and for working capital.

Settled Insurance Litigation

          In connection with an insurance claim related to the default of a South Korean customer and a subsequent lawsuit filed by the insurance carriers against us, on June 17, 2004 we signed an agreement settling the lawsuit and our claims under the policy. Under the terms of the settlement agreement, the insurance carriers paid us a total of $26.4 million during 2004. In addition, we received the right to retain any of the equipment we had recovered since the date of the claim. We recognized a pre-tax gain of $6.3 million related to the $26.4 million settlement, which is recorded in gain on insurance settlement on the Consolidated Statements of Income.

CAI

          In April 1998, we acquired a 50% common equity interest in CAI. CAI owns and leases its own fleet of containers and also manages, for a fee, containers owned by us and third parties. We entered into an operating relationship with CAI primarily to facilitate the leasing in the short-term market of containers coming off long-term operating lease, to gain access to new companies looking to lease containers on a long-term basis and to realize cost efficiencies from the operation of a coordinated container lease marketing group. For containers managed by CAI for us in the short-term market, we earn the net operating income and pay CAI a fee for managing our equipment and leasing it on our behalf. The calculation is based on the average daily net operating income of CAI's fleet of owned, leased-in and managed containers (including the portion of CAI's fleet that consists of our equipment) for each day such managed containers are part of the CAI fleet. The marketing group which is organized as our wholly-owned subsidiary, is responsible for soliciting container lease business for both us and for CAI, including long-term operating and direct financing lease business and short-term lease business on master lease agreements. We have a right to purchase all long-term operating and direct financing lease business generated by the marketing group, subject to offering to CAI, at cost, 10% of this long-term operating and direct financing lease business. By mutual agreement, CAI has purchased for its own account long-term operating and direct financing lease business generated by the marketing group in excess of such amount. In addition, on occasion, we have entered into transactions with CAI pursuant to which we have acquired equipment, and the related leases, from CAI on terms that resulted in a profit for CAI. Such equipment, as well as certain other containers purchased from time to time, are currently managed for us by CAI for a fee based upon the actual net operating income earned by such containers.

          In connection with the acquisition of our equity interest in CAI, we loaned CAI $33.7 million under a Subordinated Note Agreement (the "Note") that is collateralized by all containers owned by CAI as of April 30, 1998 or thereafter acquired, subject to the priority security interest lien of CAI's senior credit facility, except for certain excluded collateral. Interest on the Note is at an annual fixed rate of 10.5% and is payable quarterly. The original repayment terms required mandatory quarterly principal payments of $1.7 million beginning July 30, 2003 through April 30, 2008. The Note was subject to certain financial covenants and was cross-collateralized with CAI's senior credit facility, subject to the terms of a subordination agreement.

          On June 27, 2002, CAI entered into an amended $110.0 million senior revolving credit agreement with a group of financial institutions. To facilitate the closing of this new credit facility, we agreed to extend the repayment terms of our Note so as to require mandatory quarterly principal payments of $1.7 million beginning July 30, 2006 through April 30, 2011 and modified certain financial covenants in the Note. Interest on the Note continues to accrue at an annual fixed rate of 10.5% and is payable quarterly. The Note continues to be cross-collateralized with CAI's senior credit agreement, subject to the terms of an amended and restated subordination agreement. At the same time, we were provided a majority position on CAI's board of directors. As a result of these transactions and gaining a majority position on CAI's board, our financial statements include CAI as a consolidated subsidiary commencing June 27, 2002. Previously, CAI was accounted for under the equity method of accounting. Our share of the equity losses of CAI for the periods from January 1, 2002 through June 26, 2002 have been recorded in losses for investments accounted for under the equity method in the accompanying Consolidated Statements of Income. Since June 27, 2002, CAI's results of operations have been included in the appropriate captions on the accompanying Consolidated Statements of Income. The assets and liabilities of CAI at December 31, 2004 and 2003 have been included on the accompanying Consolidated Balance Sheets.

          A total of $65.0 million was outstanding under CAI's senior revolving credit facility at December 31, 2004. Borrowings under CAI's senior credit facility were secured by substantially all of CAI's assets, other than certain excluded assets, and were payable on June 27, 2005. The senior credit facility contained various financial and other covenants.

          In April 2004, we reached an agreement with CAI resolving differences in interpretation of certain provisions of the Operating and Administration Agreement (the "CAI Agreement") governing payment of appropriate remedial compensation when an age disparity develops between our containers managed by CAI and the balance of CAI's managed fleet. Pursuant to our agreement with CAI, we paid CAI $2.0 million for resolution of all disputes through February 29, 2004. The impact of this agreement was recorded by us during the three months ended March 31, 2004, as a reduction in consolidated pre-tax income of $1.0 million ($0.6 million net of tax). We anticipate that the earnings related to certain of our containers managed by CAI will be reduced to the extent the average age of such containers exceeds the average age of all other containers in CAI's fleet.

          On April 28, 2005, CAI replaced its $110.0 million secured revolving credit facility, which had an outstanding principal balance of $58.5 million as of March 31, 2005 (not including letters of credit in the aggregate amount of $6.0 million as of March 31, 2005), that was scheduled to expire on June 27, 2005 with a new secured revolving credit facility. The new credit facility has a total commitment amount of up to $175.0 million and was provided by a group of banks. The interest rate under the revolving line of credit varies depending upon whether the loans are characterized as base rate loans or Eurodollar rate loans. In addition, there is a commitment fee on the unused amount of the total commitment which fee is payable quarterly in arrears. The new credit facility provides that swing line loans (up to $10.0 million in the aggregate) and standby letters of credit (up to $15.0 million in the aggregate) will be available to CAI, which sublimits are part of, and not in addition to, the total commitment of $175.0 million under the new credit facility. The term of this revolving credit facility is three years. In connection with its first loan request under the new credit facility, CAI repaid the outstanding principal balance of $58.0 million on the existing revolving credit facility (plus interest and additional fees) and repaid $15.2 million of the amounts owed to us under the outstanding subordinated note issued by CAI to us. The senior credit facility contains various financial and other covenants.

          As mentioned above, on April 28, 2005 CAI repaid $15.1 million of its $33.6 million subordinated note with us. This repayment returned this note to the original payment schedule that had been modified during 2002. The remaining balance of $18.5 million is scheduled to be repaid in eleven equal quarterly installments of approximately $1.7 million beginning on October 30, 2005 and ending on April 30, 2008. In addition, the financial covenants associated with this subordinated note were also amended.

Chassis Holdings I, LLC

          For many years, The Ivy Group, a New Jersey general partnership composed directly or indirectly of certain of our current and former directors and executive officers, together with certain of its principals, leased chassis to our wholly-owned subsidiary Trac Lease, Inc. ("Trac Lease") for use in Trac Lease's business. As of January 1, 2001, Trac Lease leased a total of 6,047 chassis from The Ivy Group and its principals for an aggregate annual lease payment of approximately $2.6 million. On July 1, 2001, we restructured our relationship with The Ivy Group and its principals to provide us with managerial control over the 6,047 chassis previously leased by Trac Lease from The Ivy Group and its principals. As a result of the restructuring, the partners of The Ivy Group contributed these 6,047 chassis and certain other assets and liabilities to a newly formed subsidiary, Chassis Holdings I, LLC ("Chassis Holdings"), in exchange for $26.0 million face value of preferred membership units and 10% of the common membership units, and Trac Lease contributed 902 chassis and two thousand dollars in cash to Chassis Holdings in exchange for $3.0 million face value of preferred membership units and 90% of the common membership units. The preferred membership units are entitled to receive a preferred return prior to the receipt of any distributions by the holders of the common membership units. The value of the contributed chassis was determined by taking the arithmetic average of the results of independent appraisals performed by three nationally recognized appraisal firms in connection with our establishment of a chassis securitization facility in July 2000. As the managing member of Chassis Holdings, Trac Lease exercises sole managerial control over the entity's operations. Chassis Holdings leases all of its chassis to Trac Lease at a rental rate equal to the then current Trac Lease fleet average per diem. Chassis Holdings and the holders of the preferred membership units are party to a Put/Call Agreement providing that the holders of preferred units may put such units to Chassis Holdings under certain circumstances and Chassis Holdings has the right to redeem such units under certain circumstances. Chassis Holdings will be required to make certain option payments to the holders of the preferred membership units in order to preserve its right to redeem such units. Dividends paid on the common units and distributions on the preferred units totaling $3.1 million, $2.9 million and $3.1 million for the years ended December 31, 2004, 2003 and 2002, respectively, are included in minority interest (income)/expense, net in the accompanying Consolidated Statements of Income.

Chassis Distribution Agreement

          In April 2003, we agreed to become a 50% owner through an initial investment of $0.5 million of a limited liability company (the "LLC") formed with a foreign chassis manufacturer. The purpose of the LLC is to be the exclusive worldwide distributor of chassis built by this manufacturer and for us to share in the profits the LLC earns in selling these chassis to third parties. Under the terms of the Distribution agreement for this equipment, we have agreed to purchase at least 15,000 chassis at preferred pricing over a ten-year period, of which 5,651 chassis were purchased or ordered by us through December 31, 2004. We may elect to purchase additional equipment during the ten-year period at identical terms. The LLC began operations during the second quarter of 2003. We consolidate the financial statements of the LLC.

Share Repurchases

          In December 2004, Warren L. Serenbetz (a former member of our Board of Directors) advised us that he intended to exercise 668,438 stock options which represented the remaining options issued to him under the terms of the 1993 Stock Option Plan. In addition, Mr. Serenbetz requested, and the Compensation Committee of the Board of Directors allowed him, to exercise these options on a cashless basis. These options had an exercise price of $10.25 per share and the market value at the date he exercised his options was $22.05 per share.

          In connection with the cashless exercise feature, we withheld 310,725 shares with a market value of $6.9 million representing the cost to Mr. Serenbetz of exercising these options. In addition, we withheld 110,086 shares with a market value of $2.4 million representing the amounts advanced to Mr. Serenbetz for the payment of his minimum taxes related to the exercise. The remaining 247,627 shares were issued to Mr. Serenbetz.

          The 420,811 shares withheld by the Company for the exercise price of the options and Mr. Serenbetz's minimum taxes have been recorded as treasury shares, at their market value at the date of exercise on the accompanying Consolidated Balance Sheets. The exercise also resulted in the issuance of 668,438 shares at a par value of $.001 and increased additional paid-in-capital by $6.9 million. In addition, since these options were granted to Mr. Serenbetz as compensation for services rendered, we are entitled to claim a tax deduction for non-employee compensation on our 2004 federal tax return. Since we did not recognize compensation expense on the grant or exercise of these options, the tax benefit (amounting to $3.1 million) has been recorded as additional paid-in-capital at the time these options were exercised.

          During 2002, we purchased 9,300 shares for an aggregate price of $0.13 million. No shares were repurchased during 2003.

          In September 2005, Mr. Raoul Witteveen, former President of the Company, advised the Company that he intended to exercise 500,000 stock options under the terms of the 1993 Stock Option Plan. These options had an exercise price of $10.25 per share and the market value at the date he exercised his options was $17.99 per share. In accordance with the terms of the 1993 Stock Option Plan, Mr. Witteveen paid the aggregate exercise price for these options by tendering to the Company a total of 284,880 shares of the Company's common stock he then owned, which under the 1993 Stock Option Plan were valued at their total fair market value based on the market price of the common stock at the date of exercise. In addition, Mr. Witteveen reimbursed the Company in cash for the tax withholding related to the exercise.

           The 284,880 shares delivered to the Company have been recorded as treasury shares, at their market value at the date of exercise on the accompanying Condensed Consolidated Balance Sheets. The exercise resulted in the issuance of 500,000 shares at a par value of $.001 and increased additional paid-in-capital by approximately $5.1 million. In addition, since these options were granted to Mr. Witteveen as compensation for services rendered, the Company is entitled to claim a tax deduction for non-employee compensation on its 2005 federal tax return. A tax benefit for the difference between the market price of the stock as of the modification date and the exercise price was recorded in October 2003 at the time the Company recognized compensation expense relating to a modification of the options . The increase in the stock price from the modification date ($16.47 per share) to the exercise date ($17.99 per share) resulted in an additional tax benefit (amounting to $304,000) which has been recorded as additional paid-in-capital at the time these options were exercised in 2005.

           On October 3, 2005, Mr. Raoul Witteveen, former President of the Company, exercised his remaining 640,000 options under the terms of the 1993 Stock Option Plan. These options had an exercise price of $10.25 per share and the shares had a market value of $18.32 per share at the exercise date. In connection with the exercise, Mr. Witteveen remitted $6.6 million in cash to the Company for the exercise of the options and an additional sum to pay for his estimated tax withholding. The exercise resulted in the issuance of 640,000 shares at a par value of $.001 and increased additional paid-in-capital of approximately $6.6 million. In addition, since these options were granted to Mr. Witteveen as compensation for services rendered, the Company is entitled to claim a tax deduction for non-employee compensation on its 2005 federal tax return. A tax benefit for the difference between the market price of the stock as of the modification date and the exercise price was recorded in October 2003 at the time the Company recognized compensation expense relating to a modification of the options. The increase in the stock price from the modification date ($16.47 per share) to the exercise date ($18.32 per share) resulted in an additional tax benefit (amounting to $474,000) which has been recorded as additional paid in-capital during the fourth quarter of 2005.

Potential Repatriation of Foreign Earnings

          In October 2004, The American Jobs Creation Act of 2004 (the "Act") was signed into law. The Act creates a temporary incentive for us to repatriate, before December 31, 2005, accumulated income earned abroad at an effective U.S. federal tax rate of 5.25%. We are currently evaluating the effects of the Act's repatriation provision and expect to complete and execute our plan, if any, by December 31, 2005. Should we decide to repatriate all or any portion of these unremitted foreign earnings, which at December 31, 2004 did not exceed $500.0 million (the limitation under the Act), a one-time charge, based on the 5.25% statutory U.S. federal tax rate in the Act, would be recorded to the Condensed Consolidated Statement of Income at the time we complete our evaluation of the amounts to be repatriated. Aside from the possibility that we may decide to repatriate all or a portion of our unremitted foreign earnings prior to December 31, 2005, we do not intend to make any other change to our policy of indefinitely reinvesting accumulated earnings of Interpool Limited and expect to continue this policy in 2006.

United States Federal Income Tax

          We are subject to federal and state income taxes as a Subchapter "C" corporation under the Internal Revenue Code. Interpool, Trac Lease and other United States subsidiaries file a consolidated United States federal income tax return. This consolidated group is liable for federal income taxes on its worldwide income.

          Personal Holding Company Issues. The federal income tax laws have two requirements for classifying a company as a personal holding company. We and our subsidiaries currently satisfy the first requirement, the ownership of more than 50% of the value of Interpool's stock by five or fewer individuals. Whether or not we or any of our subsidiaries satisfy the second requirement (that at least 60% of such corporation's adjusted ordinary gross income constitutes personal holding company income) will depend upon such corporation's income mix.

          Based upon the operating results for 2004, we will not be considered a personal holding company for federal income tax purposes for 2004. If we or any of our subsidiaries were classified as a personal holding company for federal income tax purposes, in addition to our regular federal income tax liability, our undistributed personal holding company income (generally taxable income with certain adjustments, including a deduction for federal income taxes and dividends paid) would be subject to a personal holding company tax at the rate of 15%. Management anticipates that for the immediate future, our current level of dividends will be sufficient to avoid having any undistributed personal holding company income, and thus does not anticipate that any personal holding company tax will be imposed. There can be no assurance, however, that we will not at some point in the future become liable for personal holding company tax. Furthermore, we may at some point in the future elect to increase the dividend rate on our common stock in order to avoid personal holding company tax.

          We have incurred certain losses from leasing activities that are characterized for tax purposes as "Suspended Passive Activity Losses." These losses can be carried forward indefinitely to offset income from future leasing activities. As of December 31, 2004, such suspended passive activity loss carryovers, including the passive activity loss carryovers of CAI, totaled approximately $356.0 million.

          Interpool Limited. Under certain circumstances, Interpool may be liable for United States federal income taxes on earnings of Interpool Limited and any other foreign subsidiaries of ours, whether or not such earnings are distributed to us. This would occur if Interpool Limited realized "Subpart F income" as defined in the Code, if it were deemed to be a foreign personal holding company, or if it were to have an increase in earnings invested in United States property.

          Subpart F income includes foreign personal holding company income, such as dividends, interest and rents. Although a substantial portion of Interpool Limited's income consists of rents from container leasing activities, we believe that such rents are not Subpart F income because they are derived from the active conduct of a trade or business and received from unrelated persons. However, Interpool Limited has received some dividend and interest income in past years, which was taxed as Subpart F income.

          If Interpool Limited were treated as a foreign personal holding company for any year, we would be taxed on the amount we would have received if Interpool Limited had distributed all its income to us as a dividend. However, based on the operating results for 2004, Interpool Limited will not be considered a foreign personal holding company for 2004. The American Jobs Creation Act of 2004 repealed the foreign personal holding company provisions beginning after December 31, 2004.

          A parent company is also subject to taxation when a foreign subsidiary increases the amount of its earnings invested in United States property during any calendar year. We do not expect that Interpool Limited will invest any earnings in United States property.

          No deferred U.S. Federal income taxes have been provided on the unremitted earnings of Interpool Limited since it is the Company's intention to indefinitely reinvest such earnings. At December 31, 2004, unremitted earnings of this subsidiary were approximately $334.0 million. The deferred U.S. Federal Income taxes related to the unremitted earnings of this subsidiary would be approximately $110.0 million, assuming these earnings are taxable at the U.S. statutory rate, net of foreign tax credits. We are now exploring the implications of the repatriation provision recently enacted by the American Jobs Creation Act of 2004, but we have not yet decided whether to repatriate any unremitted earnings.

          United States/Barbados income tax convention. Interpool Limited's business is managed and controlled in Barbados; it also has a permanent establishment in the United States. Under the income tax convention between the United States and Barbados, including any protocols and amendments (the "pre-2005 Treaty"), any profits of Interpool Limited from leasing of containers used in international trade generally are taxable only in Barbados and not in the United States.

          Interpool Limited has been entitled to the benefits of the Tax Convention for each year by satisfying the two-pronged test to the "limitation of benefits" provision: (1) more than 50% of the shares of Interpool Limited were owned, directly or indirectly, by any combination of individual United States residents or citizens (the "51% U.S. ownership test"), and (2) its income was not used in substantial part, directly or indirectly, to meet liabilities to persons who are not residents or citizens of the United States (the "base erosion test"). We believe Interpool Limited passed both of these tests and was eligible for the benefits of the pre-2005 Treaty through December 31, 2004. If Interpool Limited had ceased to be eligible for the benefits of the pre-2005 Treaty, a substantial portion of its income would become subject to the 35% United States federal income tax and the 30% branch profits tax.

          The Tax Convention does not afford Interpool Limited any relief from the personal holding company tax or any other tax that may be imposed on the undistributed earnings of a Barbados corporation. However, based on the operating results for 2004, Interpool Limited will not be considered a foreign personal holding company and there will be no personal holding company tax for 2004. The American Jobs Creation Act of 2004 repealed the foreign personal holding company provisions beginning after December 31, 2004.

          July 2004 Protocol to the United States and Barbados Tax Treaty. On July 14, 2004, the United States and Barbados signed a protocol to the pre-2005 Treaty which was ratified on December 20, 2004 ("post-2004 Treaty") that contains a more restrictive limitation on benefits provision than the pre-2005 Treaty. The post-2004 Treaty took effect on January 1, 2005 following its ratification by the United States Senate and the government of Barbados on December 20, 2004. Under the post-2004 Treaty, in addition to having to satisfy the 51% U.S. ownership and base erosion tests described above, Interpool Limited is only eligible for Treaty benefits with respect to its container rental and sales income if Interpool, Inc. is listed on a "recognized stock exchange" and Interpool, Inc.'s stock is "primarily" and "regularly" traded on such exchange.

          During April 2004 Interpool, Inc. was de-listed by the New York Stock Exchange. During this de-listing, our common stock was traded on the over-the-counter market under the symbol IPLI. In December 2004, after making all delinquent SEC filings, we applied for relisting on the New York Stock Exchange. On January 13, 2005 our common stock was re-listed on the New York Stock Exchange; a "recognized stock exchange" within the meaning of the post-2004 Treaty. Interpool believes this listing and its current trading volume satisfies the "primarily" and "regularly" traded requirements of the post-2004 Treaty, and Interpool Limited qualified for benefits under the post-2004 Treaty on January 13, 2005. We have estimated there should be no U.S. current tax expense for the period January 1, 2005 to January 12, 2005.

          Barbados tax returns. As a company resident in Barbados, Interpool Limited is required to file tax returns in Barbados and pay any tax liability to Barbados. Prior to the third quarter of 2005, no Barbados tax returns had been prepared or filed for Interpool Limited for any period subsequent to its 1997 tax year. As of September 30, 2005, all previously outstanding Barbados tax returns (1998-2004 tax years) were filed. There was no material underpayment of taxes, interest or penalties (other than a nominal late filing penalty) with the filing of these returns.

State and Local Taxes

          Income taxes. Interpool and Trac Lease are liable for state and local income taxes on their income, and Interpool Limited is liable for state and local income taxes on its earnings attributable to operations in the United States.

          Sales tax. To date, Interpool, Trac Lease and Interpool Limited generally have not paid sales taxes on their long-term leasing revenues to the states in which they conduct business because management has believed such revenues to be exempt from state sales taxes on several grounds, including a long-standing interpretation of the Commerce Clause of the United States Constitution that would prohibit the imposition of a tax on cargo containers and chassis used primarily for transportation of goods in interstate commerce or international trade. Under the terms of our equipment leases, in the event sales tax is imposed, we would generally be entitled to recover any such sales tax from our lessees. Interpool and Trac Lease do, however, collect and remit sales tax on their short-term chassis pool (intrastate) activity.

Inflation

          Management believes that inflation has not had a material adverse effect on our results of operations. In the past, the effects of inflation on administrative and operating expenses have been largely offset through economies of scale achieved through expansion of the business.

Critical Accounting Policies and Estimates

          The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to use judgment in making estimates and assumptions that affect reported amounts of assets and liabilities, the reported amounts of income and expense during the reporting period and the disclosure of contingent assets and liabilities at the date of the financial statements. Management has identified the policies and estimates below as critical to our business operations and the understanding of our results of operations. These policies and estimates are considered critical due to the existence of uncertainty at the time the estimate is made, the likelihood of changes in estimates from period to period and the potential impact that these estimates can have on our financial statements. The following accounting policies and estimates include inherent risks and uncertainties related to judgments and assumptions made by management. Management's estimates are based on the relevant information available at the end of each period.

          Allowance for Doubtful Accounts — The allowance for doubtful accounts is set on a quarterly basis and is based on the risk profile of the receivables, credit quality indicators such as the level of past due amounts and non-performing accounts and economic conditions, as well as the value of underlying collateral. Changes in economic conditions or other events may necessitate additions or deductions to the allowance for doubtful accounts. The allowance is intended to provide for losses inherent in the accounts receivable, and requires the application of estimates and judgments as to the outcome of collection efforts and the realization of collateral, among other things.

          Accounting for Leasing Equipment — Long-lived assets are depreciated on a straight-line basis over their estimated useful lives to residual values that approximate fair value. Equipment useful lives are based upon actual experience in our fleet as well as the useful lives assigned to the equipment by independent appraisers. We continue to review our depreciation policies on a regular basis to evaluate if changes have taken place that would suggest that a change in the depreciation policies is warranted. Periodically a determination is made as to whether the carrying amount of the fleet exceeds its estimated future undiscounted cash flows. In addition, all idle equipment is evaluated to determine whether the units will be repaired and returned to service or sold based upon the best economic alternative. Assets to be disposed are reported at the lower of the carrying amount or fair value.

          Lease Residual Values — Operating lease equipment is carried at cost less accumulated depreciation and is depreciated to estimated residual values using the straight-line basis of depreciation over their estimated useful lives. Direct financing leases are recorded at the aggregated future minimum lease payments, including any bargain or economically compelled purchase options granted to the customer, less unearned income. We generally bear greater risk in operating lease transactions (versus direct financing lease transactions) due to redeployment costs and related risks that are avoided under a direct financing lease. Management performs annual reviews of the estimated residual values which can vary depending on a number of factors.

          Goodwill — Goodwill, in accordance with SFAS No. 142, Goodwill and Other Intangible Assets ("SFAS 142") is reviewed for possible impairment at least annually during the fourth quarter of each fiscal year. A review of goodwill may be initiated prior to conducting the annual analysis if events or changes in circumstances indicate that the carrying value of goodwill may be impaired. During this review, management relies on a number of factors including operating results, business plans, economic projections, anticipated future cash flows and market place data.

          Accounting for Customer Defaults — We have sought to reduce credit risk by maintaining insurance against customer insolvency and equipment related losses. We cease the recognition of lease revenues for amounts billable to the lessee after the lease default date at the time we determine that such amounts are not probable of collection from the lessee. In connection with the accounting for the insurance policy, we record a receivable which is limited to the actual costs incurred or losses recognized that would have been billable to the lessee pursuant to the lease contract (which are also covered by the insurance contract). Items that are covered under the insurance contract, for amounts billable to the lessee in accordance with the lease, that are in excess of costs incurred and losses recognized by us, are considered a gain contingency.

          Derivative Financial Instruments — We utilize interest rate swaps to hedge against the effects of future interest rate fluctuations. We do not enter into derivative financial instruments for trading or speculative purposes.

          On January 1, 2001, we adopted SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities ("SFAS 133"). Derivative instruments are included in the Consolidated Balance Sheet at their fair values in accounts payable and accrued expenses and changes in fair values are recognized immediately in earnings, unless the derivatives qualify as hedges of future cash flows. For derivatives qualifying as hedges of future cash flows, the effective portion of changes in fair value is recorded temporarily in accumulated other comprehensive loss as a separate component of equity, and contractual cash flows, along with the related impact of the hedged items, continue to be recognized in earnings. Any ineffective portion of a hedge is reported in current earnings. Amounts accumulated in other comprehensive loss are reclassified to earnings in the same period that the hedged transaction impacts earnings.

          The net interest differential, including premiums paid or received, if any, on interest rate swaps, is recognized on an accrual basis as an adjustment to interest expense to correspond with the hedged position. We may, at our discretion, terminate or redesignate any interest rate swap agreement prior to maturity. At that time, any gains or losses on termination would continue to amortize into income to correspond to the recognition of interest on the hedged debt. If such debt instrument was also terminated, the gain or loss associated with the terminated derivative included in accumulated other comprehensive loss at the time of termination of the debt would be recognized in the Consolidated Income Statement at that time.

          Warrant Valuation — Our outstanding warrants are classified as a liability in accordance with EITF 00-19, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company's Own Stock. Under the provisions of EITF 00-19, a contract designated as an asset or liability must be carried at fair value until the contract meets the requirements for treatment as equity, until the contract is exercised or until the contract expires. Accordingly, future changes to the fair market value of these Warrants have the potential to cause volatility in our future results. Because these Warrants are classified as a liability, any increase in the fair market value of the Warrants will result in an additional non-cash expense to the Consolidated Statements of Income. If the fair market value of the Warrants decreases in the future, we will record non-cash income in our Consolidated Statements of Income. We estimate the fair value of our Warrants on a quarterly basis using a lattice model.

          Income Taxes — Deferred tax liabilities and assets are recognized for the expected future tax consequences of events that have been reflected in the Consolidated Financial Statements. Deferred tax liabilities and assets are determined based on the differences between the book values and the tax basis of particular assets and liabilities, using tax rates in effect for the years in which the differences are expected to reverse. A valuation allowance is provided to offset any net deferred tax assets if, based upon the available evidence which may be subject to management estimates, it is more likely than not that some or all of the deferred tax assets will not be realized.

          In certain situations, a taxing authority may challenge positions adopted in our income tax filings. We may apply a different tax treatment for these selected transactions in filing the tax return than for income tax financial reporting purposes. We regularly assess the tax positions for such transactions and include reserves for those differences in position. The reserves are utilized or reversed once the statute of limitations has expired or the matter is otherwise resolved. In addition, we believe the ultimate outcome of these matters will not have a material impact on the Company's financial condition or liquidity.

          Through December 31, 2004 we claimed tax benefits under an income tax convention between the United States and Barbados ("pre-2005 Treaty"), the jurisdiction in which our subsidiary, Interpool Limited, operates our container business, is incorporated. Specifically, under the pre-2005 Treaty, any profits of Interpool Limited from leasing of containers used in international trade generally are taxable only in Barbados at an approximate 3% tax rate, and not in the United States. Interpool Limited was entitled to the benefits of the tax convention for each year that more than 50% of the shares of Interpool Limited were owned, directly or indirectly, by any combination of individual United States residents or citizens (the "51% U.S. ownership test") and its income was not used in substantial part, directly or indirectly, to meet liabilities to persons who were not residents or citizens of the United States (the "base erosion test"). We believe Interpool Limited passed both of these tests through December 31, 2004.

          Historically, no deferred U.S. Federal income taxes have been provided on the unremitted earnings of the subsidiary since it is our past practice and future intention to permanently reinvest such earnings. We have documented our ability to reinvest earnings generated annually from our international operations. This documentation contains certain management judgments and estimates of economic conditions and the future demand for containers. Any unremitted earnings that we would be unable to reinvest in our international operations could be subject to taxation at United States tax rates. We are now exploring the implications of the repatriation provision contained in the American Jobs Creation Act of 2004, but we have not yet decided whether to repatriate any unremitted earnings.

          On July 14, 2004, the United States and Barbados signed a protocol to the pre-2005 Treaty which was ratified on December 20, 2004 ("post-2004 Treaty") that contains a more restrictive limitation on benefits provision than the pre-2005 Treaty. The post-2004 Treaty took effect on January 1, 2005 following its ratification by the United States Senate and the government of Barbados on December 20, 2004. Under the post-2004 Treaty, in addition to having to satisfy the 51% U.S. ownership and base erosion tests described above, Interpool Limited is only eligible for Treaty benefits with respect to its container rental and sales income if Interpool, Inc. is listed on a "recognized stock exchange" and Interpool, Inc.'s stock is "primarily" and "regularly" traded on such exchange.

          As described elsewhere in this registration statement, on January 13, 2005 our common stock was listed on the New York Stock Exchange; a "recognized stock exchange" within the meaning of the post-2004 Treaty. Interpool believes this listing and its current trading volume satisfies the "primarily" and "regularly" traded requirements of the post-2004 Treaty, and that Interpool Limited qualified for benefits under the post-2004 Treaty on January 13, 2005. We have estimated there should be no U.S. current tax expense for the period January 1, 2005 to January 12, 2005.

Recent Accounting Pronouncements

          In May 2005, the FASB issued SFAS No. 154, Accounting Changes and Error Corrections—A Replacement of APB Opinion No. 20 and FASB Statement No. 3 ("SFAS 154"). SFAS 154 requires retrospective application to prior periods' financial statements of changes in accounting principle. It also requires that the new accounting principle be applied to the balances of assets and liabilities as of the beginning of the earliest period for which retrospective application is practicable and that a corresponding adjustment be made to the opening balance of retained earnings for that period rather than being reported in an income statement. The statement will be effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2004. The Company does not expect the adoption of SFAS 154 to have a material effect on the Company's consolidated financial position or results of operations.

          In March 2005, the FASB issued FASB Interpretation No. 47, Accounting for Conditional Asset Retirement Obligations ("FIN 47"). The interpretation requires companies to recognize a liability for the fair value of a legal obligation to perform asset retirement activities that are conditional on a future event if the amount can be reasonably estimated. FIN 47 is effective for fiscal years ending after December 15, 2005. The Company has not yet determined the impact, if any, of FIN 47 on its financial statements.

          In December 2004, the FASB published SFAS No. 123(R), Share-Based Payment, ("SFAS 123 (R)") which was to be effective for periods beginning after June 15, 2005. In April 2005, the effective date was amended. SFAS 123(R) will now be effective for annual periods beginning after June 15, 2005. As a result of this change, the Company will be required to adopt SFAS 123(R) on January 1, 2006. We currently account for our stock option plans in accordance with SFAS No. 148, Accounting for Stock-Based Compensation ("SFAS 148"). This Statement amends SFAS No. 123, Accounting for Stock-Based Compensation ("SFAS 123"), which allows for the retention of principles within Accounting Principles Board Opinion 25, Accounting for Stock Issued to Employees ("APB 25"). As permitted, we have chosen to continue to account for stock-based compensation using the intrinsic value method described in APB 25 and related interpretations. APB 25 generally requires compensation costs, if any, to be recognized for the difference between the exercise price and the market price of the underlying stock on the date of the grant. Alternatively, SFAS 123 employs fair value-based measurement and generally results in the recognition of compensation expense for all stock-based awards. The adoption of SFAS 123(R) will require the recognition of compensation expense for all share-based compensation. Based on the number of options currently outstanding, the adoption of SFAS 123(R) is not expected to have a significant impact on our financial condition or results of operations. However, all future grants of share-based compensation will result in the recognition of compensation expense.

Quantitative and Qualitative Disclosures About Market Risk

          Interest Rate Risk. The nature of our business exposes us to market risk arising from changes in interest rates. We manage interest rate risk to protect margins on existing transactions. Interest rate risk is the risk of earnings volatility attributable to changes in interest rates. Additionally, we consider interest rate swap contracts as an integral part of our borrowing transactions. We seek to mitigate our exposure by entering into amortizing interest rate swap contracts, which coincide with the principal and maturity of the underlying debt instruments hedged. We do not use leveraged swaps and do not use leverage in any of our investment activities that would put principal capital at risk.

          The following table sets forth principal cash flows and related weighted average interest rates by expected maturity dates for debt and capital lease obligations at September 30, 2005:

                              Total                      13-24        25-36        37-48        49-60
 (Dollars in Thousands)    Obligation    0-12 months    months       months       months       months     Thereafter
 ----------------------    ----------    -----------    ------       ------       ------       ------     ----------
Variable rate facilities    $273,021      $25,453      $36,624     $133,771      $25,005      $45,986       $6,182
Average interest rate %                      5.4%         5.4%         5.4%         5.5%         5.4%         5.4%

Fixed rate facilities(1)   1,403,322      166,718      235,272       88,117      104,424       80,982      727,809
Average interest rate %                       6.8%        6.8%         6.9%          7.0         7.1%         7.1%

Total Debt                $1,676,343     $192,171     $271,896     $221,888     $129,429     $126,968     $733,991
Average interest rate %                      6.6%         6.6%         6.8%         6.9%         7.1%         7.1%

__________

(1) These fixed rate facilities include variable instruments that have been effectively converted to fixed rate debt through the use of interest rate swap agreements.

          The principal amount of debt and capital lease obligations payable under fixed rate contracts was $878.8 million at September 30, 2005. Remaining debt and capital lease obligations of $797.5 million are payable under floating rate arrangement, of which $524.5 million has been effectively converted to fixed rate debt through the use of interest rate swap agreements.

          Based on outstanding debt balances at September 30, 2005 of variable rate facilities, which have not been effectively converted to fixed rate debt through the use of interest rate swaps, a 10% change in variable interest rates would have resulted in approximately a $1.1 million change in pre-tax earnings.

          Credit Risk. We maintain detailed credit records about our customers. Our credit policy sets different maximum exposure limits for our customers. Credit criteria may include, but are not limited to, customer trade route, country, social and political climate, assessments of net worth, asset ownership, bank and trade credit references, credit bureau reports, operational history and financial strength.

          We seek to reduce credit risk by maintaining insurance coverage against customer insolvency and related equipment losses. We maintain contingent physical damage, recovery and loss of revenue insurance, which provides coverage in the event of a customer's insolvency, bankruptcy or default giving rise to our demand for return of all of our equipment. The policy covers the cost of recovering our equipment from the customer, including repositioning cost, damage to the equipment and the value of equipment which could not be located or was uneconomical to recover. It also covers a portion of the equipment leasing revenue that we might lose as a result of the customer's default (i.e., up to 180 days of lease payments following an occurrence under the policy). The policy, which expired on April 30, 2005, included coverage of $9.0 million with a $3.0 million deductible, per occurrence. This policy has been renewed for an additional one year term commencing April 30, 2005. The new policy includes coverage of $13.0 million with a $2.0 million deductible, per occurrence. This coverage automatically renews for at least two additional one-year terms on each anniversary of the commencement date. All renewals are subject to maintaining a claim experience that does not exceed stated percentages of the policy premiums. There can be no assurance that this or similar coverage will be available in the future or that such insurance will cover the entirety of any loss.

          At September 30, 2005, approximately 45% of accounts receivable and 73% of the net investment in direct financing leases were from customers outside of the United States.

          At September 30, 2005, our top 25 customers represented approximately 76% of consolidated billings, with no single customer accounting for more than 8.3%.

          Allowance for Doubtful Accounts. The allowance for doubtful accounts includes our estimate of allowances necessary for receivables on both operating and direct financing lease receivables. The allowance for doubtful accounts is developed based on two key components (1) specific reserves for receivables which are impaired for which management believes full collection is doubtful and (2) reserves for estimated losses inherent in the receivables based upon historical trends. We believe our allowance for doubtful accounts is adequate to provide for credit losses inherent in our accounts receivable. The allowance for doubtful accounts is intended to provide for losses inherent in the accounts receivable, and requires the application of estimates and judgments as to the outcome of collection efforts and the realization of collateral, among other things. In addition, changes in economic conditions or other events may necessitate additions or deductions to the allowance for doubtful accounts. When evaluating our operating and direct financing lease receivables for impairment, we consider, among other things, the level of past-due amounts of the respective receivable, the borrower's financial condition, credit quality indicators of the borrower, the value of underlying collateral and third party credit enhancements such as guarantees and insurance policies. Once a direct financing lease is determined to be non-performing, our procedures provide for the following events to take place in order to evaluate collectibility:

•	The past due amounts are reclassified to accounts receivable,

•	The equipment value supporting such direct financing lease is reclassified to leasing equipment, and

•	Collectibility is evaluated, taking into consideration equipment book value and the total outstanding receivable, as well as the likelihood of collection through the recovery of equipment.

          The adequacy of our allowance for doubtful accounts is provided based upon a quarterly review of the collectibility of our receivables. This review is based on the risk profile of the receivables, credit quality indicators such as the level of past-due amounts and economic conditions, as well as the value of underlying collateral in the case of direct financing lease receivables.

          Non-performing receivables totaled $11.2 million at September 30, 2005 compared with $12.5 million at December 31, 2004. Reserves of $10.7 million and $11.8 million, respectively, have been established against these non-performing receivables. During the first nine months of 2005, receivable write-offs net of recoveries totaled $1.5 million as compared with $2.3 million for the same period in 2004.

Controls and Procedures

           (a) Management's Conclusion Regarding the Effectiveness of Disclosure Controls and Procedures

          The Company maintains disclosure controls and procedures that are designed to ensure that information required to be disclosed in its reports filed or submitted pursuant to the Securities Exchange Act of 1934, as amended ("Exchange Act"), is recorded, processed, summarized and reported within the time periods specified in the Securities and Exchange Commission's rules and forms, and that information required to be disclosed by the Company in its Exchange Act reports is accumulated and communicated to management, including the Company's Chief Executive Officer and Chief Financial Officer, to allow timely decisions regarding required disclosure.

          Under the supervision and with the participation of its management, including the Company's Chief Executive Officer and Chief Financial Officer, the Company carried out an evaluation of the effectiveness of the design and operation of the Company's disclosure controls and procedures pursuant to Exchange Act Rule 13a-15(e) and 15d-15(e) as of December 31, 2004 and as of September 30, 2005.  Based upon that evaluation, the Company's Chief Executive Officer and Chief Financial Officer concluded that the Company's disclosure controls and procedures were not effective as of such dates due to the material weaknesses described below in Management's Report on Internal Control Over Financial Reporting.

          In light of these material weaknesses, in preparing its Consolidated Financial Statements as of and for the fiscal year ended December 31, 2004 and the nine months ended September 30, 2005, the Company performed additional analyses and other post-closing procedures in regard to the material weaknesses noted below to ensure the Company's Consolidated Financial Statements for the fiscal year ended December 31, 2004 and the nine months ended September 30, 2005 have been prepared in accordance with U.S. generally accepted accounting principles.

           (b) Management's Report on Internal Control Over Financial Reporting

          The Company's management is responsible for establishing and maintaining adequate internal control over financial reporting, as such term is identified in Exchange Act Rule 13a-15(f). The Company's internal control system is a process designed to provide reasonable assurance to the Company's management, Board of Directors and shareholders regarding the reliability of financial reporting and the preparation and fair presentation of financial statements for external reporting purposes in accordance with U.S. generally accepted accounting principles.

          The Company's internal control over financial reporting includes policies and procedures that pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect transactions and disposition of assets; provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with U.S. generally accepted accounting principles, and that receipts and expenditures are being made only in accordance with the authorization of its management and directors; and provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company's assets that could have a material effect on its financial statements.

          All internal control systems, no matter how well designed, have inherent limitations. Therefore, even those systems determined to be effective can provide only reasonable assurance with respect to financial statement preparation and presentation. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

          Management assessed the effectiveness of the Company's internal control over financial reporting as of December 31, 2004. In making this assessment, the Company used the control criteria framework of the Committee of Sponsoring Organizations ("COSO") of the Treadway Commission published in its report entitled Internal Control-Integrated Framework. As a result of their assessment, management identified material weaknesses in the Company's internal control over financial reporting. Based on the material weaknesses identified as described below, management concluded that the Company's internal control over financial reporting was not effective as of December 31, 2004. The independent registered public accounting firm that audited the Company's Consolidated Financial Statements has issued an audit report on management's assessment of, and the effectiveness of, the Company's internal control over financial reporting as of December 31, 2004. This report appears below in subsection (c).

          A material weakness is a control deficiency, or combination of control deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected. As a result of its assessment, the Company has identified the following material weaknesses in internal control over financial reporting as of December 31, 2004:

•	Financial reporting policies and procedures. The Company lacked sufficient policies and procedures to ensure preparation of financial information in accordance with U.S. generally accepted accounting principles, as follows:

•	Non-routine transactions. The Company lacked effective communication and review of the accounting for certain non-routine transactions. As an example, there was inadequate communication regarding the exercise of stock options between management and the accounting and tax departments. As a result, the tax benefit associated with the exercise of the stock options was not correctly accounted for as additional paid in capital. In addition, the Company did not consider all of the factors and assumptions in determining the fair value of two series of warrants issued in connection with a long-term debt agreement. These errors resulted in material misstatements which were detected and corrected prior to issuance of the Company's 2004 Consolidated Financial Statements.

•	Elimination of intercompany transactions. The Company lacked policies and procedures for identifying and reviewing the propriety of the elimination entries within its consolidation on a timely basis. During the preparation of its Form 10-Q for the third quarter of 2004, the Company identified an entry that was recorded historically to eliminate intercompany profits generated from the sale of equipment to a wholly-owned subsidiary. These profits should have been amortized over the period in which the equipment was being depreciated by that subsidiary. No such amortization was recorded in the Company's accounting records. The amortization would have ended prior to any period being reported on by the Company in its December 31, 2004 Form 10-K. The effect of this error was to understate earnings during the period that the equipment was being depreciated. The Company determined the correction of this error should be reported as an adjustment to opening retained earnings of the earliest year presented.

•	Inadequate review procedures and segregation of duties. There was inadequate management review of transactions generated in the billing and procurement processes to ensure the accuracy and completeness of transactions administered by those departments. Specifically, there was incomplete documentation supporting the authorization of certain equipment purchases and an inadequate process to ensure that equipment purchases were recorded on a timely basis. In addition, the review of manual invoicing and manual credits was not always documented. There was inadequate segregation of duties in the billing, accounts receivable and accounts payable departments. Specifically, one individual had the ability to create invoices and apply cash while another individual was able to add vendors and process accounts payable. These deficiencies represented more than a remote likelihood that a material misstatement of the Company's annual or interim financial statements would not have been prevented or detected.

•	Technical accounting expertise. The Company did not employ accounting personnel possessing an appropriate level of technical expertise in U.S. generally accepted accounting principles, as follows:

•	Interest rate swap transactions. The Company lacked adequate technical expertise related to accounting for derivative instruments, including the preparation of the formal documentation required under SFAS 133, Accounting for Derivative Instruments and Hedging Activities ("SFAS 133"). Specifically, the Company did not accurately identify in its documentation the forecasted transactions and used an inappropriate method to measure the ineffectiveness of certain interest rate swap agreements. As a result of this deficiency, these interest rate swap agreements did not qualify for hedge accounting. Accordingly, the Company restated its consolidated interim financial information for the first three quarters of 2004 by reclassifying amounts previously recorded in other comprehensive income to fair value adjustment for derivative instruments.

•	Income taxes. The Company lacked adequate technical expertise related to accounting for income taxes. Specifically, the Company did not apply the correct tax treatment related to the minority interest of a non-wholly- owned subsidiary. This deficiency resulted in a material misstatement in income tax expense which was detected and corrected prior to issuance of the Company's September 30, 2004 Consolidated Financial Statements.

Additionally, the Company lacked adequate and effective analysis and management review of the relevant documentation supporting the deferred tax asset and liability accounts. This deficiency represents more than a remote likelihood that a material misstatement of the Company's annual or interim financial statements would not have been prevented or detected.

•	Account reconciliations. The Company's accounting department was not adequately staffed with trained personnel, which resulted in a lack of complete and timely reconciliations between the subsidiary and general ledger for accounts receivable and intercompany accounts. This deficiency represented more than a remote likelihood that a material misstatement related to the accuracy and completeness of these account balances in the Company's annual or interim financial statements would not have been prevented or detected.

•	Information technology systems. The Company's information technology systems were inadequate to ensure accurate reporting of transactions, as follows:

•	Direct financing leases. The Company's lease accounting system was not designed to adequately account for all types of direct financing lease transactions in accordance with U.S. generally accepted accounting principles. Specifically, the system did not correctly account for earnings on direct financing leases with purchase options greater than $1. This deficiency represented more than a remote likelihood that a material misstatement of the Company's annual or interim financial statements would not have been prevented or detected.

•	Security of information technology. The Company's information systems lacked security policies and procedures, including appropriate encryption and standard security settings. Additionally, the Company did not have system access controls over certain spreadsheets supporting financial information and other information systems. These deficiencies represented more than a remote likelihood that a material misstatement of the Company's annual or interim financial statements would not have been prevented or detected.

•	Design of equipment leasing systems. The Company's systems for equipment leasing did not have certain automated interfaces thereby requiring significant manual intervention for the billing and processing of lease equipment transactions. Further, the system to track the cost of remanufacturing equipment at the end of the lease term was not designed to appropriately identify costs directly related to the underlying equipment. As a result, the accounting for these remanufacturing costs was processed manually. These deficiencies represented more than a remote likelihood that a material misstatement of the Company's annual or interim financial statements would not have been prevented or detected.

           (c) Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders
Interpool, Inc.:

We have audited management's assessment, included in the accompanying Management's Report on Internal Control Over Financial Reporting that Interpool, Inc. and subsidiaries (the Company) did not maintain effective internal control over financial reporting as of December 31, 2004, because of the effect of material weaknesses identified in management's assessment, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company's management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management's assessment and an opinion on the effectiveness of the Company's internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, evaluating management's assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. generally accepted accounting principles. A company's internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with U.S. generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company's assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

A material weakness is a control deficiency, or combination of control deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected. The following material weaknesses have been identified and included in management's assessment as of December 31, 2004:

•	Financial reporting policies and procedures. The Company lacked sufficient policies and procedures to ensure preparation of financial information in accordance with U.S. generally accepted accounting principles, as follows:

•	Non-routine transactions. The Company lacked effective communication and review of the accounting for certain non-routine transactions. As an example, there was inadequate communication regarding the exercise of stock options between management and the accounting and tax departments. As a result, the tax benefit associated with the exercise of the stock options was not correctly accounted for as additional paid in capital. In addition, the Company did not consider all of the factors and assumptions in determining the fair value of two series of warrants issued in connection with a long-term debt agreement. These errors represented material misstatements.

•	Elimination of intercompany transactions. The Company lacked policies and procedures for identifying and reviewing the propriety of the elimination entries within its consolidation on a timely basis. During the preparation of its Form 10-Q for the third quarter of 2004, the Company identified an entry that was recorded historically to eliminate intercompany profits generated from the sale of equipment to a wholly-owned subsidiary. These profits should have been amortized over the period in which the equipment was being depreciated by that subsidiary. No such amortization was recorded in the Company's accounting records. The amortization would have ended prior to any period being reported on by the Company in its December 31, 2004 Form 10-K. The effect of this error was to understate earnings during the period that the equipment was being depreciated. The Company determined the correction of this error should be reported as an adjustment to opening retained earnings of the earliest year presented.

•	Inadequate review procedures and segregation of duties. There was inadequate management review of transactions generated in the billing and procurement processes to ensure the accuracy and completeness of transactions administered by those departments. Specifically, there was incomplete documentation supporting the authorization of certain equipment purchases and an inadequate process to ensure that equipment purchases were recorded on a timely basis. In addition, the review of manual invoicing and manual credits was not always documented. There was inadequate segregation of duties in the billing, accounts receivable and accounts payable departments. Specifically, one individual had the ability to create invoices and apply cash while another individual was able to add vendors and process accounts payable. These deficiencies represented more than a remote likelihood that a material misstatement of the Company's annual or interim financial statements would not have been prevented or detected.

•	Technical accounting expertise. The Company did not employ accounting personnel possessing an appropriate level of technical expertise in U.S. generally accepted accounting principles, as follows:

•	Interest rate swap transactions. The Company lacked adequate technical expertise related to accounting for derivative instruments, including the preparation of the formal documentation required under SFAS 133, Accounting for Derivative Instruments and Hedging Activities ("SFAS 133"). Specifically, the Company did not accurately identify in its documentation the forecasted transactions and used an inappropriate method to measure the ineffectiveness of certain interest rate swap agreements. As a result of this deficiency, these interest rate swap agreements did not qualify for hedge accounting. Accordingly, the Company restated its consolidated interim financial information for the first three quarters of 2004 by reclassifying amounts previously recorded in other comprehensive income to fair value adjustment for derivative instruments

•	Income taxes. The Company lacked adequate technical expertise related to accounting for income taxes. Specifically, the Company did not apply the correct tax treatment related to the minority interest of a non-wholly- owned subsidiary. As a result of this deficiency, income tax expense had been materially misstated. Additionally, the Company lacked adequate and effective analysis and management review of the relevant documentation supporting the deferred tax asset and liability accounts. This deficiency represented more than a remote likelihood that a material misstatement of the Company's annual or interim financial statements would not have been prevented or detected.

•	Account reconciliations. The Company's accounting department was not adequately staffed with trained personnel, which resulted in a lack of complete and timely reconciliations between the subsidiary and general ledger for accounts receivable and intercompany accounts. This deficiency represented more than a remote likelihood that a material misstatement related to the accuracy and completeness of these account balances in the Company's annual or interim financial statements would not have been prevented or detected.

•	Information technology systems. The Company's information technology systems were inadequate to ensure accurate reporting of transactions, as follows:

•	Direct financing leases. The Company's lease accounting system was not designed to adequately account for all types of direct financing lease transactions in accordance with U.S. generally accepted accounting principles. Specifically, the system did not correctly account for earnings on direct financing leases with purchase options greater than $1. This deficiency represented more than a remote likelihood that a material misstatement of the Company's annual or interim financial statements would not have been prevented or detected.

•	Security of information technology. The Company's information systems lacked security policies and procedures, including appropriate encryption and standard security settings. Additionally, the Company did not have system access controls over certain spreadsheets supporting financial information and other information systems. These deficiencies represented more than a remote likelihood that a material misstatement of the Company's annual or interim financial statements would not have been prevented or detected

•	Design of equipment leasing systems. The Company's systems for equipment leasing did not have certain automated interfaces thereby requiring significant manual intervention for the billing and processing of lease equipment transactions. Further, the system to track the cost of remanufacturing equipment at the end of the lease term was not designed to appropriately identify costs directly related to the underlying equipment. As a result, the accounting for these remanufacturing costs was processed manually. These deficiencies represented more than a remote likelihood that a material misstatement of the Company's annual or interim financial statements would not have been prevented or detected.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of Interpool Inc. and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three year period ended December 31, 2004. The aforementioned material weaknesses were considered in determining the nature, timing, and extent of audit tests applied in our audit of the 2004 Consolidated Financial Statements, and this report does not affect our report dated March 28, 2005, which expressed an unqualified opinion on those Consolidated Financial Statements.

In our opinion, management's assessment that the Company did not maintain effective internal control over financial reporting as of December 31, 2004, is fairly stated, in all material respects, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Also, in our opinion, because of the effect of the material weaknesses described above on the achievement of the objectives of the control criteria, the Company has not maintained effective internal control over financial reporting as of December 31, 2004, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

We do not express an opinion or any other form of assurance on management's statements or representations included in "Changes to Internal Controls Over Financial Reporting" and "Limitations of Effectiveness of Controls."

(signed) KPMG LLP

Short Hills, NJ
May 2, 2005

           (d) Changes to Internal Control Over Financial Reporting

           As disclosed in the Company's 2002, 2003 and 2004 Form 10-K reports (including the Company's amended Form 10-K report for 2004), and in the Company's 2003 and 2004 Form 10-Q reports, the Company had previously concluded that certain internal control deficiencies identified by its external auditors and by management, as well as through the investigation by the Audit Committee of the Board of Directors, constituted "material weaknesses" or "significant deficiencies" as defined by the Public Company Accounting Oversight Board (United States). In addition, management's review of internal control over financial reporting, using the framework defined by COSO, confirmed that most of the previously disclosed deficiencies still existed as of December 31, 2004 and as of September 30, 2005. During the years 2003, 2004 and 2005, the Company has spent a significant amount of time in becoming current with its financial reporting. This was necessary due to the restatement of the Company's financial results for the years 2000 and 2001 and the first three quarters of 2002, which was not completed until January 9, 2004 and the completion of six quarterly Form 10-Q reports for 2003 and 2004, as well as its Form 10-K annual reports for the years ended December 31, 2003 and December 31, 2004 (including the Company's amended Form 10-K report for 2004). Therefore, the Company was not able to correct all of the deficiencies identified during 2004 and prior years by September 30, 2005.

           The Company has taken various corrective actions to remediate the material weaknesses noted above. By their nature such actions require a period of time to become fully effective. These remedial actions are as follows and are more fully discussed in the Company's amended Form 10-K for 2004 and its Form 10-Q reports for 2005:

•	Non-routine transactions. The Company has put in place procedures to address these issues, including the establishment of regularly scheduled meetings attended by management, outside counsel and members of its Audit Committee. The Company believes that these procedures will remediate these deficiencies during 2005.

•	Elimination of intercompany transactions. The Company has implemented a procedure to review intercompany accounts on a quarterly basis to identify appropriate intercompany eliminations and believes that this procedure is generally working effectively. However, a sufficient period of time has not elapsed to effectively evaluate this remediation. After completing a review of the Company's remaining intercompany elimination entries and reassigning responsibility for the elimination entries, the Company believes that this weakness has been properly addressed.

•	Inadequate review procedures and segregation of duties. The development of narrative descriptions for these processes and the evaluation of the related risks and controls required to complete the work required by Section 404 of the Sarbanes-Oxley Act of 2002, provided documentation of the policies and procedures in these areas as well as the actions required to remediate any deficiencies. Implementation of remedial actions has begun in these areas, and the re-testing of the design and effectiveness of those actions will be performed in each area after all remedial actions in such area have been implemented. The Company believes that these weaknesses will be remediated during 2005.

•	Interest rate swap transactions. The Company has thoroughly reviewed its documentation for all current hedging strategies and is improving the skill sets within the organization in order to improve the accounting of its hedging relationships under the provisions of SFAS 133. The Company believes that this deficiency will be remediated during 2005.

•	Income taxes. During the second half of 2004, the Company hired an experienced tax professional, who is also a certified public accountant. The Company believes that this staffing addition and the procedures being implemented with regard to the communication and review of complex transactions will remediate this weakness during 2005, but the Company will monitor this area closely and take further actions, including additional staffing, if required.

•	Account reconciliations. During 2004, the Company hired eight additional people in its accounting department in order to address the weakness in this area. As of the date of this filing, all account reconciliations are current and the Company believes that it will be able to report that this area has been remediated during 2005. However, the Company believes that additional attention must be paid to staffing within the accounting department and throughout the Company. During 2005, the Company is continuing to review its staffing levels and is continuing to evaluate whether the current skill sets of its employees are adequate to ensure that it has a strong and effective control environment. The Company is monitoring this area closely, will make any necessary staffing changes and will also ensure that additional training is made available to its staff, as required.

•	Direct financing leases. Management has reassigned responsibilities and manually verified the classification and income recognition for all new direct financing leases. In addition, the Company has initiated changes to its lease contracts to simplify the income recognition related to these direct financing leases. The Company also has purchased and installed a new accounting system to address the ongoing accounting and to reduce its reliance on manual verification of the accounting for its direct financing leases. This system became operational for the chassis business on January 1, 2005, and for the container business during the third quarter of 2005. The Company believes that this system, combined with improved knowledge of lease accounting under the provisions of SFAS 13 and the changes made to the lease contracts, has resolved the weakness in this area as of September 30, 2005.

•	Security of information technology. The lack of comprehensive encryption procedures will be remediated in 2005 by implementing both virtual private network and secure socket layer technologies for employees located outside the Company's Princeton, NJ, New York, NY, and Westchester, IL offices. For employees located in the three offices mentioned, the problem has been corrected through direct point-to-point network connections to the Company's data center. The Company has completed the documentation of standards for setting security parameters for its operating systems. The Company has initiated a project that will result in defining and establishing appropriate access to its information systems and spreadsheets, with the exception of its leasing system, and expects that the project will be completed, and appropriate access controls in place, by September 30, 2005. Access controls for the leasing system are being addressed as the Company develops its new asset management system, completion of which is expected during the first half of 2006 with individual modules becoming operational earlier.

•	Design of equipment leasing systems. The development of enhanced information systems is the ultimate remediation in these areas and the Company has already begun to develop such systems. The Company believes that the implementation of such systems will reduce the requirement for substantive manual testing and, therefore, reduce the possibility for error. It is management's expectation that all systems will be operational during the first half of 2006, with individual modules becoming operational earlier.

           In addition, the Company has hired a Vice President-Internal Audit during the second quarter of 2005.

          Management believes that the actions described above, when fully implemented, will be effective in remediation of the material weaknesses discussed above.

          The Company has assigned the highest priority to the short and long-term correction of the internal control deficiencies that have been identified and is initiating the remedial measures necessary to analyze and monitor its control environment and to address any weaknesses and deficiencies. The adequacy of the remedial measures taken by the Company in resolving these weaknesses will be evaluated during 2005, and in connection with the audit of the Company's year-end financial statements, by both the Company's internal auditors and external auditors.

           (e) Limitations of Effectiveness of Controls

          As of the date of this filing, the Company is satisfied that actions implemented to date (including augmenting its internal audit function) and those in progress will correct the material weaknesses and significant deficiencies in the internal controls and information systems that have been identified. The Company notes that, like other companies, any system of internal controls, however well designed and operated, can provide only reasonable assurance, and not absolute assurance, that the objectives of the internal control system will be met. The design of any control system is based, in part, upon the benefits of the control system relative to its costs. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that all control issues and instances of fraud, if any, within the Company have been detected. These inherent limitations include the realities that judgments in decision making can be faulty, and that controls can be circumvented by the individual acts of some persons, by collusion of two or more people or by management override of control. In addition, over time, controls may become inadequate because of changes in conditions, or the degree of compliance with the policies or procedures may deteriorate. In addition, the design of any control system is based in part upon certain assumptions about the likelihood of future events. Because of inherent limitation in a cost-effective control system, misstatements due to error or fraud may occur and not be detected.

BUSINESS

General

          All fleet statistics including the size of the fleet, utilization of the leasing equipment or the rental rates per day that are set forth in this prospectus include our equipment, including that portion of our equipment managed by Container Applications, Inc. ("CAI"). To the extent that our equipment is managed by CAI, the equipment is considered fully utilized since it is not available for us to put on hire regardless of whether all of the units are generating income. All equipment owned by CAI or managed by CAI (with the exception of equipment owned by us and managed by CAI) is excluded from all statistics, unless otherwise indicated. In addition, all of our chassis assigned to chassis pools are considered fully utilized. This exclusion of information relative to CAI, unless indicated otherwise, provides a focus on the drivers which are critical to our core business. The market share, ranking and other data contained in this prospectus are based either on our management's own estimates, independent industry publications, reports by market research firms or other published independent sources and, in each case, are believed by management to be reasonable estimates. However, market share data is subject to change and cannot always be verified with certainty due to limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties inherent in any statistical survey of market shares. As a result, you should be aware that market share, ranking and other similar data set forth herein, and estimates and beliefs based on such data, might not be reliable.

          We believe we are the largest lessor of intermodal chassis in North America and one of the world's leading lessors of intermodal dry freight standard containers. At September 30, 2005, our chassis fleet totaled approximately 221,000 chassis and our container fleet totaled approximately 836,000 twenty-foot equivalent units ("TEU"). From 1998 to 2003, we increased the size of our chassis fleet at a compound annual rate of 22%, primarily as the result of the chassis fleet acquired during 2000 from the North American Intermodal Division of Transamerica Leasing, Inc. ("TA"), and the purchase and leaseback of approximately 20,000 chassis with a shipping line customer during 2001 and 2002. During the period from 1998 to 2003, we increased our container fleet at a compound annual rate of 12%. During 2004, our chassis fleet remained flat and our total container fleet declined by 7%, primarily due to the contractual runoff of the container direct financing lease portfolio and the fact that we entered into only a limited number of new lease transactions due to the reduced availability of new financings during the first three quarters of 2004. This reduction in availability was due to the delay in filing our Annual Report on Form 10-K for 2002, our Quarterly and Annual Reports on Forms 10-Q and 10-K for 2003 and our Quarterly Reports on Form 10-Q for 2004. Our fleet of containers increased from 808,000 TEU at December 31, 2004 to 836,000 TEU at September 30, 2005 primarily due to the purchase of new containers. The size of our chassis fleet increased from 208,000 units at December 31, 2004 to 221,000 units at September 30, 2005.

          We concentrate on leasing equipment to our customers on a long-term basis (leases for a term greater than one year). Substantially all of our new equipment is initially leased for terms of five to eight years and approximately 76% of our total fleet of chassis and 78% of our total fleet of containers as of September 30, 2005 are on long-term lease. We believe our focus on long-term leasing has enabled us to:

•	Maintain high utilization rates of our equipment fleet, consisting of both operating and direct financing leases, which over the last five years averaged 99% for containers and 95% for chassis;

•	Achieve more stable and predictable earnings; and

•	Concentrate on the expansion of our asset base through the purchase and lease of new equipment to fulfill specific orders for new long-term leases.

          As of September 30, 2005, approximately 24% of our chassis were leased on a short-term basis to satisfy customers' peak or seasonal requirements and to provide operational flexibility, generally at higher rates than under long-term leases. For customers who require daily or weekly chassis rentals, we operate chassis pools at major domestic shipping ports and terminals. These chassis pools consist of our chassis as well as those of our customers.

          As of September 30, 2005, approximately 22% of our containers were leased on a short-term basis. Our 50%-owned consolidated subsidiary, CAI, markets our containers available for short-term leasing as part of its fleet, facilitating redeployment of our containers at the end of long-term leases. Our relationship with CAI maximizes utilization of our container fleet and increases our influence in the marketplace by giving us one of the world's largest container lessor fleets on a combined basis. At September 30, 2005, CAI had a container fleet of approximately 603,000 TEU. Approximately 166,000 TEU were owned by CAI with the remaining 437,000 TEU managed for others. CAI's managed equipment included approximately 150,000 TEU that were managed for us.

          We and our predecessors have been involved in the business of leasing transportation equipment since 1968. We lease our chassis and containers to a diversified customer base of over 600 shipping and transportation companies throughout the world, including nearly all of the world's 25 largest international container shipping lines and major North American railroads. We provide customer service and market to our customers through a worldwide network of offices and agents. We believe one of the key factors in our ability to compete effectively has been the long-standing relationships that we have established with most of the world's large shipping lines and major North American railroads. As a result of these relationships, 22 of our top 25 customers have been customers for at least 10 years.

Industry Overview

          The fundamental components of intermodal transportation are the chassis and the container. When a container ship arrives in port, each marine container is removed from the ship and loaded onto a chassis or rail car. Most containers are constructed of steel in accordance with recommendations of the International Standards Organization ("ISO"). The basic container type is the general-purpose dry freight standard container which measures 20 or 40 feet long, 8 feet wide and 8 1/2 or 9 1/2 feet high. In general, 20-foot containers are used to carry heavy, dense cargo loads (such as industrial parts and certain food products) and can also operate in areas where transportation facilities are less developed, while 40-foot containers are used for lighter weight finished goods (such as apparel, electronic appliances and other consumer goods) in areas with better developed transportation facilities. A chassis is a rectangular, wheeled steel frame, generally 23 1/2 or 40 feet in length, built specifically for the purpose of transporting a container. Longer sized chassis, designed solely to accommodate domestic containers, can be up to 53 feet in length. Once mounted, the chassis and container are the functional equivalent of a trailer. When mounted on a chassis, the container may be trucked either to its final destination or to a railroad terminal for loading onto a rail car. Similarly, a container shipped by rail may be transferred to a chassis to travel over-the-road to its final destination. As the use of containers has become a predominant factor in the intermodal movement of cargo, the chassis has become a prerequisite for the domestic segment of the journey. A chassis seldom travels permanently with a single container, but instead serves as a transport vehicle for containers that are loaded or unloaded at ports or railroad terminals. Because of differing international road regulations and non-uniformity of international standards for chassis, chassis used in the United States are seldom used in other countries.

          Containers provide a secure and cost-effective method of transporting finished goods and component parts because they are generally freely interchangeable between different modes of transport, making it possible to move cargo from a point of origin to a final destination without the repeated unpacking and repacking of the goods required by traditional shipping methods. The same container may be carried successively on a ship, rail car and chassis and across international borders with minimal customs formalities. Containerization is more efficient, more economical and safer in the transportation of cargo than "break bulk transport" in which the goods are unpacked and repacked at various intermediate points en route to their final destination. By eliminating manual repacking operations when differing modes of transportation are used, containerization reduces freight and labor costs. In addition, automated handling of containers permits faster loading and unloading and more efficient utilization of transportation equipment, thereby reducing transit time. The protection provided by sealed containers also reduces damage to goods and loss and theft of goods during shipment. Containers may also be picked up, dropped off, stored and repaired at independent common user depots located throughout the world.

          The adoption of uniform standards for containers in 1968 by the ISO precipitated a rapid growth of the container industry; as shipping companies recognized the advantages of containerization over traditional break bulk transportation of cargo. This growth resulted in substantial investments in containers, container ships, port facilities, chassis, specialized rail cars and handling equipment.

          Between 1990 and 2003, worldwide container traffic at the world's major ports has grown at a compound annual rate of 10.4%, calculated using the Containerisation International Yearbook of 1992 and 2005.

          The demand for containers is influenced primarily by the volume of international and domestic trade. In recent years, however, the rate of growth in the container industry has exceeded that of world trade as a whole due to several factors, including:

•	The existence of geographical trade imbalances;

•	The trend in outsourcing manufacturing to lower labor rate areas;

•	The expansion of shipping lines;

•	The growing reliance by manufacturers on "just-in-time" delivery methods; and

•	Increased exports by technologically advanced countries of component parts for assembly in other countries and the subsequent re-importation of finished products.

          In recent years, domestic railroads and trucking lines have begun actively marketing intermodal services for the domestic transportation of freight. We believe that this trend should serve to accelerate the growth of intermodal transportation resulting in increased chassis and container demand.

The Leasing Market

           Leasing companies own a significant portion of North America's chassis and of the world's container fleet and we believe the balance is owned predominantly by shipping lines and railroads. Leasing companies have maintained this market position because container shipping lines and railroads receive both financial and operational benefits by leasing a portion of their equipment. The principal benefits of leasing are the following:

•	To provide shipping lines and railroads with an alternative source of financing in a traditionally capital-intensive industry;

•	To enable shipping lines and railroads to expand their routes and market shares at a relatively inexpensive cost without making a permanent commitment to support their new structure;

•	To enable shipping lines and railroads to benefit from leasing companies' relationships with equipment manufacturers;

•	To enable shipping lines and railroads to accommodate seasonal use and/or geographic concentration, thereby limiting their capital investment and storage costs; and

•	To enable shipping lines and railroads to maintain an optimal mix of equipment types in their fleets.

           Because of these benefits, container shipping lines and railroads generally obtain a significant portion of their container and chassis fleets from leasing companies, either on short-term or long-term leases. Short-term leases provide considerable operational flexibility in allowing a customer to pick up and drop off equipment at various locations at any time. However, customers pay for this flexibility in the form of substantially higher lease rates for short-term leases and drop-off charges for the privilege of returning equipment to certain locations. Many short-term leases are "master leases," under which a customer reserves the right to lease a certain number of containers or chassis as needed under a general agreement between the lessor and the lessee. Long-term leases provide the lessee with advantageous pricing structures, but often contain an early termination provision allowing the lessee to return equipment prior to expiration of the lease upon payment of an early termination fee or a retroactive increase in lease payments.

Business Strategy

          Our objective is to continue to expand on our market position as a leading long-term lessor of intermodal transportation equipment. To achieve this objective, we intend to continue to:

•	Focus on our core business of North American chassis and international marine container leasing. Our strong market positions in the chassis and container leasing businesses provide us with economies of scale that benefit our customers. Our equipment and operations are located worldwide to meet our domestic and international customers' needs in a timely manner. In addition, we are able to focus our management and financial resources to compete effectively for equipment leasing requirements of all quantities.

•	Concentrate on long-term leasing to achieve high utilization rates and to minimize the impact of economic cycles on earnings. We concentrate on long-term leases in order to minimize the impact of economic cycles on our equipment leasing revenues and to achieve high utilization and more stable and predictable earnings. The lower rate of turnover provided by long-term leases enables us to concentrate on the expansion of our asset base through the purchase and lease of new equipment, rather than on the repeated re-marketing of our existing fleet.

•	Re-marketing of equipment when returned by lessees. When long-term leases reach their termination date, we make every effort to extend the lease with the customer that originally leased the equipment, or in lieu of that, to lease the equipment to another customer for an extended term. Containers may also be made available to our 50%-owned consolidated subsidiary, CAI, which manages our containers in the short-term marketplace. This allows us to maintain our focus on long-term leasing while CAI expands its fleet of equipment that it manages for us and for others, providing CAI with further economies of scale.

•	Make strategic acquisitions of complementary businesses and asset portfolios on an opportunistic and financially disciplined basis. We intend to continue to review acquisition opportunities whenever asset prices and market conditions are favorable.

          Historically, we have regularly entered into new long-term lease transactions with shipping lines and other customers as market conditions warranted. During the second half of 2003 and the first nine months of 2004, however, notwithstanding strong conditions in the leasing markets, we entered into a limited number of new lease transactions, due to the reduced availability of new financings during the first three quarters of 2004. This reduction in availability was due to the delay in filing our Annual Report on Form 10-K for 2002, our Quarterly and Annual Reports on Forms 10-Q and 10-K for 2003 and our Quarterly Reports on Form 10-Q for 2004. We successfully completed a number of financings and commitments totaling $747.0 million from January 1, 2004 through December 31, 2004, of which $563.0 million was utilized and $184.0 million remained available for future use as of December 31, 2004. The proceeds of these financings were used to pay for equipment previously placed on lease, to purchase new equipment for lease, to repay debt and for working capital. During the first nine months of 2005, we received an additional $345.5 million in net financing commitments, $15.0 million of which has been utilized as of September 30, 2005, and completed two draw-downs under a lease arrangement with a Japanese lessor for which we received additional cash proceeds of approximately $8.5 million. In addition, we regularly evaluate financing proposals which, when coupled with available cash balances and the funds available under commitments mentioned above, could be used for growth, for re-financing existing facilities and for working capital.

Operations

          We offer our customers both operating leases and direct financing leases to satisfy customer preference and demand. In most cases, a direct financing lease provides the customer the opportunity to acquire ownership of the equipment.

          Lease rentals are typically calculated on a per diem basis, regardless of the term of the lease. Our leases generally provide for monthly billing and require payment by the lessee within 30 to 60 days after presentation of an invoice. Generally, the lessee is responsible for payment of all taxes and other charges arising out of use of the equipment and must carry specified amounts of insurance to cover physical damage to and loss of equipment, as well as bodily injury and property damage to third parties. In addition, our leases usually require lessees to repair any damage to the chassis and containers, other than normal wear and tear. Lessees are also required to indemnify us against our losses arising from accidents and other occurrences involving the leased equipment. Our leases generally provide for lessees to pay handling charges. Our short-term leases usually assess drop-off charges upon redelivery of containers. All of our operating leases, both short-term and long-term, generally set forth a list of locations where lessees may return equipment, along with any monthly quantity return limits.

          Long-term leases provide the lessee with advantageous pricing structures, but often contain an early termination provision allowing the lessee to return equipment prior to expiration of the lease upon payment of an early termination fee or a retroactively applied increase in lease payments. We experience minimal early returns of our equipment under our long-term leases, primarily because of the penalties involved. Additionally, customers may bear substantial costs related to repositioning and repair upon return of the equipment.

          Frequently, a lessee will desire to retain long-term leased equipment well beyond the initial lease term. In these cases, long-term leases will be renewed at the then prevailing market rate, for one to five-year periods, as part of a short-term agreement or as a direct financing lease.

          Trac Lease Chassis Pools. For customers who require daily or weekly chassis rentals, we operate Trac Lease chassis pools at most of the major ports and terminal operations throughout the United States. These chassis pools consist of our chassis placed at facilities for use by approved shipping lines, railroads and truckers. Chassis are rented from these pools in a manner similar to the way rental cars are offered on an as needed basis. Customers pay a higher than normal daily rate for use of these chassis, but in return are generally not responsible for repair charges. Additionally, they experience an easy access and an easy return process, and have no ongoing carrying and administrative responsibilities for the chassis. The principal ports in the United States where we operate chassis pools are Baltimore, Boston, Charleston, Houston, New York, Newark, Norfolk, and Savannah. We also operate chassis pools at over 40 inland railroad locations within the United States.

           Depots. We and our 50% owned consolidated subsidiary, CAI, operate in all major containerized transportation markets in North America and throughout the world. Depots are facilities owned by third parties at which containers, chassis and other items of transportation equipment are stored, maintained and repaired. For containers, we utilize independent agents/depots to handle and inspect equipment delivered to, or returned by lessees, as well as to store containers that are not leased and to perform maintenance and repairs. Some agents are paid a fixed monthly retainer to defray recurring operating expenses and some are paid a minimum level of commission income. In addition, we generally reimburse our agents for incidental expenses. For chassis, we have our own field staff which oversees the functions performed by depots.

          Logistic Support. Our worldwide network of offices and relationships and our industry experience enables us to provide logistic services in order to facilitate the movement of chassis and containers to meet our customers' needs.

          Repositioning and Other Operating Expenses. If lessees return large numbers of equipment to a location with a larger supply than demand, we may incur expenses in repositioning the equipment to a more favorable location. Repositioning expenses generally range between $75 and $1,000 per unit, depending on geographic location, distance and other factors, and may not be fully covered by any drop-off charge collected from the lessee. We also incur storage costs, which generally range between $.20 and $3.18 per unit per day depending on location and equipment type. In addition, we bear other operating expenses associated with our chassis and containers, such as costs of maintenance and repairs not required to be made by lessees, agent fees, depot expenses for handling, inspection and storage, and any insurance coverage in excess of that maintained by the lessee.

          Maintenance, Repairs and Refurbishment. As chassis and containers age, the need for maintenance increases, and they may eventually require extensive maintenance. Our customers are generally responsible for maintenance and repairs of equipment other than normal wear and tear. When normal wear and tear of equipment is extensive, the equipment may have to undergo a major repair including a refurbishment or remanufacture. Refurbishing and remanufacturing of chassis involves substantial cost, but remanufacture or refurbishment costs are substantially less than the cost of purchasing a new chassis. In the past we also refurbished containers, but in recent years it has not been cost effective to do so.

          Disposition of Containers and Chassis. On an ongoing basis, we sell containers that were previously leased. The decision to sell depends on the equipment's condition, remaining useful life and suitability for continued leasing or for other uses, as well as prevailing local market resale prices and an assessment of the economic benefits of repairing and continuing to lease the equipment compared to the benefits of selling. Pursuant to our relationship with CAI, containers that have come off long-term lease and have been designated for short-term leasing (not including renewals with existing lessees) are generally provided to CAI for deployment in CAI's fleet. For such containers, CAI pays us its average total fleet per diem rate (net of operating expenses) less a management fee. This payment may be subject to reduction to the extent the average age of the Interpool containers exceeds the average age of the CAI containers. Containers made available for short-term leasing under our agreement with CAI are reported by us as fully utilized. Containers are also sold to shipping or transportation companies for continued use in the intermodal transportation industry or to secondary market buyers, such as wholesalers, depot operators, mini storage operators, construction companies and others, for use as storage sheds and similar structures. Because older chassis can be economically remanufactured, chassis are rarely sold.

          The selling price of a container or chassis will depend upon, among other factors, mechanical or economic obsolescence, the current newly manufactured equipment price, its physical condition and location. While there have been no major technological advances in the short history of containerization that have made active equipment obsolete, several changes in standards have decreased the demand for older equipment, such as the increase in the standard height of containers from 8 feet to 8 1/2 feet in the early 1970's.

          Sources of Supply. Over 90% of the world's container production occurs in China. Historically, most chassis used in the United States have been manufactured domestically; however, China began producing ISO standard chassis for the U.S. market in 2003 and accounted for a substantial portion of chassis production for the domestic market in 2004 and 2005.

          When manufacturing is complete, new chassis and containers are inspected to insure that they conform to applicable standards of the International Standards Organization and other international self-regulatory bodies, as well as our internal standards.

"PoolStat"™ Chassis Management Services

          Our chassis customers are turning to outside service companies to help them manage chassis that they own and lease. We offer management services under the trademarked name "PoolStat"™. "PoolStat"™ aggregates chassis activity data from over 400 locations around the country and reports on this activity, processing more than two million transactions monthly. Customers contract with us to track their chassis nationally and determine usage patterns, ongoing requirements, and overall fleet efficiencies. Reports are provided using a "PoolStat"™ proprietary Internet based report generator. "PoolStat"™ services also include the use of field staff under contract where field management of chassis operations is involved.

          A major service requested by our customers and provided by "PoolStat"™ is assistance in the formation and running of "cooperative chassis pools." Cooperative chassis pools consist of chassis contributed for common use by the shipping lines (chassis owned and/or leased and under their control) to be pooled at marine terminals and railroad depots. These chassis pools are different from our chassis pools in that the shipping lines supply the chassis rather than us supplying the chassis on a rental basis. Our "PoolStat"™ software compiles data from each location and reports on levels of chassis contribution as compared to the levels of chassis usage by each shipping line in the cooperative pool. Each participating line is required to supply a fair share of equipment relative to its usage. The management services we provide for cooperative chassis pools often involves field staff assisting in the repositioning of chassis as well as overseeing the maintenance and repair process. Benefits to the participants of this program include:

•	More efficient use of chassis leading to lower overall inventory requirements at each location;

•	Decreased maintenance, repair and other operating expenses;

•	Improved equipment control capabilities;

•	Reduced customer administrative time and expense of managing a chassis fleet; and

•	The ability to participate in cooperative pool net revenues

          By providing the "PoolStat"™ service, we are able to forge closer relationships with our customers for both short-term and long-term leasing opportunities. As of November 21, 2005 there are approximately 242,000 chassis under "PoolStat"™ management and we are continuing to seek opportunities to increase its level of business. We believe that "PoolStat"™ is the leading provider of chassis management services in the United States.

Marketing and Customers

          We lease our chassis and containers to over 600 shipping and transportation companies throughout the world, including nearly all of the world's 25 largest international container shipping lines and major North American railroads. The customers for our chassis include a large number of domestic lessees, many of which are domestic subsidiaries or branches of international shipping lines to which we also lease containers. With a network of offices and agents covering major ports in the United States, Europe and the Far East, we have been able to supply containers in nearly all locations requested by our customers. During the nine months ended September 30, 2005, our top 25 customers represented approximately 76% of our consolidated net billing, with no single customer accounting for more than 8.3%.

Credit Process

          We perform detailed credit risk analysis on our customers. Our credit policy sets different maximum exposure limits depending on our relationship and previous experience with each customer. Credit criteria may include, but are not limited to, customer trade route, country, social and political climate, assessments of net worth, asset ownership, bank and trade credit references, credit bureau reports, operational history and financial strength.

          We seek to reduce credit risk by maintaining insurance coverage against customer insolvency and related equipment losses. We maintain contingent physical damage, recovery and loss of revenue insurance, which provides coverage in the event of a customer's insolvency, bankruptcy or default giving rise to our demand for return of all of our equipment. The policy covers the cost of recovering our equipment from the customer, including repositioning cost, damage to the equipment and the value of equipment which could not be located or was uneconomical to recover. It also covers a portion of the equipment leasing revenue that we might lose as a result of the customer's default (i.e., up to 180 days of lease payments following an occurrence under the policy). The policy, which expired on April 30, 2005, included coverage of $9.0 million with a $3.0 million deductible, per occurrence. This policy has been renewed for an additional one year term commencing April 30, 2005. The new policy includes coverage of $13.0 million with a $2.0 million deductible, per occurrence. This coverage automatically renews for at least two additional one-year terms on each anniversary of the commencement date. All renewals are subject to maintaining a claim experience that does not exceed stated percentages of the policy premiums. There can be no assurance that this or similar coverage will be available in the future or that such insurance will cover the entirety of any loss.

Competition

          There are many companies leasing intermodal transportation equipment with which we compete. Some of our competitors have greater financial resources than we do, or are affiliates of much larger companies. Historically, there has been consolidation in the container leasing business resulting from several acquisitions. Several chassis lessors have recently sold their fleets. This has resulted in an environment, where currently only two major chassis lessors remain: Interpool and Flexi-Van Leasing, Inc.

          In addition, the containerized shipping industry, which we service, competes with providers of alternative methods of transporting goods, such as non-containerized services by air, truck and rail. We believe that in most instances these alternative methods are not as cost-effective as the shipping of containerized cargo.

          Because rental rates for chassis and containers are not subject to regulation by any government authority but are determined principally by the demand for and supply of equipment in each geographical area, price is one of the principal methods by which we compete. In times of low demand and excess supply, leasing companies tend to grant price concessions, such as free days or pick-up credits, in order to keep their equipment on lease and to avoid storage charges. We attempt to design lease packages tailored to the requirements of individual customers and consider our long-term relationships with customers to be important to our ability to compete effectively. We also compete on the basis of our ability to deliver equipment in a timely manner in accordance with customer requirements.

Relationship with CAI

          We own a 50% common equity interest in CAI, which we acquired in April 1998. CAI owns and leases-in its own fleet of containers and also manages, for a fee, containers owned by us and by third parties. We entered into our operating relationship with CAI primarily to facilitate the leasing in the short-term market of containers coming off long-term operating lease, to gain access to new companies looking to lease containers on a long-term basis and to realize cost efficiencies from the operation of a coordinated container lease marketing group. For containers managed by CAI for us in the short-term market, we earn the net operating income and pay CAI a fee for managing our equipment and leasing it on our behalf. The calculation is based on the average daily net operating income of CAI's fleet of owned, leased-in and managed containers (including the portion of CAI's fleet that consists of our equipment) for each day such managed containers are part of the CAI fleet. The marketing group, which is organized as a wholly-owned subsidiary of Interpool, is responsible for soliciting container lease business for both Interpool and CAI, including long-term operating and direct financing lease business and short-term lease business on master lease agreements. We have a right to purchase all long-term operating and direct financing lease business generated by the marketing group, subject to offering to CAI, at cost, 10% of this long-term operating and direct financing lease business. By mutual agreement, CAI has purchased for its own account long-term operating and direct financing lease business the marketing group has generated in excess of such amount. In addition, on occasion, we have entered into transactions with CAI pursuant to which we have acquired equipment, and the related leases, from CAI on terms that resulted in a profit for CAI. Such equipment, as well as certain other containers purchased from time to time, are currently managed for us by CAI for a fee based upon the actual net operating income earned by such containers.

          The 50% equity interest in CAI not held by us is owned by CAI's chief executive officer. Under the terms of a Shareholder Agreement we entered into in 1998 with CAI's chief executive officer, because an initial public offering for the registration and sale of CAI's common stock was not initiated before April 2003, CAI's chief executive officer has the right to request an independent valuation of CAI. Such independent valuation of CAI has not been requested. If such an independent valuation of CAI were to be requested, we would have the right, following the completion of such valuation, to make a written offer to acquire the chief executive officer's 50% equity interest in CAI for an amount equal to 50% of the fair value of CAI as indicated in the appraisal. If we do not elect to make such an offer, CAI's chief executive officer would have a right to require CAI to take the necessary steps to effect an initial public offering to sell his equity. All costs associated with any such initial public offering of CAI would be borne by CAI.

          In connection with the acquisition of our 50% equity interest in CAI in 1998, we loaned CAI $33.7 million under a subordinated note agreement, which is collateralized by all containers owned by CAI as of April 30, 1998 or thereafter acquired, subject to the priority security interest lien of CAI's senior credit facility, except for certain excluded collateral. Interest on this subordinated note is at an annual fixed rate of 10.5% and is payable quarterly. The original repayment terms required mandatory quarterly principal payments of $1.7 million beginning July 30, 2003 and ending on April 30, 2008. The subordinated note was subject to certain financial covenants and was cross-collateralized with CAI's senior credit facility, subject to the terms of a subordination agreement.

          On June 27, 2002, CAI entered into an amended $110.0 million senior revolving credit agreement with a group of financial institutions. To facilitate the closing of this new credit facility, we agreed to extend the repayment terms of our subordinated note so as to require mandatory quarterly principal payments of $1.7 million beginning July 30, 2006 and ending on April 30, 2011. We also agreed to modify certain financial covenants in the subordinated note. Interest on the subordinated note continues to accrue at an annual fixed rate of 10.5%, payable quarterly. The subordinated note continues to be cross-collateralized with CAI's senior credit agreement, subject to the terms of an amended and restated subordination agreement. In connection with these modifications, CAI's chief executive officer agreed that we would have the right to designate a majority of the members of CAI's board of directors. As a result of these transactions and gaining a majority position on CAI's board, our financial statements include CAI as a consolidated subsidiary commencing June 27, 2002.

          A total of $65.0 million was outstanding under CAI's senior revolving credit facility at December 31, 2004. Borrowings under CAI's senior credit facility were secured by substantially all of CAI's assets, other than certain excluded assets, and were payable on June 27, 2005. The senior credit facility contained various financial and other covenants.

          In April 2004, we reached an agreement with CAI resolving differences in interpretation of certain provisions of the Operating and Administration Agreement (the "CAI Agreement") governing payment of appropriate remedial compensation when an age disparity develops between our containers managed by CAI and the balance of CAI's managed fleet. Pursuant to our agreement with CAI, we paid CAI $2.0 million for resolution of all disputes through February 29, 2004. The impact of this agreement was recorded by us during the three months ended March 31, 2004, as a reduction in consolidated pre-tax income of $1.0 million ($0.6 million net of tax). We anticipate that the earnings related to certain of our containers managed by CAI will be reduced to the extent the average age of such containers exceeds the average age of all other containers in CAI's fleet.

          On April 28, 2005, CAI replaced its $110.0 million secured revolving credit facility, which had an outstanding principal balance of $58.5 million as of March 31, 2005 (not including letters of credit in the aggregate amount of $6.0 million as of March 31, 2005), that was scheduled to expire on June 27, 2005 with a new secured revolving credit facility. The new credit facility has a total commitment amount of up to $175.0 million and was provided by a group of banks. The interest rate under the revolving line of credit varies depending upon whether the loans are characterized as base rate loans or Eurodollar rate loans. In addition, there is a commitment fee on the unused amount of the total commitment which fee is payable quarterly in arrears. The new credit facility provides that swing line loans (up to $10.0 million in the aggregate) and standby letters of credit (up to $15.0 million in the aggregate) will be available to CAI, which sublimits are part of, and not in addition to, the total commitment of $175.0 million under the new credit facility. The term of this revolving credit facility is three years. In connection with its first loan request under the new credit facility, CAI repaid the outstanding principal balance of $58.0 million on the existing revolving credit facility (plus interest and additional fees) and repaid $15.2 million of the amounts owed to us under the outstanding subordinated note issued by CAI to us. The senior credit facility contains various financial and other covenants.

          As mentioned above, on April 28, 2005 CAI repaid $15.2 million of its $33.7 million subordinated note with us. This repayment returned this note to the original payment schedule that had been modified during 2002. The remaining balance of $18.5 million is scheduled to be repaid in eleven equal quarterly installments of approximately $1.7 million beginning on October 30, 2005 and ending on April 30, 2008. In addition, the financial covenants associated with this subordinated note were also amended.

Other Business Operations

          In addition to our chassis and container leasing operations we also receive revenues from the leasing of approximately 305 freight rail cars to railroad companies through our Illinois based Railpool division. Also, our former computer leasing segment consisted of two majority owned subsidiaries, Microtech Leasing Corporation ("Microtech") and Personal Computer Rental Corporation ("PCR"). During the third quarter of 2001, we adopted a plan to exit this segment. We liquidated the assets of Microtech as of March 31, 2004. PCR ceased active operations and began to liquidate in the first quarter of 2003. At March 31, 2004, all of the assets of PCR were liquidated.

Employees

          As of December 31, 2004, we had 230 employees, excluding CAI's 61 employees, 209 of whom were based in the United States. None of our employees are covered by a collective bargaining agreement. We believe our employee relations are good.

Facilities/Properties

          In connection with our acquisition of Transamerica's North American Intermodal Division in October 2000, we purchased real property located in Chicago, Illinois and Atlanta, Georgia. The purchase price for these two properties was included in the acquisition's aggregate purchase price. The Atlanta site was sold on July 31, 2001. The Chicago site was sold in April 2002.

          In July 1998, we purchased approximately 18,000 square feet of condominium office space located on the 27th floor at 633 Third Avenue, New York, NY 10017 which serves as our New York office.

          On January 28, 2002 we executed a Purchase and Sale Agreement, pursuant to which, on May 1, 2002, we acquired the building in Princeton, New Jersey which houses our executive offices. The fair market value purchase price of the approximately 39,000 square feet building was $6,250,000 as determined by an independent property appraisal firm and approved by our Board of Directors. See "Certain Relationships and Related Party Transactions."

           All our other commercial office space is leased. We lease office facilities in Chicago, Atlanta, Jacksonville, Barbados, Aberdeen, Antwerp, Basel, Hong Kong and Singapore.

Legal Proceedings

           Following our announcement in July 2003 that our Audit Committee had commissioned an internal investigation by special counsel into our accounting, we were notified that the SEC had opened an informal investigation of Interpool. As we anticipated, this investigation was subsequently converted to a formal investigation and remains pending as of the date this registration statement was filed with the SEC. We are fully cooperating with this investigation. The New York office of the SEC received a copy of the written report of the internal investigation and has received documents and information from us, our Audit Committee and certain other parties pursuant to SEC subpoenas. In late 2003, we were also advised that the United States Attorney's office for the District of New Jersey received a copy of the written report of the internal investigation and opened a parallel investigation focusing on certain matters described in the report by the Audit Committee's special counsel. We were informed that Interpool is neither a subject nor a target of the investigation by the U.S. Attorney's office. We cannot predict the final outcome of these investigations and accordingly cannot be assured that they will not result in the taking of actions adverse to us.

           In February and March 2004, several lawsuits were filed in the United States District Court for the District of New Jersey, by purchasers of our common stock naming us and certain of our present and former executive officers and directors as defendants. The complaints alleged violations of the federal securities laws relating to our reported Consolidated Financial Statements for the years ended December 31, 2000 and 2001 and the nine months ended September 30, 2002, which we announced in March 2003 would require restatement. Each of the complaints purported to be a class action brought on behalf of persons who purchased our securities during a specified period. In April 2004, the lawsuits, seeking unspecified amounts of compensatory damages and costs and expenses, including legal fees, were consolidated into a single action with lead plaintiffs and lead counsel having been appointed. The plaintiffs filed a consolidated amended complaint in September 2004, which included allegations of purported misstatements and omissions in our public disclosures throughout an expanded purported class period from March 31, 1999 through December 26, 2003.

           In November 2004, we and other defendants filed a motion to dismiss the amended complaint. The motion to dismiss was granted by the District Court on August 18, 2005, dismissing the plaintiffs' claims in their entirety and with prejudice. On September 19, 2005, the plaintiffs filed a notice of appeal of the dismissal order, thereby initiating a review of the District Court's decision by the United States Court of Appeals for the Third Circuit. In the event the District Court's decision granting our motion to dismiss is reversed, we would expect to incur additional defense costs typical of this type of class action litigation. If we become required to defend this lawsuit beyond the current appellate stage as a consequence of an adverse result on appeal, we intend to do so vigorously but are unable at this time to ascertain the impact the litigation may have on our financial condition and results of operations. On the other hand, if the District Court's decision is affirmed after full appellate review, the case and its associated litigation costs will be concluded.

          We are engaged in various other legal proceedings from time to time incidental to the conduct of our business. Such proceedings may relate to claims arising out of equipment accidents that occur from time to time which involve death and injury to persons and damage to property. Accordingly, we require all of our lessees to indemnify us against any losses arising out of such accidents and other occurrences while the chassis are on-hire to the lessees. In addition, lessees are generally required to maintain a minimum of $2.0 million in general liability insurance coverage which is standard in the industry. In addition, we maintain a general liability policy of $255.0 million, in the event that the above lessee coverage is insufficient. While we believe that such coverage should be adequate to cover current claims, there can be no guarantee that future claims will not exceed such amounts. Nevertheless, we believe that no such current asserted or unasserted claims of which we are aware will have a material adverse effect on our financial condition or results of operations and that we are adequately insured against such claims.

MANAGEMENT

Directors and Executive Officers

           Our directors and executive officers are as follows:

NAME	AGE	POSITION

Martin Tuchman	64	Chairman of the Board of Directors, Chief Executive Officer, President and Chief Operating Officer
Arthur L. Burns (a)	60	General Counsel, Executive Vice President and Director
Richard W. Gross	60	Executive Vice President and Chief Operating Officer of Interpool Limited
Herbert Mertz	52	Executive Vice President, Chief Administrative Officer, Chief Operating Officer of Trac Lease
James F. Walsh	56	Executive Vice President and Chief Financial Officer
Brian Tracey	56	Senior Vice President and Chief Accounting Officer
Christopher N. Fermanis	56	Senior Vice President-Law, General Counsel Interpool Limited and Trac Lease
Hiromitsu Ogawa	64	Chairman, President and Chief Executive Officer of Container Applications International, Inc.
William A. Geoghan	55	Senior Vice President
Peter D. Halstead (a)(b)(c)	63	Director
Clifton H.W. Maloney (a)(b)(d)(f)	68	Director
Michael S. Mathews (d)(e)	65	Director
Warren L. Serenbetz, Jr. (d)(g)	53	Director
William J. Shea, Jr. (g)	51	Director
Joseph J. Whalen (a)(b)(d)(f)	73	Director

_______________________
(a) member of the Corporate Governance Committee in 2004
(b) member of the Audit Committee in 2004 and 2005
(c) member of the Compensation Committee in 2004 and 2005
(d) member of Corporate Governance Committee in 2005
(e) member of the Audit Committee in 2005
(f) member of the Compensation Committee in 2004
(g) member of Compensation Committee in 2005

          Our Board of Directors is divided into three classes, as nearly equal in number as possible. Each class serves three years, with the terms of office of the respective classes expiring in successive years.

          Martin Tuchman has served as our Chairman of the Board of Directors and Chief Executive Officer of Interpool, Inc. since February 1988 and as President and Chief Operating Officer since October 2003. He is also Chairman of the Board of Directors, Chief Executive Officer and a director of Interpool Limited, which he co-founded in 1968. He also has served as a director of Trac Lease since June 1987, President of Trac Lease from June 1987 through January 1994 and currently serves as its Chairman and Chief Executive Officer. Mr. Tuchman is Chairman of the Board of Directors of Princeton International Properties, Inc., a family-owned real estate company, which owns and has interests in properties located in Princeton, New Jersey. Mr. Tuchman was previously a member of the Society of Automotive Engineers as well as the American National Standards Institute. Currently, Mr. Tuchman is a member of the United Nations Business Council, comprised of leading international executives organized to promote understanding and cooperation between business and government. He was formerly a member of the Board of Trustees of the New Jersey Institute of Technology and currently, a member of the NJIT Board of Overseers. He is also a member of the Board of Directors of Stevens Institute of Technology's Web Campus. In 1995, Mr. Tuchman was honored as Entrepreneur of the Year in an awards program sponsored by Ernst & Young LLP and in 1996 was named Alumnus of the Year by the New Jersey Institute of Technology. Mr. Tuchman is a member of the Board of Trustees of The Parkinson's Alliance and serves on the Board of Directors of the Parkinson's Disease Foundation of Columbia Presbyterian Hospital in New York. As Chairman of The Tuchman Foundation, he works closely with all Parkinson's disease organizations whose scientists select grants seeking National Institute of Health's (NIH) approval. In 2000, Mr. Tuchman was honored by The Smithsonian Institution for his extensive case study of Interpool for the 2000 Computerworld Smithsonian Collection and Interpool was nominated for the World Smithsonian Award. Interpool's material is now part of the Permanent Research Collection on Information Technology at The Smithsonian's National Museum of American History. Mr. Tuchman is a member of the Yardville National Bancorp's Board of Directors and serves on its Executive Committee of the Board of Directors. In addition, Mr. Tuchman is Treasurer and serves on the Board of Trustees and the Finance Committee of TASK, the Trenton Area Soup Kitchen. Mr. Tuchman holds a bachelor's degree in mechanical engineering from the New Jersey Institute of Technology (Newark College of Engineering) and a master's degree in business administration from Seton Hall University.

          Arthur L. Burns has served as a director since January 1990. He was our General Counsel and Secretary from January 1990 until 1996 and continued to serve as non-employee General Counsel until February 2003. Mr. Burns rejoined the Company as General Counsel and Executive Vice President in October 2003. Mr. Burns was Senior Vice President of Law and Administration of Interpool Limited from 1980 until June 1996. Prior to joining Interpool Limited, Mr. Burns served as Assistant General Counsel to GATX Leasing Corp. between 1975 and 1980, and as an associate attorney at the law firm of Cahill, Gordon & Reindel from 1969 to 1975. Mr. Burns holds a bachelor's degree in Economics from Holy Cross College and a law degree from Fordham University School of Law.

          Richard W. Gross served as Acting Chief Financial Officer from July 2003 to February 2004 and was appointed Executive Vice President in December 2003. Mr. Gross currently serves as Executive Vice President of the Company and Director and Chief Operating Officer of Interpool Limited. Mr. Gross rejoined us in 2002 as Senior Vice President of Finance after most recently serving as Vice President of Finance and Chief Financial Officer of Balboa Capital Corporation from 1998 – 2001. Previously Mr. Gross had been with us for more than twenty years in various senior financial positions, having responsibility for investor and lender relations. Prior to first joining Interpool in 1972, Mr. Gross spent five years with Arthur Andersen in their New York office. Mr. Gross is a certified public accountant and received a Bachelor of Science degree in Accounting from Long Island University.

          Herbert Mertz served as our Director of Information Systems from December 1988 to September 2000. In September 2000, he was appointed Executive Vice President and Chief Administrative Officer, also serving as Chief Operating Officer of Trac Lease. Mr. Mertz currently serves as Chief Administrative Officer and Executive Vice President of the Company and Chief Operating Officer of Trac Lease. Prior to joining us, Mr. Mertz was an independent consultant in the computer industry. From 1980 to 1983, Mr. Mertz was President of Princeton Energy Partners, an international franchise company in the field of energy conservation. Mr. Mertz holds a bachelor's degree in engineering from Princeton University. He is an associate member of Sigma Xi, the North American Research Society.

          James F. Walsh was appointed to serve as our Executive Vice President, Finance in December 2003 and Executive Vice President and Chief Financial Officer in February 2004. In 1998 Mr. Walsh joined C-S Aviation Services, an aircraft operating lease company, as Senior Vice President and Chief Financial Officer and also served as President from 2000 to 2003. From 1987 to 1993 Mr. Walsh served as Senior Vice President and Chief Financial Officer of Polaris Aircraft Leasing Corporation, a GE Capital company, and, following the incorporation of Polaris into GE Capital Aviation Services (GECAS) in 1993, Mr. Walsh was named Senior Vice President and Chief Financial Officer of GECAS. Prior to joining Polaris, Mr. Walsh held various financial positions during sixteen years with GE Capital and General Electric Company. Mr. Walsh holds a Bachelor of Arts degree in Economics from Rutgers College and a Master's Degree in Business Administration from the University of Bridgeport.

          Brian Tracey has served as Senior Vice President of Interpool, Inc. since October 2000 and was appointed Chief Accounting Officer during 2003. Mr. Tracey joined Interpool when Interpool acquired the assets of the North America Intermodal Division of Transamerica Leasing, Inc. (Transamerica). Prior to joining Interpool, Mr. Tracey was Senior Vice President of Finance and Business Development at Transamerica where he had held numerous financial positions after joining Transamerica in 1982. From 1970 to 1982, Mr. Tracey worked in the audit practice of Arthur Andersen & Co. Mr. Tracey is a Certified Public Accountant and holds an undergraduate degree in accounting from Pace College.

          Christopher N. Fermanis has been with the Company since 1981. He holds the positions of Senior Vice President – Law of Interpool, Inc. and General Counsel of Interpool Limited and Trac Lease, Inc. Mr. Fermanis served as General Counsel of the Company between February and October 2003. Prior to joining Interpool, Mr. Fermanis was an associate attorney for six years with the New York law firm of Haight, Gardner, Poor & Havens (now Holland & Knight). He holds a bachelor's degree from Princeton University and a law degree from the University of Michigan Law School.

          Hiromitsu Ogawa is 50% owner and founder of our consolidated subsidiary Container Applications International, Inc. ("CAI"). Mr. Ogawa is the Chairman and Chief Executive Officer of CAI. Prior to starting CAI in 1989, he was with Itel Containers for 12 years as Vice President of Marketing for Japan/Korea. Earlier in his career, he also held the position of Executive Managing Director of Heublein Japan Co. Ltd. He was also Sales Promotion Manager with Coca-Cola Japan Co. Ltd. Mr. Ogawa graduated from Kyoto University of Foreign Studies with a B.A. in Economics and English followed by two years of post-graduate work at the University of Washington Business School.

          William Geoghan has served as Senior Vice President of each of Interpool, Interpool Limited and Trac Lease since 1998. Previously, Mr. Geoghan served as Controller of Interpool from 1992 to 1998 and Vice President and Controller of Interpool Limited from 1989 to 1998. Mr. Geoghan joined Interpool Limited in 1981 and served as Assistant Controller for Interpool Limited from 1985 to 1989. Mr. Geoghan is a Certified Public Accountant and holds a bachelor's degree in commerce from Rider University.

          Peter D. Halstead has served as a member of our Board of Directors since June 1994. Mr. Halstead is a retired Executive Vice President of Summit Bancorp where he worked in various capacities since 1971. He is now the Principal of P.D. Halstead Associates LLC, a firm consulting in corporate administration and finance. Mr. Halstead is a Director of Metlife Bank N.A., a wholly owned subsidiary of Metlife, and is a Senior Vice President/Managing Director of Commerce Bank, N.A. Mr. Halstead has served as a Trustee for numerous associations including McCarter Theatre and as Treasurer of the National Kidney Foundation of the Delaware Valley. Mr. Halstead holds a bachelor's degree from Colgate University and an MBA degree from Fairleigh Dickinson University.

          Michael S. Mathews has served as a member of our Board of Directors since November 2004. He is currently the managing director of Westgate Capital Co., a firm he founded in 1993. Mr. Mathews served on the Board of Petroleum Geo-Services from 1993 until September 2002. From 1998 to 2002, he served as Vice Chairman of PGS and held the position as Chairman of the Compensation Committee and was a member of the Audit Committee. From 1989 to 1992, Mr. Mathews served as managing director of Bradford Ventures Ltd., a private investment firm involved in equity investments, including acquisitions. Mr. Mathews received an A.B. from Princeton University in 1962 and received a J.D. from the University of Michigan Law School in 1965.

           Clifton H. W. Maloney has served as a member of our Board of Directors since February 2000. He has been President of C.H.W. Maloney & Co., Incorporated, a private investment firm, since 1981. He was a Vice President in investment banking at Goldman, Sachs & Co. from 1974 to 1981. Mr. Maloney is a Director of Chromium Industries, Inc., Vicon Industries, Inc. and The Wall Street Fund. Mr. Maloney holds a bachelor's degree in Engineering from Princeton University and an MBA degree from Harvard Business School.

          William J. Shea, Jr. has served as a member of our Board of Directors since November 2004. He is president and co-founder of Kelley Transportation Services, Inc, a transportation equipment manufacturing and leasing business headquartered in San Francisco. From 1987-2004, he served as president of Bay Cities Leasing LLC an operating leasing company specializing in domestic containers, chassis and intermodal trailers. In 1994, Mr. Shea was named program manager of the EMP Program - a national pool of 30,000 domestic containers and chassis operating on Union Pacific, Norfolk Southern, CP Rail, CN and other Class 1 rail systems. To facilitate EMP Program expansion, Bay Cities Leasing formed a joint venture with Union Pacific, called Bay Pacific Financial, to provide $400 million of capital to the program. Mr. Shea served as co-chairman of Bay Pacific Financial from 1994-2004, when he and his partner completed the sale of Bay Cities Leasing to Transport International Pool, a unit of GE Capital Services. He received a B.S. in Economics from the Wharton School of the University of Pennsylvania in 1977.

          Warren L. Serenbetz, Jr. has served as a member of our Board of Directors since December 2004. He is currently President and Chief Executive Officer of Radcliff Group, Inc., an investment management company. From 1992 through 2003, Mr. Serenbetz was Vice-President of Marketing at Pechiney Plastic Packaging, Inc., a multinational consumer packaging business with facilities in North America, Europe, Latin America and Asia. From 1986 to 1992, he was Managing Director – Marketing, of American Can Company. Mr. Serenbetz holds a bachelor of science degree in engineering from Lehigh University and an MBA – Finance from the Wharton School of the University of Pennsylvania.

          Joseph J. Whalen has served as a member of our Board of Directors since April 1996. He originally joined the accounting firm of Arthur Andersen LLP in 1957 and served as an audit partner in Andersen's New York and New Jersey offices for more than ten years prior to his retirement in 1994. Mr. Whalen is a member of the American Institute of Certified Public Accountants and the New Jersey State Society of Certified Public Accountants. Mr. Whalen also serves on the Board of Directors of Griffon Corporation. Mr. Whalen is a Certified Public Accountant in New Jersey and holds a bachelor's degree from St. Peter's College. The Board of Directors has determined that Mr. Whalen, a member of our Audit Committee, qualifies as an "audit committee financial expert," as such term is defined in the rules of the Securities and Exchange Commission.

Board Compensation

          As of January 1, 2004, each member of the Board of Directors who is not an officer or executive consultant receives an annual service fee of $25,000 for serving on the Board plus $2,000 and reimbursement of expenses for each Board of Directors' meeting attended and $1,000 for each committee meeting attended. The chairman of each committee also receives an additional $500 for each attended committee meeting. Additional compensation may be paid for participation in teleconferences and attendance at other meetings.

          In February 2005, the Board of Directors approved the payment of special cash bonuses each in the amount of $100,000 to Messrs. Halstead, Maloney and Whalen for their extraordinary services in assisting the Company during the period the Company was restating its financial statements and while it was responding to related inquiries. The recipient directors abstained from this vote.

Board Committees

          Effective January 1, 2004, the Board of Directors has three standing committees: an Audit Committee, a Compensation Committee and a Corporate Governance Committee. The Audit Committee's function is to monitor the integrity of the Company's financial statements and our financial reporting and disclosure practices. The Audit Committee also reviews management's systems of internal control relating to finance and accounting and the application of accounting principles generally accepted in the United States of America. In addition, the Audit Committee reviews the scope of the services of our independent auditors and may recommend the independent auditors for appointment by the Board of Directors subject to stockholder approval. The members of the Audit Committee for 2004 were Messrs. Maloney (Chairman), Halstead and Whalen.

          The Compensation Committee's functions are to review our general compensation strategy, establish salaries, review benefit programs, approve certain employment contracts and administer our stock option plans. The members of the Compensation Committee for 2004 were Messrs. Whalen (Chairman), Halstead and Maloney.

          In addition, our Board of Directors created a Corporate Governance Committee. The Corporate Governance Committee is responsible for the selection, qualification and compensation of Board members and candidates. This committee also acts as a nominating committee for Board membership and oversees corporate governance matters. The members of the Corporate Governance Committee for 2004 were Messrs. Maloney (Chairman), Halstead, Whalen and Burns.

          Our Board of Directors may establish other committees from time to time to facilitate the management of our business and affairs.

Executive Compensation

          The following table sets forth information for the calendar years ended December 31, 2004, 2003, and 2002 concerning the annual compensation earned by our chief executive officer and our four other most highly compensated executive officers:

                                               SUMMARY COMPENSATION TABLE
-----------------------------------------------------------------------------------------------------------------------------------
                                             Annual Compensation                              Long-Term Compensation
                                   ------------------------------------------------   -----------------------------------
                                                                                            Awards               Payouts
                                                                                      -----------------------    -------
                                                                            Long
                                                                            Term                   Securities
                                                             Other          Com-      Restricted   Underlying             All Other
                                                           Annual Com-    pensation    Stock        Options/      LTIP     Compen-
Name and Principal                 Salary      Bonus       pensation(1)   # of Stock   Award(s)       SARs       Payouts   sation
   Position                 Year    ($)         ($)            ($)         Options       ($)         (#)(2)        ($)       ($)
------------------          ----   ------      -----       ------------   ----------  ----------   ----------    -------  ---------
Martin Tuchman              2004   942,826   2,617,492      155,239(3)        0           0            0
  Chairman of the Board     2003   897,929     751,041       17,297           0           0            0
  of Directors, Chief       2002   855,170     843,381(4)    31,005           0           0            0
  Executive Officer,
  President and Chief
  Operating Officer

Arthur L. Burns             2004   375,000     225,000       93,006(5)        0           0         150,000
  Executive Vice            2003    88,459(6)   50,000       51,327           0           0            0
  President                 2002         0           0            0           0           0            0
  and General Counsel

James F. Walsh              2004   275,000     265,551(7)    81,341(8)        0           0          25,000
  Executive Vice            2003    33,712(9)   25,000          ---(10)       0           0            0
  President and Chief       2002         0           0            0           0           0            0
  Financial Officer

Richard W. Gross            2004   300,000     260,551(7)       ---(10)       0           0         100,000
  Executive Vice            2003   163,756     136,244            0           0           0            0
  President and Chief       2002    30,541     100,000       41,300(11)       0           0            0
  Operating Officer,
  Interpool Limited

Hiromitsu Ogawa             2004   474,625     486,200          ---(10)       0           0            0
  Chief Executive           2003   492,525     200,000          ---(10)       0           0            0
  Officer, Container        2002   400,000           0          ---(10)       0           0            0
  Applications
  International, Inc.

(1)	Amounts listed include payments made to or on behalf of the Executive as provided for in the Executive's employment agreement.
(2)	Stock Appreciation Rights pursuant to which the recipient shall receive a cash amount equal to the amount of any appreciation in the Company's common stock value above the grant price of $14.05 per share. See Employment Agreements.
(3)	Mr. Tuchman received payment in the amount of $108,778 for vacation that had accrued but had not been taken.
(4)	Mr. Tuchman earned a bonus in the amount of $843,381 based on criteria fixed by the Compensation Committee. Mr. Tuchman voluntarily returned the entire earned 2002 bonus.
(5)	Mr. Burns received $44,130 for living expenses and $29,420 was paid on his behalf by the Company for taxes associated with such living expenses. See Employment Agreements.
(6)	Mr. Burns rejoined the Company in October 2003. Amount shown includes payments made for the period including 10/08/03 through 12/31/03. See Employment Agreements.
(7)	Amount includes a stock bonus of 25 shares of the Company which had a fair market value on the day it was awarded of $551.
(8)	Mr. Walsh received $32,731 for living expenses and $23,806 was paid on his behalf by the Company for taxes associated with such living expenses. See Employment Agreements.
(9)	Mr. Walsh joined the Company in November 2003. Amount shown includes payments made for the period including 11/17/03 through 12/31/04. See Employment Agreements.
(10)	Amount is less than the lesser of $50,000 or 10% of total annual salary and bonus.
(11)	Amount includes consulting fees paid prior to employment. See Employment Agreements.

          For 2002, Mr. Tuchman was awarded a bonus of $843,381, of which $100,000 was paid in cash. The balance of the bonus was in the form of a stock award under our Deferred Bonus Plan. Pursuant to the terms of the Plan, this stock award consisted of a total of 60,407 shares of common stock, which were to vest over a ten-year period, commencing January 2, 2004. As discussed in our 2002 Form 10-K. Mr. Tuchman elected to voluntarily return to the Company the entire bonus he received for 2002.

Stock Option Activity During Fiscal Year 2004 and 2005

           Following our 2004 Annual Meeting, an option for 15,000 shares was granted to each of the following directors pursuant to the 2004 Directors Plan: Peter D. Halstead, Clifton H.W. Maloney, Michael S. Mathews, Warren L. Serenbetz, Jr., William J. Shea Jr. and Joseph J. Whalen. No other options were granted during 2004. None of our executive officers exercised any stock options during 2004.

           In May 2005 an option to purchase 25,000 shares was granted to the company's Executive Vice-President and Chief Financial Officer, James F. Walsh. In July 2005 an option to purchase 50,000 shares was granted to another executive officer.

           On November 18, 2005, we agreed with three executive officers (Arthur Burns, Richard W. Gross and James F. Walsh) upon an arrangement whereby all stock appreciation rights ("SARs") granted to such executive officers in 2004 in connection with their employment agreements would be voluntarily cancelled. In connection with the cancellation of these SARs, each of these executive officers was granted new stock options pursuant to the Company's 2004 Stock Option Plan for Executive Officers and Directors with respect to the same number of shares as the cancelled SARs. Pursuant to this arrangement, on November 18, 2005, Mr. Burns was granted options with respect to 150,000 shares of common stock, all of which are vested; Mr. Gross was granted options with respect to 100,000 shares of common stock, all of which are vested; and Mr. Walsh was granted options with respect to 25,000 shares, of which 5,000 are vested, with 11,666 scheduled to vest on December 31, 2005 and the remaining 8,334 scheduled to vest on December 31, 2006.

2004 Stock Option Plan

           Our 2004 Stock Option Plan was adopted by our Board of Directors on November 3, 2004 and approved by our stockholders at our 2004 Annual Meeting. A total of 1.5 million shares of common stock have been reserved for issuance under the 2004 Stock Option Plan. Options may be granted under the 2004 Stock Option Plan, in the discretion of the Compensation Committee of the Board of Directors, to key employees and directors (whether or not they are employees) of Interpool, Inc. and its subsidiaries. The number of shares that may be the subject of options granted during any calendar year to any one individual cannot exceed 250,000 shares.

           The 2004 Stock Option Plan is administered by the Compensation Committee, which consists solely of independent directors. The Compensation Committee has the authority, within limitations as set forth in the 2004 Stock Option Plan, to establish rules and regulations concerning the 2004 Stock Option Plan, and to determine the persons to whom options may be granted, the number of shares of common stock to be covered by each option and the terms and provisions of the option to be granted. The Compensation Committee has the right to cancel any outstanding options and to issue new options on the terms and upon the conditions as may be consented to by the optionee affected. In addition, the Compensation Committee has the authority, subject to the terms of the 2004 Stock Option Plan, to determine the appropriate adjustments in the terms of each outstanding option in the event of a change in the common stock or our capital structure.

           Options are exercisable by the holder subject to terms fixed by the Compensation Committee. An option will be exercisable immediately upon the occurrence of any of the following (but in no event subsequent to the expiration of the term of an option):

(1)	the holder's retirement on or after attainment of age 65;

(2)	the holder's disability or death; or

(3)	special circumstances or events as the Compensation Committee determines merits special consideration.

          Under the 2004 Stock Option Plan, a holder may pay the exercise price in cash, by check, by delivery to us of shares of common stock already owned by the holder for at least six months by a cashless method in accordance with procedures that may be established by the Compensation Committee or by such other method as the Compensation Committee may permit from time to time.

          Options granted under the 2004 Stock Option Plan are not transferable except by will or the laws of descent and distribution. However, the Compensation Committee may, in its discretion, authorize a transfer of any option (other than an incentive stock option), by the initial holder to (i) the family members of the initial holder, (ii) a trust or trusts for the exclusive benefit of such family members, (iii) a corporation or partnership in which such family members and/or the initial holder are the only shareholders or partners, or (iv) such other persons or entities which the Compensation Committee may permit; provided, however, that subsequent transfers of such option shall be prohibited except by will or the laws of descent and distribution. If an option holder terminates employment with us and all subsidiaries or service as a director of Interpool or a subsidiary while holding an unexercised option, the option will terminate immediately, but the option holder will have until the end of the tenth business day following his termination of employment or service to exercise the option.

          However, all options held by an option holder will terminate immediately if the termination is for cause, including but not limited to violation of the holder's duties. If cessation of employment or service is due to retirement on or after attainment of age 65, disability or death, the option holder or the holder's successor-in-interest, as the case may be, is permitted to exercise any option within three months of retirement or within six months of disability or twelve months of death. Shares subject to options granted under the 2004 Stock Option Plan which expire, terminate or are canceled without having been exercised in full become available again for option grants.

          The 2004 Stock Option Plan may be terminated and may be modified or amended by the Compensation Committee or the Board of Directors at any time; provided, however, that (1) no modification or amendment increasing the aggregate number of shares which may be issued under the 2004 Stock Option Plan or under options granted to any individual during any calendar year, or changing the class of persons who are eligible to receive options, will be effective without stockholder approval within one year of the adoption of the amendment and (2) no such termination, modification or amendment of the 2004 Stock Option Plan will alter or affect the terms of any then outstanding options without the consent of the holders thereof (except as described below). The Compensation Committee may cancel or terminate an outstanding option with the consent of the holder and grant an option for the same number of shares to the individual based on the then fair market value of the common stock, which may be higher or lower than the exercise price of the canceled option. In addition, the Compensation Committee or the Board of Directors may amend the 2004 Stock Option Plan and the terms of outstanding options, without the consent of the holders thereof, in connection with any tax law changes which are not consistent with the purpose and intended tax treatment of the 2004 Stock Option Plan and the options as previously in effect.

           Previously, we maintained a 1993 Stock Option Plan for Executive Officers and Directors, which is discussed below.

1993 Stock Option Plan

           No options may be granted under the 1993 Stock Option Plan more than 10 years after the adoption of the Stock Option Plan, which period expired in March 2003. Our 1993 Stock Option Plan for Executive Officers and Directors was adopted by our Board of Directors and approved by the stockholders in March 1993. A total of 6 million shares of common stock were reserved for issuance under the 1993 Stock Option Plan. Options could have been granted under the 1993 Stock Option Plan to executive officers and Directors of Interpool or a subsidiary (including any executive consultant of Interpool and its subsidiaries), whether or not they were employees. As of September 30, 2005, 2,873,063 options were issued and outstanding, of which 2,658,063 are exercisable. Options under the 1993 Stock Option Plan were granted to 18 persons.

           Effective January 1, 2004 the Compensation Committee began to administer the 1993 Stock Option Plan. During 2003, the 1993 Stock Option Plan was administered by a committee of the Board of Directors consisting of Martin Tuchman and Peter Halstead, Directors.

           The 1993 Stock Option Plan does not require that the members of the Compensation Committee be "disinterested persons" within the meaning of Rule 16b-3, as from time to time amended, under the Securities Exchange Act of 1934. The Compensation Committee has the authority, within limitations as set forth in the 1993 Stock Option Plan, to establish rules and regulations concerning the 1993 Stock Option Plan. In addition, the Compensation Committee has the authority, subject to the terms of the 1993 Stock Option Plan, to determine the appropriate adjustments in the terms of each outstanding option in the event of a change in the common stock or our capital structure.

           Options are exercisable by the holder subject to terms fixed by the Compensation Committee. No option can be exercised until at least six months after the date of grant. However, an option will be exercisable immediately upon the occurrence of any of the following (but in no event during the six-month period following the date of grant or subsequent to the expiration of the term of an option):

(1)	the holder's retirement on or after attainment of age 65;

(2)	the holder's disability or death; or

(3)	special circumstances or events as the Compensation Committee determines merits special consideration.

           Under the 1993 Stock Option Plan, a holder may pay the exercise price in cash, by check, by delivery to us of shares of common stock already owned by the holder, or, with respect to non-qualified stock options and subject to approval by the Compensation Committee, in shares issuable in connection with the option, or by such other method as the Compensation Committee may permit from time to time.

           Options granted under the 1993 Stock Option Plan are non-transferable and non-assignable; provided, however, that the estate of a deceased holder may exercise any options held by the decedent. If an option holder terminates employment with us and all subsidiaries or service as a director of Interpool or a subsidiary while holding an unexercised option, the option will terminate immediately, but the option holder will have until the end of the tenth business day following his termination of employment or service to exercise the option. However, all options held by an option holder will terminate immediately if the termination is for cause, including but not limited to a result of a violation of the holder's duties. If cessation of employment or service is due to retirement on or after attainment of age 65, disability or death, the option holder or the holder's successor-in-interest, as the case may be, is permitted to exercise any option within three months of retirement or disability or within six months of death.

           The 1993 Stock Option Plan may be modified or amended by the Compensation Committee or the Board of Directors at any time; provided, however, that (1) no modification or amendment increasing the aggregate number of shares which may be issued under options, increasing materially the benefits accruing to participants under the 1993 Stock Option Plan, or materially modifying the requirements as to eligibility to receive options will be effective without stockholder approval within one year of the adoption of the amendment and (2) no such modification or amendment of the 1993 Stock Option Plan will alter or affect the terms of any then outstanding options without the consent of the holders thereof. The Compensation Committee may cancel or terminate an outstanding option with the consent of the holder.

2004 Directors Plan

          Our 2004 Nonqualified Stock Option Plan for Non-Employee, Non-Officer Directors was adopted by our Board of Directors on November 3, 2004 and approved by our stockholders at our 2004 Annual Meeting. A total of 250,000 shares of common stock have been reserved for issuance under the 2004 Directors Plan. The exercise price per share is the fair market value of our common stock on the grant date. The options granted pursuant to the 2004 Directors Plan may be exercised at the rate of one-third of the shares on the first anniversary of the options' grant date, one-third of the shares on the second anniversary of the options' grant date and one-third of the shares on the third anniversary of the options' grant date, subject to applicable, holding periods required under rules of the Securities and Exchange Commission. Options granted pursuant to the 2004 Directors Plan expire ten years from their grant date. In the event of disability or death of a director, the option must be exercised prior to the expiration of the term of the option and within six months of the option holder's disability or within twelve months of the option holder's death. In the event of resignation of a director, the option must be exercised within ten days of the date of resignation.

          The 2004 Directors Plan provides for the automatic grant of nonqualified options to non-employee non-officer directors. Under the 2004 Directors Plan, each person who is not an employee or officer and served as a member of our Board of Directors following the annual meeting held during 2004 received a grant of options for 15,000 shares of common stock on the business day following our annual meeting held in 2004. In addition, each person who becomes a non-employee non-officer director following the annual meeting held during 2004 will automatically receive a grant of options for 15,000 shares on the first business day after becoming a director. The 2004 Directors Plan also provides for additional automatic grants of options for 5,000 shares on an annual basis to each continuing director, other than an employee or officer, on the first business day following each future annual meeting, beginning with the annual meeting to be held during 2005.

          Under the 2004 Directors Plan, a holder may pay the exercise price in cash, by check, by delivery to us of shares of common stock already owned by the holder for at least six months, by a cashless method through a registered broker-dealer or by such other method as the Board of Directors may permit from time to time.

          The 2004 Directors Plan is administered by the Board of Directors. Options granted under the 2004 Directors Plan are not transferable except by will or the laws of descent and distribution. However, the Board of Directors may, in its discretion, authorize a transfer of any option, by the initial holder to (i) the family members of the initial holder, (ii) a trust or trusts for the exclusive benefit of such family members, (iii) a company or partnership in which such family members and/or the initial holder are the only shareholders or partners, or (iv) such other persons or entities which the Board of Directors may permit; provided, however, that subsequent transfers of such Option shall be prohibited except by will or the laws of descent and distribution. If an option holder terminates service as a director of Interpool or a subsidiary while holding an unexercised option, the option will terminate immediately, but the option holder will have until the end of the tenth business day following his termination of service to exercise the option.

          The 2004 Directors Plan may be terminated and may be modified or amended by the Board of Directors at any time; provided, however, that any amendment by the Board of Directors which would require stockholder approval (pursuant to the rules of any exchange on which the shares are traded) shall be subject to such stockholder approval. The Board of Directors may amend the 2004 Directors Plan and the terms of outstanding options, without the consent of the holders thereof, in connection with any tax law charges which are not consistent with the purpose and intended tax treatment of the 2004 Directors Plan and options previously in effect.

          Previously, we maintained the 1993 Non-Qualified Stock Option Plan for Non-Employee, Non-Consultant Directors, which is discussed below.

1993 Directors Plan

          Our Non-Qualified Stock Option Plan for Non-Employee, Non-Consultant Directors was adopted by our Board of Directors and approved by the stockholders in March 1993. The 1993 Directors Plan provided for the automatic grant of 15,000 non-qualified options to non-employee, non-consultant directors at the time the director first joins the Board. The 1993 Directors Plan authorized grants of options up to an aggregate of 150,000 shares of common stock. The exercise price per share was the fair market value of our common stock on the grant date. The options granted pursuant to the 1993 Directors Plan may be exercised at the rate of one-third of the shares on the first anniversary of the options' grant date, one-third of the shares on the second anniversary of the options' grant date and one-third of the shares on the third anniversary of the options' grant date, subject to applicable holding periods required under rules of the Securities and Exchange Commission. Options granted pursuant to the 1993 Directors Plan expire ten years from their grant date except that in the event of the death of a director, the option must be exercised within six months of the date of death or, in the event of resignation of a director, the option must be exercised within ten days of the date of resignation.

          Under the 1993 Directors' Plan, a holder may pay the exercise price in cash, by check, by delivery to us of shares of common stock already owned by the holder, or, subject to approval by the Compensation Committee, in shares issuable in connection with the option, or by such other method as the Compensation Committee may permit from time to time.

          Effective January 1, 2004, the Stock Option Plan formerly administered by the Stock Option Committee, began to be administered by the Compensation Committee.

          Pursuant to the 1993 Directors Plan, an option to purchase 15,000 shares of common stock was granted to each of Peter D. Halstead in June 1994, Joseph J. Whalen in April 1996 and Clifton H.W. Maloney in February 2000. On September 16, 1998, pursuant to an option repricing program, 15,000 options held by each of Messrs. Halstead and Whalen were cancelled and replaced with newly issued options with an exercise price equal to the closing market price on September 16, 1998, the grant date, which vested six months from the grant date and expire ten years from the grant date. All other terms and conditions of the newly issued options are the same as those of the cancelled options.

401(k) Plan

          We have adopted a deferred savings plan which is intended to qualify under Section 401(k) of the Code. All our employees who are based in the United States are eligible to participate in the 401(k) Plan. Each participant may elect to contribute up to 6% of such participant's compensation on a pre-tax basis for which the Company makes matching contributions equal to 75% of the participant's contribution. In addition, participants can elect to make additional unmatched contributions to the 401(k) Plan up to an additional 9% of the participant's compensation. Such salary deferral contributions are 100% vested at all times. Amounts credited to a participant's account are distributed to the participant at the earliest of (1) the termination of his or her employment with us, (2) a requested withdrawal after age 59 1/2 or upon evidence of disability or (3) a requested withdrawal due to financial hardship. The 401(k) Plan administrator may authorize loans from the 401(k) Plan to participants in a manner which is uniform and nondiscriminatory. Under the Code, salary deferral contributions are not taxable to the employee until the amounts are distributed to the employee, and all matching contributions are tax deductible to us. The 401(k) Plan provides for the making by us of any matching or profit sharing contributions to the 401(k) Plan, in the form of shares of common stock of Interpool.

Compensation Committee Interlocks and Insider Participation

           During fiscal year 2004, Mr. Tuchman participated in deliberations of our Board of Directors concerning executive officer compensation. Mr. Tuchman did not participate in discussions regarding his own compensation.

Employment Agreements With Named Executive Officers

           We have an employment agreement with Martin Tuchman which currently expires on December 31, 2011, except that on each January 1, the expiration date is automatically extended for an additional year unless we or Mr. Tuchman give written notice of an election not to extend beyond the end of the then current seven-year term. Notice of any election not to extend the expiration date must be delivered not less than six months prior to the next occurring January 1.

           As compensation for the services to be rendered under his employment agreement, Mr. Tuchman will be paid an annual base salary of $989,966 in 2005. The base salary under the employment agreement increases by a minimum of 5% each year. In addition, Mr. Tuchman is entitled to receive an annual bonus equal to 2% of the amount of any increase in our net income during the year from its net income during the preceding year.

           As described below, Mr. Tuchman is entitled, under the terms of his employment agreement and under the bonus plan approved by our Compensation Committee in 2000, to receive a performance bonus each year based upon several factors, including the amount of any increase in our net income over the previous year's net income and, if applicable, for any increase over the highest net income previously reported by the Company. Because our 2004 net income was lower than our net income in 2003, Mr. Tuchman did not earn a bonus for 2004 based upon these measures. The Compensation Committee noted, however, that our 2004 net income was adversely affected by a non-cash expense in the amount of $49,222,339 resulting from an increase during the fourth quarter of 2004 in the fair value of our common stock purchase warrants issued in September 2004, and that without this expense our 2004 net income would have been $57,650,843, representing the highest net income ever reported by the Company. It also noted that, when all accounting conditions are met by the Company, the valuation of these warrants will be reclassified to equity without affecting net income, the measurement used to compensate Mr. Tuchman under the plans discussed above. Although this expense was required by generally accepted accounting principles, the members of the Compensation Committee concluded that Mr. Tuchman should receive a discretionary bonus reflecting Interpool's profitable operations and other accomplishments during 2004, notwithstanding the adverse effect on net income of the non-cash expense relating to the warrants. Accordingly, the Compensation Committee agreed to pay Mr. Tuchman a discretionary bonus for 2004 in the amount of $1,861,025, which represented the amount of the additional bonuses to which Mr. Tuchman would have been entitled under the terms of his employment agreement and under his bonus plan if our 2004 net income had not been adversely affected by the warrant expense. This discretionary bonus, together with a bonus in the amount of $406,467 which Mr. Tuchman earned for 2004 under the terms of the bonus plan based upon increases in the market price of Interpool's common stock during 2004, was paid to Mr. Tuchman in cash during the first quarter of 2005. The Compensation Committee and Mr. Tuchman have also agreed that Mr. Tuchman's eligibility in 2005 and thereafter for bonuses based on any future increases in our net income will be measured against adjusted net income for 2004 of $57,650,843. In addition, because no bonus had been paid to Mr. Tuchman for 2003, during 2004 the Compensation Committee awarded Mr. Tuchman an additional discretionary bonus of $350,000 in recognition of Mr. Tuchman's efforts on the Company's behalf during 2003 and 2004.

           Mr. Tuchman's employment agreement (1) includes a non-competition provision; (2) provides that, in the event of the employee's death, the employee's base salary will continue to be paid to his beneficiary for two additional years and, in the event of termination of the employee without cause, the employee will continue to receive his base salary for the entire remaining term then in effect under the employment agreement; and (3) provides for reimbursement to the employee, for both the employee and his spouse, of all health related costs and expenses that are not advanced or reimbursed to the employee pursuant to our medical and dental insurance plans, which additional reimbursement continues for a period of five years after expiration of the employment agreement. Mr. Tuchman may also be entitled to receive incentive bonuses as determined by our Compensation Committee.

          In addition to the compensation (including bonuses) provided for under his employment agreement, as more fully described below, Mr. Tuchman also receives bonuses under a bonus plan the Compensation Committee of our Board of Directors adopted effective January 1, 2000, with three measures of incentive bonus performance: (1) increase in stock price; (2) increase in net income over the highest previous year; and (3) maintaining an investment grade debt rating. Based upon the plan as adopted, Mr. Tuchman received additional bonuses for 2004, 2003 and 2002, in amounts of $406,467, $751,041 and $843,381, respectively. As discussed in our 2002 Form 10-K, Mr. Tuchman elected to voluntarily relinquish his entire 2002 bonus.

          Increase in Net Income: To the extent that our net income exceeds that of the highest previous year, a bonus equal to 10% of the increase is to be paid to our Chief Executive Officer. No bonus was paid to Mr. Tuchman in respect to this performance measure for 2004, 2003 or 2002.

          Investment Grade Rating: Our Chief Executive Officer is entitled to a bonus of $100,000 for each year in which we maintain an investment grade debt rating by either Moody's or Standard and Poor's at year-end. No bonus under this performance measure was awarded in 2004 or 2003. Under this measure, Mr. Tuchman received a bonus of $100,000 for 2002.

          Increased Stock Price: To the extent our average stock price for a year exceeds the highest average stock price for any prior year, our Chief Executive Officer will receive a bonus in the amount of 1.5% of the increase in the average aggregate market value of our common stock. Because our 2004 average stock price exceeded the previous "high water mark," a bonus in the amount of $406,467 was awarded to Mr. Tuchman for 2004 under this performance measure. No bonus under this performance measure was awarded in 2003. Because our 2002 average stock price exceeded the 2001 average stock price, a bonus in the amount of $743,381 was awarded to Mr. Tuchman for 2002 under this performance measure; however, this amount constituted a portion of the entire 2002 bonus voluntarily relinquished by Mr. Tuchman.

          We have entered into an employment agreement with Arthur L. Burns, Executive Vice President, General Counsel and Director of the Company. Mr. Burns's employment agreement with the Company became effective on July 1, 2004 and currently expires on October 16, 2006, except that on October 17, 2006 and on each three year anniversary of such date, the term shall be automatically extended for an additional three year period, unless the Company or Mr. Burns shall have given written notice of intention not to renew 180 days prior to the expiration of the then current term. During 2004, Mr. Burns was paid an annual base salary of $375,000, participated in all Company fringe benefits programs, and was entitled to receive a target bonus in the amount of $125,000 upon the successful completion of performance objectives as determined from time to time. Additional discretionary bonuses may be paid in such amounts as shall be determined at the sole discretion of the Compensation Committee. Commencing on January 1, 2005 and on each subsequent January 1, Mr. Burns's salary and target bonus shall be either maintained or adjusted upwards as determined in the sole discretion of the Compensation Committee. In addition, Mr. Burns is reimbursed for all transition expenses through June 30, 2005 and will receive up to $100,000 in transition expenses subsequent to October 2004 in lieu of relocation expenses should he elect not to relocate. In the event that the Company terminates the employment agreement during the term for any reason other than cause or disability or elects not to renew Mr. Burns's employment agreement or if Mr. Burns terminates the employment agreement for good reason (which, as defined in the employment agreement, would include a change of control of the Company), Mr. Burns is entitled to a severance payment in an amount equal to 36 months of his then current base salary and target bonus and continued paid participation in all health, life and disability insurance programs offered by the Company to all employees. In the event of a change of control, the obligations of the Company under the employment agreement, including severance obligations shall expire no earlier than 36 months following the change of control. In addition, the Company granted Mr. Burns stock appreciation rights to 150,000 shares of common stock at a price of $14.05 per share, pursuant to which Mr. Burns shall receive an amount equal to any appreciation in the Company's common stock market value. The stock appreciation rights vested as of January 15, 2005. The Company has reserved the right to substitute common stock options under the same terms and conditions of the stock appreciation rights. The common stock appreciation rights or common stock options are exercisable by Mr. Burns at any time prior to the expiration of the earlier of 10 days following the termination of Mr. Burns (except that the ten day period shall not apply in the event of a termination by the Company without cause, executive disability or termination by Mr. Burns for good reason) or June 30, 2014. Upon the termination of the employment agreement and payment of the severance payment, Mr. Burns has agreed not to compete with the Company, directly or indirectly, for a period of one year.

          We have entered into an employment agreement with James F. Walsh, Executive Vice President and Chief Financial Officer of the Company. Mr. Walsh's employment agreement with the Company became effective on July 1, 2004 and, as amended, currently expires on November 16, 2006, provided, however, that the term shall automatically be extended for an additional one year period unless either the Company or Mr. Walsh shall have given written notice of intention not to renew 180 days prior to the expiration of the then-current term. During 2004, Mr. Walsh was paid an annual base salary of $275,000, participated in all Company related fringe benefit programs, and was entitled to receive a target bonus in the amount of $165,000 upon the successful completion of performance objectives as determined from time to time. During 2005, Mr. Walsh receives a base salary of $315,000 and continues to participate in all Company related fringe benefit programs. Discretionary bonuses may be paid to Mr. Walsh in such amounts as shall be determined at the sole discretion of the Compensation Committee. Commencing on January 1, 2006 and on each subsequent anniversary date, Mr. Walsh's salary and target bonus shall either be maintained or adjusted upwards as determined in the sole discretion of the Compensation Committee. In addition, Mr. Walsh was reimbursed for all transition expenses through December 31, 2004 and will continue to be reimbursed on an after-tax basis for commuting costs between Richmond, Virginia and Princeton, New Jersey and living expenses in Princeton through the term of the Employment Agreement or, if earlier, his election to relocate to Princeton. Pursuant to the Employment Agreement, during 2004, the Company granted Mr. Walsh stock appreciation rights to 25,000 shares of common stock at a price of $14.05 per share, pursuant to which Mr. Walsh shall receive an amount equal to any appreciation in the Company's common stock market value. The stock appreciation rights vested with respect to 5,000 shares on January 15, 2005 and will vest with respect to 11,666 shares on December 31, 2005 and the remaining 8,334 shares on December 31, 2006. Vesting will be accelerated upon the occurrence of a change of control or privatization of the Company. The Company has reserved the right to substitute common stock options under the same terms and conditions of the stock appreciation rights. These common stock appreciation rights (or replacement common stock options) may be exercisable by Mr. Walsh at any time prior to the expiration of the earlier of 10 days following the termination of Mr. Walsh (except that the ten day period shall not apply in the event of a termination by the Company without cause, executive disability or termination by Mr. Walsh for good reason) or June 30, 2014. In the event that the employment agreement is terminated during the term by either the Company for any reason other than cause or disability or by Mr. Walsh for good reason, Mr. Walsh shall be entitled to a severance payment in an amount equal to 24 months of his then current salary and target bonus and continued paid participation in all Company health, disability and life insurance programs. In the event of a change of control, the obligations of the Company under the employment agreement, including severance obligations, shall expire no earlier than 24 months following the change of control. If the Company does not renew Mr. Walsh's employment agreement following a change in control, Mr. Walsh is entitled to a severance payment equal to his then current base salary and target bonus. Upon the termination of the employment agreement and payment of the severance payment, Mr. Walsh has agreed not to compete with the Company, directly or indirectly, for a period of one year. In connection with the extension of Mr. Walsh's employment agreement, he was granted stock options with respect to options to purchase 25,000 shares of common stock at the closing price on May 18, 2005 pursuant to the Company's 2004 Stock Option Plan for Executive officers, vesting in installments through 2007.

          We have entered into an employment agreement with Richard W. Gross, Executive Vice President of the Company and Chief Operating Officer of Interpool Limited. Mr. Gross's employment agreement with the Company became effective on July 1, 2004 and currently expires on October 14, 2005, provided, however, that the term shall automatically be extended for an additional one year period unless either the Company or Mr. Gross shall have given written notice of intention not to renew 180 days prior to the expiration of the then current term. During 2004, Mr. Gross was currently paid an annual base salary of $300,000, participated in all Company related fringe benefit programs, and was entitled to receive a target bonus in the amount of $160,000 upon the successful completion of performance objectives as determined from time to time. Additional discretionary bonuses may be paid in such amounts as shall be determined at the sole discretion of the Compensation Committee. Commencing on January 1, 2005 and on each subsequent anniversary date, Mr. Gross's salary and target bonus shall either be maintained or adjusted upwards in the sole discretion of the Compensation Committee. In addition, the Company granted Mr. Gross stock appreciation rights to 100,000 shares of common stock at a price of $14.05 per share, pursuant to which Mr. Gross shall receive an amount equal to any appreciation in the Company's common stock market value. Pursuant to the stock appreciation rights, 50,000 shares vested on January 15, 2005 and the other 50,000 shares will vest upon the earlier of a change of control or privatization of the Company or October 15, 2005. The Company has reserved the right to substitute common stock options under the same terms and conditions of the stock appreciation rights. The common stock appreciation rights or common stock option may be exercisable by Mr. Gross at any time prior to the expiration of the earlier of 10 days following the termination of Mr. Gross (except that the ten day period shall not apply in the event of a termination by the Company without cause, executive disability or termination by Mr. Gross for good reason) or June 30, 2014. In the event that the employment agreement is terminated during the term by either the Company for any reason other than cause or disability or by Mr. Gross for good reason, Mr. Gross shall be entitled to a severance payment in an amount equal to 24 months of his then current salary and target bonus and 24 months continued paid participation in all Company health, disability and life insurance programs. In the event of a change of control, the obligations of the Company under the employment agreement including severance obligations shall expire no earlier than 24 months following the change of control. If the Company does not renew Mr. Gross's employment agreement following a change in control, Mr. Gross is entitled to a severance payment equal to his then current salary and target bonus. Upon the termination of the employment agreement and payment of the severance payment, Mr. Gross has agreed not to compete with the Company, directly or indirectly, for a period of one year.

          In October 2004, we entered into an employment agreement with Herbert Mertz, Executive Vice President of the Company and Chief Operating Officer of Trac Lease for the period commencing on January 1, 2005 and expiring on December 31, 2005. Under the agreement Mr. Mertz is paid an annual base salary of $288,750, participates in all Company related fringe benefit programs and is entitled to receive a target bonus upon the successful completion of performance objectives in such amount as shall be determined by the Compensation Committee from time to time. Discretionary bonuses may be paid in amounts as determined by the Compensation Committee. In the event that the employment agreement is terminated during the term by either the Company for any reason other than cause or disability or by Mr. Mertz for good reason, Mr. Mertz is entitled to a severance payment in an amount equal to two and one-half times his then current salary and 30 months continued paid participation in all Company health, disability and life insurance programs. In the event of a change of control, the obligations of the Company under the employment agreement do not expire less than 30 months following the change of control. Upon the termination of the employment agreement, Mr. Mertz agreed not to compete with the Company, directly or indirectly, for a period of two years. On or before 180 days prior to the expiration of the term, the Company was required to present Mr. Mertz with an employment agreement for an additional one-year term which could have been accepted or rejected by him or give him notice that the term would not be extended. In July 2005, Mr. Mertz's employment agreement was extended for an additional one year term which will commence on January 1, 2006 and expire on December 31, 2006, provided, however, that the term shall automatically be extended for an additional one year period unless either the Company or Mr. Mertz shall have given written notice of intention not to renew 180 days prior to the expiration of the then current term. During 2006, Mr. Mertz will be paid an annual base salary of $300,000, participate in all Company related fringe benefit programs, and receive a target bonus upon the successful completion of performance objectives in such amount as shall be determined by the Compensation Committee from time to time. Additional discretionary bonuses may be paid in such amounts as shall be determined at the sole discretion of the Compensation Committee. Commencing on January 1, 2007 and on each subsequent anniversary date, Mr. Mertz's salary and target bonus shall either be maintained or adjusted upwards in the sole discretion of the Compensation Committee. In addition, the Company granted Mr. Mertz 50,000 common stock options at a price of $21.05 per share, pursuant to the Company's 2004 Stock Option Plan for Executive officers, vesting in installments through 2007. In the event that the employment agreement is terminated during the term by either the Company for any reason other than cause or disability or by Mr. Mertz for good reason, Mr. Mertz shall be entitled to a severance payment in an amount equal to 24 months of his then current salary and target bonus and continued paid participation in all Company health, disability and life insurance programs. In the event of a change of control, the obligations of the Company under the employment agreement, including severance obligations, shall expire no earlier than 24 months following the change of control. If the Company does not renew Mr. Mertz's employment agreement following a change in control, Mr. Mertz is entitled to a severance payment equal to his then current base salary and target bonus. Upon the termination of the employment agreement and payment of the severance payment, Mr. Mertz has agreed not to compete with the Company, directly or indirectly, for a period of two years.

Employment Contracts with Former Executives

          We entered into an employment agreement with Raoul J. Witteveen, our former President and Chief Operating Officer dated as of January 1, 1992, as amended and restated. As of January 1, 2003, the new expiration date of Mr. Witteveen's Employment Agreement was extended to December 31, 2010. Under the terms of his employment agreement, on each January 1, the expiration date of the employment agreement was automatically extended for an additional year unless we or the employee party to such employment agreement gave written notice of an election not to extend beyond the end of the then current seven-year term. Notice of any such election not to extend the expiration date was required to be delivered not less than six months prior to the next occurring January 1. Mr. Witteveen's Employment Agreement was terminated on October 9, 2003.

          As compensation for the services rendered under the employment agreement, for 2003 Mr. Witteveen was paid an annual base salary of $632,835.

          In addition to the compensation (including bonuses) provided for under his employment agreement, Mr. Witteveen also received bonuses under a bonus plan the Compensation Committee of our Board of Directors adopted effective January 1, 2000, with three measures of incentive bonus performance: (1) increase in stock price; (2) increase in net income; and (3) maintaining an investment grade debt rating. Based upon the plan as adopted, Mr. Witteveen received an additional bonus for 2002, as follows:

          Increase in Net Income: To the extent that our net income exceeded that of the highest previous year, a bonus equal to 10% of the increase was to be paid to our Chief Operating Officer. No bonus was paid to Mr. Witteveen in respect to this performance measure for 2002.

          Investment Grade Rating: Mr. Witteveen was entitled to a bonus of $100,000 for each year in which we maintained an investment grade debt rating by either Moody's or Standard and Poor's at year-end. Under this measure, Mr. Witteveen received a bonus of $100,000 for 2002.

          Increased Stock Price: To the extent our average stock price for a year exceeded the highest average stock price for any prior year, Mr. Witteveen was entitled to receive a bonus in the amount of 1.5% of the increase in the average aggregate market value of our common stock. Because our 2002 average stock price exceeded the 2001 average stock price, a bonus in the amount of $743,381 was awarded to Mr. Witteveen for 2002 under this performance measure.

          In January 2002, we entered into an employment agreement with Mitchell I. Gordon, our former Chief Financial Officer and Executive Vice President. Under the terms of the Employment Agreement, Mr. Gordon was paid an annual base salary of $250,000 and was entitled to receive performance based and discretionary bonuses as determined by the Compensation Committee. The term of the Employment Agreement was scheduled to expire on December 31, 2003 except that on or before June 30, 2003, we were required to either notify Mr. Gordon of our intention not to renew his Employment Agreement or provide the terms under which we will offer a new agreement. The Employment Agreement (i) included a non-competition provision; (ii) provided that, in the event of the employee's death, the employee's base salary will continue to be paid to his beneficiary for the remainder of the term and; (iii) provided for participation in all Company medical and dental insurance plans. Mr. Gordon's Employment Agreement was terminated on July 17, 2003 in connection with the separation agreement that we entered into with Mr. Gordon.

Separation Agreements

          On July 17, 2003, Mitchell I. Gordon, who had been our Executive Vice President and Chief Financial Officer, resigned as an employee and officer of the Company. Pursuant to his resignation, we entered into a separation agreement under which Mr. Gordon received a payment of $200,000 (his accrued bonus for 2003) and an additional payment of $800,000 and over the next four years will receive other payments totaling an additional $3,200,000. In the event of a change of control of the Company these payment obligations would accelerate. In accordance with the terms of the separation agreement, Mr. Gordon will continue to receive certain benefits over the next five years including health, life, disability and accident insurance as well as a car allowance, at the same cost to Mr. Gordon as if Mr. Gordon had continued to be an executive officer of the Company. Mr. Gordon also is provided an office allowance. The cost to us of these continued benefits to the former executive will amount to approximately $107,000. The separation agreement provided for the immediate vesting of Mr. Gordon's stock options. Under the separation agreement, Mr. Gordon agreed to provide certain consulting services to us. In October 2003, Mr. Gordon resigned from his positions as a director of the Company and its affiliates. In connection with Mr. Gordon's separation agreement, Mr. Gordon's prior employment agreement (which would have continued until December 31, 2003) was terminated and each of the Company and Mr. Gordon relinquished certain rights there under.

          On October 9, 2003, Raoul Witteveen, who had served as our President and Chief Operating Officer, resigned as an employee, officer and director of the Company and its affiliates. At the time of his resignation, we and Mr. Witteveen reached an understanding regarding the severance and other principal terms that would be set forth in a separation agreement to be entered into between us and Mr. Witteveen. Under the terms agreed upon, Mr. Witteveen received an amount equal to his full 2003 annual base salary ($632,835) for each year through October 9, 2005 as well as health, life, disability and accident insurance and reimbursements through the same date. Mr. Witteveen was provided with an office allowance, an allowance for an executive assistant, and an automobile allowance, in each case through October 9, 2004. The cost to us of these continued benefits to the former executive was approximately $211,000. It was also agreed that Mr. Witteveen's outstanding stock options, all of which were fully vested as of the date of his resignation, would be exercisable until October 9, 2005, and that Mr. Witteveen's future sale of common stock would be subject to certain volume restrictions and a right of first refusal on the part of Interpool and its affiliates. As part of the separation agreement, Mr. Witteveen agreed not to engage in a competing business, either directly or indirectly, for a period of two years from his resignation date. In connection with Mr. Witteveen's separation agreement, Mr. Witteveen's prior employment agreement (which would have continued until 2010) was terminated and Mr. Witteveen relinquished his rights there under. A definitive separation agreement incorporating these terms was executed on August 10, 2004.

          In January 2005, in response to a recent change in United States tax laws potentially affecting future payments to be made to Mr. Witteveen under his separation agreement, we and Mr. Witteveen entered into a modification to his separation agreement pursuant to which, in lieu of the remaining monthly payments through October 2005 and other amounts to which Mr. Witteveen would have been entitled under his original separation agreement, we paid him a lump sum of $467,473. To secure the performance of his future obligations to us under the separation agreement, Mr. Witteveen pledged to us a total of 22,114 shares of our common stock (having a market value at that time of approximately $520,000). Such pledged shares will be released to Mr. Witteveen in installments through October 2005, subject to his continued compliance with his obligations under the modified separation agreement.

Deferred Bonus Plan

          In November 2002, our Board of Directors approved a Deferred Bonus Plan under which employees of Interpool and our affiliates who received discretionary year-end bonuses of greater than $50,000 received such bonuses partly in cash and partly in the form of an award of Interpool common stock. Bonus stock awards under this plan vest in equal installments over a five-year period, unless the recipient elected to have the award vest over a ten-year period or the Board of Directors specified another period. The unvested portion of any bonus stock award will vest immediately if a change in control of Interpool occurs, if the employee is terminated without cause, if the employee resigns for a good reason, if the employee dies or becomes permanently disabled, or in any other circumstance deemed appropriate by the Board of Directors. If a recipient resigns voluntarily without a good reason or is terminated for cause, the employee would forfeit any unvested portion of any bonus stock award. The number of shares covered by any bonus stock award was determined based upon a 10% discount from the market price of Interpool common stock at year-end, except that the discount was 30% for any bonus stock awards that vest over ten years. Under the Plan, each employee granted a bonus stock award has the right to require us to purchase from the employee a total number of shares equal to the number covered by the bonus stock award.

          On January 2, 2003, the Company granted to 12 eligible employees 139,067 shares of restricted stock that had a fair value of $16.83 per share at the grant date, 4,641 of which vest over a five year period, 74,019 vest over a ten year period and 60,407 were forfeited. During the fourth quarter of 2003, in accordance with the terms of the separation agreement with the Company's previous President and Chief Operating Officer, 60,407 unvested shares were forfeited.

          On January 2, 2004, the Company granted to 17 eligible employees 27,259 shares of restricted stock that had a fair value of $13.60 per share at the grant date, 7,301 of which vest over a five year period, 19,958 vest over a ten year period. During the first quarter of 2004, our Chief Executive Officer elected to voluntarily relinquish his entire 2002 bonus including 60,407 unvested shares of restricted stock.

          In September 2004, the Board of Directors terminated the Deferred Bonus Plan. All stock previously issued under the Deferred Bonus Plan will continue to be subject to the terms of the Deferred Bonus Plan. However, future bonuses will not be subject to the terms of the Deferred Bonus Plan.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Chassis Holding I, LLC

          The Ivy Group, which is a New Jersey general partnership composed directly or indirectly of Mr. Tuchman, Radcliff Group, Inc., Raoul J. Witteveen, Thomas P. Birnie and Graham K. Owen, has previously leased chassis to Trac Lease. As of December 31, 2000, pursuant to various equipment lease agreements, Trac Lease leased 6,047 chassis from The Ivy Group and its principals for an aggregate annual lease payment of approximately $2.9 million. On January 1, 2001, the various leases for the 6,047 units were combined into a single lease pursuant to which The Ivy Group and its principals were paid an aggregate lease payment of approximately $2.6 million through June 30, 2001.

          Effective as of July 1, 2001, we restructured our relationship with The Ivy Group and its principals to provide us with managerial control over these 6,047 chassis. As a result of the restructuring, the partners of The Ivy Group contributed these 6,047 chassis and certain other assets and liabilities to our newly formed subsidiary, Chassis Holdings I, LLC, in exchange for $26.0 million face value of preferred membership units and 10% of the common membership units, and Trac Lease contributed 902 chassis and two thousand dollars in cash to Chassis Holdings in exchange for $3.0 million face value of preferred membership units and 90% of the common membership units. The preferred membership units are entitled to receive a preferred return prior to the receipt of any distributions by the holders of the common membership units. The value of the contributed chassis was determined by taking the arithmetic average of the results of independent appraisals performed by three nationally recognized appraisal firms that were engaged by us in connection with our establishment of a chassis securitization facility in July 2000. As the managing member of Chassis Holdings, Trac Lease exercises sole managerial control over the entity's operations. Chassis Holdings leases all of its chassis to Trac Lease at a rental rate equal to the then current Trac Lease fleet average per diem. Chassis Holdings and the holders of the preferred membership units are party to a Put/Call Agreement which provides that the holders of preferred units may put such units to Chassis Holdings under certain circumstances and Chassis Holdings has the right to redeem such units under certain circumstances. Chassis Holdings will be required to make certain option payments to the holders of the preferred membership units in order to preserve its right to redeem such units. Dividends paid on the common units and distributions on the preferred units totaling $3.1 million, $2.9 million and $3.1 million for 2004, 2003, and 2002, respectively, are included in minority interest expense in the accompanying consolidated statement of income.

          During 1992 through 1996, The Ivy Group borrowed $13.4 million from us. The loan bore interest at LIBOR plus 1.75% repayable on an interest only basis, subject to maintenance of fixed loan to collateral value ratios, and will mature in 2013. In connection with this loan, The Ivy Group executed a Chattel Mortgage Security Agreement and Assignment under which we were granted a security interest in 4,364 chassis owned by The Ivy Group and we were granted an assignment of all rights to receive rental payments and proceeds related to the lease of these chassis. This Ivy Group collateral was contributed, subject to this debt to us of $13.4 million, to Chassis Holdings as part of our July 1, 2001 restructuring with The Ivy Group.

          The members of the Board of Directors have unanimously determined that the terms of all arrangements between The Ivy Group and Trac Lease, including the formation of Chassis Holdings, were beneficial and fair to Interpool.

The Ivy Group Guarantee of PCR Line of Credit

          In connection with the sale of PCR in December 2001, Martin Tuchman and Raoul Witteveen agreed in March 2002 to guarantee a pre-existing line of credit between PCR and Yardville National Bank in the amount of $3,000,000 and the Company was released from a guarantee it had previously executed. This guarantee was subsequently paid off through advances made to PCR by The Ivy Group. PCR's line of credit with Yardville National Bank was reduced to $1,666,000 in March 2002 and later increased to $2,000,000 in September 2002. Advances amounting to $1,983,134 and $698,000 in 2002 and 2003, respectively, were made to PCR by The Ivy Group to pay off borrowings under the line of credit and to provide working capital. The Ivy Group is a partnership controlled by certain current and former officers and directors of the Company. The advances made by The Ivy Group to PCR were considered capital contributions to the Company and payments by the Company to PCR. The payments to PCR have been determined to be uncollectible and were expensed by the Company in 2002 and included in other (income)/expense, net. Payments made in 2002 amounting to $1,983,134 have been included in additional paid-in-capital. The remaining payments made in 2003 of $698,000 have been included in accounts payable and accrued expenses at December 31, 2002 and were reclassified to additional paid-in-capital in the period when the payments were made.

Eurochassis L.P. Transactions

          Eurochassis L.P., a New Jersey limited partnership in which Raoul J. Witteveen, our former President and a major stockholder, is one of the limited partners and the general partner, leases 100 chassis to Trac Lease for an annual lease payment of approximately $86,000. The annual lease term renews automatically unless canceled or renewed upon renegotiated lease rate terms by either party prior to the first day of the renewal period. The members of the Board of Directors have unanimously determined that the terms of all arrangements between Eurochassis L.P. and Trac Lease are beneficial and fair to the Company.

Radcliff Consultation Services Agreement

          We entered into a Consultation Services Agreement with Radcliff Group, Inc. dated as of January 1, 1992, as amended and restated in February 1993, pursuant to which Radcliff Group appointed Warren L. Serenbetz, a stockholder and director of the Company through December 15, 2004, as Executive Consultant. The Consultation Services Agreement was terminated as of January 1, 1995. In accordance with the terms of the Consultation Services Agreement, following such termination Radcliff Group remained entitled to receive its full annual consultation services fee in the amount of $492,000 through December 31, 2002 and reimbursement to both the designated Executive Consultant and his spouse of all health related costs and expenses that were not advanced or reimbursed to the Executive Consultant pursuant to our medical and dental insurance plans through December 2007.

Executive Office Lease

          During 2001 and a portion of 2002, we leased approximately 28,500 square feet of commercial space for our executive offices in Princeton, New Jersey from 211 College Road Associates, a New Jersey general partnership. Martin Tuchman, a Director and the Chief Executive Officer and Warren L. Serenbetz, a director of the Company, through December 15, 2004, held a direct or indirect equity interest of 89.73% in 211 College Road Associates. The 2001 annual base rental for this property was approximately $557,000 under a triple net lease expiring in 2010. In the opinion of our management, rent paid under this lease did not exceed rent that we would have paid in an arms' length transaction with an unrelated third party.

          On January 28, 2002, we executed a Purchase and Sale Agreement, pursuant to which, on May 1, 2002, we purchased the office building in Princeton which houses our executive offices from 211 College Road Associates. The fair market value purchase price of the approximately 39,000 square feet building was $6,250,000, based upon a determination of the fair market value of the property by an independent property appraisal firm. The purchase price and other terms of the purchase were approved unanimously by our Board of Directors.

Bank Loans

          In April 2003 and August 2003 we borrowed $16,000,000 and $7,000,000, respectively, from Yardville National Bank, a subsidiary of an entity in which our Chief Executive Officer owns approximately five percent of the common stock and serves on the Executive Committee of the Board of Directors. The term of the $16,000,000 loan was three years. Thirty four fixed monthly principal payments of $250,000 commencing May 25, 2003 were due with a final principal payment of $7,500,000 due on March 25, 2006. Interest, at an initial rate of 4.25%, was adjusted monthly to the prime rate as published in the Wall Street Journal subject to a 4% minimum and 5% maximum per annum rate.

          The term of the $7,000,000 loan was five years. Fifty nine fixed monthly principal payments of $75,000 commencing September 7, 2003 were due with a final principal payment of $2,575,000 due on August 7, 2008. Interest, at an initial rate of 4% was adjusted monthly to the prime rate as published in the Wall Street Journal subject to a 4% minimum and 6% maximum per annum rate.

          In September 2000, Yardville National Bank provided a revolving line of credit to the Company. The line of credit was initially $9,750,000 and was secured by equipment and the related leases. The interest rate was Yardville National Bank's base interest rate minus .5%. The Company utilized a portion of this facility from inception through April 2002 when the loan balance was paid and the facility ended.

          In connection with our borrowings from Yardville National Bank, our Board of Directors unanimously determined that the interest rate and other terms of such borrowings were at least as favorable to us as could have been obtained in an arms'-length transaction with an unrelated third party.

          In addition to our borrowings from Yardville National Bank, beginning in May 2000 Yardville National Bank provided a revolving line of credit to our subsidiary PCR. The line of credit was initially $2,500,000 and was increased to $5,000,000 in July 2000 (upon termination of a similar line of credit provided to our subsidiary Microtech). The interest rate was Yardville National Bank's base interest rate minus .5%. Advances under this line of credit were secured by a first lien on PCR's business assets. In connection with our sale of our interest in PCR in December 2001, Yardville National Bank released its security interest in PCR's assets and reduced the amount of the line to $3,000,000. At the same time, we provided a guarantee of this line of credit on PCR's behalf. In March 2002, the amount of the credit line was further reduced to approximately $1,650,000, the balance then outstanding, and, at our request, Yardville National Bank terminated our guarantee and accepted in lieu thereof a guarantee from certain of our officers and directors. The PCR line of credit was renewed and increased to $2,000,000 in September 2002.

           During November 2004, all outstanding borrowings from Yardville National Bank were paid in full.

Fathom Co., LTD Agency Fees

           We paid Fathom Co., LTD ("Fathom"), our local representative in Taiwan, $116,400 for each of the years ended December 31, 2004, 2003 and 2002 to represent us with the Taiwan depots that store and repair damaged containers and to provide customer support. Fathom is owned by a Regional Vice President of Interpool Limited (who is not an executive officer of the Company) and members of his family. Management has determined that the fee for these services between Fathom and Interpool Limited are beneficial and fair to the Company.

PRINCIPAL STOCKHOLDERS

           The following table sets forth certain information with respect to the beneficial ownership of our common stock as of October 24, 2005 by certain beneficial owners, each of our directors, certain executive officers and all executive officers and directors as a group.

                                                                                         Options
                                                                                       Exercisable
                                                                      Number of           Within        Percentage
        Name of Beneficial Owner                                      Shares (1)         60 Days       Of Class (1)
        ------------------------                                      ----------       -----------     ------------
        Officers and Directors:
        Martin Tuchman (2)(3)                                        9,270,820         2,280,000          30.12%
        Arthur L. Burns                                                210,008            96,563           *
        Warren L. Serenbetz, Jr.(4)(5)(6)(11)                          473,726                 0           1.66%
        Peter D. Halstead                                               67,500            60,000           *
        Clifton H. W. Maloney                                           15,000            15,000           *
        Joseph J. Whalen                                                37,500            37,500           *
        William J. Shea                                                      0                 0           *
        Michael S. Mathews                                                   0                 0           *
        William A. Geoghan (7)                                           9,398             7,500           *
        Herbert Mertz (7)                                                9,371             7,500           *
        Richard W. Gross (7)                                             2,333                 0           *
        Brian Tracey                                                     1,176                 0           *
        James F. Walsh (7)                                                  25                 0           *
        Christopher N. Fermanis (7)                                      1,345                 0           *
        Executive officers and directors as a
        group (fourteen persons, as of October 24, 2005)            10,098,202         2,504,063          32.58%
        Other Stockholders:
        Hickory Enterprises, L.P. (8)(9)                             4,467,698                 0          15.68%
          165 Signal Hill North
          Wilton, CT 06897
        Raoul J. Witteveen (10)                                      4,427,549                 0          15.54%
          Surinamesttaat 37
          2585 CH The Hague
          The Netherlands
        Warren L. Serenbetz (4)(5)(6)(12)                              766,142                 0           2.69%
          695 West Street
          Harrison, NY 10528
        Paul H. Serenbetz (4)(5)                                       291,756                 0           1.02%
          12 Howard Avenue
          New Haven, CT 06519
        Stuart W. Serenbetz (4)(5)                                     292,096                 0           1.03%
          Stonebridge Development Corp.
          6 Hickory Drive
          Stamford, CT 06902
        Clay R. Serenbetz (4)(5)                                       292,646                 0           1.03%
          695 West Street
          Harrison, NY 10528
        The Chartres Limited Partnership (13)                           90,000                 0           *
          c/o Interpool, Inc.
          633 Third Avenue
          New York, NY 10017
        Other Stockholders as a group                               10,814,678                 0          37.30%
______________________ *Less than 1%

(1)	Includes shares subject to options which are exercisable within 60 days. In the event that all said options were exercised, the total outstanding number of the shares of the Company's common stock would be 31,283,916. The percentage of class is calculated on the basis of an assumption that only the named individual exercised all of his options. Does not include the following options not exercisable within 60 days: Herbert Mertz; 100,000 shares; Peter D. Halstead, 15,000; Joseph J. Whalen, 15,000; Clifton H. W. Maloney, 15,000; Michael S. Mathews, 15,000; William J. Shea, 15,000; Warren L. Serenbetz, Jr., 15,000, James F. Walsh, 25,000. Does not include shares which could be issued upon conversion in connection with holdings of the Company's 9.25% Convertible Redeemable Subordinated Debentures with a conversion price of $25.00 per share. Conversion of the holdings of the Debentures would result in a share issuance as follows: Martin Tuchman 80,000 shares; Warren L. Serenbetz Sr. and related entities and family members 106,906 shares; Arthur Burns 9,600 shares; Peter Halstead 1,000 shares; Joseph Whalen 8,000 shares; Clifton Maloney 2,000 shares; Richard Gross 8,000 shares; and Herbert Mertz 2,400 shares.

(2)	The business address of Mr. Tuchman is 211 College Road East, Princeton, New Jersey 08540.

(3)	Includes 6,735,818 shares directly held by Mr. Tuchman; 8,668 shares held by a pension plan f/b/o Mr. Tuchman; 46,619 shares held by a revocable grantor trust of which Mr. Tuchman is the grantor and trustee and Mr. Tuchman's brother is the beneficiary; 7,000 shares held by the Tuchman Foundation; 5,797 shares representing Mr. Tuchman's 51.3% interest in shares held by Kingstone Capital Group, LLC, a New Jersey limited liability company; 1,500 shares held by a pension plan f/b/o Mr. Tuchman's wife; 182,381 shares held by Princeton International Properties, Inc., a New Jersey corporation owned by Mr. Tuchman and his wife; and 3,037 shares held by Mr. Tuchman's wife.

(4)	Does not include shares held by Hickory Enterprises, L.P. described in footnote (8) below.

(5)	Each of Paul H. Serenbetz, Stuart W. Serenbetz and Clay R. Serenbetz is a brother of Warren L. Serenbetz, Jr. Warren L. Serenbetz is Warren L. Serenbetz, Jr.'s father.

(6)	At the stockholder meeting on December 15, 2004, Warren L. Serenbetz, Jr. was elected to the board of directors. Warren L. Serenbetz, who previously served as a director, did not stand for reelection to the board.

(7)	Includes indirect beneficial ownership of shares held by immediate family members.

(8)	In 1994, Hickory Enterprises, L.P., a Delaware limited partnership ("Hickory") was formed. Warren L. Serenbetz contributed shares of the Company's common stock in exchange for a limited partnership interest in Hickory. Each of Warren L. Serenbetz, Jr., Stuart W. Serenbetz, Paul H. Serenbetz and Clay R. Serenbetz contributed shares of the Company's common stock in exchange for a general partnership and limited partnership interest in Hickory. Each of the four general partners in Hickory has one vote in matters before Hickory.

(9)	Includes 117,000 shares and 69,791 shares held by two exchange funds as to which Hickory Enterprises retains certain voting rights.

(10)	Includes 3,467,730 shares directly held by Mr. Witteveen; 101,210 shares held by an exchange fund as to which Mr. Witteveen retains certain voting rights; 1,500 shares of which Mr. Witteveen's wife is the record owner; and 1,989 shares representing Mr. Witteveen's interest in shares held by Kingstone Capital Group, LLC, a New Jersey limited liability company.

(11)	Includes 182,380 shares held by the Radcliff Group, Inc.

(12)	The Warren L. Serenbetz Revocable Trust, of which Warren L. Serenbetz is the trustee, is the record owner of these shares of the Company's common stock. The beneficiaries of the Warren L. Serenbetz Revocable Trust are members of the immediate family of Warren L. Serenbetz.

(13)	On February 1, 1995, Arthur L. Burns entered into an Agreement of Limited Partnership pursuant to which Mr. Burns contributed 90,000 shares of restricted common stock to The Chartres Limited Partnership ("Chartres"), in exchange for a 98% limited partnership interest in Chartres. Each of Meredith K. Burns and Kristin M. Reynolds, daughters of Arthur L. Burns, are the other limited partners and the general partners of Chartres. Limited partners do not have any voting rights or rights to participate in the management or operation of Chartres.

SELLING SECURITYHOLDERS

           We offered and sold the warrants to the selling securityholders or their predecessors in a private placement transaction that was exempt from the registration requirements of the Securities Act of 1933, as amended. We are registering, pursuant to the registration statement of which this prospectus is a part, the warrants and all 8,833,333 shares of our common stock currently issuable upon exercise of the warrants on behalf of the selling securityholders named in the table below (including their donees, pledgees, transferees or other successors-in-interest who receive any of the shares covered by this prospectus). We are registering the warrants and the shares of common stock to permit the selling securityholders to offer these securities for resale from time to time and to permit purchasers of the Warrants to acquire shares of common stock upon exercise of the Warrants from time to time. The selling securityholders may sell all, some or none of the warrants or shares of common stock covered by this prospectus. All information with respect to beneficial ownership has been furnished to us by the respective selling securityholders. For more information, see "Plan of Distribution."

           Information concerning the selling securityholders may change from time to time, and we may in our discretion supplement or amend this prospectus to reflect these changes, in accordance with applicable law. When a selling securityholder transfers securities to a donee, pledgee, successor or other person to whom the selling securityholder transfers securities other than for value, and such transfer is not pursuant to this prospectus, we may in our discretion supplement or amend this prospectus to include such transferee as an additional named selling securityholder, in accordance with applicable law. To the extent permitted by applicable law, this prospectus will cover sales by such transferees.

           The table below lists the selling securityholders and information regarding their ownership of warrants as of September 12, 2005.

                                           Number of Shares of
                                         Common Stock for Which     Number of Shares of
                                          Warrants Beneficially   Common Stock for Which
                                           Owned Prior to This    Warrants Being Offered
                                              Offering Are              Hereby Are           Warrants Beneficially
        Selling Securityholder               Exercisable(1)           Exercisable(1)        Owned After Offering(2)
--------------------------------------   ----------------------   ----------------------    -----------------------
                                                                                            Number     Percentage(2)
                                                                                            ------     -------------
Greywolf Capital Partners II LP                 1,295,550                1,295,550             0             *

Greywolf Capital Overseas Fund                  1,648,892                1,648,892             0             *

Greywolf High Yield Master Fund                   883,336                  883,336             0             *

Caspian Capital Partners, LP                      736,111                  736,111             0             *

Mariner LDC (Mariner Investment)                  736,111                  736,111             0             *

Mariner Opportunities Fund, LP                    588,888                  588,888             0             *

Mariner Voyage Master Fund, LTD.                  294,446                  294,446             0             *

Riva Ridge Master Fund, LTD.                      588,889                  588,889             0             *

Mariner LDC (Riva Ridge)                          588,888                  588,888             0             *

Goldman Sachs & Co.(4)                          1,472,222                1,472,222             0             *

_____________________
* 0%

(1)	The number of shares of common stock for which a warrant is exercisable varies from warrant to warrant. The amounts in these columns reflect the aggregate number of shares for which all of the warrants that the selling securityholder holds are exercisable as of September 12, 2005.

(2)	Assumes that the securityholder disposes of all of the warrants covered by this prospectus and does not acquire or dispose of any additional warrants. However, the selling securityholders are not representing that any of the warrants covered by this prospectus will be offered for sale, and the selling securityholders reserve the right to accept or reject, in whole or in part, any proposed sale of warrants.

(3)	Assumes that all of the warrants are disposed of in the offering and that none remain outstanding.

(4)	The selling securityholder has engaged in advisory-related activity with the Company.

           The table below lists the selling securityholders and information regarding their ownership of common stock as of September 12, 2005:

                                            Number Of Shares
                                           Beneficially Owned
                                              Prior To This       Number Of Shares Being       Shares Owned After
        Selling Securityholder                 Offering(1)           Offered Hereby(1)            Offering(2)
---------------------------------------    -------------------    ----------------------       ------------------
                                                                                            Number     Percentage(3)
                                                                                            ------     -------------
Greywolf Capital Partners II LP               1,295,550                1,295,550                 0            *

Greywolf Capital Overseas Fund                1,648,892                1,648,892                 0            *

Greywolf High Yield Master Fund                 883,336                  883,336                 0            *

Caspian Capital Partners, LP                    736,111                  736,111            73,647           **

Mariner LDC (Mariner Investment)                736,111                  736,111            73,647           **

Mariner Opportunities Fund, LP                  588,888                  588,888            58,948           **

Mariner Voyage Master Fund, LTD.                294,446                  294,446            29,558           **

Riva Ridge Master Fund, LTD.                    588,889                  588,889                 0            *

Mariner LDC (Riva Ridge)                        588,888                  588,888                 0            *

Goldman Sachs & Co.(4)                        1,472,222                1,472,222           141,522           **

__________________

* **	0% Less than .01%

(1)	Assumes that prior to this offering the selling securityholder exercises all of the warrants held by such shareholder as of September 12, 2005, at an exercise price per share of $17.01, and offers all of the shares of common stock pursuant to this offering.

This prospectus also covers any additional shares of common stock that become issuable upon any anti-dilution adjustment pursuant to the terms of the warrants and any additional shares of common stock that become issuable in connection with the shares being registered by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that results in an increase in the number of outstanding shares of our common stock.

(2)	Assumes that the shareholder disposes of all of the shares of common stock covered by this prospectus and does not acquire or dispose of any additional shares of common stock. However, the selling securityholders are not representing that any of the shares covered by this prospectus will be offered for sale, and the selling securityholders reserve the right to accept or reject, in whole or in part, any proposed sale of shares.

(3)	The percentage of common stock beneficially owned is based on the shares of common stock outstanding on September 1, 2005.

(4)	The selling securityholder has engaged in advisory-related activity with the Company.

           We have been advised by the selling securityholders that none of the selling securityholders listed above is a broker-dealer or an affiliate of a broker-dealer, except for Goldman, Sachs & Co. Goldman, Sachs & Co. may be deemed to be an underwriter with respect to its sale of warrants or shares of common stock pursuant to this prospectus.

DESCRIPTION OF WARRANTS

           The following is a description of the warrants, which have been issued pursuant to a warrant agreement between the Company and U.S. Bank National Association, as warrant agent. We refer you to copies of the securities purchase agreement, the warrant agreement (including forms of Series A Warrant and the Series B Warrant) and the investor rights agreement, each of which have been filed with the Securities and Exchange Commission.

General Discussion

           On September 14, 2004, we entered into a securities purchase agreement pursuant to which we issued to investors two series of warrants (the "Warrants"), which are currerntly exercisable for a total of 8,833,333 shares of our common stock at an exercise price of $17.01 per share, all of which are outstanding as of the date of this prospectus. The first series of warrants (the "Series A Warrants") is currently exercisable at any time for a total of 5,804,314 shares. The second series of warrants (the "Series B Warrants") is currently exercisable for a total of 3,029,019 shares, having been approved by our stockholders at a special meeting of our stockholders on June 30, 2005. We also entered into an agreement with the investors to file this registration statement with the Securities and Exchange Commission, for the benefit of the investors, with respect to the Warrants. The issuance of the Warrants pursuant to the securities purchase agreement was made in reliance on the exemption from the registration requirements of the Securities Act of 1933 (the "Securities Act") pursuant to Section 4(2) of the Securities Act.

           The warrant holders are not entitled to any voting rights or other rights as a shareholder of the company. A warrant may only be amended with the consent of the Company.

Exercise of Warrants

           The Warrants expire on September 1, 2014. Prior to such expiration date the Warrants are exercisable in whole or in part into shares of common stock at an exercise price of $17.01 per share, subject to adjustment, as described below. The Warrants are exercisable at any time or from time to time prior to 5:00 p.m. New York City time on September 1, 2014. The Warrants will be exercisable by payment of cash only, except that if at any time, any holders who are unable (subject to certain exceptions) to exercise their Warrants under an effective registration statement or an available exemption from registration under the Securities Act will be able to exercise their Warrants by surrendering senior debt securities of the Company in payment of the exercise price (based on aggregate principal amount surrendered).

           The exercise price of the Warrants will be subject to adjustment in the event of:

(i)	the issuance of stock dividends on, or the subdivision, combination or reclassification of, our common stock;

(ii)	the issuance to all holders of common stock of any rights, options or warrants entitling them to subscribe for shares of common stock at less than the then current market value thereof;

(iii)	the distribution to holders of common stock of evidences of indebtedness, capital stock, cash (other than regular cash dividends out of the Company's net income or retained earnings in an amount not to exceed $0.25 per share per annum) or assets of the Company;

(iv)	any merger, consolidation, sale of all or substantially all of the assets of the Company or recapitalization of our common stock;

(v)	the issuance of common stock to an affiliate for a consideration per share less than the current market price per share thereof (subject to certain exceptions, including certain limited issuances to the Company's employees or directors under benefit plans); and

(vi)	the issuance of any securities convertible into common stock to an affiliate that are convertible for a consideration per share of common stock less than the market price per share of the date of issuance thereof.

          We have the right under certain conditions to require that the Warrants be exercised at any time after our common stock trades at $30.00 per share or more for five consecutive trading days assuming the shares being issued upon exercise are registered shares.

Reservation of Shares

          We have authorized and reserved for issuance and will at all times reserve and keep available such number of shares of our common stock as will be issuable upon the exercise of all outstanding Warrants. Such shares of our common stock, when paid for and issued, will be duly and validly issued, fully paid and non-assessable, free of pre-emptive rights and free from all taxes, liens, charges and security interests with respect to the issuance thereof.

Anti-Dilution Adjustments

          Upon the occurrence of one of the dilutive events specified below, the terms of the Warrants require us to make an adjustment to the exercise price of the Warrants and an adjustment to the total number of shares of common stock issuable upon exercise of the Warrants and the aggregate number of shares issuable under Warrants. For each Warrant, the adjustment to the number of shares of common stock issuable is calculated by multiplying the unadjusted exercise price by the number of shares of common stock then issuable under the Warrant and dividing the product by the adjusted exercise price so that the adjustment to the number of shares is proportionate to the adjustment in the exercise price.

          1.  The exercise price of the Warrant will be adjusted downward when we take any of the following actions (1) declare a dividend or make a distribution payable in common stock or shares of our capital stock; (2) split or combine our common stock; or (3) issue by reclassification of our common stock any shares of our capital stock, such that upon exercise, a holder of a Warrant would be entitled to the aggregate number and kind of shares of capital stock he would have received if the Warrant had been exercised immediately prior to the action.

          2.  If we distribute rights, options or warrants to all holders of our common stock entitling them to purchase common stock at a purchase price less than the then current market price, the exercise price will be adjusted downward such that the adjusted exercise price shall equal the unadjusted exercise price multiplied by (the number of outstanding shares of common stock plus (the number of additional shares offered multiplied by the offering price per share of the additional shares divided by the then current market price of the common stock)) divided by the sum of the number of outstanding shares of common stock plus the number of additional shares offered.

          3.  If we distribute to all holders of our common stock any of our assets, debt securities or any rights or warrants to purchase such assets or debt securities, the exercise price will be adjusted downward such that the adjusted exercise price shall equal the unadjusted exercise price multiplied by the sum of the then current market price of the common stock minus the fair market value of the assets, securities, rights or warrants applicable to one share of common stock divided by the then current market price of the common stock. This adjustment does not apply to dividends or cash distributions in an amount less than or equal to $0.25 per share per year. (As the Company's dividend rate is currently $0.30 per share per year, the change in the dividend rate will trigger an anti-dilution adjustment to change the exercise price of the Warrants).

          4.  If we issue shares of common stock to an affiliate for consideration less than the then current market price per share the exercise price will be adjusted downward such that the adjusted exercise price shall equal the unadjusted exercise price multiplied by (the number of outstanding shares of common stock plus (the aggregate consideration received for the additional shares divided by the then current market price of the common stock)) divided by the number of shares of commons stock outstanding immediately following the issuance.

          5.  If we issue securities convertible or exchangeable into shares of common stock to an affiliate for a consideration per share of common stock initially deliverable upon conversion or exchange of such securities less than the then current market price per share the exercise price will be adjusted downward such that the adjusted exercise price shall equal the unadjusted exercise price multiplied by the sum of (the number of outstanding shares of common stock plus (the aggregate consideration received for the issuance of such securities divided by the then current market price of the common stock) divided by the number of outstanding shares of common stock plus the maximum number of shares deliverable upon conversion or exchange of such securities at the initial conversion or exchange rate).

Registration Rights

           Interpool and the selling securityholders have entered into an investor rights agreement, as amended, which provides that the holders of Registrable Securities (as defined below) have registration rights with respect to the Registrable Securities. The following description is a summary of the material provisions of the investor rights agreement.

           Pursuant to the investor rights agreement, as amended, we agreed that no later than January 6, 2006, we will file with the SEC a shelf registration statement covering the Warrants and resales of the shares of common stock issuable upon exercise of the Warrants (the "Warrant Shares") of all holders. We have agreed to use all commercially reasonable efforts to cause any such registration statement to be declared effective by February 1, 2006. We are required to use all commercially reasonable efforts to keep and, at the selling securityholder's election, will keep the warrant registration statement continuously effective by supplementing or amending such warrant registration statement as required under Rule 415 and the Securities Act (other than during certain agreed upon delays or suspensions). We will not be required to maintain the effectiveness of any warrant registration statement beyond September 14, 2014. There can be no assurance that we will be able to cause to be declared effective or keep a registration statement continuously effective for the required period. We submitted the registration statement of which this prospectus forms a part to the SEC on August 1, 2005 pursuant to our obligations under the investor rights agreement.

           A "Registration Default" will occur under the investor rights agreement if (i) the warrant registration statement has not been declared effective by February 1, 2006; or (ii) the warrant registration statement, following the date it is declared effective by the SEC, ceases to be effective without being restored to effectiveness by amendment or otherwise within 30 business days (subject to blackout periods). With respect to each period during which such a Registration Default has occurred and is continuing, the Company will pay liquidated damages to the holders of Warrants and common stock registrable under the investor rights agreement in an amount per day per share (on an as-converted basis) equal to (x) the Applicable Rate times $150.0 million divided by (y) the aggregate number of shares of common stock into which the Warrants were initially exercisable times 360.

           With respect to any Registration Default, the "Applicable Rate" equals: (1) for the first 90-day period following such Registration Default, 0.25% per annum, (2) for the second 90-day period following such Registration Default, 0.50% per annum, (3) for the third 90-day period following such Registration Default, 0.75% per annum and (4) for any time thereafter, 1.00% per annum, in each case, computed on the basis of a 360-day year of twelve 30-day months and accruing on a daily basis.

           The investor rights agreement provides that we are required to supplement the warrants registration statement (or related prospectus) to provide all necessary information relating to an underwritten secondary offering of such shares of common stock. Interpool will cooperate in such secondary offering, including by participating in "road shows" for the sale of such shares of common stock.

           As used herein, "Registrable Securities" means any of (i) the Warrants and (ii) the Warrant Shares (whether or not the related Warrants have been exercised). As to any particular Registrable Securities, securities shall cease to be Registrable Securities (a) when a registration statement with respect to the offering of such securities by the holder thereof shall have been declared effective under the Securities Act and such securities shall have been disposed of by such holder pursuant to such registration statement, (b) on the date on which such securities are distributed to the public pursuant to Rule 144 under the Securities Act.

DESCRIPTION OF CAPITAL STOCK

General

           As of the date of this prospectus, our authorized capital stock consists of 100,000,000 shares of common stock, par value $.001 per share, and 1,000,000 shares of preferred stock, par value $.001 per share.

           The following descriptions are summaries of material terms of our Certificate of Incorporation and By-laws, copies of which have been filed as exhibits to the registration statement of which this prospectus is a part, and provisions of applicable law.

Common Stock

           As of October 24, 2005 there were 28,494,973 shares of common stock outstanding held of record by approximately 3,221 stockholders.

           Dividends. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to dividends when, as and if declared by the Board of Directors out of funds legally available for that purpose.

           Voting Rights. Each holder of common stock is entitled to one vote per share on each matter to be voted on by stockholders. Because there is no cumulative voting of shares, the holders of a majority of the shares voting for the election of directors can elect all of the directors if they choose to do so.

          Liquidation Rights. Upon liquidation, subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to a pro rata share in any distribution to stockholders.

          Other Terms. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and non-assessable.

Preferred Stock

          Our Board of Directors is authorized, without approval of our stockholders, to cause shares of preferred stock to be issued from time to time in one or more series, and our Board of Directors may fix the designations, powers, privileges, preferences and rights and the qualifications, limitations and restrictions of the shares of each series.

           The specific matters that our Board of Directors may determine include the following:

•	the designation of each series;

•	the number of shares of each series;

•	the rate of any dividends;

•	whether any dividends shall be cumulative or non-cumulative;

•	the amount payable in the event of any voluntary or involuntary liquidation, dissolution or winding up of our company;

•	the terms of any redemption;

•	rights and terms of any conversion or exchange; and

•	any voting rights.

          Although no shares of preferred stock are currently outstanding, and we have no current plans to issue preferred stock, the issuance of shares of preferred stock, or the issuance of rights to purchase shares of preferred stock, could be used to discourage an unsolicited acquisition proposal. For example, a business combination could be impeded by issuing a series of preferred stock containing class voting rights that would enable the holder or holders of this series to block that transaction. Alternatively, a business combination could be facilitated by issuing a series of preferred stock having sufficient voting rights to provide a required percentage vote of the stockholders. In addition, under certain circumstances, the issuance of preferred stock could adversely affect the voting power and other rights of the holders of the common stock. Although our Board of Directors is required to make any determination to issue any preferred stock based on its judgment as to the best interests of our stockholders, it could act in a manner that would discourage an acquisition attempt or other transaction that some, or a majority, of our stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over prevailing market prices of the stock. Our Board of Directors does not presently intend to seek stockholder approval prior to any issuance of currently authorized stock unless otherwise required by law or applicable stock exchange requirements.

Delaware Anti-Takeover Laws and Certain Certificate of Incorporation and Bylaw Provisions

          Anti-Takeover Provisions. Some provisions of Delaware law and our Certificate of Incorporation and By-laws could make the following more difficult:

•	acquisition of us by means of a tender offer;

•	acquisition of us by means of a proxy contest or otherwise; or

•	removal of our incumbent officers and directors.

           Our Certificate of Incorporation or By-laws include the following restrictions:

•	a classified Board of Directors, with each class containing as nearly as possible one-third of the total number of members of the Board of Directors and the members of each class serving for staggered three year terms;

•	a vote of at least 75% of our voting securities to amend certain provisions of the Certificate of Incorporation and By-laws;

•	advance notice procedures with respect to nominations of directors or other matters to be voted on by stockholders other than by or at the direction of the Board of Directors; the filling of vacancies on the board of directors only by a vote of a majority of the directors then in office;

•	the taking of any action by our stockholders only at a duly called annual or special meeting, which may only be called by the chairman of the Board of Directors or a majority of the directors; and

•	removal of a director only for cause upon the vote of the holders of a majority of our outstanding voting securities.

          These provisions, as well as our ability to issue preferred stock, are designed to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our Board of Directors. We believe that the benefits of increased protection give us the potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us, and that the benefits of this increased protection outweigh the disadvantages of discouraging those proposals, because negotiation of those proposals could result in an improvement of their terms.

          Delaware Business Combination Statute. We are subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years following the date the person became an interested stockholder, unless the "business combination" or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a "business combination" includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Generally, an "interested stockholder" is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own, 15% or more of a corporation's voting stock. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by the board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by stockholders. Because certain of our stockholders owned more than 15% of our voting stock before we became a public company, Section 203 by its terms is currently not applicable to business combinations with these stockholders even though these stockholders each own more than 15% of our outstanding stock. If any other person acquires 15% or more of our outstanding stock, that person will be subject to the provisions of Section 203.

          Limitation on Liability of Directors. Our Restated Certificate of Incorporation provides that no director shall be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except as required by law, as in effect from time to time. Currently, Delaware law requires that liability be imposed for the following:

•	any breach of the director's duty of loyalty to our company or our stockholders;

•	any act or omission not in good faith or which involved intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; and

•	any transaction from which the director derived an improper personal benefit.

          Our Amended and Restated By-laws provide that, to the fullest extent permitted by law, we will indemnify any person made or threatened to be made a party to any action by reason of the fact that the person is or was our director or officer, or served at our request for any other enterprise as a director or officer. We will reimburse the expenses, including attorneys' fees, incurred by a person indemnified by this provision when we receive an undertaking to repay such amounts if it is ultimately determined that the person is not entitled to be indemnified by us. Amending this provision will not reduce our indemnification obligations relating to actions taken before an amendment.

Transfer Agent and Registrar

           The transfer agent and registrar of our common stock is American Stock Transfer & Trust Company.

PLAN OF DISTRIBUTION

          We are registering the warrants and the shares of common stock issuable upon exercise of the warrants to permit the resale of the warrants and the common stock by the selling securityholders from time to time after the date of this prospectus and the issuance of shares of common stock upon exercise of the Warrants by purchasers of the Warrants. We will not receive any of the proceeds from the sale by any selling securityholder of the warrants or the shares of common stock. We will bear all fees and expenses incident to our obligation to register the warrants and the shares of common stock, except that a selling securityholder will pay all applicable underwriting discounts and selling commissions, if any.

          Any selling securityholder may sell all or a portion of the warrants or the common stock beneficially owned by it and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the warrants or common stock are sold through underwriters or broker-dealers, then the selling securityholder will be responsible for underwriting discounts or commissions or agent's commissions. The warrants and the common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions,

(1)	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale,

(2)	in the over-the-counter market,

(3)	in transactions otherwise than on these exchanges or systems or in the over-the-counter market,

(4)	through the writing of options, whether the options are listed on an options exchange or otherwise,

(5)	through the settlement of short sales;

(6)	through a combination of such methods of sale; or

(7)	through any other method permitted pursuant to applicable law.

          If a selling securityholder effects such transactions by selling warrants or shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling securityholder or commissions from purchasers of the warrants or shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the common stock or otherwise, a selling securityholder may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares in the course of hedging in positions they assume. A selling securityholder may also sell the shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions. Each selling securityholder may also loan or pledge warrants or shares of common stock to broker-dealers that in turn may sell such securities.

          Each selling securityholder may pledge or grant a security interest in some or all of the warrants or shares of common stock owned by it and, if it defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell the warrants or shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended, amending, if necessary, the list of selling securityholders to include the pledgee, transferee or other successors-in-interest as selling securityholders under this prospectus. Each selling securityholder also may transfer and donate the warrants and shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus.

          Each selling securityholder and any broker-dealer participating in the distribution of warrants or the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed, to any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the warrants or shares of common stock is made, a prospectus supplement, if required, will be distributed that will set forth the aggregate amount of the warrants and shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from each selling securityholder and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

          Under the securities laws of some states, the warrants and shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the warrants and shares of common stock may not be sold unless the shares have been registered or qualified for sale in the state or an exemption from registration or qualification is available and is complied with.

          There can be no assurance that any selling securityholder will sell any or all of the warrants or shares of common stock registered pursuant to the shelf registration statement of which this prospectus forms a part.

          Each selling securityholder and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the warrants or shares of common stock by the selling securityholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of warrants or the shares of common stock to engage in market-making activities with respect to the warrants or shares of common stock. All of the foregoing may affect the marketability of the warrants and shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the warrants and shares of common stock.

          We have agreed to pay all expenses in connection with this offering, but not including underwriting discounts, concessions, commissions or fees of the selling securityholders. We will indemnify the selling securityholders against liabilities, including some liabilities under the Securities Act, in accordance with the investor rights agreement, or the selling securityholders will be entitled to contribution. We may be indemnified by a selling securityholder against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling securityholder specifically for use in this prospectus, in accordance with the investor rights agreement, or we may be entitled to contribution.

          Once sold under the shelf registration statement, of which this prospectus forms a part, the warrants and shares of common stock will be freely tradable in the hands of persons other than our affiliates.

LEGAL MATTERS

          The validity of the Warrants and common stock issuable upon exercise of the Warrants offered hereby will be passed on for us by Stroock & Stroock & Lavan LLP, New York, New York.

EXPERTS

          The Consolidated Financial Statements of Interpool, Inc. and subsidiaries as of December 31, 2004 and 2003 and for each of the years in the three year period ended December 31, 2004 and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2004, have been included herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

          KPMG's report dated March 28, 2005 refers to the Company's change in the method of accounting in 2002 for (i) goodwill and (ii) impairment or disposal of long-lived assets.

          KPMG's report dated May 2, 2005, on management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2004, expresses its opinion that Interpool, Inc. and subsidiaries did not maintain effective internal control over financial reporting as of December 31, 2004 because of the effect of the material weaknesses on the achievement of the objectives of the control criteria and contains explanatory paragraphs that state:

•	Financial reporting policies and procedures. The Company lacked sufficient policies and procedures to ensure preparation of financial information in accordance with U.S. generally accepted accounting principles, as follows:

•	Non-routine transactions. The Company lacked effective communication and review of the accounting for certain non-routine transactions.

•	Elimination of intercompany transactions. The Company lacked policies and procedures for identifying and reviewing the propriety of the elimination entries within its consolidation on a timely basis.

•	Inadequate review procedures and segregation of duties. There was inadequate management review of transactions generated in the billing and procurement processes to ensure the accuracy and completeness of transactions administered by those departments.

•	Technical accounting expertise. The Company did not employ accounting personnel possessing an appropriate level of technical expertise in U.S. generally accepted accounting principles, as follows:

•	Interest rate swap transactions. The Company lacked adequate technical expertise related to accounting for derivative instruments, including the preparation of the formal documentation required under SFAS 133, Accounting for Derivative Instruments and Hedging Activities ("SFAS 133").

•	Income taxes. The Company lacked adequate technical expertise related to accounting for income taxes. Additionally, the Company lacked adequate and effective analysis and management review of the relevant documentation supporting the deferred tax asset and liability accounts.

•	Account reconciliations. The Company's accounting department was not adequately staffed with trained personnel, which resulted in a lack of complete and timely reconciliations between the subsidiary and general ledger for accounts receivable and intercompany accounts.

•	Information technology systems. The Company's information technology systems were inadequate to ensure accurate reporting of transactions, as follows:

•	Direct financing leases. The Company's lease accounting system was not designed to adequately account for all types of direct financing lease transactions in accordance with U.S. generally accepted accounting principles.

•	Security of information technology. The Company's information systems lacked security policies and procedures, including appropriate encryption and standard security settings.

•	Design of equipment leasing systems. The Company's systems for equipment leasing did not have certain automated interfaces thereby requiring significant manual intervention for the billing and processing of lease equipment transactions. Further, the system to track the cost of remanufacturing equipment at the end of the lease term was not designed to appropriately identify costs directly related to the underlying equipment.

AVAILABLE INFORMATION

          We have filed with the Securities and Exchange Commission (SEC), a registration statement on Form S-1 under the Securities Act with respect to the securities to be sold in this offering. As permitted by the rules and regulations of the Commission, this prospectus omits certain information contained in the registration statement. For further information with respect to us and the securities to be sold in this offering, you should refer to the registration statement and to its exhibits and schedules. Statements contained in this prospectus regarding the contents of any agreement or other document are summaries of the material terms of the documents referenced. You should refer in each instance to the copy of the agreement filed or incorporated by reference as an exhibit to the registration statement. We are also required to file annual, quarterly and special reports, proxy statements and other information with the SEC.

          You can read the registration statement and the exhibits and schedules filed with the registration statement or any reports, statements or other information we have filed or file, at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You may also obtain copies of the documents from these offices upon payment of the prescribed fees. You may call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. You may also request copies of the documents upon payment of a duplicating fee, by writing to the SEC. In addition, the SEC maintains a web site that contains reports, proxy and information statement and other information regarding registrants (including us) that file electronically with the SEC, which you can access at www.sec.gov.

INDEX TO FINANCIAL STATEMENTS

                                                                                                            PAGE
                                                                                                            ----
Consolidated Financial Statements of Interpool, Inc.:
Report of Independent Registered Public Accounting Firm...................................                   F-2
Consolidated Balance Sheets--At December 31, 2004 (Restated) and 2003 (Restated)...........                  F-3
Consolidated Statements of Income For the Years Ended December 31, 2004 (Restated), 2003
    (Restated) and 2002...................................................................                   F-4
Consolidated Statements of Changes in Stockholders' Equity For the Years Ended December
    31, 2004 (Restated), 2003 (Restated) and 2002.........................................                   F-5
Consolidated Statements of Cash Flows For the Years Ended December 31, 2004 (Restated),
    2003 (Restated) and 2002..............................................................                   F-6
Notes to Consolidated Financial Statements................................................                   F-7
Unaudited Condensed Consolidated Financial Statements of Interpool, Inc.:
Unaudited Condensed Consolidated Balance Sheets--At September 30, 2005 and December 31,
    2004..................................................................................                  F-50
Unaudited Condensed Consolidated Statements of Income for the Three and Nine Months Ended
    September 30, 2005 and 2004...........................................................                  F-51
Unaudited Condensed Consolidated Statements of Cash Flows for the Nine Months Ended
    September 30, 2005 and 2004...........................................................                  F-52
Unaudited Condensed Consolidated Statements of Changes in Stockholders' Equity at
    December 31, 2004 and the Nine Months Ended September 30, 2005........................                  F-53
Notes to Condensed Consolidated Financial Statements......................................                  F-54

Report of Independent Registered
Public Accounting Firm

The Board of Directors
Interpool, Inc.:

We have audited the accompanying consolidated balance sheets of Interpool, Inc. (a Delaware corporation) and subsidiaries as of December 31, 2004 and 2003 and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three year period ended December 31, 2004. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Interpool, Inc. and subsidiaries as of December 31, 2004 and 2003, and the results of their operations and their cash flows for each of the years in the three year period ended December 31, 2004 in conformity with U.S. generally accepted accounting principles.

As discussed in Note 1 to the consolidated financial statements, in 2002 the Company changed its method of accounting for (i) goodwill and (ii) the impairment or disposal of long-lived assets.

As discussed in Note 1(B) to the consolidated financial statements, the Company has restated its consolidated balance sheets as of December 31, 2004 and 2003, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the two year period ended December 31, 2004.

(signed) KPMG LLP

Short Hills, N.J.

March 28, 2005, except for Note 1(B) which is as of November 8, 2005

INTERPOOL, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2004 AND 2003
(dollars in thousands, except share and per share amounts)

                                                                                               2004          2003
ASSETS                                                                                       Restated      Restated
                                                                                             --------      --------
CASH AND CASH EQUIVALENTS (including restricted cash of $24,927 and $24,985 at December
     31, 2004 and 2003, respectively)                                                         $309,458      $141,019
MARKETABLE SECURITIES, available for sale at fair value                                             27            24
ACCOUNTS RECEIVABLE, less allowance of $14,091 and $16,358, respectively                        72,598        69,055
NET INVESTMENT IN DIRECT FINANCING LEASES                                                      363,445       426,815
OTHER RECEIVABLES, net                                                                           3,602        25,485
LEASING EQUIPMENT, net of accumulated depreciation and amortization of $538,575 and
     $522,431, respectively                                                                  1,579,196     1,636,716
OTHER ASSETS                                                                                    75,760        73,922
                                                                                            ----------    ----------
TOTAL ASSETS                                                                                $2,404,086    $2,373,036
                                                                                            ==========    ==========
LIABILITIES

ACCOUNTS PAYABLE AND ACCRUED EXPENSES                                                         $127,057      $198,062
WARRANT LIABILITY                                                                               71,722           ---
INCOME TAXES:
     Current                                                                                     1,915           367
     Deferred                                                                                   46,367        34,555
                                                                                            ----------    ----------
TOTAL TAXES                                                                                     48,282        34,922

DEFERRED INCOME                                                                                  2,018         2,704
DEBT AND CAPITAL LEASE OBLIGATIONS
     Due within one year                                                                       240,553       219,192
     Due after one year                                                                      1,477,645     1,496,495
                                                                                            ----------    ----------
         TOTAL DEBT AND CAPITAL LEASE OBLIGATIONS                                            1,718,198     1,715,687

TOTAL LIABILITIES                                                                           $1,967,277    $1,951,375
                                                                                            ----------    ----------
MINORITY INTEREST IN EQUITY OF SUBSIDIARIES                                                     39,786        35,184
                                                                                            ----------    ----------
STOCKHOLDERS' EQUITY
     Preferred stock, par value $.001 per share; 1,000,000 authorized, none issued                 ---           ---
     Common stock, par value $.001 per share; 100,000,000 shares authorized, 28,278,759
       and 27,602,452 issued at December 31, 2004 and 2003, respectively                            28            28
     Additional paid-in capital                                                                145,112       135,629
     Unamortized deferred compensation                                                            (554)       (1,184)
     Treasury stock, at cost, 646,711 and 225,900 shares at December 31, 2004 and 2003,
       respectively                                                                            (11,508)       (2,229)
     Retained earnings                                                                         269,694       269,121
     Accumulated other comprehensive loss                                                       (5,749)      (14,888)
                                                                                            ----------    ----------
TOTAL STOCKHOLDERS' EQUITY                                                                     397,023       386,477
                                                                                            ----------    ----------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                                  $2,404,086    $2,373,036
                                                                                            ==========    ==========

The accompanying notes to the Consolidated Financial Statements are an integral part of these statements.

INTERPOOL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
FOR THE YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002
(dollars and shares in thousands)

                                                                                    2004          2003
                                                                                  Restated      Restated       2002
                                                                                  --------      --------       ----
REVENUES:
   Equipment leasing revenue, including income recognized on direct
      financing leases of $41,659, $46,362 and $36,246, respectively               $388,183     $374,287      $325,080
   Other revenue                                                                     16,204       27,825        19,855
                                                                                   --------     --------      --------
TOTAL REVENUES                                                                      404,387      402,112       344,935
                                                                                   --------     --------      --------
COSTS AND EXPENSES:
  Lease operating expenses                                                           95,332      108,465        89,078
  Administrative expenses                                                            49,943       55,052        27,945
  Provision for doubtful accounts                                                     1,476        4,248         7,843
  Fair value adjustment for derivative instruments                                   (1,511)      (1,756)        5,530
  Fair value adjustment for warrants                                                 49,222          ---           ---
  Depreciation and amortization of leasing equipment                                 89,458       87,498        88,707
  Impairment of leasing equipment                                                     4,610        9,049         9,550
  (Income)/loss for investments accounted for under the equity method                  (416)       1,698         6,603
  Other (income)/expense, net                                                       (15,686)      (5,079)        1,131
  Gain on insurance settlement                                                       (6,267)         ---           ---
  Interest expense                                                                  112,013      106,688       108,344
  Interest income                                                                    (3,390)      (3,960)       (4,638)
                                                                                   --------     --------      --------
TOTAL COST AND EXPENSES                                                             374,784      361,903       340,093
                                                                                   --------     --------      --------
Income before minority interest expense and provision/(benefit) for income
  taxes                                                                              29,603       40,209         4,842
MINORITY INTEREST EXPENSE                                                            (8,372)      (1,910)       (1,846)
                                                                                   --------     --------      --------
Income before provision/(benefit) for income taxes                                   21,231       38,299         2,996
PROVISION/(BENEFIT) FOR INCOME TAXES                                                 13,362          803        (1,393)
                                                                                   --------     --------      --------
NET INCOME                                                                           $7,869      $37,496        $4,389
                                                                                   ========     ========      ========
INCOME PER SHARE
NET INCOME PER SHARE:
     Basic                                                                            $0.29        $1.37         $0.16
                                                                                   ========     ========      ========
     Diluted                                                                          $0.27        $1.30         $0.15
                                                                                   ========     ========      ========
WEIGHTED AVERAGE SHARES OUTSTANDING (in thousands):
     Basic                                                                           27,380       27,365        27,360
                                                                                   ========     ========      ========
     Diluted                                                                         28,960       28,935        29,202
                                                                                   ========     ========      ========

The accompanying notes to the Consolidated Financial Statements are an integral part of these statements.

INTERPOOL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002
(dollars and shares in thousands)

                                                                                                      Acum.
                                                                                                      Other               Total
                                 Common Stock      Additional   Unamortized                           Comp.      Comp-    Share-
                               Outstanding   Par     Paid-in      Deferred    Treasury   Retained     Income    Income    holder's
                                 Shares     Value    Capital    Compensation    Stock    Earnings     (Loss)     (Loss)   Equity
                               -----------  -----  ----------   ------------  --------   --------     ------    -------   --------
BALANCE, December 31, 2001
as previously reported            27,355     $28    $124,182        $---      $(2,099)   $239,065    $(9,907)             $351,269

Adjustment (see Note 1)              ---     ---         ---         ---          ---         803        ---        ---        803

BALANCE, December 31, 2001,
as adjusted                       27,355      28     124,182         ---       (2,099)    239,868     (9,907)              352,072

Net income                           ---     ---         ---         ---          ---       4,389        ---      4,389      4,389

Other comprehensive loss             ---     ---         ---         ---          ---         ---    (15,091)   (15,091)   (15,091)
                                                                                                                --------
Comprehensive loss                                                                                             $(10,702)
                                                                                                               =========
Purchase of 9,300 shares
  of treasury stock                  ---     ---         ---         ---         (130)        ---        ---                  (130)

Capital contribution by
  officers and directors             ---     ---       1,983         ---          ---         ---        ---                 1,983

Cash dividends declared:

Common stock, $.2275  per share      ---     ---         ---         ---          ---      (6,227)       ---                (6,227)
                                  ------    ----     -------        ----       ------     -------    -------               -------
BALANCE, December 31, 2002        27,355      28     126,165         ---       (2,229)    238,030    (24,998)              336,996

Net income (Restated)                ---     ---         ---         ---          ---      37,496        ---     37,496     37,496

Other comprehensive income
 (Restated)                          ---     ---         ---         ---          ---         ---     10,110     10,110     10,110
                                                                                                                 ------
Comprehensive income (Restated)                                                                                 $47,606
                                                                                                                =======
Capital contribution by
 officers and directors              ---     ---         698         ---          ---         ---        ---                   698

Options exercised                     22     ---         351         ---          ---         ---        ---                   351

Restricted stock award               ---     ---       1,324      (1,324)         ---         ---        ---                   ---

Amortization of restricted
 stock award                         ---     ---         ---         140          ---         ---        ---                   140

Intrinsic value of option
 modification (Restated)             ---     ---       7,091         ---          ---         ---        ---                 7,091

Cash dividends declared:
   Common stock, $.25 per share      ---     ---         ---         ---          ---      (6,405)       ---                (6,405)
                                  ------    ----     -------        ----       ------     -------    -------               -------

BALANCE, December 31, 2003
(Restated)                        27,377     $28    $135,629     $(1,184)     $(2,229)   $269,121   $(14,888)             $386,477

Net income (Restated)                ---     ---         ---         ---          ---       7,869        ---      7,869      7,869

Other comprehensive income
(Restated)                           ---     ---         ---         ---          ---         ---      9,139      9,139      9,139
                                                                                                                  -----
Comprehensive income                                                                                            $17,008
                                                                                                                =======
Restricted stock award                 2     ---         371        (371)         ---         ---        ---                   ---

Amortization of restricted
stock award                          ---     ---         ---          85          ---         ---        ---                    85

Forfeitures restricted stock
    award                            ---     ---      (1,017)        916          ---         ---        ---                  (101)

Options exercised (See Note 14)      248     ---      10,006         ---       (9,279)        ---        ---                   727

Stock grant                            5     ---         123         ---          ---         ---        ---                   123

Cash dividends declared:

Common stock, $0.25 per share        ---     ---         ---         ---          ---      (7,296)       ---                (7,296)
                                  ------    ----     -------        ----       ------     -------    -------               -------

BALANCE, December 31, 2004
(Restated)                        27,632     $28    $145,112       $(554)    $(11,508)   $269,694    $(5,749)             $397,023
                                  ======    ====     =======        ====       ======     =======    =======               =======

The accompanying notes to the Consolidated Financial Statements are an integral part of these statements.

INTERPOOL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002
(dollars in thousands)

                                                                                   2004              2003             2002
                                                                                   ----              ----             ----
                                                                                 (Restated)       (Restated)
                                                                                 ----------       ----------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income                                                                           $7,869         $37,496           $4,389
Adjustments  to  reconcile  net  income  to net  cash  provided  by  operating activities --
   Depreciation and amortization                                                     97,123          94,210           91,457
   Impairment of leasing equipment                                                    4,610           9,049            9,550
   Amortization of debt discount                                                        506             ---              ---
   Accrued losses on business transferred under contractual agreement                   ---             ---           13,780
   Provision/(benefit) for deferred income taxes                                     11,124            (670)          (3,118)
   (Gain)/loss on sale of leasing equipment                                         (14,743)         (1,213)           4,257
   Loss on sale of marketable securities                                                ---              50               30
   Gain on sale of land held for sale                                                   ---             ---           (4,766)
   Provision for uncollectible accounts                                               1,476           4,248            7,843
   Gain on retirement of debt                                                           ---             ---           (1,118)
   Restricted stock grant expense                                                        85             140              ---
   Option modification compensation expense                                             ---           7,091              ---
   Fair value adjustment for derivative instruments                                  (1,511)         (1,756)           5,530
   Fair value adjustment for warrants                                                49,222             ---              ---
   (Income)/losses for investments accounted for under the equity method               (416)          1,698            6,603
   Gain on settled insurance litigation                                              (6,267)            ---              ---
   (Increase)/decrease in accounts receivable                                        (3,619)         (9,351)           8,018
   Decrease (increase) in other receivables                                          26,610            (194)          (5,447)
   (Increase)/decrease in other assets                                              (11,342)          1,701           (9,938)
   (Decrease)/increase in accounts payable and accrued expenses                      (5,801)          7,834          (11,168)
   Increase/(decrease) in income taxes payable                                        1,488            (436)            (248)
   Other, net                                                                         3,915             140            4,493
                                                                                      -----             ---            -----
         Net cash provided by operating activities                                  160,329         150,037          120,147
                                                                                    -------         -------          -------
CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of leasing equipment                                                   (206,613)       (237,521)        (191,938)
Proceeds from dispositions of leasing equipment                                     153,058          54,386           12,041
Proceeds from sale of land                                                              ---             ---            7,955
Investment in direct financing leases                                               (43,708)       (109,254)         (64,088)
Cash collections on direct financing leases                                          88,939          77,793           59,749
Purchase of marketable securities                                                       ---             (10)          (1,494)
Sales and matured marketable securities and other investing activities                  ---           1,445              574
Investment in and advances to subsidiary                                                ---             ---              765
Proceeds from minority interest partner in chassis distributor                          ---             500              ---

         Net cash used for investing activities                                      (8,324)       (212,661)        (176,436)
                                                                                     ------        --------         --------
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of debt                                                      627,296         211,813        1,227,406
Payment of long-term debt and capital lease obligations                            (387,296)       (204,229)      (1,023,645)
Borrowings of revolving credit lines                                                 30,500          88,000           47,000
Repayment of revolving credit lines                                                (245,995)        (56,505)        (121,846)
Purchase of treasury stock                                                              ---             ---             (130)
Dividends paid                                                                       (8,071)         (6,049)          (5,643)
                                                                                     ------          ------           ------
Net cash provided by financing activities                                            16,434          33,030          123,142
                                                                                     ------          ------          -------
Net increase/(decrease) in cash and cash equivalents                                168,439         (29,594)          66,853

CASH AND CASH EQUIVALENTS, beginning of period                                      141,019         170,613          103,760
                                                                                    -------         -------          -------
CASH AND CASH EQUIVALENTS, end of period                                           $309,458        $141,019         $170,613
                                                                                   ========        ========         ========
Supplemental schedule of non-cash investing activities:

Direct financing lease financed through capital lease obligation                        ---          $4,397          $10,284
Transfers from leasing equipment to direct financing leases                         $24,449         $25,775          $40,227
Transfer from direct financing leases to leasing equipment                          $12,546          $3,651              ---
Exercise of stock option on a cashless basis                                           $727             ---              ---

The accompanying notes to the Consolidated Financial Statements are an integral part of these statements.

INTERPOOL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1)	Nature of operations, significant accounting policies and restatement:

           A.   Nature of operations and significant accounting policies

The nature of operations and the significant accounting policies used by Interpool, Inc. and subsidiaries (the "Company" or "Interpool") in the preparation of the accompanying consolidated financial statements are summarized below. The Company's accounting records are maintained in United States dollars and the consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America ("U.S. GAAP").

           Nature of operations--

The Company and its subsidiaries conduct business principally in a single industry segment, the leasing of intermodal dry freight standard containers, chassis and other transportation related equipment. Within this single industry segment, the majority of the Company's operations come from two reportable segments: container leasing and domestic intermodal equipment leasing. The container leasing segment specializes primarily in the leasing of intermodal dry freight standard containers, while the domestic intermodal equipment segment specializes primarily in the leasing of intermodal container chassis. The Company leases its containers principally to international container shipping lines located throughout the world. The customers for the Company's chassis are a large number of domestic companies, many of which are domestic subsidiaries or branches of international shipping lines, as well as major U.S. railroads. Equipment is purchased directly or acquired through conditional sales contracts and lease agreements, many of which qualify as capital leases.

The Company's container leasing operations are primarily conducted through our wholly-owned subsidiary, Interpool Limited, a Barbados corporation, as well as CAI, our 50% owned consolidated subsidiaries . Profits of Interpool Limited from international container leasing operations are exempt from federal taxation in the United States. These profits are subject to Barbados tax at rates that are substantially lower than the applicable rates in the United States.

The Company also had limited operations in a third reportable segment that specialized in leasing microcomputers and related equipment. The computer leasing segment consisted of two majority owned subsidiaries, Microtech Leasing Corporation ("Microtech") and Personal Computer Rental Corporation ("PCR"). During the third quarter of 2001, the Company adopted a plan to exit this segment. The Company liquidated the assets of Microtech as of March 31, 2004. PCR ceased active operations and began to liquidate in the first quarter of 2003. At March 31, 2004, all of the assets of PCR were liquidated.

Beginning June 27, 2002, the Company's consolidated financial statements include Container Applications International, Inc. ("CAI"), which was previously accounted for under the equity method of accounting. The Company owns a 50% common equity interest in CAI. (See Note 11 for further information regarding CAI.)

           Basis of consolidation--

The Company's consolidated financial statements are prepared in accordance with U.S. GAAP. The consolidated financial statements include the accounts of the Company and subsidiaries more than 50% owned or otherwise controlled by the Company. All significant intercompany transactions have been eliminated. Minority interest in equity of subsidiaries represents the minority stockholders' proportionate share of the equity in the income of the subsidiaries.

In connection with certain investments in which the Company does not own a majority interest but has the ability to assert significant influence over the investee, these investments are accounted for using the equity method of accounting. The Company's investment in its equity method investees is included in other assets on the accompanying Consolidated Balance Sheet.

           Goodwill--

On June 29, 2001, the FASB approved its proposed SFAS No. 142, Goodwill and Other Intangible Assets ("SFAS 142"). SFAS 142 requires that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead be tested for impairment at least annually in accordance with the provisions of SFAS 142. SFAS 142 also requires that intangible assets with definite useful lives be amortized over their respective estimated useful lives to their estimated residual value, and reviewed for impairment in accordance with SFAS No. 144, Accounting for the Impairment of Long-Lived Assets to Be Disposed Of ("SFAS 144").

Commencing January 1, 2002, as a result of adopting SFAS 142, goodwill is no longer amortized but is reviewed for impairment. During December 2002, the Company conducted its annual goodwill impairment test. The test disclosed that at December 31, 2002 the fair value of an investment accounted for using the equity method included in the domestic intermodal leasing segment was below its carrying value. As a result, the Company's basis for this equity method investment was written down by $1,095 to its estimated fair market value. During December 2003 and 2004, the Company conducted its annual goodwill impairment tests. The tests disclosed that at both December 31, 2003 and 2004, the implied fair value of the goodwill was in excess of its carrying value, therefore additional impairment charges were not required. Total goodwill recorded at December 31, 2004 and 2003 was $5,495 for both years and is included in other assets on the accompanying Consolidated Balance Sheet. This goodwill is included in total assets within the Domestic Intermodal Leasing segment.

           Translation of foreign currencies--

The Company has determined that the U. S. dollar is its functional currency for each of its overseas operations therefore, all gains and losses resulting from translating foreign currency transactions into the functional currency are included in income.

           Revenues--

Equipment leasing revenues include revenue from operating leases and income on direct financing leases, which is recognized over the term of the lease using the effective interest method. Rental income on operating leases is recognized on the accrual basis based on the contractual agreement with the lease customer.

Other revenue consists primarily of fees charged to the lessee for handling, delivery and repairs which is recognized as earned based on the terms of the contractual agreements with the lease customer.

           Maintenance and repair expense--

Maintenance and repair expenses are accounted for under the direct expense method; thus these amounts are charged to operating expenses when incurred.

           Cash and cash equivalents--

The Company considers investments with original maturities of three months or less to be cash equivalents. The Company's policy is to invest cash in excess of short-term operating and debt service requirements in cash equivalents. These instruments are stated at cost, which approximates market value because of the short-term nature of the instruments.

           Allowance for doubtful accounts--

The Company's allowance for doubtful accounts is provided based upon a quarterly review of the collectibility of its receivables. This review is based on the risk profile of the receivables, credit quality indicators such as the level of past-due amounts and economic conditions, as well as the value of underlying collateral. An account is considered past due when a payment has not been received in accordance with the contractual terms. Accounts are generally charged off after an analysis is completed which indicates that collection of the full principal balance is in doubt. Changes in economic conditions or other events may necessitate additions or deductions to the allowance for doubtful accounts. The allowance for doubtful accounts is intended to provide for losses inherent in the accounts receivable, and requires the application of estimates and judgments as to the outcome of collection efforts and the realization of collateral, among other things. The Company believes its allowance for doubtful accounts is adequate to provide for credit losses inherent in its accounts receivable. See Note 3 to the Consolidated Financial Statements for further discussion regarding the allowance for doubtful accounts.

           Non-performing receivables--

Non performing receivables reflect both operating lease receivables and direct financing lease receivables which the Company considers impaired. When evaluating its operating and direct financing lease receivables for impairment, the Company considers, among other things, the level of past-due amounts of the respective receivable, the borrower's financial condition, credit quality indicators of the borrower, and the value of underlying collateral.

           Direct financing leases--

Direct financing leases are recorded at the aggregate future minimum lease payments, including any purchase options granted to the customer, less unearned income. Income from these leases is recognized over the term of the lease using the effective interest method.

           Stock-based compensation--

Stock option plans are accounted for in accordance with SFAS No. 148, Accounting for Stock-Based Compensation ("SFAS 148"). This Statement amends SFAS No. 123, Accounting for Stock-Based Compensation ("SFAS 123"), which allows for the retention of principles within Accounting Principles Board Opinion 25, Accounting for Stock Issued to Employees. As permitted by the Statement, the Company has chosen to continue to account for stock-based compensation using the intrinsic value method. To date, all options were granted with an exercise price equal to the market price of the Company's stock at grant date.

The following table illustrates the effect on net income and earnings per share had the fair value method of accounting been applied to the Company's stock compensation plans.

                                                                               Year Ended December 31,
                                                               -------------------------------------------------------
                                                                      2004              2003                 2002
                                                                      ----              ----                 ----
                                                                   (Restated)        (Restated)
                                                                   ----------        ----------
  Net income, as reported                                           $7,869             $37,496            $4,389
  Add:  Stock based employee compensation expense
  included in net income, net of related tax effects                 1,463               4,637               ---
  Deduct: Total stock-based employee compensation
  expense determined under fair value based method
  for all awards, net of related tax effects                        (1,503)             (5,380)             (112)
                                                                    ------              ------              ----
  Pro forma net income                                              $7,829             $36,753            $4,277
                                                                    ======             =======            ======
  Earnings per share:
  Basic-as reported                                                  $0.29               $1.37             $0.16
                                                                     =====               =====             =====
  Basic-pro forma                                                    $0.29               $1.34             $0.16
                                                                     =====               =====             =====
  Diluted-as reported                                                $0.27               $1.30             $0.15
                                                                     =====               =====             =====
  Diluted-pro forma                                                  $0.27               $1.27             $0.15
                                                                     =====               =====             =====

The average fair value of options granted during 2004 was $9.76 per option. The fair value was estimated using the Black-Scholes Option pricing model based on the market price at Grant Date of $22.05 and the following assumptions: risk-free interest rate of 3.57%, expected life of 7 years, volatility of 45% and dividend yield of 1.44%. No Options were granted by the Company in 2003.

During the third quarter of 2005, the Company determined that it had not recorded the full amount of compensation expense required by U.S. generally accepted accounting principles ("GAAP") with respect to a separation agreement with Mr. Raoul Witteveen, its former President, which was entered into in connection with Mr. Witteveen's resignation in October 2003. The separation agreement between the Company and Mr. Witteveen contained a provision under which Mr. Witteveen's fully vested stock options, which had a five year remaining term at the time of his resignation, would instead expire two years after his resignation and therefore would not be subject to a provision of the Company's 1993 Stock Option Plan under which vested options terminate if not exercised within ten business days after resignation. In the 2003 Consolidated Financial Statements, the Company should have re-measured the intrinsic value of the options (the difference between the market price of the underlying common stock and the exercise price of the options) at the date of the modification and recorded the intrinsic value of the options as additional compensation expense (non-cash) in the fourth quarter of 2003. As a result, the Company's Consolidated Financial Statements have been restated for the years ended 2003 and 2004. See Note 1(B) for further discussion of this restatement. The modification to these vested stock options resulted in the recognition of compensation expense of $7,091. The fair value of these fully vested options as modified on October 9, 2003 was $8,214 or approximately $7.21 per option. These values are reflected in the above chart in 2003, net of tax. The fair value was estimated using the Black-Scholes Option pricing model based on the market price at the new measurement date of $16.47 and the following assumptions: risk-free interest rate of 1.75%, expected life of 2 years, volatility of 47% and dividend yield of 1.58%.

The average fair value of options granted during 2002 was $6.66 per option. The fair value was estimated using the Black-Scholes Option pricing model based on the market price at Grant Date of $13.73 and the following assumptions: risk-free interest rate of 3.5%, expected life of 7 years, volatility of 50% and dividend yield of 1.31%.

           Insurance receivables--

The Company has maintained insurance coverage in the event of a lessee's insolvency, bankruptcy or default. Amounts recorded as an insurance claim receivable are included in other receivables, net at December 31, 2003 in the Consolidated Balance Sheets and are limited to those amounts that are probable of collection and include only incurred costs and losses related to the insurable event. There are no insurance receivables at December 31, 2004. Amounts recorded as insurance claim receivable are recorded in other (income)/expense, net in the Consolidated Statements of Income. Upon collection of the receivable from the insurance carriers, any amounts in excess of or less than the receivable recorded would be recorded as gain or loss on insurance settlement in the Consolidated Statements of Income.

           Property and equipment--

The Company records property and equipment at cost, except for property and equipment that has been impaired, for which the Company reduces the carrying amount to the estimated fair value at the impairment date. Property and equipment is included in other assets on the accompanying Consolidated Balance Sheet. The Company capitalizes significant improvements; the Company charges repairs and maintenance costs that do not extend the lives of the assets to expense as incurred. The Company removes the cost and accumulated depreciation of assets sold or otherwise disposed of from the accounts and recognizes any resulting gain or loss upon the disposition of the assets.

The Company depreciates the cost of property and equipment over their estimated useful lives on a straight-line basis as follows: buildings – 40 years; furniture and fixtures – 3 to 7 years; computers and office equipment – 3 to 5 years; and other property and equipment – 3 to 10 years.

           Leasing equipment--

The Company records equipment at cost, except for equipment that it considers impaired. When equipment is considered impaired, the Company reduces the carrying amount to the equipment's estimated fair value at the impairment date. The Company capitalizes significant improvements if such improvements extend the life of the equipment. The Company charges repair and maintenance costs that do not extend the lives of the assets to expense as incurred. Upon disposition of equipment, the Company removes the cost and accumulated depreciation of assets disposed of from the accounts and recognizes any resulting gain or loss.

Depreciation and amortization of leasing equipment (both equipment on-lease to customers and available for hire) is provided under the straight-line method based upon the following estimated useful lives:

                 Dry freight standard containers               12.5 years
                 Chassis                                       17.5 to 22.5 years
                 Other                                         15 years

In March 2002, the Company completed a $500,000 chassis securitization facility. At that time, independent appraisals indicated a chassis useful life of between 20 and 25 years. As a result, effective April 1, 2002, the Company revised its estimate of the useful life of certain of its chassis from 17.5 years to 22.5 years. The effect of this change was to decrease depreciation expense by $6,866 ($4,120 net of tax) for the year ended December 31, 2002 which resulted in a $0.15 and $0.14 increase in the basic and diluted net income per share, respectively. The valuations and in-depth review concluded that no change was required to the residual value of the Company's chassis.

CAI, the Company's 50% owned subsidiary, had an independent valuation performed on its container fleet to determine the useful life of the containers as well as the estimated market value at the end of their useful life. As a result, effective April 1, 2002, the Company adjusted the useful life for all of its containers to 12.5 years (previously 12.5 to 15 years) and changed its residual values to the estimated market value of the containers as determined by the appraisal. The effect of these changes for the year ended December 31, 2002 was to decrease depreciation expense of the Company by $489. In addition, the Company recognized additional depreciation recorded by CAI prior to June 27, 2002 of $626 that was recorded by the Company in loss for investments accounted for under the equity method. The net effect of all these changes increased net income by $51 for the year ended December 31, 2002 considering the Company's 50% common equity interest in CAI.

Gains or losses resulting from the disposition of leasing equipment are recorded in the year of disposition. These amounts are recorded in other (income)/expense, net on the Consolidated Statement of Income.

In August 2001, the FASB approved its proposed SFAS No. 144, Accounting for the Impairment or Disposal of Long Lived Assets ("SFAS 144"). SFAS 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets. SFAS 144 requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances occur measured by a comparison of the carrying amount of an asset to undiscounted future net cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future undiscounted cash flows, an impairment charge is recognized for the amount by which the carrying amount of the asset exceeds the fair value of the asset. SFAS 144 requires companies to separately report discontinued operations and extends that reporting to a component of an entity that either has been disposed of (by sales, abandonment, or in a distribution to owners) or is classified as held for sale. Assets to be disposed are reported at the lower of the carrying amount or fair value less costs to sell. The Company adopted SFAS 144 on January 1, 2002. During the first quarter of 2002, the Company evaluated the carrying value of its long-lived assets as prescribed by SFAS 144. The adoption of this statement in the first quarter of 2002 did not result in an adjustment to our Consolidated Financial Statements.

At December 31, 2004, 2003 and 2002, the Company performed a review of its container and chassis fleets in order to determine whether these assets are impaired in accordance with SFAS 144. The container fleet is reported within the container leasing segment, while the chassis are reported within the domestic intermodal equipment segment. This review indicated that there was no impairment to the fleet with the exception of specific units that were idle, some of which were badly damaged, and other specific units with design flaws. The Company performed a review of this equipment to determine whether the units would be repaired and returned to service or sold based upon the best economic alternative for the Company. This determination was based on the condition of the unit, its location and the resale market within that location. All units identified for sale were then written down, if required, to estimated net realizable value. The measurement of an impairment loss requires a determination of fair value, which is based on the best information available. The Company uses market prices of similar equipment when available and the estimated residual value of a used chassis within the remanufacturing process to determine fair value. For the years ended December 31, 2004, 2003 and 2002, the impairment loss on chassis and containers (excluding CAI) was $4,335, $8,059 and $8,784, respectively. Impairment amounts are recorded in impairment of leasing equipment on the accompanying Consolidated Statements of Income.

During the years ended December 31, 2004, 2003 and 2002, CAI performed a review of its container fleet in order to determine whether these assets were impaired in accordance with SFAS 144. The container fleet is reported in the container leasing segment. The loss was calculated by comparing the equipment's net book value to the estimated realizable value of the equipment. The total impairment loss recorded by CAI at December 31, 2004 was $275 which reduced income before taxes by $138 after taking into account the Company's 50% minority interest adjustment. This compares to an impairment loss at December 31, 2003 of $990 which reduced income before taxes by $495 after taking into account the Company's 50% minority interest adjustment. The total impairment loss at December 31, 2002 was $4,231. The Company's 50% share of this loss is $2,115 of which $1,732 was recognized by CAI before June 27, 2002 and was recorded by the Company in loss for investments accounted for under the equity method. In addition $766 of additional depreciation was recognized by CAI after June 27, 2002 which reduced income before taxes by $383 after taking into account the Company's 50% minority interest adjustment.

           Marketable and other investment securities--

Management has determined that all securities are to be held for an indefinite period of time and classified as securities available-for-sale carried at market value. Unrealized holding gains and losses for available-for-sale securities are credited (charged) to a component of stockholders' equity net of related income taxes. Management determines the appropriate classifications of securities at the time of purchase.

Premium and discount on securities are included in interest income over the period from acquisition to maturity using the level-yield method. The specific identification method is used to record gains and losses on security transactions.

Through September 30, 2003, the Company classified its retained interest in the off-balance sheet direct financing lease securitization completed in March 1999 as an available-for-sale security in the Consolidated Balance Sheets. Effective October 1, 2003, a customer elected to return a portion of the equipment covered by a direct financing lease which had been included in the lease securitization program. This equipment was subsequently leased to another customer under the terms of an operating lease agreement. As such, the lease could no longer be considered a financial asset and the Securitization Trust special purpose entity could no longer be treated as an off-balance sheet qualified special purpose entity for accounting purposes. Therefore, effective October 1, 2003, the Company consolidated the assets and liabilities of this special purpose entity. For further information regarding the lease securitization program and the consolidation of this special purpose entity, see Note 7 to the Consolidated Financial Statements. Impairment losses of $134 for the year ended December 31, 2002, were recorded and included in the accompanying Consolidated Income Statements based upon management's analysis of projected cash flows of the underlying direct financing lease receivables in the Securitization Trust.

During the year ended December 31, 2004, no sales of available-for-sale securities took place. During the year ended December 31, 2003, sale of available-for-sale securities resulted in proceeds of $1,445, and gross losses of $50. During the year ended December 31, 2002, sales of available-for-sale securities resulted in proceeds of $574, gross gains of $5, and gross losses of $35.

The amortized cost and estimated fair value of available for sale securities as of December 31, 2004 and 2003 are as follows:

                                                                         Gross Unrealized
                                                     Amortized        Holding        Holding        Estimated
                                                       Cost            Gains          Losses       Fair Value
                                                       ----            -----          ------       ----------
           2004
           ----
           Marketable Securities                         $24             $3            $---           $27
                                                         ===             ==            ====           ===
           2003
           ----
           Marketable Securities                         $24            $--            $---           $24
                                                         ===             ==            ====           ===

           Comprehensive income/(loss)--

Comprehensive income/(loss) consists of net income for the current period and gains and losses that have been previously excluded from the income statement and were only reported as a component of equity.

The tax effect of other comprehensive income/(loss) is as follows:

                                                                                Before Tax         Tax          Net of
                                                                                  Amount         Effect       Tax Amount
                                                                                ----------       ------       ----------
Year Ended December 31, 2004 (Restated)
Unrealized holding gains arising during the period:
Marketable securities                                                                 $3            $(1)            $2
Cumulative foreign currency translation adjustment                                    88            (32)            56
Swap agreements                                                                   12,941         (3,860)         9,081
                                                                                  ------         ------          -----
                                                                                 $13,032        $(3,893)        $9,139
                                                                                 =======        =======         ======

                                                                                Before Tax         Tax          Net of
                                                                                  Amount         Effect       Tax Amount
                                                                                ----------       ------       ----------
Year Ended December 31, 2003 (Restated)
Unrealized holding gains arising during the period:
Marketable securities (1)(2)                                                         $83           $(29)           $54
Cumulative foreign currency translation adjustment                                    71            (25)            46
Swap agreements                                                                   14,351         (4,341)        10,010
                                                                                  ------         ------         ------
                                                                                 $14,505        $(4,395)       $10,110
                                                                                 =======        =======        =======
(1)	Amounts are net of losses on sales of marketable securities of $50 (before income tax effect of $2) recognized in the income statement.

(2)	Amounts are net of a realized loss of $44 (before income tax effect of $18) considered permanent and recognized in the income statement.

                                                                                Before Tax         Tax          Net of
                                                                                  Amount         Effect       Tax Amount
                                                                                ----------       ------       ----------
Year Ended December 31, 2002
Unrealized holding losses arising during the period:
Marketable securities (3)                                                           $(40)           $14           $(26)
Other investment securities (4)                                                     (304)            15           (289)
Cumulative foreign currency translation adjustment                                   (66)            23            (43)
Swap agreements                                                                  (23,436)         8,703        (14,733)
                                                                                 -------          -----        -------
                                                                                $(23,846)        $8,755       $(15,091)
                                                                                ========         ======       ========
(3)	Amounts are net of losses on sales of marketable securities of $30 (before income tax effect of $12) recognized in the income statement.

(4)	Amounts are net of impairments of $134 (before income tax effect of $5) recognized in the income statement.

The components of accumulated other comprehensive loss, net of taxes, are as follows:

                                                                                         December 31,
                                                                                         ------------
                                                                                     2004            2003
                                                                                                  (Restated)
                                                                                  -------         ----------
Marketable securities                                                                  $2            $---
Cumulative foreign currency translation adjustment                                     59               3
Swap agreements                                                                    (5,810)        (14,891)
                                                                                   ------         -------
                                                                                  $(5,749)       $(14,888)
                                                                                  =======        ========

           Fair value of financial instruments

Statement of Financial Accounting Standards No. 107, Disclosures about Fair Value of Financial Instruments ("SFAS 107") requires disclosure of the estimated fair value of the Company's financial instruments, excluding leasing transactions accounted for under Statement of Financial Accounting Standards No. 13, Accounting for Leases ("SFAS 13"). The fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than a forced or liquidation sale. Estimated fair values have been determined using the best available data and estimation methodology suitable for each category of financial instrument. The estimation methodologies used to estimate the fair values and recorded book balances of the Company's financial instruments at December 31, 2004 and 2003 are as follows:

Cash and cash equivalents

For such short-term investments, the carrying value is considered to be a reasonable estimate of fair value.

Marketable securities

For marketable securities in the Company's portfolio, fair value was determined by reference to quoted market prices, when available.

Accounts receivable

The carrying value of accounts receivable is considered to be a reasonable estimate of fair value based on their short-term nature.

Accounts payable and accrued expenses

The carrying value of accounts payable and accrued expenses is considered to be a reasonable estimate of fair value based on their short-term nature.

Interest rate swaps

Interest rate swap contracts are included in accounts payable and accrued expenses on the Consolidated Balance Sheets. The estimated fair value (which is also the recorded book value) is calculated externally using market data taking into account current market rates.

Warrant liability

The warrants issued by the Company during September 2004, are classified as a liability on the Consolidated Balance Sheets. The estimated fair value of this liability (which is also the recorded book value) is calculated quarterly using external market data. Assuming that the warrants are not exercised or expired, the warrants will continue to be classified as a liability until certain conditions set forth in applicable accounting literature (specifically, ETIF 00-19, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company's Own Stock) are satisfied, at which time the value of the warrants will be reclassified to stockholders' equity.

Debt and capital securities

The fair value of the Company's debt and capital securities was based on quoted market prices where available. For those borrowings with floating interest rates, it is presumed their estimated fair value generally approximates their carrying value. The fixed-rate debt instruments, where quoted market prices were not available, were valued using a present value discounted cash flow analysis with a discount rate approximating current market rates of similar term debt at the end of the year. The discount rates used in the present value calculations ranged from 5.20% to 5.86% at December 31, 2004 and 4.75% to 5.02% at December 31, 2003.

                                                          December 31, 2004                 December 31, 2003
                                                     ---------------------------     -------------------------------
                                                     Estimated     Recorded Book     Estimated Fair    Recorded Book
                                                     Fair Value       Balance            Value            Balance
                                                     ----------    -------------     --------------    -------------
Financial Assets:
Cash and cash equivalents                             $309,458      $309,458          $141,019          $141,019
Marketable securities                                       27            27                24                24
Accounts receivable                                     72,598        72,598            69,055            69,055

Financial Liabilities:
Accounts payable and accrued expenses (excluding
  interest rate swap contracts)                        107,312       107,312           164,036           164,036
Interest rate swap contracts                            19,745        19,745            34,026            34,026
Warrant liability                                       71,722        71,722               ---               ---
Debt                                                   922,568       915,741           904,273           910,755
Capital securities                                      66,375        75,000            68,813            75,000

Concentration of Credit risk--

At both December 31, 2004 and 2003, approximately 47% of accounts receivable and 70% of the net investment in direct financing leases were from customers outside of the United States.

In 2004, 2003 and 2002 the Company's top 25 customers represented approximately 75%, 74% and 71%, respectively, of its consolidated billings, with no single customer accounting for more than 8.2% in any year.

           Net income per share--

Basic net income per share is computed by dividing net income by the weighted average number of shares outstanding during the period (which is net of treasury shares). Diluted income per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. The dilutive effect of stock options and warrants and the unvested portion of restricted stock grants is computed using the treasury stock method, which assumes the repurchase of common shares at the average market price for the period. Stock options and warrants that do not have a dilutive effect (because the exercise price is above the market price) are not included in the diluted income per share. For the year ended December 31, 2004 (using the treasury stock method) warrants to purchase 76,052 shares and options to purchase 905 shares were not dilutive and were not included in diluted earnings per share. For the years ended December 31, 2003, and 2002, all stock options to acquire common shares were dilutive. There were no warrants outstanding during the year ended December 31, 2003 and 2002. Unvested restricted stock grants were dilutive for the years ended December 31, 2004 and 2003. See Note 14 to the Consolidated Financial Statements. There were no unvested restricted stock grants outstanding during the year ended December 31, 2002. For the years ended December 31, 2004, 2003 and 2002, the convertible redeemable subordinated debentures issued by the Company in December 2002, January 2003, and February 2003 (convertible into 1,487,285, 1,460,461 (as restated) and 17,599 shares, respectively) were not dilutive and were not included in diluted earnings per share. For further discussion of the debt characteristics of the convertible redeemable subordinated debentures, see Note 4 to the Consolidated Financial Statements.

A reconciliation of the numerator and denominator of basic EPS with that of diluted EPS is presented below:

                                                                                Year Ended December 31.
                                                                                -----------------------
                                                                             2004         2003         2002
                                                                             ----         ----         ----
                                                                          (Restated)   (Restated)
                                                                          ---------    ---------
        Numerator
             Net Income - Basic and Diluted EPS                              $7,869      $37,496      $4,389

        Denominator
             Weighted average common shares
             outstanding-Basic                                               27,380       27,365      27,360
             Dilutive stock options and warrants                              1,573        1,569       1,842
             Dilutive restricted stock grants                                     7            1         ---
                                                                                  -            -         ---
             Weighted average common shares
             outstanding-Diluted                                             28,960       28,935      29,202
                                                                             ======       ======      ======
        Earnings per common share
             Basic                                                            $0.29        $1.37       $0.16
                                                                              =====        =====       =====
             Diluted                                                          $0.27        $1.30       $0.15
                                                                              =====        =====       =====
         Use of estimates--

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the reported amounts of revenues and expenses during the reporting period and disclosure of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates.

           Reclassifications--

Certain reclassifications have been made to the 2003 and 2002 amounts in order to conform to the 2004 presentation. In addition, the Company determined it was necessary to change the classification of certain types of revenue which had been previously reported as a reduction to lease operating expenses. This revenue consists primarily of fees charged to lessees for handling, repositioning and repairs which had previously reduced the related costs for these services. This revenue will be reported separately as other revenue on the face of the Company's Consolidated Statements of Income. These reclassifications have no impact on net income.

           Adjustment to Opening Retained Earnings--

During the fourth quarter of 2004, the Company sold certain assets (with a book value of approximately $1,865) of CTC Container Trading (U.K.) Limited ("CTC"), a wholly-owned subsidiary which leased specialized cargo carrying units and other equipment for use by companies operating in the North Sea. While quantifying the approximate impact related to this sale, the Company noted that there was an elimination entry of approximately $803, net of tax, in the Interpool Limited consolidation related to CTC. This entry reduced retained earnings with a comparable reduction to leasing equipment. The entry originated when Interpool Limited sold container equipment to CTC at a profit prior to 1994. The elimination entry was recorded to eliminate the inter-company profits generated from the sale of the equipment. The inter-company profit included in the elimination entry should have been amortized over the period the equipment was being depreciated by CTC using the higher book values. No such amortization ever took place. The depreciation would have ended prior to any period being reported on by the Company in the December 31, 2004 Form 10-K/A. The effect of this error was to understate earnings during the period that the equipment was being depreciated. The Company determined the impact of this error should be reported as an adjustment to opening retained earnings.

           B.   Restatement

During the third quarter of 2005, the Company determined that it had not recorded the full amount of compensation expense required by U.S. GAAP with respect to a separation agreement with Mr. Raoul Witteveen, its former President, which was entered into in connection with Mr. Witteveen's resignation in October 2003. When originally preparing the consolidated financial statements for the year ended December 31, 2003, the Company recorded compensation expense related to the cash separation payments it agreed to make to Mr. Witteveen. However, the separation agreement between the Company and Mr. Witteveen also contained a provision under which Mr. Witteveen's fully vested stock options, which had a five year remaining term at the time of his resignation, would instead expire two years after his resignation and therefore would not be subject to a provision of the 1993 Stock Option Plan under which vested options terminate if not exercised within ten business days after termination of employment. In the 2003 Consolidated Financial Statements, the Company should have re-measured the intrinsic value of the options (the difference between the market price of the underlying common stock and the exercise price of the options) at the date of the modification and recorded the intrinsic value of the options at the modification date as additional compensation expense (non-cash) in the fourth quarter of 2003. As a result, the Company should have recorded additional compensation expense and additional paid-in capital of $7,091 for the year ended December 31, 2003 resulting from the option modification. In addition, the Company should have recorded a deferred tax asset of $2,837 for the tax benefit to be derived in the future related to the additional compensation expense. This adjustment would have resulted in an increase in stockholders' equity of $2,837 and a reduction to net income for the year ended December 31, 2003 of approximately $4,254.

In connection with its decision to restate its Consolidated Financial Statements for the option modification discussed above, the Company is also adjusting these Consolidated Financial Statements for an accounting error that was previously considered immaterial. As previously disclosed in the Company's original Form 10-K for the year ended December 31, 2004, in April 2003, the Company re-designated certain swap agreements to a number of its debt instruments and the documentation of these hedging relationships did not meet the criteria prescribed by U.S. generally accepted accounting principles to achieve the hedge accounting treatment used by the Company. As a result, the quarterly changes to the market value of these swap agreements during 2004 should have been recorded as fair value adjustment for derivative instruments in the 2004 Consolidated Financial Statements. This problem was identified during the year end 2004 audit and the Company restated its quarterly results in the Form 10Q for the periods March 31, June 30 and September 30, 2004. In addition, the Company had determined that the effect of this error for the period from April 1, 2003 to December 31, 2003 was immaterial to the 2003 Consolidated Financial Statements and, therefore, recorded an entry to correct this error during the fourth quarter of 2004. This adjustment, if properly reflected in the Consolidated Financial Statements at December 31, 2003 would have resulted in an increase to net income of $560 in 2003 and a reduction in net income of a similar amount in the December 31, 2004 Consolidated Financial Statements.

The Consolidated Financial Statements included in this Form 10-K/A Amendment No. 2 include the effect of the adjustments required to correct these errors.

The following table sets forth the effect of the restatement adjustments on the Consolidated Statements of Income for the years ended December 31, 2003 and 2004.

                                                                   As Previously
                                                                   Reported 2003       Change      As Restated 2003
                                                                   -------------       ------      ----------------
Lease operating expenses                                             $106,692          $1,773          $108,465
Administrative expenses                                                49,734           5,318            55,052
Fair value adjustment for derivative instruments                        (837)           (919)           (1,756)
Total cost and expenses                                               355,731           6,172           361,903
Income before minority interest expense and provision/(benefit)
for income taxes                                                       46,381         (6,172)            40,209
Income before provision/(benefit) for income taxes                     44,471         (6,172)            38,299
Provision/(benefit) for income taxes                                    3,281         (2,478)               803
Net income                                                            $41,190        $(3,694)           $37,496

Net income per share:
Basic                                                                   $1.51         $(0.14)             $1.37
Diluted                                                                 $1.42         $(0.12)             $1.30

Weighted average shares outstanding (in thousands)
Diluted                                                                30,396         (1,461)            28,935

                                                                   As Previously
                                                                   Reported 2004       Change      As Restated 2004
                                                                   -------------       ------      ----------------
Fair value adjustment for derivative instruments                     $(2,430)            $919          $(1,511)
Total cost and expenses                                               373,865             919           374,784
Income before minority interest expense and provision/(benefit)
for income taxes                                                       30,522           (919)            29,603
Income before provision/(benefit) for income taxes                     22,150           (919)            21,231
Provision/(benefit) for income taxes                                   13,721           (359)            13,362
Net income                                                             $8,429          $(560)            $7,869

Net income per share:
Basic                                                                   $0.31         $(0.02)             $0.29
Diluted                                                                 $0.29         $(0.02)             $0.27

The correction of the above items resulted in the restatement of certain amounts on the Consolidated Balance Sheet as of December 31, 2003 and 2004 as follows:

                                                                   As Previously
                                                                   Reported 2003       Change      As Restated 2003
                                                                   -------------       ------      ----------------
Deferred Income Taxes                                                 $37,392        $(2,837)           $34,555
Total taxes                                                            37,759         (2,837)            34,922
Total liabilities                                                   1,954,212         (2,837)         1,951,375
Additional paid-in-capital                                            128,538           7,091           135,629
Retained earnings                                                     272,815         (3,694)           269,121
Accumulated other comprehensive loss                                 (14,328)           (560)          (14,888)
Total stockholders' equity                                           $383,640          $2,837          $386,477

                                                                   As Previously
                                                                   Reported 2004       Change      As Restated 2004
                                                                   -------------       ------      ----------------
Deferred Income Taxes                                                  $49,204         $(2,837)        $46,367
Total taxes                                                             51,119          (2,837)         48,282
Total liabilities                                                    1,970,114          (2,837)      1,967,277
Additional paid-in-capital                                             138,021           7,091         145,112
Retained earnings                                                      273,948          (4,254)        269,694
Total stockholders' equity                                            $394,186          $2,837        $397,023
(2)	Income taxes:

Significant components of deferred tax assets and liabilities as of December 31, 2004 and 2003 were as follows:

                                                                                        2004            2003
                                                                                        ----            ----
             Deferred tax assets:                                                     Restated        Restated
                                                                                      --------        --------
                 Loss carry forwards                                                  $141,893        $123,607
                 Other                                                                  22,262          31,024
                                                                                        ------          ------
                    Total deferred tax assets                                          164,155         154,631
                      Valuation allowances                                              (9,963)        (16,009)
                                                                                        ------         -------
                    Net deferred tax assets                                            154,192         138,622
                                                                                       -------         -------

             Deferred tax liabilities:
                 Operating property, net                                               197,951         170,167
                 Other                                                                   2,608           3,010
                                                                                         -----           -----
                    Total deferred tax liabilities                                     200,559         173,177
                                                                                       -------         -------
                    Net deferred tax liability                                         $46,367         $34,555
                                                                                       -------         -------

One of the Company's subsidiaries had net operating loss carryforwards ("NOLs") for Federal income tax purposes totaling approximately $15,602 for which a $6,070 valuation allowance had been recorded. Since this $15,602 NOL expired in 2004, the related deferred tax asset of $6,070 was written off during the year resulting in a reduction to the valuation allowance of that amount. Other changes to the valuation allowance during the year related to various items including an equity investment, Chassis Holdings 1, LLC, and state NOLs. In 2003 the Company recorded additional valuation allowances aggregating $1,203 for future tax deductions related to an equity investment, Chassis Holdings I, LLC and for losses incurred with respect to PCR.

Through December 31, 2004, the Company, including CAI, has incurred passive activity loss carryovers of approximately $355,639 for U.S. federal income tax purposes. These losses can be carried forward indefinitely to offset income from future leasing activities. Additionally, the Company and its subsidiaries have net operating loss carryovers aggregating approximately $323,898 which can be used to offset fully or partially future taxable income for state purposes. For New Jersey state tax purposes these losses are scheduled to expire between 2005 and 2012 if not utilized.

A significant subsidiary of the Company, Interpool Limited, is a Barbados corporation. Under the terms of an income tax convention between the United States and Barbados, Interpool Limited's leasing income is fully taxable by Barbados, but exempt from U.S. Federal taxation. For information regarding the July 2004 Protocol between the United States and Barbados, see Note 17 to the Consolidated Financial Statements. The Barbados tax rate is a maximum of 2½% of income earned in Barbados.

No deferred U.S. Federal income taxes have been provided on the unremitted earnings of Interpool Limited since it is the Company's intention to indefinitely reinvest such earnings. At December 31, 2004 unremitted earnings of Interpool Limited were approximately $334,000. The deferred U.S. Federal income taxes related to the unremitted earnings of Interpool Limited would be approximately $110,000, assuming these earnings were taxable at the U.S. statutory rate, net of foreign tax credits. We are now exploring the implications of the repatriation provision recently enacted by the American Jobs Creation Act of 2004, but we have not yet decided whether to repatriate any unremitted earnings.

As a company resident in Barbados, Interpool Limited is required to file tax returns in Barbados and pay any tax liability to Barbados. However, no Barbados tax returns have been prepared or filed for Interpool Limited for any period subsequent to its 1997 tax year. The Company believes the failure to file these returns has not resulted in any material underpayment of taxes, interest or penalties (other than a nominal late filing penalty), because the Company believes no material Barbados taxes would have been due for the years for which returns have not been filed. The Company further believes Interpool Limited's failure to file these returns would not present any other material risk to Interpool. Preparation of these tax returns is currently in process, and it is the Company's intent to submit them as promptly as practical.

A reconciliation of the U. S. statutory tax rate to the effective tax rate follows:

                                                                                  2004         2003          2002
                                                                                  ----         ----          ----
                                                                                Restated     Restated
                                                                                --------     --------
           U.S. statutory rate                                                     35.0%        35.0%          35.0%
           Difference due to operation of subsidiary in Barbados                  (75.8)       (38.0)        (285.5)
           State taxes                                                             10.1          0.7          (52.0)
           Warrant liability                                                       81.2          ---            ---
           Other                                                                   11.7          1.5            4.3
           PCR losses                                                               ---          ---           39.3
           Valuation allowances                                                     0.8          2.9          212.4
                                                                                    ---          ---          -----
           Effective tax rate                                                      63.0%         2.1%         (46.5)%
                                                                                   ====          ===          =====

The non-cash expense of $49,222 recorded in 2004 pertaining to the increase in the Company's liability for warrants (see Note 4 to the Consolidated Financial Statements) is non-deductible for Federal income tax purposes. This resulted in a 81.2% increase in the Company's 2004 actual tax rate.

The provision (benefit) for income taxes is as follows:

                                           2004        2003            2002
                                           ----        ----            ----
                                         Restated    Restated
                                         --------    --------
             U.S.                        $13,277      $(754)          $(1,883)
             Other                            85      1,557                490
                                              --      -----                ---
                                         $13,362       $803           $(1,393)
                                         =======       ====           =======
             Current                      $2,238     $1,473             $1,725
             Deferred                     11,124       (670)           (3,118)
                                          ------       ----            ------
                                         $13,362       $803           $(1,393)
                                         =======       ====           =======
(3)	Leasing activities:

           As lessor--

The Company has entered into various leases of equipment that qualify as direct financing leases. At the inception of a direct financing lease, the Company records a net investment based on the total investment (representing the total future minimum lease payments plus unguaranteed residual value), net of unearned lease income. The unguaranteed residual value is generally equal to the purchase option of the lessee, and is included in total lease receivables (approximately $66,298 and $63,927 at December 31, 2004 and 2003, respectively). Unearned income represents the excess of total future minimum lease payments plus residual value over equipment cost. Receivables under these direct financing leases, net of unearned income, are collectible through 2015 as follows:

                                                December 31, 2004
                                    ---------------------------------------------
                                    Total Lease      Unearned           Net Lease
                                     Receivable    Lease Income        Receivable
                                    -----------    ------------        ----------
         2005                         $113,953       $33,913             $80,040
         2006                           99,874        25,234              74,640
         2007                           92,509        17,479              75,030
         2008                           56,112        11,220              44,892
         2009                           31,943         7,797              24,146
         Thereafter                     78,152        13,455              64,697
                                        ------        ------              ------
                                      $472,543      $109,098            $363,445
                                      ========      ========            ========

As of December 31, 2003, the Company had total lease receivable, unearned lease income and net lease receivables of $572,956, $146,141 and $426,815 respectively.

As of December 31, 2004, the Company also had noncancelable operating leases, under which it will receive future minimum rental payments as follows:

                       2005                                   $188,249
                       2006                                    160,690
                       2007                                    129,454
                       2008                                     78,831
                       2009                                     45,577
                       Thereafter                               44,510
                                                                ------
                                                              $647,311
                                                              ========

The Company capitalizes lease commissions and amortizes this cost over the average life of the related lease contract. At December 31, 2004 and 2003, $2,473 and $3,902 of these commissions were included in other assets on the accompanying Consolidated Balance Sheet.

           Allowance for doubtful accounts--

The following summarizes the activity in the allowance for doubtful accounts:

                                                     2004             2003                  2002
                                                     ----             ----                  ----
      Balance, beginning of year                   $16,358           $14,033               $6,674
           Provision charged to expense              1,476             4,248                7,843
           Increase for allowance due to
           consolidation of CAI as of June
           27, 2002                                    ---               ---                1,898
           Write-offs                               (5,247)           (2,140)              (2,504)
           Recoveries                                1,507               226                  132
           Other                                        (3)               (9)                 (10)
                                                        --                --                  ---
      Balance, end of year                         $14,091           $16,358              $14,033
                                                   =======           =======              =======

The allowance for doubtful accounts includes the Company's estimate of allowances necessary for receivables on both operating and direct financing lease receivables. The allowance for doubtful accounts is developed based on two key components (1) specific reserves for receivables which are impaired for which management believes full collection is doubtful and (2) reserves for estimated losses inherent in the receivables based upon historical trends. The Company believes its allowance for doubtful accounts is adequate to provide for credit losses inherent on its accounts receivable. The allowance for doubtful accounts is intended to provide for losses inherent in the accounts receivable, and requires the application of estimates and judgments as to the outcome of collection efforts and the realization of collateral, among other things. In addition, changes in economic conditions or other events may necessitate additions or deductions to the allowance for doubtful accounts. Direct financing leases are evaluated on a case by case basis. When evaluating its operating and direct financing lease receivables for impairment, the Company considers, among other things, the level of past-due amounts of the respective receivable, the borrower's financial condition, credit quality indicators of the borrower, the value of underlying collateral and third party credit enhancements such as guarantees and insurance policies. Once a direct financing lease is determined to be non-performing, Company procedures provide for the following events to take place in order to evaluate collectibility:

•	The past due amounts are reclassified to accounts receivable,

•	The equipment value supporting such direct financing lease is reclassified to leasing equipment, and

•	Collectibility is evaluated, taking into consideration equipment book value, and the total outstanding receivable, as well as the likelihood of collection through the recovery of equipment.

As of December 31, 2004 and 2003, included in accounts receivable are non-performing receivables of $12,498 and $12,795, respectively. The Company's average non-performing receivables are $12,704 and $11,669 for the years ended December 31, 2004 and 2003, respectively. As of December 31, 2004 and 2003, included in the allowance for doubtful accounts are reserves for the non-performing receivables of $11,764 and $11,918, respectively. As of December 31, 2004 and 2003, our non-performing receivables, net of applicable reserves, were 1.01% and 1.27%, respectively, of accounts receivable, net.

All outstanding amounts due for non-performing direct financing lease accounts are reclassified to accounts receivable, therefore an allowance for doubtful accounts for the net investment in direct financing leases is not required.

The Company seeks to reduce credit risk by maintaining insurance coverage against customer insolvency and related equipment losses. The Company maintains contingent physical damage, recovery and loss of revenue insurance, which provides coverage in the event of a customer's insolvency, bankruptcy or default giving rise to its demand for return of all of its equipment. The policy covers the cost of recovering the Company's equipment from the customer, including repositioning cost, damage to the equipment and the value of equipment that could not be located or was uneconomical to recover. It also covers a portion of the equipment leasing revenue that the Company might lose as a result of the customer's default (i.e., up to 180 days of lease payments following an occurrence under the policy). The Company's current policy, which will expire on April 30, 2005, includes coverage of $9,000 with a $3,000 deductible, per occurrence. While the Company believes it will be able to renew this coverage on comparable or more favorable terms, for an additional twelve month period, there can be no assurance that this or similar coverage will be available in the future or that such insurance coverage will cover the entirety of any loss.

(4)	Debt:

The following table summarizes the Company's debt and capital lease obligations as of December 31, 2004 and 2003.

Total Debt and Capital Lease Obligations                                  December 31, 2004      December 31, 2003
                                                                          -----------------      -----------------
Capital lease obligations payable in varying amounts through 2013               $329,623              $325,258
Chassis Securitization Facility, interest at 5.99% and 5.59% at
  December 31, 2004 and 2003, respectively
      Warehouse facility                                                          22,490                25,490
      Debt obligation                                                             53,875                86,413
      Capital lease obligation                                                   397,834               404,674
Secured equipment financing facility, interest at 4.45% at December
  31, 2004, revolving period ending October 31, 2006, term out period
  ending April 30, 2012                                                          243,000                   ---
Revolving credit facility, interest rate at 3.09% at December 31, 2003               ---               193,495
Revolving credit facility CAI, interest at 4.56% and 3.37% at December
  31, 2004 and 2003, respectively                                                 65,000                87,000
Container securitization facility, interest at 6.50% at December 31,
  2003                                                                               ---                76,565
6.00% Notes due 2014 (unsecured) net of unamortized discount of
  $33,729 at December 31, 2004                                                   196,271                   ---
7.35% Notes due 2007 (unsecured)                                                 115,395               147,000
7.20% Notes due 2007 (unsecured)                                                  45,335                62,825
9.25% Convertible redeemable subordinated debentures, mandatory
  redemption 2022 (unsecured)                                                     37,182                37,182
9.875% Preferred capital securities due 2027 (unsecured)                          75,000                75,000
Notes and loans repayable with various rates ranging from 3.60% to
  7.90% and maturities from 2005 to 2010                                         137,193               194,785
                                                                                 -------               -------
Total Debt and Capital Lease Obligations                                       1,718,198             1,715,687
                                                                               ---------             ---------
   Less Current Maturities                                                       240,553               219,192
Total Non-Current Debt and Capital Lease Obligations                          $1,477,645            $1,496,495
                                                                              ==========            ==========

At December 31, 2004, the Company had available $223,000 under various facilities which includes approximately $39,000 available under CAI's revolving credit facility. A commitment for $150,000 was completed on December 29, 2004 and will be open for 364 days, after which it will either be renewed, refinanced, or will be paid out in full over the following 48 months. The advance rate under this facility will be either 60% or 75% at the Company's option. The interest rate is determined by a pricing grid and can range from LIBOR plus 140 to 180 basis points, depending upon the Company's tangible debt to total net worth ratio or its corporate credit rating, and the advance rate chosen. As of December 31, 2004, the rate would be LIBOR plus 165 basis points at a 75% advance rate and LIBOR plus 150 basis points at a 60% advance rate. There is a commitment fee of 45 basis points per annum on any unused portion of this commitment, payable quarterly in arrears. Another commitment for $25,000 was available for future use at December 31, 2004. This commitment was scheduled to be open until March 31, 2005, after which any unfunded portion of the commitment would expire. This commitment was subsequently cancelled during February 2005 to allow the financial institution to provide a larger commitment as part of the 150,000 facility mentioned above. During the first quarter of 2005, we received additional commitments under a secured equipment financing established on November 1, 2004 totaling $248,000 from six additional financial institutions. As of the date this Form 10-K was filed, none of these additional commitments had been utilized.

As of December 31, 2004, the annual maturities of capital leases and related interest were as follows:

                                                Payment               Interest               Principal
                                                -------               --------               ---------
                 2005                           $96,962                $17,634                $79,328
                 2006                            68,826                 13,643                 55,183
                 2007                            80,990                 10,641                 70,349
                 2008                            79,685                  7,974                 71,711
                 2009                            69,904                  4,888                 65,016
                 Thereafter                     391,535                  5,665                385,870
                                                -------                  -----                -------
                                               $787,902                $60,445               $727,457
                                               ========                =======               ========

As of December 31, 2004, the scheduled principal maturities of debt, were as follows:

                 2005                                             $161,225
                 2006                                               83,939
                 2007                                              214,564
                 2008                                               65,501
                 2009                                               43,296
                 Thereafter                                        422,216
                                                                   -------
                                                                  $990,741
                                                                  ========

The Company's debt consists of notes, loans and capital lease obligations with installments payable in varying amounts through 2027, with a weighted average interest rate of 6.2% and 6.0% in 2004 and 2003, respectively. The principal amount of debt and capital lease obligations payable under fixed rate contracts was $898,712. Remaining debt and capital lease obligations of $819,486 were payable under floating rate arrangements, of which $408,367 was effectively converted to fixed rate debt through the use of interest rate swap agreements. At December 31, 2004, most of the debt and capital lease obligations of the Company are secured by a substantial portion of the Company's leasing equipment, direct financing leases and accounts receivable, except for $469,183 of debt which is unsecured. For further information on the accounting treatment for interest rate swap contracts see Note 5 to the Consolidated Financial Statements.

In March 2002, the Company established a $500,000 chassis asset-backed securitization facility. This facility is guaranteed by MBIA and was therefore rated AAA by Standard & Poor's and Aaa by Moody's. On September 30, 2002, the Company entered into a sale/leaseback transaction and expanded the total debt and capital lease obligations to a total of $540,968 outstanding, of which $129,328 is a debt obligation and $411,640 is a capital lease obligation under the sale/leaseback. In May 2003, the Company established a $200,000 revolving warehouse facility within its chassis securitization facility and received funding from a $25,500 debt obligation issuance. In July 2003 and October 2003, the Company agreed, among other things, to suspend its ability to incur additional funding under the warehouse facility until such time as the loan and guarantee parties have each agreed in their sole discretion to reinstate their funding commitments. Additionally in January 2004, as a result of the downgrade of the ratings on the Company's debt securities Moody's reduced the "shadow rating" of the Company's chassis securitization. The Company was subsequently advised by the provider of the insurance "wrap" portion of the chassis securitization that, as a result of the downgrade of the shadow rating, the Company was liable to indemnify such provider for certain of the provider's increased capital charge costs. During October 2004, the Company reached an agreement with such provider, pursuant to which it will pay approximately $220 per month in additional premium, declining as the loan is paid down. Such additional premium will be further adjusted downward after eighteen months if the shadow rating improves, potentially going away entirely. In addition, as part of this agreement the wrap provider and the other participants in the chassis securitization have permanently waived any early amortization event or default associated with the downgrade of the shadow rating. At December 31, 2004, the total debt and capital lease obligation outstanding under the facility totaled $474,199 of which $22,490 was outstanding under the warehouse facility, $53,875 is a debt obligation and $397,834 is a capital lease obligation. The interest rate on this facility is 5.99%, including the effect of interest rate swap contracts in place as of December 31, 2004. This facility continues to be accounted for as an on-balance sheet secured financing. The assets used to secure this facility are segregated in a Delaware statutory titling trust (the "Trust") and in a special purpose entity (which is consolidated by the Company) and consist of $18,500 of accounts receivable and fixed assets with a net book value of $522,480 at December 31, 2004. In addition, $24,927 of cash and marketable securities at December 31, 2004 are restricted for use by the Trust and the special purpose entity and included on the Company's consolidated balance sheet. The assets, which are segregated in the special purpose entity and included on the Company's consolidated balance sheet, are not available to pay the claims of the Company's creditors.

On November 1, 2004, the Company consummated a secured equipment financing with one of its existing lenders. The financing is secured by shipping containers and related leases owned by a special purpose consolidated subsidiary of the Company and leased to various third parties. The financing allows for advances from time to time up to the amount of available collateral under the facility, subject to a maximum principal amount that may be outstanding under the facility of $252,000. The interest rate under this new facility is LIBOR plus 175 basis points, with a reduction to LIBOR plus 150 basis points possible as the Company's credit rating improves. This agreement, as amended, requires that the Company enter into interest rate swap contracts in order to effectively convert at least seventy percent of the debt associated with operating lease equipment and ninety percent of the debt associated with direct financing leases from floating rate debt to fixed rate debt by March 31, 2005. The facility has a two-year term, after which the outstanding balance will be paid out in full over 66 months if it is not refinanced. At December 31, 2004 $243,000 of debt was outstanding under this facility and $9,000 was available for future use. Of the $243,000 drawn down, the Company used $224,400 to refinance outstanding indebtedness, which included the entire $154,800 of outstanding borrowings under its revolving credit facility, which has now been terminated, as well as an existing $69,600 loan from this lender. The remaining balance of $18,600 was used for transaction fees and working capital purposes. During the first quarter of 2005 the Company received additional commitments under this facility totaling $248,000 from six additional financial institutions. As of the date this Form 10-K was filed, none of these additional commitments had been utilized.

The Company had a $215,000 revolving credit facility with a group of commercial banks. In July 2000, this facility was renewed and amended with the term extended to July 31, 2005. The credit limit was $215,000 through July 31, 2003; thereafter the credit limit declined to $193,500 through July 31, 2004 and $172,000 through July 31, 2005. In July 2003 and October 2003, in connection with obtaining necessary waivers under the revolving credit facility due to the late filing of the Company's periodic reports with the SEC and the restatement of its past financial statements, the Company agreed, among other things, to reduce advance rates under this facility, to define several additional events as events of default, to increase the interest rate margin until it is in compliance with all SEC reporting requirements, and to maintain specified levels of unrestricted cash and cash equivalents until the delinquent SEC filings are made. The Company also agreed to restrictions on dispositions of collateral and encumbrances of assets as well as a limitation on concessions that could be made to its other financial institutions in connection with obtaining waivers. The October 2003 amendment also required the Company to provide additional financial information to the lenders under the facility and to continue the engagement of a financial advisor. On November 1, 2004, the Company paid off the entire $154,757 of outstanding borrowings under its revolving credit facility, and terminated the facility.

On June 27, 2002, CAI entered into an amended $110,000 senior revolving credit agreement with a group of financial institutions. To facilitate the closing of this new credit facility, the Company agreed to extend the repayment terms of its Note so as to require mandatory quarterly principal payments of $1,683 beginning July 30, 2006 through April 30, 2011 and modified certain financial covenants in the Note. Interest on the Note continues to accrue at an annual fixed rate of 10.5% and is payable quarterly. The Note continues to be cross-collateralized with CAI's senior credit agreement, subject to the terms of an amended and restated subordination agreement.

A total of $65,000 was outstanding under CAI's senior revolving credit facility at December 31, 2004. Borrowings under CAI's senior credit facility are secured by substantially all of CAI's assets totaling approximately $181,958 in the Company's Consolidated Financial Statements at December 31, 2004, and are payable on June 27, 2005. CAI is currently in discussions with its lenders regarding a renewal of their senior revolving credit facility. The senior credit facility contains various financial and other covenants. CAI was in compliance with the covenants at December 31, 2004.

In July 2001, the Company's container securitization facility, which was originally established as an off-balance sheet source of financing in March 1999, was amended allowing additional financings to be accounted for as on-balance sheet secured debt financing. In August 2002, the container securitization facility was extended with the maximum outstanding limited to $150,000. In October 2002 the facility was renewed and the facility amount was increased to $200,000. Subsequently, the Company amended its container securitization facility to relinquish the right to request additional advances under the facility and agreed that all lease payments subsequently received under the facility would be used to reduce the indebtedness. On December 28, 2004, the Company paid off the remaining $25,933 of outstanding borrowings under this facility, and terminated the facility.

On September 14, 2004, the Company entered into a Securities Purchase Agreement pursuant to which it sold $150,000 total principal amount of a new series of 6.0% notes due 2014 (the "Notes") in a private transaction with four investors. In connection with the sale of the Notes, the Company also issued to the investors two series of Warrants exercisable for a total of 8,333,333 shares of the Company's common stock at an exercise price of $18.00 per share (the "Warrants"). The exercise price will be subject to customary anti-dilution adjustments as set forth in the Warrants.

The Notes mature on September 1, 2014, with interest payable semi-annually at a rate of 6.0% per annum. The Company has the right to redeem the Notes at any time after September 1, 2009 with a declining premium. The maturity of the Notes can be accelerated upon the occurrence of an "Event of Default" as such term is defined in the indenture governing the Notes (the "Indenture"). The Indenture also contains various restrictive covenants, including limitations on the payment of dividends and other restricted payments, limitations on incurrence of indebtedness, and limitations on asset sales, the violation of which by the Company would result in an Event of Default.

The first series of Warrants (the "Series A" Warrants) is exercisable at any time for a total of 5,475,768 shares. The second series of warrants (the Series "B" Warrants) will become exercisable at any time for a total of 2,857,565 shares, following stockholder approval of such exercise at a special meeting of the Company's stockholders. The Company also entered into agreements with the investors to file registration statements with the Securities and Exchange Commission, for the benefit of the investors, with respect to the Notes and the Warrants.

The terms of the Warrants provide that the exercise price will be paid by the investors to the Company solely in cash except that after the Company has filed a registration statement with the Securities and Exchange Commission relating to the Warrants and underlying common stock, in the event such registration statement has not become effective or is otherwise not available to the Warrant holders or if the exercise of the Warrants for cash would not be permitted under the federal securities laws, the exercise price may be paid by tendering a principal amount of 6.0% Notes equal to the exercise price of the Warrants then being exercised. The sale of the Notes and Warrants pursuant to the Securities Purchase Agreement was made in reliance on the exemption from the registration requirements of the Securities Act of 1933 (the "Act") pursuant to Section 4(2) of the Act

Of the $150,000 in proceeds from the September 14, 2004 sale of the Notes and Warrants, the Company repurchased, at face value, a portion of its outstanding 7.35% notes due 2007 ($31,605) and 7.20% notes due 2007 ($17,490) which were held by the investors. The remaining proceeds are being used for general corporate purposes, including, but not limited to, the purchase of equipment, retirement of debt, potential acquisitions and/or working capital.

The Warrants expire on September 1, 2014, although the Company has the right under certain conditions to require that they be exercised at any time after its common stock trades at $30.00 per share or more for five consecutive trading days assuming the shares being issued upon exercise are registered shares.

The fair value of the warrants at the date of the transaction was estimated at $22,500 and was recorded in warrant liability on the Consolidated Balance Sheet, with the offset recorded as a discount on the Notes. This discount is being amortized as interest expense using the effective interest method over the ten-year life of the Notes. The overall interest rate on the Notes, considering the amortization of the discount, is approximately 8.3%.

EITF 00-19, Accounting for Derivative Financial Instruments Indexed to, and potentially Settled in a Company's Own Stock ("EITF 00-19") requires freestanding contracts that are settled in a Company's own stock, including common stock warrants, to be designated as an equity instrument, asset or liability. Under the provisions of EITF 00-19, a contract designated as an asset or liability must be carried at fair value until the contract meets the requirements for classification as equity, until the contract is exercised or until the contract expires. The Company has classified these warrants as a liability, as noted above, because the requirements of EITF 00-19 for classification of the warrants as equity have not yet been met. During the period in which the warrants are classified as a liability, any changes in fair value will be reported as fair value adjustment for warrants in the Consolidated Statement of Income. Due primarily to the increase in the market value of the Company's common stock during the last quarter of 2004, the fair market value of these Warrants has increased from $22,500 at September 30, 2004 to $71,722 at December 31, 2004. As a result, during the three-months ended December 31, 2004, the Company has recorded a non-cash expense of $49,222 (for which no tax benefit is derived) which has been reflected as fair value adjustment for warrants on the accompanying Consolidated Statements of Income. Accordingly, future changes to the fair market value of these Warrants have the potential to cause volatility in our future results. For the period of time that these warrants are classified as a liability, any increase in the fair market value of the Warrants will result in an additional non-cash expense to the Consolidated Statements of Income. If the fair market value of the Warrants decreases in the future the Company will record non-cash income in its Consolidated Statements of Income. At such time as all of the conditions of EITF 00-19 are met for classification of the Warrants as equity, the liability account representing the fair value of the warrants at the date the conditions are met will be reclassified to additional paid-in-capital on the Consolidated Balance Sheets.

The Company has agreed to file a Registration Statement for the Warrants and the Notes with the Securities and Exchange Commission by May 1, 2005. In addition, the Company has agreed to use commercially reasonable efforts to have the Warrant Registration Statement and the Notes Registration Statement declared effective by July 1, 2005. It is impossible for the Company to predict when either of these registration statements will become effective. If either of these Registration Statements is not effective by October 1, 2005, or is not filed by May 1, 2005, the Company will be required to pay liquidated damages to the holders of these securities based upon a value of $150,000 for the Notes and $150,000 for the Warrants. For the first 90 days, the amount of liquidated damages to be paid related to the Warrants and the Notes will be calculated using a rate of 0.25% per annum for each day the Registration Statements are not effective after September 30, 2005 or if the Registration Statements are not filed by May 1, 2005. This percentage will be increased by 0.25% for each 90 day period, until these conditions are met, up to a maximum of 1.00% per annum.

A condition that must be met for equity treatment under the provisions of EITF 00-19 is that there can be no possibility of a net cash settlement of the Warrants. Under the terms of the Warrant Agreement, in the event that stockholder approval of the issuance of common stock pursuant to the Series B Warrants is not obtained prior to April 30, 2005, the holders of the Series B Warrants have the right to settle their warrants for cash. In order to do this, the Series B Warrant holders, upon payment of the exercise price of the Series B Warrants, would receive cash from the Company in an amount equal to 105% of the market price of the Company's common stock on the day prior to exercise. For example, if the market value of the Company's stock was $22 at the date that the Series B Warrant holders exercised their right for a net cash settlement, the net cash settlement paid to the holders of the Series B Warrants would be approximately $14,574 ($22 market value X 105% X 2,857,565 shares – less exercise price of 2,857,565 shares X $18). The Company intends to hold a special meeting of the Stockholders as soon as practicable and at that meeting will seek stockholder approval for the exercise of the Series B Warrants. It is impossible for the Company to hold this meeting until the Company's Proxy requesting this approval has been filed with and accepted by the Securities and Exchange Commission and all stockholders have been notified regarding the meeting. In connection with the sale of the Notes and Warrants, certain of the Company's significant stockholders, whose combined ownership interest represents more than 50% of the issued and outstanding shares of its common stock, entered into a voting agreement pursuant to which they have agreed to vote to approve the exercise of the second series of Warrants by the investors. In addition, Martin Tuchman, the Company's Chairman and Chief Executive Officer, Warren L. Serenbetz, a former member of its Board of Directors, and an entity controlled by members of Mr. Serenbetz's family agreed to certain restrictions on their ability to transfer shares of the Company's common stock in private transactions. If the approval for the issuance of the shares related to the Series B Warrants is obtained after April 30, 2005 and prior to the exercise of the Series B Warrants by the holders of the Warrants, the holders of the Series B Warrants will lose their right to exercise the net cash settlement feature of Series B Warrants once such stockholder approval is received. At that time, this will no longer be a condition for liability treatment under the provisions of EITF 00-19.

On November 29, 2004, the Company sold $80,000 total principal amount of new 6.0% notes (the "November notes") due 2014 to eight investors under the same indenture used for the $150,000 unsecured financing completed during September 2004. The terms of the November notes are identical to those of the notes sold during September (as described previously in this document) with the following exceptions: (1) there were no warrants associated with the November notes; and (2) the original issue discount on the November notes was approximately 14.7% versus 15.0% for the September notes. The November notes were sold at a discount which provided net proceeds totaling $68,065. The net proceeds are for general corporate purposes, including, but not limited to the purchase of equipment, retirement of debt, acquisitions, and/or working capital.

In July and August 1997, the Company issued $225,000 of ten year notes, comprised of $150,000 of 7.35% Notes due 2007 and $75,000 of 7.20% Notes due 2007. The net proceeds from these offerings were used to repay secured indebtedness, to purchase equipment and for other investments. During 2004, the Company retired $31,605 of the 7.35% Notes and $17,490 of the 7.20% Notes. As of December 31, 2004, $115,395 and $45,335 principal amount of the 7.35% and 7.20% Notes, respectively, remains outstanding.

In July 2002, the Company commenced a registered subscription rights offering of up to $31,465 of its 9.25% Convertible Redeemable Subordinated Debentures. The debentures were offered to holders of its common stock pursuant to the exercise of non-transferable subscription rights and were to be convertible into shares of its common stock. The Company had the right in its discretion to accept offers from other parties to purchase debentures not subscribed for by stockholders. On August 14, 2002, the Company terminated the subscription rights offering due to a delay in filing its Form 10-Q for the quarter ended June 30, 2002. The Company re-commenced the offering during November 2002 and accepted subscriptions for $32,118 of debentures, which were issued in December 2002. The Company also increased the size of the offering and subsequently accepted $5,064 of additional subscriptions in January and February 2003, resulting in a total of $37,182 of debentures being issued. The debentures bear interest at an annual rate of 9.25%. They have a mandatory redemption feature upon the earlier of the occurrence of a change of control or on December 27, 2022. They have an optional redemption feature after the third anniversary at a price of 100% of outstanding principal, plus accrued interest. They have a special redemption feature between December 27, 2006 and December 27, 2007, during which period the Company may redeem the debentures by issuing common stock at $25.50 per debenture plus accrued interest, if the average closing price of its common stock for five consecutive trading days equals or exceeds $25.50 per share. Lastly, at any time, the holder of the debentures may convert the debentures into the Company's common stock at a per share conversion price of $25 per debenture.

On January 27, 1997, Interpool Capital Trust, a Delaware business trust and special purpose entity (the "Trust"), issued to outside investors 75,000 shares of 9-7/8% Capital Securities with an aggregate liquidation preference of $75,000 (the "Capital Securities") for proceeds of $75,000. Interpool owns all the common securities of the Trust. The proceeds received by the Trust from the sale of the Capital Securities were used by the Trust to acquire $75,000 of 9-7/8% Junior Subordinated Deferrable Interest Debentures due February 15, 2027 of the Company (the "Debentures"). The sole asset of the Trust is $77,320 aggregate principal amount of the Debentures. The Capital Securities represent preferred beneficial interests in the Trust's assets. Distributions on the Capital Securities are cumulative and payable at the annual rate of 9-7/8% of the liquidation amount, semi-annually in arrears and commenced February 15, 1997. The Company has the option to defer payment of distributions for an extension period of up to five years if it is in compliance with the terms of the Capital Securities. Interest at 9-7/8% will accrue on such deferred distributions throughout the extension period. The Capital Securities will be subject to mandatory redemption upon repayment of the Debentures to the Trust. The redemption price decreases from 104.9375% of the liquidation preference in 2007 to 100% in 2017 and thereafter. Under certain limited circumstances, the Company may, at its option, prepay the Debentures and redeem the Capital Securities prior to 2007 at a prepayment price specified in the governing instruments. The obligations of the Company under the Debentures, under the Indenture pursuant to which the Debentures were issued, under certain guarantees and under certain back-up obligations, in the aggregate constitute a full and unconditional guarantee by the Company of the obligations of the Trust under the Capital Securities.

In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity ("SFAS 150"). The adoption of SFAS 150 required the Company to display the Company-obligated mandatorily redeemable preferred securities in subsidiary grantor trusts within the liability section. At December 31, 2004 and 2003 these Capital Securities are included in debt and capital lease obligations in the Consolidated Balance Sheets.

Covenants: Under the Company's secured equipment financing facility (and most of its other debt instruments, the Company was required to maintain covenants (as defined) for tangible net worth (the most stringent of which required the Company to maintain tangible net worth of at least $300,000), a fixed charge coverage ratio of 1.5 to 1 and a funded debt to net worth ratio (as defined in the agreement) of 4.0 to 1. A servicing agreement to which the Company is a party requires that it maintains a tangible net worth (as defined in the agreement) of at least $375,000 plus 50% of any positive net income reported from October 1, 2004 forward. Additionally, under a credit agreement, the Company is required to maintain a security deposit in the aggregate amount of at least 80% of the outstanding loan balances, including interest. This amounted to $4,834 at December 31, 2004 and is included in other assets on the Consolidated Balance Sheet. At December 31, 2004, the Company was in compliance with these covenants, as amended. At December 31, 2004, under a restriction in the Company's 6.0% Note Indenture approximately $3,561 of retained earnings were available for dividends.

(5)	Derivative instruments:

The Company's assets are primarily fixed rate in nature while its debt instruments are primarily floating rate. The Company employs derivative financial instruments (interest rate swap agreements) to effectively convert certain floating rate debt instruments into fixed rate instruments and thereby manage its exposure to fluctuations in interest rates.

As of December 31, 2004 and December 31, 2003, included in accounts payable and accrued expenses in the accompanying Consolidated Balance Sheets is a liability of $19,745 and $34,026, respectively, representing the market value of the Company's interest rate swap contracts.

The unrealized pre-tax income on cash flow hedges for the year ended December 31, 2004 of $12,941 (restated) and the related income tax effect of $3,860 (restated) have been recorded by the Company as a component of other comprehensive income (loss).

The unrealized pre-tax income on cash flow hedges for the year ended December 31, 2003 of $14,351 (restated) and the related income tax effect of $4,341 (restated) have been recorded by the Company as a component of other comprehensive income (loss). See Note 1 to the Consolidated Financial Statements for additional disclosures regarding swap agreements and their impact on other comprehensive income.

The Company may at its discretion terminate or redesignate any such interest rate swap agreements prior to maturity. At that time, any gains or losses previously reported in accumulated other comprehensive loss on termination would continue to amortize into interest expense or interest income to correspond to the recognition of interest expense or interest income on the hedged debt. If such debt instrument was also terminated, the gain or loss associated with the terminated derivative included in accumulated other comprehensive loss at the time of termination of the debt would be recognized in the Consolidated Income Statement at that time.

For the year ended December 31, 2004, the Company reported $1,511 (restated) of pre-tax income in the Consolidated Statements of Income due to changes in the fair value of interest rate swap agreements which do not qualify as cash flow hedges under SFAS 133. This compares to $1,756 (restated) of pre-tax income for the year ended December 31, 2003.

In addition to the amounts included in the fair value adjustment for derivative instruments related to changes in the fair value of interest rate swap agreements, a change in the fair value of the Warrants issued during September 2004 in connection with the 6.0% Notes, which is classified as a liability on the accompanying Consolidated Balance Sheets, resulted in a non cash charge of $49,222 (for which no tax benefit is derived) which is included in fair value adjustment for warrants on the accompanying Consolidated Statement of Income.

As of December 31, 2004, the annual maturities of the notional principal amounts, with installments payable in varying amounts through 2014, and the weighted average interest rates expected to be received or paid for interest rate swap contracts were as follows:

                                     Notional        Receive          Pay
                                      Amount          Rate            Rate
                                     --------        -------         ------
2005                                 $85,248          2.32%          5.08%
2006                                  53,027          2.38%          5.26%
2007                                 161,645          2.40%          5.81%
2008                                  29,337          2.41%          5.56%
2009                                  27,675          2.41%          5.64%
Thereafter                            67,789          2.41%          5.43%
                                      ------          ----           ----
Total                               $424,721          2.39%          5.51%
                                    ========          ====           ====

The weighted average receive rate is based on the floating rate option specified by the interest rate swap contract and are either one-month or three-month USD-LIBOR.

(6)	Sale of PCR and Discontinuation of Microtech's Operations

During the three months ended September 30, 2001, the Company adopted a formal plan to dispose of PCR, a 51%-owned subsidiary, and to discontinue the operations of Microtech, (after acquiring the remaining 24.5% ownership interest of this 75.5%-owned subsidiary) and liquidate its lease portfolio. Within the historical financial statements of the Company, PCR and Microtech comprised the computer-leasing segment and specialized in the leasing of microcomputers and related equipment.

On December 31, 2001, the Company acquired from the management of Microtech (who are the same individuals who managed PCR) the remaining 24.5% ownership interest in Microtech for $792 in cash, thereby increasing the Company's ownership in Microtech to 100%.

In addition, on December 31, 2001, the Company completed the contractual sale of its 51% ownership stake of PCR to an investment group comprised of the management of PCR. Under the agreement, the Company sold its share of PCR for $3,200. The purchase price was satisfied through the issuance of a non-recourse note in the amount of $2,560 and a cash payment of $640 received by the Company on January 2, 2002. This transaction was not accounted for as a sale by the Company because of the level of the Company's continued involvement in PCR subsequent to the transaction which included:

•	A $3,500 loan due from PCR under a long-term revolving credit facility;

•	A $1,400 direct financing lease and other receivables due from PCR primarily for its lease of computer equipment from Microtech;

•	A $5,000 guarantee provided by the Company for PCR borrowings from an unrelated financial institution. This guarantee was paid off through a secured financing arrangement completed by the Company in July 2004.

•	A $3,000 guarantee provided by certain directors and officers of the Company for a line of credit obtained by PCR from a financial institution related to the Company;

•	Bonus and consulting contracts entered into between the Company and the key executives of PCR.

During 2002, the Company included in other (income)/expense, net in the Company's Consolidated Income Statement losses resulting from PCR's operations with a corresponding reduction to assets of business transferred under contractual agreement in the Company's Consolidated Balance Sheet. During the first three quarters of 2002, $4,002 of such PCR's losses were recorded by the Company.

During the fourth quarter of 2002, the Company determined that it was unlikely that PCR would be able to continue as a going concern, and, in the first quarter of 2003, PCR entered bankruptcy proceedings and began the voluntary liquidation of its business. As a result, during the fourth quarter of 2002, the Company accrued for its obligations related to the liquidation of PCR. The amounts accrued by the Company in 2002 included $4,429 related to its guarantee of PCR's debt, $2,681 in payments made by The Ivy Group (which had assumed the $3,000 guarantee made by certain officers and directors of the Company) to pay off PCR's bank debt and provide short-term liquidity (see further discussion below), the write-off of $1,400 in computer equipment related receivables due to Microtech, and $1,168 related to consulting and bonus agreements provided to key officers of PCR. These amounts have been included in other (income)/expense, net in the Company's Consolidated Statements of Income.

At the time of closing of the sale of the Company's interest in PCR, the Company provided a guarantee of an additional line of credit from a financial institution of up to $3,000 on PCR's behalf. The financial institution subsequently agreed, at the Company's request, to rescind this guarantee, retroactive to December 31, 2001. In lieu of the Company's guarantee, effective December 31, 2001, certain directors and officers of the Company guaranteed an additional line of credit of up to $3,000 on behalf of PCR. Advances amounting to $698 and $1,983 in 2003 and 2002, respectively, were made to PCR by The Ivy Group to pay off borrowings under the line of credit and to provide PCR with working capital. The Ivy Group is a partnership controlled by certain current and former officers and directors of the Company. The advances made by The Ivy Group to PCR are considered capital contributions to the Company and payments by the Company to PCR. The payments to PCR have been determined to be uncollectible and, accordingly, were written off by the Company as described above. Payments made in 2002 amounting to $1,983 have been included in additional paid-in-capital. The remaining payments made in 2003 of $698 were recorded in additional paid-in-capital during 2003 when the payments were made.

(7)	Lease securitization program:

On March 30, 1999, the Company entered into an asset backed note program (the "ABN Program"). The ABN Program involved the sale by the Company of direct financing leases collateralized by intermodal containers. The assets were sold to a qualified special purpose entity whose sole business activity is issuing asset backed notes ("ABNs"), supported by the future cash flows of the assets and the underlying residuals.

The Company's retained interest in this program was accounted for at fair value, with any changes in fair value over its allocated historical book value recorded as a component of accumulated other comprehensive income/(loss), net of tax, in the Consolidated Statement of Changes in Stockholders' Equity. As of September 30, 2003 the Company's estimated fair market value of its retained interest was $3,801, using a discounted cash flow model assuming expected credit losses of 1.5% and a discount rate of 12.6%. Prior to October 1, 2003 and for the year ended December 31, 2002, the Company recorded interest income on the retained interest totaling $976 and $1,777, respectively, which is included in equipment leasing revenue in the accompanying Consolidated Statements of Income. Impairment losses of $571 and $134 for the nine months ended September 30, 2003 and for the year ended December 31, 2002 were recorded and included in the accompanying Consolidated Statements of Income based upon changes in management's projected cash flows of the underlying direct financing lease receivables in the securitization trust. The impairment charge recorded in 2003 resulted primarily from an amendment and waiver dated September 19, 2003, wherein the Company agreed that all future cash flows generated by the securitization facility that would have otherwise been remitted to the Company in satisfaction of its retained interest would be used to reduce the remaining obligations of its container securitization facility until such obligations were fully repaid. In addition, the Company agreed to defer its receipt of servicing fees. Once all obligations are repaid, the Company would then receive the future lease payments in satisfaction of its net investment in direct financing leases and deferred servicing fees. For the nine months ended September 30, 2003 and for the year ended December 31, 2002 cash flows received on the retained interest were $6,923 and $6,435 respectively.

Effective October 1, 2003, a customer elected to return a portion of the equipment covered by a direct financing lease which had been included in a qualified special purpose entity as part of the lease securitization program. The equipment was subsequently leased to another customer under the terms of an operating lease agreement. As such, the lease could no longer be considered a financial asset and the Securitization Trust special purpose entity could no longer be treated as an off-balance sheet qualified special purpose entity for accounting purposes. Therefore, effective October 1, 2003, the Company consolidated the assets and liabilities of this special purpose entity. As a result, the Company recorded the net investment in direct financing leases of $19,742 on the accompanying Consolidated Balance Sheets which represents the remaining lease payments for the direct financing leases in the securitization, net of the interest implicit in the leases. In addition, the Company recorded leasing equipment of $1,326 related to the equipment subsequently leased under the terms of the operating lease agreement. The remaining obligations under the ABN's amounting to $17,793 were recorded as debt and capital lease obligations on the Consolidated Balance Sheets at October 1, 2003. After consolidating these and other assets and liabilities of the special purpose entity, net of the book value of the Company's retained interest in the securitization of $3,801 on October 1, 2003, the Company recognized income of $2,870 in other (income)/expense, net in the Consolidated Statements of Income at October 1, 2003. This income resulted from the favorable credit loss experience through September 30, 2003 on the underlying direct financing leases as compared to the assumed credit losses of 1.5%.

Interpool Limited, a subsidiary of the Company (the "Servicer"), acted as servicer for the assets prior to October 1, 2003. Pursuant to the terms of the servicing agreement as amended on October 18, 2002, the Servicer was paid a fee of 0.75% of the assets under management. Prior to the amendment to the servicing agreement, the Servicer was paid a fee of 0.40%. As a result of this amendment, the Company recorded a permanent impairment loss of $240 for the year ended December 31, 2002 in the accompanying Consolidated Statements of Income. The Company's management determined that the servicing fee paid approximates the fair value for services provided, as such, no servicing asset or liability was recorded. For the nine months ended September 30, 2003 and for the year ended December 31, 2002, the Company received servicing fees totaling $706 and $591 which are included in equipment leasing revenue in the accompanying Consolidated Statement of Income.

(8)	Other contingencies and commitments:

Lease Commitments: The Company and its subsidiaries are parties to various operating leases relating to office facilities, transportation vehicles, and certain other equipment with various expiration dates through 2010. All leasing arrangements contain normal leasing terms without unusual purchase options or escalation clauses. Rental expense under operating leases aggregated $20,927, $21,470 and $17,074 for the years ended December 31, 2004, 2003 and 2002, respectively.

As of December 31, 2004, the aggregate minimum rental commitment under operating leases having initial or remaining noncancelable lease terms in excess of one year was as follows:

                    2005                             $15,162
                    2006                              18,311
                    2007                              10,739
                    2008                               5,882
                    2009                               3,761
                    Thereafter                         2,780
                                                     -------
                                                     $56,635
                                                     =======

The Company and its subsidiaries are parties to various capital leases and obligated to make payments related to its long-term borrowings. (See Note 4 to the Consolidated Financial Statements).

Employment Agreements: The Company has entered into employment agreements with certain executive officers and employees which provide for minimum salary, bonus arrangements and benefits for periods from 1 to 7 years. As of December 31, 2004, the minimum obligation related to these agreements approximated $10,336.

Separation Agreements: The Company has entered into separation agreements with its former President and Chief Operating Officer and its former Executive Vice President and Chief Financial Officer that provide for payments and benefits for periods of 1 to 3 years. As of December 31, 2004, the remaining obligation related to these agreements approximated $2,555. Expenses related to these separation agreements amounting to $12,935 (restated) were recorded during 2003, including the compensation expense resulting from the modification of the terms of the fully vested options held by the Company's former President. (See Note 1(B), Restatement, to the Consolidated Financial Statements.) During 2004, as contemplated by the separation agreement with the Company's former President and Chief Operating Officer, the Company paid and recorded to expense employment related taxes in connection with the previous employment of this executive officer prior to October 9, 2003, amounting to $274. These taxes could not be estimated in 2003 and a portion of these taxes are recoverable in 2005, and possibly in later years, by the Company from the former President and Chief Operating Officer under certain circumstances. For further information regarding a modification of the separation agreement with the former President and Chief Operating Officer, see Note 17 to the Consolidated Financial Statements.

Guarantees: At December 31, 2004, the following guarantees were issued and outstanding:

Indemnifications: In the ordinary course of business, the Company executes contracts involving indemnifications standard in the industry and indemnifications specific to a transaction such as an assignment and assumption agreement. These indemnifications might include claims related to any of the following: tax matters and governmental regulations, and contractual relationships. Performance under these indemnities would generally be triggered by a breach of terms of the contract or by a third party claim. The Company regularly evaluates the probability of having to incur costs associated with these indemnifications and have accrued for any expected losses that are probable. The types of indemnifications for which payment are possible are as follows:

Taxes: In the ordinary course of business, the Company provides various tax-related indemnifications as part of transactions. The indemnified party typically is protected from certain events that result in a tax treatment different from that originally anticipated. The Company's liability typically is fixed when a final determination of the indemnified party's tax liability is made. In some cases, a payment under a tax indemnification may be offset in whole or in part by refunds from the applicable governmental taxing authority. The Company is party to numerous tax indemnifications and many of these indemnities do not limit potential payment; therefore, it is unable to estimate a maximum amount of potential future payments that could result from claims made under these indemnities.

Contractual Relationships: The Company entered into a number of operating leases during 2000 and 2002 in which it guaranteed a portion of the residual value of the leased equipment. These leases have terms that expire between 6 and 9 years. If at the end of the lease term the fair market value of the equipment is below the guaranteed residual value in the agreement, the Company is liable for a percentage of the deficiency. The total of these guarantees is $12,405 of which $1,451 could be due in 2 to 3 years, $6,560 could be due in 4 to 5 years, and the remaining $4,394 potentially due in greater than 5 years. As of December 31, 2004 and 2003, included in accounts payable and accrued expenses in the accompanying Consolidated Balance Sheets is a liability of $188 and $144, respectively, representing the accrual for these guarantees.

During the second quarter of 2003, the Company arranged a leasing transaction between one of its major customers and a financial institution for up to 3,000 containers. As part of this transaction, the Company agreed to provide certain guarantees related to the fair value of the equipment if the lessee terminated the lease or if the lessee was unable to meet its obligations under the terms of the lease. In addition, if the lessee agreed to extend the lease, the Company agreed to purchase the equipment from the financial institution at a stated value and lease it to the lessee for this additional period at a stated lease rate. The Company further agreed to provide the lessee with a purchase option at the end of the extended lease period that would be less than the fair market value of the equipment at the date the lessee could exercise its option (the "Bargain Purchase Option").

In return for the arrangement of the transaction on behalf of the financial institution and the guarantees discussed above, the Company was paid an arrangement fee and a portion of the initial rent for each container included in the lease. During the year ended December 31, 2003, 2,076 containers were delivered to the lessee and the Company received payments amounting to $1,240. The remaining 924 containers were purchased by the Company and leased to the customer under the terms of a direct financing lease.

The estimated fair value at the end of the lease term guaranteed by the Company for these containers amounts to approximately $4,360. The Company has estimated that its potential liability related to these guarantees is less than the estimated potential liability related to the Bargain Purchase Option granted to the lessee. As such, the Company has accrued for the estimated value of its liability for this Bargain Purchase Option amounting to $1,017 that could be due in greater than 5 years. All fees collected from the lessor have been deferred by the Company and included in accounts payable and accrued liabilities on the accompanying Consolidated Balance Sheets. The fees received from the lessor, net of the estimated liability for the Bargain Purchase Option, are being recognized by the Company over the term of the residual guarantee.

Standby Letters of Credit: As of December 31, 2004, CAI, a consolidated subsidiary of the Company, has two outstanding letters of credit totaling $6,000 which guarantee its obligations under certain operating lease agreements. These letters of credit expire in May 2005.

Other:

At December 31, 2004, commitments for capital expenditures for leasing equipment totaled approximately $149,634, with approximately $116,681 committed for 2005 and $32,953 committed for 2006.

The Company is engaged in various legal proceedings from time to time incidental to the conduct of its business. Such proceedings may relate to claims arising out of equipment accidents that occur from time to time which involve death and injury to persons and damage to property. Accordingly, the Company requires all of its lessees to indemnify the Company against any losses arising out of such accidents or other occurrences while the chassis are on-hire to the lessees. In addition, lessees are generally required to maintain a minimum of $2,000 in general liability insurance coverage which is standard in the industry. In addition, the Company maintains a general liability policy of $255,000 in the event that the above lessee coverage is insufficient. While the Company believes that such coverage should be adequate to cover current claims, there can be no guarantee that future claims will never exceed such amounts. Nevertheless, the Company believes that no current or potential claims of which it is aware will have a material adverse effect on its financial condition or results of operations and that the Company is adequately insured against such claims.

           Pending Governmental Investigations

Following the Company's announcement in July 2003 that its Audit Committee had commissioned an internal investigation by special counsel into our accounting, the Company was notified that the SEC had opened an informal investigation of Interpool. As the Company anticipated, this investigation was subsequently converted to a formal investigation and remains pending as of the date this Form 10-K was filed with the SEC. The Company is cooperating fully with this investigation. The New York office of the SEC received a copy of the written report of the internal investigation and has received documents and information from the Company, its Audit Committee and certain other parties pursuant to SEC subpoenas. In late 2003, the Company was also advised that the United States Attorney's office for the District of New Jersey received a copy of the written report of the internal investigation and opened a parallel investigation focusing on certain matters described in the report by the Audit Committee's special counsel. The Company was informed that Interpool is neither a subject nor a target of the investigation by the U.S. Attorney's office. The Company cannot predict the final outcome of these investigations and accordingly cannot be assured that they will not result in the taking of actions adverse to us.

           Stockholder Litigation

In February and March 2004, several lawsuits were filed in the United States District Court for the District of New Jersey, by purchasers of the Company's common stock naming the Company and certain of its present and former executive officers and directors as defendants. The complaints alleged violations of the federal securities laws relating to the Company's reported Consolidated Financial Statements for the years ended December 31, 2000 and 2001 and the nine months ended September 30, 2002, which the Company announced in March 2003 would require restatement. Each of the complaints purported to be a class action brought on behalf of persons who purchased the Company's securities during a specified period. In April 2004, the lawsuits, which seek unspecified amounts of compensatory damages and costs and expenses, including legal fees, were consolidated into a single action with lead plaintiffs and lead counsel having been appointed. The plaintiffs filed a consolidated amended complaint in September 2004, which includes allegations of purported misstatements and omissions in the Company's public disclosures throughout an expanded purported class period from March 31, 1999 through December 26, 2003. In November 2004, the Company filed a motion to dismiss the amended complaint, which is currently pending. In the event the Company's motion to dismiss is denied, the Company would expect to incur additional defense costs typical of this type of class action litigation. The Company intends to vigorously defend this lawsuit but is unable at this time to ascertain the impact this litigation may have on its financial position or results of operations.

(9)	Cash flow information:

For purposes of the Consolidated Statements of Cash Flows, the Company includes all highly liquid short-term investments with an original maturity of three months or less in cash and cash equivalents.

For the years ended December 31, 2004, 2003 and 2002, cash paid for interest was approximately $108,542, $105,272 and $108,886, respectively. Cash paid for income taxes was approximately $1,202, $2,175 and $3,249, respectively.

(10)	Related party transactions:

During 2001, the Company leased approximately 28,500 square feet of commercial space for its corporate offices in Princeton, New Jersey from 211 College Road Associates, a New Jersey general partnership in which Martin Tuchman, a director and Chief Executive Officer and Warren L. Serenbetz, a director until December 15, 2004, held a significant equity interest. The 2001 annual base rental for this property was approximately $557 under a triple net lease expiring in 2010. In the opinion of the Company's management, rent paid under this lease did not exceed rent that the Company would have paid in an arms' length transaction with an unrelated third party. On January 28, 2002, the Company executed a Purchase and Sale Agreement, pursuant to which on May 1, 2002 the Company acquired the building which houses its corporate offices. The fair market value purchase price of the approximately 39,000 square feet building was $6,250, based upon a determination of the fair market value of the property by an independent property appraisal firm. The purchase price and other terms of the purchase were unanimously approved by the Company's Board of Directors.

In January 1992 the Company executed a Consultation Services Agreement with Radcliff Group, Inc. pursuant to which Radcliff designated Warren L. Serenbetz, a stockholder and director until December 15, 2004, as an executive consultant. The Consultation Services Agreement was terminated in January 1995. Under the terms of the agreement compensation continued through December 2002 and payment of health related costs will continue through December 31, 2007. The final payment under the terms of the Consultation Services Agreement was made in January 2003. Compensation under this agreement was $492 in 2002.

Eurochassis L.P., a New Jersey limited partnership in which Raoul J. Witteveen, our former President and Chief Operating Officer, is one of the limited partners and the general partner, leases 100 chassis to Trac Lease, a subsidiary of Interpool. Annual lease expense amounted to $86 for the year ended December 31, 2004 and approximately $91 for each of the years ended December 31, 2003 and 2002. The annual lease term renews automatically unless canceled or renewed under renegotiated lease rate terms by either party prior to the first day of the renewal period. The members of the Board of Directors have unanimously determined that the terms of all arrangements between Eurochassis L.P. and Trac Lease are beneficial and fair to the Company.

In January 1998, the Company entered into a non-exclusive Consulting Agreement with Atlas Capital Partners, LLC ("Atlas") pursuant to which Atlas provided investment banking consultation services. Mitchell I. Gordon, a Director of Interpool from 1998 to October 2003 and Chief Financial Officer and Executive Vice President from October 2000 to July 2003 also served as president of Atlas when the Consulting Agreement was entered into. Under the terms of the Consulting Agreement, Atlas was to have been paid $240 (plus reimbursement of reasonable expenses), additional compensation of $560 and a twenty percent carried interest in investments made with funds provided by Interpool. In addition, Atlas was contractually entitled to an annual bonus in an amount that is usual and customary in the investment banking business for investment opportunities actually completed by the Company subject to set-off of the $560 additional compensation. In 2000, other compensation in the amount of $1,650 to be paid over three years, was earned by Atlas in connection with the acquisition by the Company of the North American Intermodal Division of Transamerica. As of October 2000, the Consulting Agreement was terminated with the exception of the deferred compensation related to the acquisition of Transamerica. Mr. Gordon resigned as an officer and director of the Company in 2003.

           Chassis Holdings I, LLC

The Ivy Group, which is a New Jersey general partnership composed directly or indirectly of Martin Tuchman, Radcliff Group, Inc., Raoul J. Witteveen, Thomas P. Birnie and Graham K. Owen, has previously leased chassis to Trac Lease, Inc. ("Trac Lease"). As of December 31, 2000, pursuant to various equipment lease agreements, Trac Lease leased 6,047 chassis from The Ivy Group and its principals for an aggregate annual lease payment of approximately $2,900. On January 1, 2001, the various leases for the 6,047 units were combined into a single lease pursuant to which The Ivy Group and its principals were paid an aggregate lease payment of $2,691 through June 30, 2001. On July 1, 2001, the Company restructured its relationship with The Ivy Group and its principals to provide the Company with managerial control over 6,047 chassis previously leased by Trac Lease, a wholly owned subsidiary of the Company, from The Ivy Group. As a result of the restructuring, the partners of The Ivy Group contributed these 6,047 chassis and certain other assets and liabilities to a newly formed subsidiary, Chassis Holdings I, LLC ("Chassis Holdings"), in exchange for $26,000 face value of preferred membership units and 10% of the common membership units, and Trac Lease contributed 902 chassis and $2 in cash to Chassis Holdings in exchange for $3,000 face value of preferred membership units and 90% of the common membership units. The preferred membership units are entitled to receive a preferred return prior to the receipt of any distributions by the holders of the common membership units. The value of the contributed chassis was determined by taking the arithmetic average of the results of independent appraisals performed by three nationally recognized appraisal firms in connection with the Company's establishment of a chassis securitization facility in July 2000. As the managing member of Chassis Holdings, Trac Lease exercises sole managerial control over the entity's operations. Chassis Holdings leases all of its chassis to Trac Lease at a rental rate equal to the then current Trac Lease fleet average per diem. Chassis Holdings and the holders of the preferred membership units are party to a Put/Call Agreement which provides that the holders of preferred units may put such units to Chassis Holdings under certain circumstances and Chassis Holdings may redeem such units under certain circumstances. Chassis Holdings will be required to make certain option payments to the holders of the preferred membership units in order to preserve its right to redeem such units.

Based on 90% common unit ownership held by Trac Lease, the Company's Consolidated Financial Statements include the accounts of Chassis Holdings. The Ivy Group's interest in the common and preferred units of Chassis Holdings of approximately $26,326 is classified as minority interest in equity of subsidiaries in the accompanying Consolidated Balance Sheets. Dividends paid on the common units and distributions on the preferred units totaling $3,071, $2,906 and $3,120 for the years ended December 31, 2004, 2003 and 2002, are included in minority interest (income)/expense, net in the accompanying Consolidated Statements of Income.

The members of the Board of Directors have unanimously determined that the terms of all arrangements between The Ivy Group and Trac Lease, including the formation of Chassis Holdings, are beneficial and fair to the Company.

           PCR Transactions

In July 2000, Yardville National Bank (a subsidiary of an entity in which the Company's Chief Executive Officer owns approximately five percent of the common stock and serves on the Executive Committee of the Board of Directors) extended a revolving credit facility of $2,500 to PCR, secured by substantially all of PCR's assets. On August 31, 2000 this facility was increased to $5,000.

In connection with the sale of PCR in December 2001, Martin Tuchman and Raoul Witteveen agreed in March 2002 to guarantee this line of credit between PCR and Yardville National Bank which had been reduced to $3,000 and the Company was released from a guarantee it had previously executed. This guarantee was subsequently paid off through advances made to PCR by The Ivy Group. PCR's line of credit with Yardville National Bank was reduced to $1,656 in March 2002 and later increased to $2,000 in September 2002. Advances amounting to $698 and $1,983 in 2003 and 2002, respectively, were made to PCR by The Ivy Group to pay off borrowings under the line of credit and to provide working capital. The Ivy Group is a partnership controlled by certain current and former officers and directors of the Company. The advances made by The Ivy Group to PCR are considered capital contributions to the Company and payments by the Company to PCR. The payments to PCR have been determined to be uncollectible and have been expensed by the Company and included in other (income)/expense, net. Payments made in 2002 amounting to $1,983 were included in additional paid-in-capital. The remaining payments made in 2003 of $698 were recorded in additional paid-in-capital during 2003 when the payments were made.

Since 2000, the Company has guaranteed PCR debts due to third parties totaling $5,000. At December 31, 2002, with PCR in liquidation, a determination was made that it was probable that the Company would incur costs related to the guarantee. As a result, the Company recorded a liability for $4,429 representing its guarantee of PCR debts, net of amounts collected related to PCR's liquidation. This amount is included in accounts payable and accrued expenses in the December 31, 2003 Consolidated Balance Sheet. The $5,000 guarantee was paid off through a secured financing arrangement with another financial institution completed by the Company in July 2004.

           Bank Loans

In September 2000, Yardville National Bank (a subsidiary of an entity in which the Company's Chief Executive Officer owns approximately five percent of the common stock and serves on the Executive Committee of the Board of Directors) provided a revolving line of credit to the Company. The line of credit was initially $9,750 and was secured by equipment and the related leases. The interest rate was Yardville National Bank's base interest rate minus 0.5%. The Company utilized a portion of this facility from inception through April 2002 when the loan balance was paid and the facility ended.

In April 2003 and August 2003 the Company borrowed $16,000 and $7,000, respectively, from Yardville National Bank. The term of the $16,000 loan was three years with thirty-four fixed monthly principal payments of $250 commencing May 25, 2003 and a final principal payment of $7,500 due on March 25, 2006. Interest was payable monthly, at an initial rate of 4.25%, and was adjusted monthly to the prime rate as published in the Wall Street Journal subject to a 4% minimum and 5% maximum per annum rate.

The term of the $7,000 loan was five years with fifty-nine monthly principal payments of $75 commencing September 7, 2003 and a final principal payment of $2,575 due on August 7, 2008. Interest was payable monthly, at an initial rate of 4%, and was adjusted monthly to the prime rate as published in the Wall Street Journal subject to a 4% minimum and 6% maximum per annum rate.

During November 2004, the Company paid in full both of these facilities. In connection with our borrowings from Yardville National Bank, our Board of Directors unanimously determined that the interest rate and other terms of such borrowings were at least as favorable to us as could have been obtained in an arms'-length transaction with an unrelated third party.

Fathom Co., LTD Agency Fees

The Company paid Fathom Co., LTD ("Fathom"), its local representative in Taiwan, $116 for each of the years ended December 31, 2004, 2003 and 2002 to represent the Company with the Taiwan depots that store and repair damaged containers and to provide customer support. Fathom is owned by a Regional Vice President of Interpool Limited (who is not an executive officer of the Company) and members of his family. Management has determined that the fee for these services between Fathom and Interpool Limited are beneficial and fair to the Company.

           Summary of Related Party Transactions

The effects of the above related party transactions included in the accompanying Consolidated Statement of Income are as follows:

                                                   2004      2003      2002
                                                   ----      ----      ----
                   Lease operating expense        $3,157   $2,997    $3,234
                                                  ======   ======    ======
                   Administrative expense           $116     $157      $857
                                                    ====     ====      ====
                   Other (income)/expense, net      $---     $---    $2,763
                                                    ====     ====    ======
                   Interest expense                 $733     $540       $40
                                                    ====     ====       ===
(11)	Relationship with CAI:

The Company holds a 50% common equity interest in CAI, which it acquired in April 1998. CAI owns and leases its own fleet of containers and also manages, for a fee, containers owned by the Company and third parties. The Company entered into its operating relationship with CAI primarily to facilitate the leasing in the short-term market of containers coming off long-term operating lease, to gain access to new companies looking to lease containers on a long-term basis and to realize cost efficiencies from the operation of a coordinated container lease marketing group. For containers managed by CAI for the Company on a short-term basis, the Company earns the net operating income and pays CAI a fee for managing its equipment and leasing it on its behalf. The calculation is based on the average daily net operating income of CAI's fleet of owned, leased-in and managed containers (including the portion of CAI's fleet that consists of the Company's equipment) for each day such managed containers are part of the CAI fleet. The marketing group, which is organized as a wholly-owned subsidiary of the Company, is responsible for soliciting container lease business for both the Company and CAI, including long-term operating and direct financing lease business and short-term lease business on master lease agreements. The Company has a right to purchase all long-term operating and direct financing lease business generated by the marketing group, subject to the Company offering to CAI, at cost, 10% of this long-term operating and direct financing lease business. By mutual agreement, CAI has purchased for its own account long-term operating and direct financing lease business the marketing group has generated in excess of such amounts. During 2003, CAI sold containers to Interpool in the amount of $5,890 and recorded a gain on these sales of $557. During 2002, CAI sold containers to Interpool in the amount of $38,705 and recorded a gain on these sales of $5,102. These gains have been eliminated from the accompanying Consolidated Financial Statements. There were no sales between CAI and Interpool during 2004. Such equipment, as well as certain other containers purchased from time to time, are currently managed for the Company by CAI for a fee based upon the actual net operating income earned by such containers.

The 50% equity interest in CAI not held by the Company is owned by CAI's chief executive officer. Under the terms of a Shareholder Agreement entered into in 1998 between the Company and CAI's chief executive officer, since an initial public offering for the registration and sale of CAI's common stock has not been initiated before April 2003, CAI's chief executive officer has the right to request an independent valuation of CAI. Such independent valuation of CAI has not been requested. However, following the completion of such an appraisal, the Company has the right to make a written offer to acquire the chief executive officer's equity for an amount equal to 50% of the fair value of CAI as indicated in the appraisal. If an offer is not made by the Company, CAI's chief executive officer has a right to require CAI to take the necessary steps to effect an initial public offering to sell his equity. All costs associated with an initial public offering of CAI would be borne by CAI.

In connection with the acquisition of its equity interest in CAI, the Company loaned CAI $33,650 under a Subordinated Note Agreement (Note), which is collateralized by all containers owned by CAI as of April 30, 1998 or thereafter acquired, subject to the priority security interest lien of CAI's senior credit facility, except for certain excluded collateral. Interest on the Note is at an annual fixed rate of 10.5% and is payable quarterly. The original repayment terms required mandatory quarterly principal payments of $1,683 beginning July 30, 2003 through April 30, 2008. The Note was subject to certain financial covenants and was cross-collateralized with CAI's senior credit facility, subject to the terms of a subordination agreement.

On June 27, 2002, CAI entered into an amended $110,000 senior revolving credit agreement with a group of financial institutions. To facilitate the closing of this new credit facility, the Company agreed to extend the repayment terms of its Note so as to require mandatory quarterly principal payments of $1,683 beginning July 30, 2006 through April 30, 2011 and modified certain financial covenants in the Note. Interest on the Note continues to accrue at an annual fixed rate of 10.5% and is payable quarterly. The Note continues to be cross-collateralized with CAI's senior credit agreement, subject to the terms of an amended and restated subordination agreement. At the same time, the Company was granted the right to appoint a majority of CAI's board of directors. As a result of these transactions and gaining a majority position on CAI's board, the Company's financial statements include CAI as a consolidated subsidiary commencing June 27, 2002. Previously, CAI was accounted for under the equity method of accounting. The Company's share of the equity losses of CAI for the period from January 1, 2002 through June 26, 2002 have been recorded in losses for investments accounted for under the equity method in the accompanying Consolidated Statement of Income. Since June 27, 2002 CAI's results of operations have been included in the appropriate captions on the accompanying Consolidated Statements of Income. The assets and liabilities of CAI at December 31, 2004 and 2003, after elimination of intercompany transactions, have been included on the accompanying Consolidated Balance Sheets.

A total of $65,000 and $87,000 was outstanding under CAI's senior revolving credit facility at December 31, 2004 and 2003, respectively. Borrowings under CAI's senior credit facility are secured by substantially all of CAI's assets, other than certain excluded assets, and are payable on June 27, 2005. CAI is currently in discussions with its lenders regarding a renewal of its senior revolving credit facility. The senior credit facility contains various financial and other covenants. At December 31, 2004, CAI was in compliance with these covenants.

The senior credit facility was amended in May 2003 to increase the letter of credit commitment by the lenders' administrative agent.

In addition, CAI has entered into sale-leaseback transactions with third parties pursuant to which CAI sells maritime shipping containers to such third parties and then leases the shipping containers back from such third parties. Certain of these leases contain financial and other covenants. At December 31, 2004, CAI was in compliance with these covenants.

During the period from 1998 to December 2003, there were several inter-company transactions wherein Interpool acquired equipment, and the related leases from CAI, at terms that resulted in a profit for CAI. These transactions were negotiated on an arms-length basis and management believes that the terms are similar to those that a third party would have negotiated with CAI under the circumstances.

During 2004, 2003, and 2002, Interpool paid CAI $1,761, $1,774 and $2,189 respectively for the management of its equipment.

Subsequent to June 27, 2002, revenues and expenses for transactions between the Company and CAI are eliminated in consolidation. Minority interest expense recorded by the Company for the year ended December 31, 2004 was $5,696. This compares to minority interest income recorded by the Company for the year ended December 31, 2003 and the period from June 27, 2002 to December 31, 2002 of $1,151 and $1,306, respectively.

In April 2004, the Company reached an agreement with CAI resolving differences in interpretation of certain agreements with CAI including provisions governing payment of appropriate remedial compensation when an age disparity develops between the Company's containers managed by CAI and the balance of CAI's fleet. Pursuant to the agreement with CAI, the Company paid CAI $2,000 for resolution of all disputes through February 29, 2004. The impact of this agreement, was a reduction in consolidated pre-tax income of $1,000 ($600 net of tax).

(12)	Retirement plans:

Certain subsidiaries have defined contribution plans covering substantially all full-time employees. Participating employees may make contributions to the plan, through payroll deductions. Matching contributions are made by the Company equal to 75% of the employee's contribution to the extent such employee contribution did not exceed 6% of their compensation. During the years ended December 31, 2004, 2003 and 2002, the Company expensed approximately $533, $454 and $423, respectively, related to this plan. These amounts are included in administrative expense on the Consolidated Statement of Income.

(13)	Segment and geographic data:

The Company and its subsidiaries conduct business principally in a single industry segment, the leasing of intermodal dry freight standard containers, chassis and other transportation related equipment. Within this single industry segment, the majority of the Companies operations come from two reportable segments: container leasing, and domestic intermodal equipment leasing. The container leasing segment specializes primarily in the leasing of dry freight standard containers, while the domestic intermodal equipment segment specializes primarily in the leasing of intermodal container chassis. The Company also had limited operations in a third reportable segment that specialized in leasing microcomputers and related equipment.

The computer leasing segment consisted of two subsidiaries, Microtech Leasing Corporation ("Microtech") and Personal Computer Rentals ("PCR"). During the third quarter of 2001, the Company adopted a plan to exit this segment. As of December 31, 2002 the assets of Microtech continued to be liquidated and PCR's financial condition had deteriorated. PCR ceased active operations and liquidated in 2003. (See Note 6 to the Consolidated Financial Statements) As of December 31, 2004, all assets of Microtech and PCR were liquidated. For the year ended December 31, 2002, expenses related to the liquidation of PCR are included in the Domestic Intermodal Equipment segment.

Beginning June 27, 2002 the container leasing segment includes revenues and expenses and related balance sheet accounts for CAI, previously accounted for under the equity method of accounting.

The accounting policies of the segments are the same as those described in Note 1. The Company evaluates performance based on profit or loss before income taxes. The Company's reportable segments are strategic business units that offer different products and services. All significant transactions between segments have been eliminated. Historically, funds have been borrowed by Interpool, Inc. Trac Lease, and Interpool Limited (or their subsidiaries). Interpool, Inc. has borrowed all of the Company's public debt. Trac Lease and Interpool, Inc. comprise the Company's domestic intermodal equipment segment, and Interpool Limited and CAI comprise the container leasing segment. For purposes of segment reporting the outstanding debt and related interest expense are recorded by the borrowing entity. Advance rates for secured loans have been approximately the same for both chassis and containers, and have generally been in the 75-85% range. To the extent that we lease chassis equipment in from other parties, the effective advance rate is generally 100%.

Segment Information:

                                                                          Domestic        Computer
                                                         Container       Intermodal       Leasing
                        2004                              Leasing        Equipment       Equipment        Totals
                        ----                             ---------       ----------      ---------        ------
Equipment leasing revenue                                $181,485         $206,698           $---         $388,183

Other revenue                                               8,671            7,533            ---           16,204

Lease operating and administrative expenses                46,674           98,594              7          145,275

Provision for doubtful accounts                               950              526            ---            1,476
Fair value adjustments for derivative instruments
(restated)                                                 (1,303)            (208)           ---           (1,511)

Fair value adjustment warrants                                ---           49,222            ---           49,222

Depreciation and amortization                              57,161           32,297            ---           89,458

Impairment of leasing equipment                             1,373            3,237            ---            4,610

Gain on settled insurance litigation                       (3,781)          (2,486)           ---           (6,267)

Other (income)/expense, net and minority interest          (8,485)           1,171            ---           (7,314)

Income for investments under equity method                    ---             (416)           ---             (416)

Interest income                                            (1,865)          (1,520)            (5)          (3,390)

Interest expense                                           36,347           75,666            ---          112,013

Income / (loss) before income taxes (restated)             63,085          (41,852)            (2)          21,231

Net investment in DFL's                                   277,461           85,984            ---          363,445

Leasing equipment, net                                    685,786          893,410            ---        1,579,196

Equipment purchases                                       212,402           37,919            ---          250,321

Total segment assets                                   $1,107,813       $1,296,248            $25       $2,404,086

                                                                          Domestic        Computer
                                                         Container       Intermodal       Leasing
                        2003                              Leasing        Equipment       Equipment        Totals
                        ----                             ----------      ----------      ---------        ------
Equipment leasing revenue                                $175,131         $198,552           $604         $374,287

Other revenue                                              11,838           15,987            ---           27,825

Lease operating and administrative expenses
(restated)                                                 54,193          109,218            106          163,517

Provision for doubtful accounts                             2,005            2,634           (391)           4,248

Fair value adjustments for derivative instruments
(restated)                                                   (657)          (1,099)           ---           (1,756)

Depreciation and amortization                              56,677           30,821            ---           87,498

Impairment of leasing equipment                             2,688            6,361            ---            9,049

Other (income)/expense, net and minority interest          (5,085)           1,745            171           (3,169)

Losses for investment under equity method                     ---            1,698            ---            1,698

Interest income                                            (2,636)          (1,318)            (6)          (3,960)

Interest expense                                           33,202           73,485              1          106,688

Income/(loss) before income taxes (restated)               46,582           (9,006)           723           38,299

Net investment in DFL's                                   330,090           96,716              9          426,815

Leasing equipment, net                                    747,377          889,339            ---        1,636,716

Equipment purchases and investment in DFL's               279,888           66,887            ---          346,775

Total segment assets                                   $1,210,635       $1,162,357            $44       $2,373,036

                                                                         Domestic        Computer
                                                        Container       Intermodal       Leasing
                        2002                             Leasing        Equipment       Equipment        Totals
                        ----                            ---------       ----------      ---------        ------
Equipment leasing revenue                                 $138,276        $185,283           $1,521       $325,080

Other revenue                                                8,094          11,761              ---         19,855

Lease operating and administrative expenses                 40,212          76,303              508        117,023

Provision for doubtful accounts                                325           5,939            1,579          7,843

Fair value adjustments for derivative instruments               96           5,434              ---          5,530

Depreciation and amortization                               51,245          37,384               78         88,707

Impairment of leasing equipment                              4,512           5,038              ---          9,550

Other (income)/expense, net and minority interest           (3,052)          4,579            1,450          2,977

Losses for investment under equity method                      ---           6,603              ---          6,603

Interest income                                             (2,243)         (2,395)             ---         (4,638)

Interest expense                                            27,182          81,016              146        108,344

Income/(loss) before income taxes                          $28,093        $(22,857)         $(2,240)        $2,996

The Company's shipping line customers utilize international containers in world trade over many varied and changing trade routes. In addition, most large shipping lines have many offices in various countries involved in container operations. The Company's revenue from international containers is earned while the containers are used in service carrying cargo around the world, while certain other equipment is utilized in the United States. Accordingly, the international information presented below represents our international container leasing operation conducted through Interpool Limited, a Barbados corporation, while the United States information presented below represents our domestic intermodal equipment leasing segment, as well as those revenues and assets relative to CAI which is headquartered in the United States of America. Such presentation is consistent with industry practice.

Geographic Information:

   EQUIPMENT LEASING REVENUE             2004             2003            2002
                                         ----             ----            ----
   United States                       $251,019         $236,126        $205,923
   International                        137,164          138,161         119,157
                                        -------          -------         -------
                                       $388,183         $374,287        $325,080
                                       ========         ========        ========
   LEASING EQUIPMENT, NET:
   United States                     $1,034,212       $1,049,875
   International                        544,984          586,841
                                        -------          -------
                                     $1,579,196       $1,636,716
                                     ==========       ==========
   ASSETS:
   United States                     $1,477,714       $1,354,921
   International                        926,372        1,018,115
                                        -------        ---------
                                     $2,404,086       $2,373,036
                                     ==========       ==========
(14)	Capital stock:

The Company's 2004 Stock Option Plan for Key Employees and Directors (the "2004 Plan"), was adopted by the Board of Directors, and approved by the stockholders at the Company's Annual Meeting of Stockholders, on December 15, 2004. A total of 1,500,000 shares of common stock have been reserved for issuance under the 2004 Plan. Options may be granted under the 2004 Plan, at the discretion of the Compensation Committee of the Board of Directors (the "Compensation Committee"), to key employees and directors (whether or not they are employees) of Interpool, Inc. and its subsidiaries. The number of shares that may be the subject of options granted during any calendar year to any one individual cannot exceed 250,000 shares. No options were granted under this plan during 2004.

Previously, the Company maintained a 1993 Stock Option Plan for Executive Officers and Directors (the "1993 Stock Option Plan"). A total of 3,803,063 options are currently outstanding under the 1993 Stock Option Plan. No further options may be granted under the 1993 Stock Option Plan.

The Company's 1993 Stock Option Plan was adopted by the Company's Board of Directors and approved by the stockholders in March 1993. A total of 6,000,000 shares of common stock had been reserved for issuance under the Stock Option Plan. Options were granted under the Stock Option Plan to executive officers and directors of the Company or a subsidiary (including any executive consultant of the Company and its subsidiaries), whether or not they were employees. These options vested six months from date of grant and expired ten years from the date of grant.

The Company's 2004 Nonqualified Stock Option Plan for Non-Employee, Non-Officer Directors (the "2004 Directors Plan"), was also adopted by the Board of Directors, and approved by the stockholders at the Company's 2004 Annual Meeting of Stockholders on December 15, 2004. A total of 250,000 shares of common stock have been reserved for issuance under the 2004 Directors Plan. The exercise price per share is the fair market value of the Company's common stock on the date on which the option was granted. The options granted pursuant to the 2004 Directors Plan may be exercised at the rate of one-third of the shares on the first anniversary of the options' grant date and one-third of the shares on the second anniversary of the options' grant date and one-third of the shares on the third anniversary of the options' grant date, subject to applicable holding periods required under rules of the Securities and Exchange Commission. Options granted pursuant to the 2004 Directors Plan expire ten years from their grant date.

The 2004 Directors Plan provides for the automatic grant of nonqualified options to non-employee non-officer directors. Under the 2004 Directors Plan, each person who is not an employee or officer and who serves as a member of the Board of Directors received a grant of options for 15,000 shares of common stock on the business day following the annual meeting. As a result, options for 90,000 shares of common stock were granted on December 16, 2004 to six non-employee, non-officer directors at an exercise price of $22.05. In addition, each person who becomes a non-employee non-officer director following the 2004 Annual Meeting will automatically receive a grant of options for 15,000 shares on the first business day after becoming a director. The 2004 Directors Plan also provides for additional automatic grants of options for 5,000 shares on an annual basis to each continuing director, other than an employee or officer, on the first business day following each future annual meeting, beginning with the annual meeting to be held during 2005.

Previously, the Company maintained the 1993 Non-Qualified Stock Option Plan for Non-Employee, Non-Consultant Directors (the "1993 Directors Plan"). A total of 45,000 options are currently outstanding under the 1993 Directors Plan. No further options may be granted under the 1993 Directors Plan.

The Company's 1993 Directors' Plan was adopted by the Board of Directors and approved by the stockholders in March 1993. The 1993 Directors' Plan is administered by the Compensation Committee of the Board of Directors. Under the 1993 Directors' Plan a nonqualified stock option to purchase 15,000 shares of common stock was automatically granted to each non-employee, non-consultant director of the Company, in a single grant at the time the director first joined the Board of Directors. The 1993 Directors' Plan authorized grants of options up to an aggregate of 150,000 shares of common stock. The exercise price per share is the fair market value of the Company's common stock on the date on which the option was granted (the "Grant Date"). The options granted pursuant to the 1993 Directors' Plan vested at the rate of 1/3 of the shares on the first anniversary of the director's Grant Date, 1/3 of the shares on the second anniversary of the director's Grant Date, and 1/3 of the shares on the third anniversary of the director's Grant Date, subject to certain holding periods required under rules of the Securities and Exchange Commission. Options granted pursuant to the 1993 Directors' Plan expire ten years from their Grant Date.

Through September 16, 1998, options to purchase 4,408,501 shares under the Company's 1993 Stock Option Plan for Executive Officers and Directors had been granted, 22,500 of which expired due to failure to exercise and 22,500 of which were exercised. Options to purchase 90,000 shares were granted under the Company's 1993 Nonqualified Stock Option Plan for Non-employee, Non-consultant Directors, 45,000 of which expired due to failure to exercise and 15,000 of which were exercised.

On September 16, 1998 the Company canceled all but 22,500 of the 4,393,501 options then outstanding under its 1993 Stock Option Plan for Executive Officers and Directors and the Company's Nonqualified Stock Option Plan for Non-employee, Non-consultant Directors and issued 4,371,001 new options in their place. The newly issued options were granted with an exercise price equal to the closing market price of the Company's stock as of September 16, 1998 (the "date of grant"). This resulted in a new measurement date whereby the newly issued options vested six months from date of grant and expire ten years from date of grant. All other terms and conditions of the newly issued options were similar to the canceled options.

In connection with the resignation of Raoul Witteveen, the Company entered into a separation agreement that allows for Mr. Witteveen's outstanding stock options, all of which were fully vested as of the date of his resignation, to be exercisable until October 9, 2005, rather than ten business days after the termination of his employment as required by the 1993 Stock Option Plan. This modification resulted in the recognition of compensation expense of $7,091. (See Note 1(B), Restatement to the Consolidated Financial Statements) Mr. Witteveen's future sale of common stock will be subject to certain volume restrictions and a right of first refusal on the part of the Company and its affiliates.

On September 5, 2002, options to purchase 50,000 shares of the Company's common stock were granted to Mitchell I. Gordon. The newly issued options were granted under the 1993 Stock Option Plan for Executive Officers and Directors with an exercise price equal to the closing market price of the Company's stock as of the grant date. The options were to vest 20% per year beginning January 1, 2003 and expire ten years from the grant date. In connection with the resignation of Mitchell I. Gordon, the Company entered into a separation agreement that provided for the immediate vesting of the options. The compensation cost recognized by the Company in July 2003, as a result of the immediate vesting of these options was $496 ($298 net of tax) and is included in administrative expenses in the accompanying Consolidated Statement of Income.

As of December 31, 2004, there were 1,750,000 shares of common stock reserved for issuance under the 2004 stock option plans. No options may be granted under the 1993 Plans which expired in March 2003.

Changes during 2004, 2003 and 2002 in options outstanding for the combined plans were as follows:

                                             2004                        2003                        2002
                                  ---------------------------   ------------------------   --------------------------
                                                 Weighted                    Weighted                     Weighted
                                                 average                     average                      average
                                    Shares    exercise price    Shares    exercise price    Shares     exercise price
                                    ------    --------------    ------    --------------    ------     --------------
Outstanding at January 1,         4,516,501        10.31      4,539,001       $10.34      4,489,001        $10.30

Granted                              90,000        22.05            ---          ---         50,000         13.73
Exercised                           668,438        10.25         22,500        15.58            ---           ---
                                  -------------------------------------------------------------------------------
Outstanding at December 31,       3,938,063        10.59      4,516,501       $10.31      4,539,001        $10.34

Exercisable at December 31,       3,798,063        10.30      4,466,501       $10.29      4,384,001        $10.27

The following table summarizes information regarding stock options outstanding at December 31, 2004.

                                 Options Outstanding                                           Options Exercisable
                          -----------------------------------                           -----------------------------------
                                             Weighted Average
                             Number             Remaining                                  Number
                           Outstanding         Contractual       Weighted Average        Exercisable       Weighted Average
   Exercise Prices        December 31,         Life (Years)       Exercise Price        December 31,        Exercise Price
   ---------------        ------------        ----------------   ----------------       ------------       ----------------
        $6.375                15,000                5.2               $6.375               15,000               $6.375

        10.25              3,683,063                2.8                10.25            3,683,063                10.25

        11.9375              100,000                5.8              11.9375               50,000              11.9375

        13.73                 50,000                7.7                13.73               50,000                13.73

        22.05                 90,000               9.95                22.05                    0                22.05
    ------------------------------------------------------------------------------------------------------------------------
        $6.375-22.05       3,938,063                3.1               $10.59             3,798,063              $10.30

In connection with the Company's delayed SEC filings and the receipt of waivers from its lenders necessitated by the delayed filings, beginning in January 2004, the members of the Company's Board of Directors and certain affiliates who own shares of the Company's common stock agreed to defer their receipt of any dividend payments, until the Company was in compliance with all SEC filing requirements. As of December 27, 2004, the Company was no longer delinquent with regard to its SEC filings, and the deferred dividends described above were paid prior to December 31, 2004.

Common stock dividends declared and unpaid at December 31, 2004 and 2003 amounted to $1,741 and $2,516, respectively, and are included in accounts payable and accrued expenses in the accompanying Consolidated Balance Sheet.

Deferred Bonus Plan

In November 2002, the Company's Board of Directors approved a Deferred Bonus Plan (the "Plan") under which employees of the Company and its affiliates who received discretionary year-end bonuses of greater than $50 received such bonuses partly in cash and partly in the form of an award of Interpool common stock. Under the Plan, the first $50 of a participant's bonus amount was paid in cash. Any amount which exceeded $50 but was less than $150 was paid 50% in cash and 50% in stock. Any bonus amount which exceeded $150 was paid 100% in stock. Bonus stock awards under this Plan cliff vest in equal installments over a five-year period, unless the recipient elected to have the award vest over a ten-year period or the Board of Directors specified another period. The unvested portion of any bonus stock award will vest immediately if a change in control of Interpool occurs, if the employee is terminated without cause, if the employee resigns for a good reason, if the employee dies or becomes permanently disabled, or in any other circumstance deemed appropriate by the Board of Directors. If a recipient resigns voluntarily without a good reason or is terminated for cause the employee will forfeit any unvested portion of any bonus stock award.

The number of shares of stock awarded was calculated by dividing the dollar value of the stock portion of the bonus by the average stock price for the last ten trading days ending on December 31 of the grant year.

Additional stock was awarded based on the vesting period selected by the employee. If a five year vesting period was selected, the shares were increased by 10%. If a ten year vesting period was selected the shares awarded were increased by 30%. Under the Plan, each employee granted a bonus stock award has a right from time to time to require the Company to purchase a total number of shares of stock equal to the number of shares of stock underlying the Participant's Bonus Stock Award. The shares may be vested shares or shares which were otherwise acquired by the participant providing that all shares were beneficially owned by the participant for at least 6 months. The purchase price shall be equal to the fair market value of a share of stock on the trading day preceding the date of such purchase.

On January 2, 2003, under this Plan, the Company granted to eligible employees 139,067 shares of restricted stock that had a fair value of $16.83 per share at the grant date. At the date of grant, $2,342 of deferred compensation was credited to paid-in-capital with an offset to unamortized deferred compensation–stock grant in the equity section of the Consolidated Balance Sheet. Compensation costs are recognized ratably over the vesting periods during which the related employee service is rendered. During the fourth quarter of 2003, in accordance with the terms of the separation agreement with the Company's previous President and Chief Operating Officer, 60,407 unvested shares with a value of $1,018 were forfeited. This forfeiture resulted in the reversal of $1,018 of previously recorded unamortized deferred compensation, as well as the reversal of previously recorded compensation expense of $102. For the year ended December 31, 2003 compensation expense was $140 and 60,407 shares with a value of $1,018 lapsed. The unamortized deferred compensation remaining in stockholders equity was $1,184 at December 31, 2003.

On January 2, 2004, under the Company's Deferred Bonus Plan, the Company granted to eligible employees 27,259 shares of restricted stock that had a fair value of $13.60 per share at the grant date. At the date of grant, $371 of deferred compensation was credited to paid-in capital with an offset to unamortized deferred compensation–stock grant in the equity section of the Consolidated Balance Sheet. During the first quarter of 2004, our Chief Executive Officer elected to voluntarily relinquish his entire 2002 bonus. This resulted in the forfeiture of 60,407 unvested shares of restricted stock valued at $1,017. This forfeiture resulted in the reversal of $916 of previously recorded unamortized deferred compensation expense, as well as the reversal of previously recorded compensation expense of $101. Excluding the reversal of previously recorded compensation related to this forfeiture, compensation expense for the year ended December 31, 2004 was $85. The unamortized deferred compensation remaining in stockholders equity was $554 at December 31, 2004. In September 2004, the Board of Directors terminated the Deferred Bonus Plan. All stock previously granted under this Plan will continue to be subject to the terms of the Plan. However, future bonuses will not be subject to the terms of the Deferred Bonus Plan.

Stock Appreciation Rights

On July 1, 2004, in connection with employment agreements with certain executive officers, the Company granted common stock appreciation rights ("SARS") that provide for the grantees to receive cash payments measured by any appreciation in the market price of the common stock over a specified base price. The Company granted such stock appreciation rights with respect to a total of 275,000 share units at a base price of $14.05. The $14.05 base price reflected the price on the over-the-counter market on February 20, 2004, the business day before the date on which the terms of the stock appreciation rights were fixed. The grant of stock appreciation rights was subsequently ratified by the Board of Directors on March 30, 2004, by which time the closing price of the Company's common stock had increased to $15.00. At July 1, 2004, the date the employment agreements became effective, the most recent closing stock price of the Company's common stock was $16.55. Under the terms of the employment agreements, a total of 260,000 of these stock appreciation rights vest in 2005 with the remaining 15,000 rights vesting in three equal installments on December 31, 2006, 2007 and 2008. Any unvested stock appreciation rights will vest immediately upon a change in control. Upon vesting, these stock appreciation rights may be exercisable at any time prior to the expiration of the earlier of 10 days following the termination of the employee or June 30, 2014.

FASB Interpretation No. 28, Accounting for Stock Appreciation Rights and Other Variable Stock Option or Award Plans, requires interim calculations of the amount of compensation expense inherent in the SARS (variable plan accounting). This amount is equal to the increase in the quoted market price since date of grant or award multiplied by the total number of rights outstanding. Compensation expense is recognized ratably over the vesting periods during which the related employee service is rendered. At December 31, 2004, the quoted market price of the Company's common stock was $24.00. Compensation expense for the year ended December 31, 2004 was $2,120 and is included in administrative expense on the Consolidated Statements of Income.

Share Repurchases

In December 2004, Warren L. Serenbetz (a former member of the Company's Board of Directors) advised the Company that he intended to exercise 668,438 stock options which represented the remaining options issued to him under the terms of the 1993 Stock Option Plan. In addition, Mr. Serenbetz requested, and the Compensation Committee of the Board of Directors allowed him, to exercise these options on a cashless basis. While the cashless exercise of options is allowed under the terms of the 1993 Stock Option Plan with Board of Directors approval, it is not the intent of the Company to allow this in most cases. The Board of Directors considered Mr. Serenbetz's request in light of the limited period of time he had to exercise these options having resigned as a Board member, and approved his request at a meeting held on December 15, 2004. These options had an exercise price of $10.25 per share and the market value at the date he exercised his options was $22.05 per share.

In connection with the cashless exercise feature, the Company withheld 310,725 shares with a market value of $6,852 representing the cost to Mr. Serenbetz of exercising these options. In addition, the Company withheld 110,086 shares with a market value of $2,427 representing the amounts advanced to Mr. Serenbetz for the payment of his minimum taxes related to the exercise. The remaining 247,627 shares were issued to Mr. Serenbetz.

The 420,811 shares withheld by the Company for the exercise price of the options and Mr. Serenbetz's minimum taxes have been recorded as treasury shares, at their market value at the date of exercise on the accompanying Consolidated Balance Sheets. The exercise also resulted in the issuance of 668,438 shares at a par value of $.001 and increased additional paid-in-capital by $6,852. In addition, since these options were granted to Mr. Serenbetz as compensation for services rendered, the Company is entitled to claim a tax deduction for non-employee compensation on its 2004 federal tax return. Since the Company did not recognize compensation expense on the grant or exercise of these options, the tax benefit (amounting to $3,154) has been recorded in additional paid-in-capital at the time these options were exercised.

No shares were repurchased in 2003. During 2002, the Company purchased 9,300 shares for an aggregate purchase price of $130.

(15)	Gain on Sale of Land:

In April 2002, the Company sold an industrial property and recorded a gain of $4,766, which is included in other (income)/expense, net for the year ended December 31, 2002 in the accompanying Consolidated Statements of Income.

(16)	Settled Insurance Litigation:

In connection with an insurance claim related to the default of a South Korean customer and a subsequent lawsuit filed by the insurance carriers against the Company, on June 17, 2004 the Company signed an agreement settling the lawsuit and its claims under the policy. Under the terms of the settlement agreement, the insurance carriers paid the Company a total of $26,400 during 2004. In addition, the Company received the right to retain any of the equipment it had recovered since the date of the claim. The Company recognized a pre-tax gain of $6,267 related to the $26,400 settlement, which is recorded in gain on insurance settlement on the Consolidated Statements of Income.

(17)	Subsequent Events:

July 2004 Protocol to the United States and Barbados Tax Treaty

Through December 31, 2004 Interpool Limited claimed treaty benefits under the United States and Barbados income tax treaty ("pre-2005 Treaty"). The pre-2005 Treaty contained a limitation on benefits provision which denies treaty benefits under certain circumstances. However, Interpool Limited did not fall within the pre-2005 Treaty's limitation on benefits provision.

On July 14, 2004, the United States and Barbados signed a protocol to the pre-2005 Treaty which was ratified on December 20, 2004 ("post-2004 Treaty") that contains a more restrictive limitation on benefits provision than the pre-2005 Treaty. The post-2004 Treaty took effect on January 1, 2005 following its ratification by the United States Senate and the government of Barbados on December 20, 2004. Under the post-2004 Treaty, Interpool Limited is only eligible for Treaty benefits with respect to its container rental and sales income if, among other things, Interpool, Inc., is listed on a "recognized stock exchange" and Interpool, Inc.'s stock is "primarily" and "regularly" traded on such exchange.

During April 2004, the Company was de-listed by the New York Stock Exchange. During this de-listing, its common stock was traded on the over-the-counter market under the symbol IPLI. In December 2004, after making all delinquent SEC filings, the Company applied for re-listing on the New York Stock Exchange. On January 13, 2005 Interpool, Inc. was again listed, and began trading, on the New York Stock Exchange. Interpool believes this listing and its current trading volume satisfies the "primarily" and "regularly" traded requirements of the post-2004 Treaty, and Interpool Limited qualified for benefits under the post-2004 Treaty on January 13, 2005. We have estimated there should be no U.S. current tax expense for the period from January 1, 2005 to January 12, 2005.

Financing Activities

During the first quarter of 2005 the Company received an additional $223,000 in net financing commitments. Commitments were received totaling $248,000 under a financing facility established on November 1, 2004 from six financial institutions while the Company cancelled a financing commitment for $25,000 that existed as of December 31, 2004. This commitment was cancelled to allow the financial institution involved to provide a larger commitment to a facility already established during December 2004. As of the date this Form 10-K was filed, none of these additional commitments had been utilized.

During February 2005, the Company entered into a lease arrangement with a Japanese lessor involving $29,922 of equipment previously financed with a financial institution during December 2003 and May 2004. The Company expects to close in two approximately equal traunches, the first of which occurred on February 28, 2005, and the second of which is expected to close by March 31, 2005. The lease ends in December 2008, and we have a fixed purchase option at that time for $19,449 that we expect to exercise. The aggregate fixed rate of interest on the lease is 7.44%. The company received additional cash proceeds totaling $4,210 at the February closing and expects to receive a comparable amount at the March closing.

Relisting by the New York Stock Exchange

On January 13, 2005, our common stock was listed on the New York Stock Exchange under the symbol "IPX."

Rating Agency Actions

On December 17, 2004, Moody's placed the Company's ratings on review for possible upgrade. At that time, Moody's indicated that an increase in the Company's ratings of several "notches" could result in the near-term based on the pace at which our credit profile has improved. Subsequently, on March 4, 2005, Moody's revised its outlook for the Company from "possible upgrade" to "positive", and raised their rating for our senior implied debt to B2 from Caa2, their rating for our senior unsecured debt to B3 from Caa3, and their rating for our preferred stock to Caa2 from Ca. On February 11, 2005, Standard & Poor's Rating Services affirmed Interpool's ratings, removed us from CreditWatch, and increased their outlook for the Company from "negative" to "stable."

Amendment to Separation Agreement

In January 2005, in response to a recent change in United States tax laws potentially affecting future payments to be made to the Company's former President and Chief Operating Officer under his separation agreement, the Company and the Company's former President and Chief Operating Officer entered into a modification to his separation agreement pursuant to which, in lieu of the remaining monthly payments through October 2005 and other amounts to which the Company's former President and Chief Operating Officer would have been entitled under his original separation agreement, the Company paid him a lump sum of $467. To secure the performance of his future obligations to the Company under the separation agreement, the Company's former President and Chief Operating Officer pledged a total of 22,114 shares of the Company's common stock (having a market value at that time of approximately $520). Such pledged shares will be released to the Company's former President and Chief Operating Officer in installments through October 2005, subject to his continued compliance with his obligations under the modified separation agreement.

Mortgage Refinancing

During February 2005, the Company re-financed the mortgage on its offices on the 27th floor at 633 Third Avenue, New York, NY. The proceeds of the new mortgage were $3,550, and were used to repay the previous mortgage ($3,480) plus related fees and expenses. The interest rate on the new mortgage is fixed at 5.75%. Amortization is based on a 30 year term, and the mortgage matures in five years with one five year extension available at the Company's option. Such extension would be at an interest rate of 2.50% above the Federal Home Loan Bank borrowing rate for member banks at that time, but not less than the current rate, and would require payment of a 1.0% fee.

Notes Receivable

In 1997, the Company acquired a 37% equity interest in a company that supplies clinical trial materials management to the pharmaceutical industry. This investment has been accounted for under the equity method of accounting. At December 31, 2004, the carrying value of the Company's investment of $1,814 is included in other assets on the accompanying Consolidated Balance Sheets.

During 1999 and 2001, the Company lent a total of $1,946 to this equity investee at an interest rate of 12%. The investee requested and received multiple extensions for the repayment of these notes. As a result, the Company treated these notes as non-performing and stopped recording interest income.

On February 2, 2005 the Company received a payment of $3,497 from the investee representing payment in full of the notes receivable and all accrued interest amounting to $1,551. This interest will be recognized in earnings during the three months ended March 31, 2005.

(18)	Quarterly financial data (unaudited)

A.	Restatement of previously reported quarterly results related to hedging transaction

In April 2003, the Company had re-designated certain swap agreements to a number of its debt instruments. The documentation of these hedging relationships did not meet the criteria of SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities ("SFAS 133") to achieve hedge accounting treatment. Thus, because the hedge documentation requirement of SFAS 133 was not met, beginning in April 2003 when the hedge documentation was changed, hedge accounting is precluded on the five then existing interest rate swaps. In addition, two additional swap agreements were entered into by the Company after April 2003. The documentation of these swap agreements was the same.

Because the Company no longer qualifies for hedge accounting on these swap agreements, the amounts previously recorded in accumulated other comprehensive loss through March 31, 2003 (amounting to $3,037) have been amortized over the remaining life of the associated debt (using the effective interest method) and the change in the value of the derivatives from March 31, 2003 have been recorded as a fair value adjustment for derivative instruments in the accompanying Consolidated Financial Statements. These debt instruments were fully repaid by the Company in December 2004 at which time the remaining amount in accumulated other comprehensive loss was recorded as fair value adjustment for derivative instruments in the accompanying Consolidated Statement of Income. In addition, the swap agreements have been treated as speculative hedges for the period from April 1, 2003 until December 31, 2004. As a result, the quarterly changes to the market value of these swap agreements have been recorded as fair value adjustment for derivative instruments in the Consolidated Financial Statements. See Note 1(B) for further discussion of the accounting for these derivatives for the period from April 1, 2003 to December 31, 2003.

The Company had previously determined that the effect of this error for the period from April 1, 2003 to December 31, 2003 was immaterial to the 2003 consolidated financial statements and, therefore, recorded an entry to correct this error during the fourth quarter of 2004. This adjustment has been properly reflected in the 2003 and 2004 quarterly data included below and in the Consolidated Financial Statements included in this Form 10-K/A Amendment No. 2.

B.	Restatement of previously reported quarterly results related to the modification of a stock option award granted to the former President

During the third quarter of 2005, the Company determined that it had not recorded the full amount of compensation expense required by U.S. generally accepted accounting principles ("GAAP") with respect to a separation agreement with Mr. Raoul Witteveen, its former President, which was entered into in connection with Mr. Witteveen's resignation in October 2003. When originally preparing the consolidated financial statements for the year ended December 31, 2003, the Company recorded compensation expense related to the cash separation payments it agreed to make to Mr. Witteveen. However, the separation agreement between the Company and Mr. Witteveen also contained a provision under which Mr. Witteveen's fully vested stock options, which had a five year remaining term at the time of his resignation, would instead expire two years after his resignation and therefore would not be subject to a provision of the 1993 Stock Option Plan under which vested options terminate if not exercised within ten business days after termination of employment. In the 2003 Consolidated Financial Statements, the Company should have re-measured the intrinsic value of the options (the difference between the market price of the underlying common stock and the exercise price of the options) at the date of modification and recorded the intrinsic value of the options at the modification date as additional compensation expense (non-cash) in the fourth quarter of 2003. As a result, the Company should have recorded additional compensation expense and additional paid-in capital of $7,091 for the year ended December 31, 2003 resulting from the option modification. In addition, the Company should have recorded a deferred tax asset of $2,837 for the tax benefit to be derived in the future related to the additional compensation expense. This adjustment would have resulted in an increase in stockholders' equity of $2,837 and a reduction to net income for the year ended December 31, 2003 of approximately $4,254.

The Consolidated Financial Statements included in this Form 10-K/A Amendment No. 2 and the quarterly tables below include the effect of the adjustments required to correct this error.

                                                                       2004
                                                                   As Restated
                                       ---------------------------------------------------------------------
                                             1st               2nd              3rd             4th(b)
                                             ---               ---              ---             ------
Equipment leasing revenue                 $94,937            $95,712          $98,353           $99,181
Net income/(loss)                         $10,207            $21,205          $15,036         $(38,579)
Basic income/(loss)  per share              $0.37              $0.77            $0.55           $(1.41)
Diluted income/(loss) per share             $0.35              $0.71            $0.50           $(1.41)

                                                                       2004
                                                                   As Reported
                                       ---------------------------------------------------------------------
                                             1st               2nd              3rd             4th(b)
                                             ---               ---              ---             ------
Equipment leasing revenue                 $94,937            $95,712          $98,353           $99,181
Net income                                $10,207            $21,205          $15,036         $(38,019)
Basic income per share                      $0.37              $0.77            $0.55           $(1.39)
Diluted income per share                    $0.35              $0.71            $0.50           $(1.39)

                                                                       2003
                                                                   As Restated
                                       ---------------------------------------------------------------------
                                             1st               2nd              3rd              4th
                                             ---               ---              ---             ------
Equipment leasing revenue                 $89,868            $91,549          $95,119          $97,751
Net income                                $11,769            $11,778           $6,700           $7,249
Basic income per share                      $0.43              $0.43            $0.24            $0.26
Diluted income per share                    $0.41              $0.40            $0.23            $0.25

                                                                       2003
                                                                   As Reported
                                       ---------------------------------------------------------------------
                                             1st               2nd              3rd              4th
                                             ---               ---              ---             ------
Equipment leasing revenue                 $89,868            $91,549          $95,119           $97,751
Net income                                $11,769            $12,336           $6,546           $10,539
Basic income per share                      $0.43              $0.45            $0.24             $0.38
Diluted income per share                    $0.41              $0.42            $0.23             $0.36

                                                                       2002
                                                                   As Reported
                                       ---------------------------------------------------------------------
                                             1st               2nd              3rd             4th(a)
                                             ---               ---              ---             ------
Equipment leasing revenue                  $74,483          $75,598          $86,028             $88,971
Net income/(loss)                           $6,190           $4,265           $3,032            $(9,098)
Basic income/(loss) per share                $0.23            $0.16            $0.11             $(0.33)
Diluted income/(loss) per share              $0.21            $0.14            $0.10             $(0.32)
(a)	The net (loss) during the fourth quarter of 2002 was principally due to pre-tax impairment losses of $5,715 relating to idle equipment, $3,417 of pre-tax losses resulting from the Company's share of equity losses and write-downs for certain investments accounted for under the equity method and $9,678 of pre-tax losses recognized as a result of the deteriorating financial condition of PCR.

(b)	The net (loss) during the fourth quarter of 2004 was primarily due to a non-cash expense of $49,222 resulting from the change in fair value of warrants issued by us in connection with a Securities Purchase Agreement pursuant to which the Company sold $150,000 of 6.0% notes due in 2014.

INTERPOOL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(dollars in thousands, except share and per share amounts)
(unaudited)

                                                                                        September 30,   December 31,
                                                                                            2005            2004
                                                                                        -------------   ------------
ASSETS

CASH AND CASH EQUIVALENTS (including restricted cash of $23,388 and $24,927 at
     September 30, 2005 and December 31, 2004, respectively)                                $145,575       $309,458
MARKETABLE SECURITIES, available for sale at fair value                                           24             27
ACCOUNTS RECEIVABLE, less allowance of $14,164 and $14,091, respectively                      80,985         72,598
NET INVESTMENT IN DIRECT FINANCING LEASES                                                    373,072        363,445
OTHER RECEIVABLES, net                                                                         3,861          3,602
LEASING EQUIPMENT, net of accumulated depreciation and amortization of $554,698 and
     $538,575, respectively                                                                1,782,264      1,579,196
OTHER ASSETS                                                                                  70,749         75,760
                                                                                              ------         ------
TOTAL ASSETS                                                                              $2,456,530     $2,404,086
                                                                                          ==========     ==========
LIABILITIES

ACCOUNTS PAYABLE AND ACCRUED EXPENSES                                                       $154,546       $127,057
WARRANT LIABILITY                                                                             41,544         71,722
INCOME TAXES                                                                                  58,553         48,282
DEFERRED INCOME                                                                                3,922          2,018
DEBT AND CAPITAL LEASE OBLIGATIONS
     Due within one year                                                                     192,171        240,553
     Due after one year                                                                    1,484,172      1,477,645
                                                                                           ---------      ---------
         TOTAL DEBT AND CAPITAL LEASE OBLIGATIONS                                          1,676,343      1,718,198

TOTAL LIABILITIES                                                                          1,934,908      1,967,277
                                                                                           ---------      ---------
MINORITY INTEREST IN EQUITY OF SUBSIDIARIES                                                   42,907         39,786
                                                                                              ------         ------
COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
     Preferred stock, par value $.001 per share; 1,000,000 authorized, none issued               ---            ---
     Common stock, par value $.001 per share; 100,000,000 shares authorized,
       28,786,564 issued at September 30, 2005 and 28,278,759 issued at December 31,
       2004                                                                                       28             28
     Additional paid-in capital                                                              150,540        145,112
     Unamortized deferred compensation-stock grants                                             (463)          (554)
     Treasury  stock,  at cost,  931,591  shares at  September  30,  2005 and 646,711
       shares at December 31, 2004                                                           (16,632)       (11,508)
     Retained earnings                                                                       344,300        269,694
     Accumulated other comprehensive income (loss), net                                          942         (5,749)
                                                                                                 ---         ------
TOTAL STOCKHOLDERS' EQUITY                                                                   478,715        397,023
                                                                                             -------        -------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                                $2,456,530     $2,404,086
                                                                                          ==========     ==========

The accompanying notes to the Condensed Consolidated Financial Statements are an integral part of these statements.

INTERPOOL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(dollars in thousands, except share and per share amounts)
(unaudited)

                                                                  Three Months Ended           Nine Months Ended
                                                                    September 30,                September 30,
                                                               ------------------------      ------------------------
                                                                 2005           2004            2005          2004
                                                                 ----           ----            ----          ----
REVENUES
Equipment leasing revenue, including income recognized on
   direct financing leases of $10,178, $9,935, $29,581 and
   $31,298, respectively                                       $101,006        $98,353        $292,095      $289,002
Other revenue                                                     6,445          4,201          17,831        12,305
                                                                  -----          -----          ------        ------
TOTAL REVENUES                                                  107,451        102,554         309,926       301,307
                                                                -------        -------         -------       -------
COSTS AND EXPENSES:
  Lease operating and administrative expenses                    39,044         35,942         112,980       103,006
  Provision for doubtful accounts                                   591            183           1,562         1,287
  Fair value adjustment for derivative instruments               (3,705)           747          (1,578)       (1,142)
  Fair value adjustment for warrants                            (15,971)           ---         (30,178)          ---
  Depreciation and amortization of leasing equipment             23,067         22,423          66,992        67,974
  Impairment of leasing equipment                                   811            747           2,880         4,160
  (Income) loss for investment accounted for under the
  equity method                                                     161           (186)           (187)         (570)
  Gain on settled insurance litigation                              ---            ---             ---        (6,267)
  Gain on sale of equity investment                             (13,001)           ---         (13,001)          ---
  Other income, net                                              (2,703)        (5,303)         (7,987)       (9,964)
  Interest expense                                               30,819         26,983          90,305        81,654
  Interest income                                                (2,581)          (676)         (8,206)       (1,865)
                                                                 ------           ----          ------        ------
  TOTAL COSTS AND EXPENSES                                       56,532         80,860         213,582       238,273
                                                                 ------         ------         -------       -------
INCOME BEFORE MINORITY INTEREST EXPENSE AND PROVISION FOR
  INCOME TAXES                                                   50,919         21,694          96,344        63,034
Minority interest expense, net                                   (2,402)        (2,678)         (5,813)       (5,481)
                                                                 ------         ------          ------        ------
INCOME BEFORE PROVISION FOR INCOME TAXES                         48,517         19,016          90,531        57,553
Provision for income taxes                                        5,268          3,980           9,984        11,105
                                                                  -----          -----           -----        ------
NET INCOME                                                      $43,249        $15,036         $80,547       $46,448
                                                                =======        =======         =======       =======
NET INCOME PER SHARE:
     Basic                                                        $1.56           $0.55         $2.91         $1.70
                                                                  =====           =====         =====         =====
     Diluted                                                      $1.39           $0.50         $2.55         $1.57
                                                                  =====           =====         =====         =====
WEIGHTED AVERAGE SHARES OUTSTANDING
(in thousands):
     Basic                                                       27,666          27,379         27,648        27,378
                                                                 ======          ======         ======        ======
     Diluted                                                     31,521          30,828         32,213        30,567
                                                                 ======          ======         ======        ======

The accompanying notes to the Condensed Consolidated Financial Statements are an integral part of these statements.

INTERPOOL, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED
STATEMENTS OF CASH FLOWS
(dollars in thousands)
(unaudited)

                                                                                             Nine Months Ended
                                                                                               September 30,
                                                                                         -------------------------
                                                                                          2005            2004
                                                                                        --------         --------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income                                                                               $80,547          $46,448
Adjustments to reconcile net income to net cash provided by operating activities --
   Depreciation and amortization                                                          70,251           71,408
   Impairment of leasing equipment                                                         2,880            4,160
   Amortization of debt discount                                                           1,771              ---
   Loss on retirement of debt                                                                812              ---
   Gain on sale of leasing equipment                                                      (7,602)          (9,508)
   Provision for doubtful accounts                                                         1,562            1,287
   Restricted stock grant expense                                                             91               64
   Gain on sale of equity investment                                                     (13,001)             ---
   Gain on settled insurance litigation                                                      ---           (6,267)
   Fair value adjustment for derivative instruments                                       (1,578)          (1,142)
   Fair value adjustment for warrants                                                    (30,178)             ---
   Income for investments accounted for under the equity method                             (187)            (570)
   Increase in accounts receivable                                                        (7,703)          (2,279)
   (Increase)/decrease in other receivables                                                 (259)          26,244
   (Increase)/decrease in other assets                                                    (1,247)             302
   Increase/(decrease) in accounts payable and accrued expenses                               79          (17,203)
   Increase in income taxes payable                                                        6,818           10,377
   Other, net                                                                              2,780            2,498
                                                                                           -----            -----
         Net cash provided by operating activities                                       105,836          125,819
                                                                                         -------          -------
CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of leasing equipment                                                        (345,352)        (139,447)
Proceeds from dispositions of leasing equipment                                           90,252          101,433
Investment in direct financing leases                                                    (47,766)         (37,392)
Cash collections on direct financing leases (net of earned income)                        68,110           68,768
Proceeds from sale of equity investment                                                   15,002              ---
                                                                                          ------              ---
         Net cash used for investing activities                                         (219,754)          (6,638)
                                                                                        --------           ------
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of debt                                                            38,299          266,025
Payment of long-term debt and capital lease obligations                                 (165,737)        (214,840)
Borrowings of revolving credit lines                                                     122,472           21,500
Repayment of revolving credit lines                                                      (39,472)         (65,384)
Dividends paid                                                                            (5,527)          (3,742)
                                                                                          ------           ------
Net cash (used for) provided by financing activities                                     (49,965)           3,559
                                                                                         -------            -----
Net (decrease) increase in cash and cash equivalents                                    (163,883)         122,740
CASH AND CASH EQUIVALENTS, beginning of period                                           309,458          141,019
                                                                                         -------          -------
CASH AND CASH EQUIVALENTS, end of period                                                $145,575         $263,759
                                                                                        ========         ========
Cash paid for interest                                                                   $97,231          $86,313
                                                                                         =======          =======
Cash paid for taxes                                                                       $2,556           $1,000
                                                                                          ======           ======
Supplemental schedule of non-cash activities:
Transfers from leasing equipment to direct financing leases                              $31,183           $9,004
                                                                                         =======           ======
Transfer from direct financing leases to leasing equipment                                   $29           $6,970
                                                                                             ===           ======

Exercise of stock options                                                                   $304              ---
                                                                                            ====              ===

The accompanying notes to the Condensed Consolidated Financial Statements are an integral part of these statements.

INTERPOOL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
AT DECEMBER 31, 2004 AND THE NINE MONTHS ENDED SEPTEMBER 30, 2005

(dollars and shares in thousands)
(unaudited)

                                                                                                 Acum.                    Total
                         Common Stock      Additional   Unamortized                          Other Comp.     Compre-      Share-
                     Outstanding    Par     Paid-in      Deferred      Treasury   Retained     Income        hensive      holders'
                        Shares     Value    Capital    Compensation      Stock    Earnings     (Loss)         Income      Equity
                     -----------   -----   ----------  ------------    --------   --------   -----------   -------------  --------
BALANCE,
December 31, 2004       27,632       $28    $145,112       $(554)      $(11,508)  $269,694     $(5,749)                   $397,023

Net income                 ---       ---         ---         ---            ---     80,547         ---        80,547        80,547

Other
comprehensive
income                     ---       ---         ---         ---            ---        ---       6,691         6,691         6,691
                                                                                                               -----
Comprehensive
income                                                                                                       $87,238
                                                                                                             =======
Amortization of
restricted stock
award                        8       ---         ---          91            ---        ---         ---                          91

Options
exercised                  215       ---       5,428         ---         (5,124)       ---         ---                         304

Cash dividends
declared:

Common stock,
$0.2125
per share                  ---       ---         ---         ---            ---     (5,941)        ---                      (5,941)
                           ---       ---         ---         ---            ---     ------         ---                      ------
BALANCE,
September 30,
2005                    27,855       $28    $150,540       $(463)      $(16,632)  $344,300        $942                    $478,715
                        ======       ===    ========       =====       ========   ========        ====                    ========

The accompanying notes to the Condensed Consolidated Financial Statements are an integral part of these statements.

INTERPOOL, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except per share amounts)
(Unaudited)

Note 1 Nature of Operations and Accounting Policies

A.	Basis of Presentation

The Condensed Consolidated Financial Statements of Interpool, Inc. and Subsidiaries (the "Company") as of September 30, 2005 (unaudited) and December 31, 2004 and for the three and nine months ended September 30, 2005 (unaudited) and 2004 (unaudited) (the "Condensed Consolidated Financial Statements") included herein have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission (the "SEC"). Certain information and footnote disclosures normally included in financial statements prepared in accordance with U.S. generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although the Company believes that the disclosures are adequate to make the information presented not misleading. The Company has made certain reclassifications to prior balances to conform to the current year presentation. It is suggested that these Condensed Consolidated Financial Statements be read in conjunction with the Consolidated Financial Statements and the notes thereto included in the Company's December 31, 2004 Annual Report on Form 10-K, as amended by Amendment No. 1 to Form 10-K and Amendment No. 2 to Form 10-K (collectively the "2004 Form 10-K"). These Condensed Consolidated Financial Statements reflect, in the opinion of management, all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the results for the interim periods. The results of operations for such interim periods are not necessarily indicative of the results for the full year.

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the reported amounts of revenues and expenses during the reporting period and disclosure of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates.

B.	Nature of Operations

The Company and its subsidiaries conduct business principally in a single industry segment, the leasing of intermodal dry freight standard containers, chassis and other transportation related equipment. Within this single industry segment, the majority of the Company's operations come from two reportable segments: container leasing and domestic intermodal equipment leasing. The container leasing segment specializes primarily in the leasing of intermodal dry freight standard containers, while the domestic intermodal equipment segment specializes primarily in the leasing of intermodal container chassis. The Company leases its containers principally to international container shipping lines located throughout the world. The customers for the Company's chassis are a large number of domestic companies, many of which are domestic subsidiaries or branches of international shipping lines, as well as major U.S. railroads. Equipment acquired by the Company for lease to its customers is purchased directly or acquired through conditional sales contracts and lease agreements, many of which qualify as capital leases.

The Company's container leasing operations are primarily conducted through its wholly-owned subsidiary, Interpool Limited, a Barbados corporation, as well as Container Applications International, Inc. ("CAI"), its 50% owned consolidated subsidiary. Profits of Interpool Limited from international container leasing operations are exempt from federal taxation in the United States. These profits are subject to Barbados tax at rates that are substantially lower than the applicable rates in the United States.

C.	Basis of Consolidation

The Company's Condensed Consolidated Financial Statements are prepared in accordance with U.S. generally accepted accounting principles. The Condensed Consolidated Financial Statements include the accounts of the Company and subsidiaries which are more than 50% owned or otherwise controlled by the Company. All significant intercompany transactions have been eliminated in consolidation. Minority interest in equity of subsidiaries represents the minority stockholders' proportionate share of the equity in the income/(losses) of the subsidiaries.

In connection with certain investments in which the Company does not own a majority interest or otherwise control, but has the ability to exercise significant influence over the investee, these investments are accounted for using the equity method of accounting. In September 2005, a non-transportation company in which the Company had held a minority equity position since 1997 was sold. As of September 30, 2005, the Company no longer holds any investments which are accounted for using the equity method of accounting. The Company's investment in its equity method investees for the periods prior to September 30, 2005 was included in other assets on the accompanying Condensed Consolidated Balance Sheets.

D.	Net Income Per Share

Basic net income per share is computed by dividing net income by the weighted average number of shares outstanding during the period (which is net of treasury shares). Diluted income per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. The dilutive effect of stock options and warrants and the un-vested portion of restricted stock grants is computed using the treasury stock method, which assumes the repurchase of common shares at the average market price for the period. Stock options and warrants that do not have a dilutive effect (because the exercise price is above the market price) are not included in the diluted income per share. For the three months ended September 30, 2005, options to purchase 13,480 shares were not dilutive and were not included in diluted earnings per share while all warrants to acquire common shares were dilutive. For the nine months ended September 30, 2005, options to purchase 2,647 shares were not dilutive and were not included in diluted earnings per share while all warrants to acquire common shares were considered in the calculation of dilutive shares. For the three and nine months ended September 30, 2004, all stock options to acquire common shares were dilutive. For the three months ended September 30, 2004, all warrants to acquire common shares are dilutive. However, for the nine months ended September 30, 2004, warrants to purchase 43,658 shares were not dilutive and were not included in diluted earnings per share. Unvested restricted stock grants were dilutive for the three and nine months ended September 30, 2005 and 2004. The convertible redeemable subordinated debentures were dilutive for both the three and nine months ended September 30, 2005 and 2004.

A reconciliation of the numerator and denominator of basic EPS with that of diluted EPS is presented below:

                                                                         Three Months                Nine Months
                                                                             Ended                      Ended
                                                                          September 30,              September 30,
                                                                      --------------------      ---------------------
                                                                       2005         2004         2005          2004
                                                                      -------      -------      -------       -------
Numerator
        Net Income - Basic EPS                                        $43,249      $15,036      $80,547       $46,448
        Interest expense on convertible debentures, net of tax
        of $344, $344, $1,032 and $1,032, respectively                    516          516        1,548         1,548
                                                                          ---          ---        -----         -----
        Net Income - Diluted EPS                                      $43,765      $15,552      $82,095       $47,996
                                                                      =======      =======      =======       =======
Denominator
        Weighted average common shares outstanding-Basic               27,666       27,379       27,648        27,378
        Dilutive stock options and warrants                             2,357        1,954        3,068         1,697
        Dilutive convertible debentures                                 1,487        1,487        1,487         1,487
        Dilutive restricted stock grants                                   11            8           10             5
                                                                           --            -           --             -
        Weighted average common shares outstanding-Diluted             31,521       30,828       32,213        30,567
                                                                       ======       ======       ======        ======
Earnings per common share
        Basic                                                           $1.56        $0.55        $2.91         $1.70
                                                                        =====        =====        =====         =====
        Diluted                                                         $1.39        $0.50        $2.55         $1.57
                                                                        =====        =====        =====         =====
E.	Comprehensive Income

Comprehensive income consists of net income or loss for the current period and gains or losses that have been previously excluded from the income statement and were only reported as a component of equity.

The effect of comprehensive income (net of tax) is as follows:

                                                                               Before Tax                    Net of Tax
Nine Months Ended September 30, 2005                                             Amount        Tax Effect      Amount
                                                                               ----------      ----------    ----------
Unrealized holding gains/(losses) arising during the period:
Marketable securities                                                                $(3)             $1           $(2)
Cumulative foreign currency translation adjustment                                  (193)             70          (123)
Swap agreements                                                                   10,269          (3,453)        6,816
                                                                                  ------          ------         -----
                                                                                 $10,073         $(3,382)       $6,691
                                                                                 =======         =======        ======

                                                                               Before Tax                    Net of Tax
Nine Months Ended September 30, 2004                                             Amount        Tax Effect      Amount
                                                                               ----------      ----------    ----------
Unrealized holding gains/(losses) arising during the period:
Cumulative foreign currency translation adjustment                                  $(33)             $12          $(21)
Swap agreements                                                                    8,063           (2,322)        5,741
                                                                                   -----           ------         -----
                                                                                  $8,030          $(2,310)       $5,720
                                                                                  ======          =======        ======

The components of accumulated other comprehensive income/(loss), net of taxes, are as follows:

                                                                   September 30, 2005            December 31, 2004
                                                                   ------------------            -----------------
Marketable securities                                                      $---                           $2
Cumulative foreign currency translation adjustment                          (64)                          59
Swap agreements                                                           1,006                       (5,810)
                                                                          -----                       ------
                                                                           $942                      $(5,749)
                                                                           ====                      =======
F.	Stock-Based Compensation

Stock option plans are accounted for in accordance with SFAS No. 148, Accounting for Stock-Based Compensation ("SFAS 148"). This Statement amends SFAS No. 123, Accounting for Stock-Based Compensation ("SFAS 123"), which allows for the retention of principles within Accounting Principles Board Opinion 25, Accounting for Stock Issued to Employees ("APB 25"). As permitted by the Statement, the Company has chosen to continue to account for stock-based compensation using the intrinsic value method. To date, all options were granted with an exercise price equal to the market price of the Company's Stock at Grant Date. Options issued with an exercise price below the fair value of the Company's common stock on the date of grant will be accounted for as compensatory options. For compensatory options, the difference between the exercise price and the fair value of the Company's common stock will be charged to expense over the shorter of the vesting or service period. Options issued at fair value are non-compensatory.

The following table illustrates the effect on net income and earnings per share had the fair value method of accounting been applied to the Company's stock compensation plans.

                                                          Three Months Ended                 Nine Months Ended
                                                             September 30,                     September 30,
                                                       ------------------------          -------------------------
                                                        2005             2004              2005            2004
                                                       -------         -------           -------          -------
Net income, as reported                                $43,249         $15,036           $80,547          $46,448
Add/(Deduct):  Stock based employee compensation
expense/(income) included in net income, net of
related tax effects                                      (523)             367             (622)              394
(Deduct)/Add: Total stock-based employee
compensation (expense)/income determined under
fair value based method for all awards, net of
related tax effects                                        432           (375)               404            (418)
                                                           ---           ----                ---            ----
Pro forma net income                                   $43,158         $15,028           $80,329          $46,424
                                                       =======         =======           =======          =======
Earnings per share:

Basic-as reported                                        $1.56           $0.55             $2.91            $1.70
                                                         =====           =====             =====            =====
Basic-pro forma                                          $1.56           $0.55             $2.91            $1.70
                                                         =====           =====             =====            =====
Diluted-as reported                                      $1.39           $0.50             $2.55            $1.57
                                                         =====           =====             =====            =====
Diluted-pro forma                                        $1.39           $0.50             $2.54            $1.57
                                                         =====           =====             =====            =====

The weighted average fair value of options granted during 2005 and 2004 was $9.35 and $9.76 per option, respectively. The fair value was estimated using the Black-Scholes Option pricing model based on the following assumptions:

                         Market Price at      Risk-Free
   Option Issuance         Grant Date       Interest Rate      Expected Life        Volatility       Dividend Yield
------------------       ---------------    -------------      -------------        ----------       --------------
May, 2005                      $20.38           3.850%                7                 45%               1.44%
June, 2005                     $21.05           3.875%                7                 45%               1.44%
December, 2004                 $22.05           3.570%                7                 45%               1.44%

In September 2005, Mr. Raoul Witteveen, former President of the Company, advised the Company that he intended to exercise 500,000 stock options under the terms of the 1993 Stock Option Plan. These options had an exercise price of $10.25 per share and the market value at the date he exercised his options was $17.99 per share. In accordance with the terms of the 1993 Stock Option Plan, Mr. Witteveen paid the aggregate exercise price for these options by tendering to the Company a total of 284,880 shares of the Company's common stock he then owned, which under the 1993 Stock Option Plan were valued at their total fair market value based on the market price of the common stock at the date of exercise. In addition, Mr. Witteveen reimbursed the Company in cash for the tax withholding related to the exercise.

The 284,880 shares delivered to the Company have been recorded as treasury shares, at their market value at the date of exercise on the accompanying Condensed Consolidated Balance Sheets. The exercise resulted in the issuance of 500,000 shares at a par value of $.001 and increased additional paid-in-capital by approximately $5,124. In addition, since these options were granted to Mr. Witteveen as compensation for services rendered, the Company is entitled to claim a tax deduction for non-employee compensation on its 2005 federal tax return. A tax benefit for the difference between the market price of the stock as of the modification date and the exercise price was recorded in October 2003 at the time the Company recognized compensation expense relating to a modification of the options . The increase in the stock price from the modification date ($16.47 per share) to the exercise date ($17.99 per share) resulted in an additional tax benefit (amounting to $304) which has been recorded as additional paid-in-capital at the time these options were exercised in 2005.

Additionally, in October 2005, Mr. Witteveen exercised the remaining 640,000 stock options held by him under the 1993 Stock Option Plan. See Note 9, Subsequent Events, to the Condensed Consolidated Financial Statements.

Under the Company's Deferred Bonus Plan, compensation expense for the three and nine months ended September 30, 2005 was $21 and $91, respectively. During the first quarter of 2004, the Company's Chief Executive Officer elected to voluntarily relinquish his entire 2002 bonus. This resulted in the reversal of previously recorded compensation expense of $101. Excluding the reversal of previously recorded compensation expense related to this forfeiture, compensation expense for the three and nine months ended September 30, 2004 was $21 and $64, respectively. The unamortized deferred compensation remaining in stockholders equity was $463 at September 30, 2005. Although the Board of Directors terminated the Deferred Bonus Plan in September 2004, all stock previously granted under this plan will continue to be subject to the terms of this plan.

In connection with employment agreements with certain executive officers, the Company granted common stock appreciation rights ("SARS") that provide for the grantees to receive cash payments measured by any appreciation in the market price of the common stock over a specified base price. The Company granted such stock appreciation rights with respect to a total of 275,000 share units at a base price of $14.05. Under the terms of the employment agreements, as amended, a total of 266,666 of these stock appreciation rights will vest in 2005 (205,000 during the first quarter of 2005 and 61,666 during the fourth quarter of 2005) with the remaining 8,334 rights vesting on December 31, 2006. Upon vesting, these stock appreciation rights may be exercisable at any time prior to the expiration of the earlier of 10 days following the termination of the employee or June 30, 2014. Financial Accounting Standard Board ("FASB") Interpretation No. 28, Accounting for Stock Appreciation Rights and Other Variable Stock Option or Award Plans, requires interim calculations of the amount of compensation expense inherent in the SARS (variable plan accounting). This amount is equal to the change in the quoted market price (in excess of the base price of $14.05) since the date of grant or award multiplied by the total number of rights outstanding. Compensation expense is recognized ratably over the vesting periods during which the related employee service is rendered. At September 30, 2005, the quoted market price of the Company's common stock was $18.25 per share. Compensation expense for the three and nine months ended September 30, 2005 was reduced by $745 and $997, respectively. This decrease was the result of the decline in the market value of the Company's common stock from $24.00 per share at December 31, 2004 to $18.25 per share at September 30, 2005, partially offset by additional vesting. This credit is included in lease operating and administrative expense on the Condensed Consolidated Statements of Income.

G.	Credit Risk

At September 30, 2005, approximately 45% (47% at December 31, 2004) of accounts receivable and 73% (70% at December 31, 2004) of the net investment in direct financing leases were from customers outside of the United States.

During the nine months ended September 30, 2005, the Company's top 25 customers represented approximately 76% of its consolidated billings, with no single customer accounting for more than 8.3%. For the same period in the prior year, the Company's top 25 customers represented approximately 75% of its consolidated billings with no single customer accounting for more than 7.7%.

H.	Adoption of New Accounting Standards

In May 2005, the FASB issued SFAS No. 154, Accounting Changes and Error Corrections—A Replacement of APB Opinion No. 20 and FASB Statement No. 3 ("SFAS 154"). SFAS 154 requires retrospective application to prior periods' financial statements of changes in accounting principle. It also requires that the new accounting principle be applied to the balances of assets and liabilities as of the beginning of the earliest period for which retrospective application is practicable and that a corresponding adjustment be made to the opening balance of retained earnings for that period rather than being reported in an income statement. The statement will be effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2004. The Company does not expect the adoption of SFAS 154 to have a material effect on the Company's consolidated financial position or results of operations.

In March 2005, the FASB issued FASB Interpretation No. 47, Accounting for Conditional Asset Retirement Obligations ("FIN 47"). The interpretation requires companies to recognize a liability for the fair value of a legal obligation to perform asset retirement activities that are conditional on a future event if the amount can be reasonably estimated. FIN 47 is effective for fiscal years ending after December 15, 2005. The Company has not yet determined the impact, if any, of FIN 47 on its financial statements.

In December 2004, the FASB published SFAS No. 123(R), Share-Based Payment, ("SFAS 123 (R)") which was to be effective for interim periods beginning after June 15, 2005. In April 2005, the effective date was amended. SFAS 123(R) will now be effective for annual periods beginning after June 15, 2005. As a result of this change, the Company will be required to adopt SFAS 123(R) on January 1, 2006. This Statement amends SFAS No. 123, Accounting for Stock-Based Compensation ("SFAS 123"), which allows for the retention of principles within Accounting Principles Board Opinion 25, Accounting for Stock Issued to Employees ("APB 25"). The Company currently accounts for its stock option plans in accordance with SFAS No. 148, Accounting for Stock-Based Compensation ("SFAS 148"). As permitted, the Company has chosen to continue to account for stock-based compensation using the intrinsic value method described in APB 25 and related interpretations. APB 25 generally requires compensation costs, if any, to be recognized for the difference between the exercise price and the market price of the underlying stock on the date of the grant. Alternatively, SFAS 123 employs fair value-based measurement and generally results in the recognition of compensation expense for all stock-based awards. The adoption of SFAS 123(R) will require the recognition of compensation expense for all share-based compensation. Based on the number of options currently outstanding, the adoption of SFAS 123(R) is not expected to have a significant impact on the Company's financial condition or results of operations. However, all future grants of share-based compensation will result in the recognition of compensation expense.

In October 2004, The American Jobs Creation Act of 2004 (the "Act") was signed into law. The Act creates a temporary incentive for the Company to repatriate, before December 31, 2005, accumulated income earned abroad at an effective U.S. federal tax rate of 5.25%. On December 21, 2004 the FASB issued FASB Staff Position No. FAS 109-2, Accounting and Disclosure Guidance for the Foreign Earnings Repatriation Provision within the American Jobs Creation Act of 2004 ("SFAS 109-2"). SFAS 109-2 allows companies additional time beyond the financial reporting period of enactment to evaluate the effect of the Act on their plan for reinvestment or repatriation of foreign earnings for purposes of applying SFAS No. 109, Accounting for Income Taxes. The Company is currently evaluating the effects of the Act's repatriation provision and expects to complete and execute its plan, if any, by December 31, 2005. Should the Company decide to repatriate all or any portion of these unremitted foreign earnings, which at December 31, 2004 did not exceed $500,000 (the limitation under the Act), a one-time charge, based on the 5.25% statutory U.S. federal tax rate in the Act, would be recorded to the Condensed Consolidated Statement of Income at the time the Company completes its evaluation of the amounts to be repatriated. Aside from the possibility that the Company may decide to repatriate all or a portion of its unremitted foreign earnings prior to December 31, 2005, the Company does not intend to make any other change to its policy of indefinitely reinvesting accumulated earnings of Interpool Limited and expects to continue this policy in 2006.

Note 2 Debt and Capital Lease Obligations

The following table summarizes the Company's debt and capital lease obligations as of September 30, 2005 and December 31, 2004:

Total Debt and Capital Lease Obligations                                   September 30, 2005      December 31, 2004
----------------------------------------                                   ------------------      -----------------
Capital lease obligations payable in varying amounts through 2015                $350,238                $329,623
Chassis Securitization Facility, interest at 5.95% and 5.99% at
  September 30, 2005 and December 31, 2004, respectively:
       Warehouse facility                                                          13,299                  22,490
       Debt obligation                                                             31,509                  53,875
       Capital lease obligation                                                   390,818                 397,834
Secured equipment financing facility, interest at 5.55% and 4.45% at
  September 30, 2005 and December 31, 2004, respectively, revolving
  period ending October 31, 2006, term out period ending April 30, 2012           217,442                 243,000
Revolving credit facility CAI, interest at 5.42% and 4.56% at
  September 30, 2005 and December 31, 2004, respectively                          103,000                  65,000
Revolving credit facility, interest at 6.17% at September 30, 2005,
  revolving period ending September 2010                                           15,000                     ---
Revolving credit facility, interest at 5.52% at September 30, 2005, revolving period ending December 29, 2005,
  term out period ending December 2009                                             30,000                     ---
6.00% Notes due 2014 (unsecured) net of unamortized discount of
  $31,957 and $33,729 at September 30, 2005 and December 31, 2004,
  respectively                                                                    198,043                 196,271
7.35% Notes due 2007 (unsecured)                                                   94,160                 115,395
7.20% Notes due 2007 (unsecured)                                                   37,875                  45,335
9.25% Convertible redeemable subordinated debentures, mandatory
  redemption 2022 (unsecured)                                                      37,182                  37,182
9.875% Preferred capital securities due 2027 (unsecured)                           75,000                  75,000
Notes and loans repayable with various rates ranging from 4.83% to
  7.90% and maturities from 2006 to 2010                                           82,777                 137,193
                                                                                   ------                 -------
Total Debt and Capital Lease Obligations                                        1,676,343               1,718,198
                                                                                ---------               ---------
Less Current Maturities                                                           192,171                 240,553
Total Non-Current Debt and Capital Lease Obligations                           $1,484,172              $1,477,645
                                                                               ==========              ==========

New Financings: During the nine months ended September 30, 2005, the Company received an additional $345,500 in net financing commitments. Commitments were received totaling $370,500 which included a five year revolving credit facility of $122,500 and an additional $248,000 under a financing facility originally established on November 1, 2004 from a group of financial institutions, while the Company cancelled a financing commitment for $25,000 that existed as of December 31, 2004. This commitment was cancelled to allow the financial institution involved to provide a larger commitment to a $150,000 facility already established during December 2004. On July 1, 2005, the Company utilized $30,000 of this $150,000 commitment to finance equipment purchases. As of September 30, 2005, total commitments of $510,058 were available for future use under the Company's existing lines of credit, excluding $66,000 available under CAI's revolving credit facility.

The additional commitment of $248,000 brings the total committed under the November 2004 facility to $500,000. This financing is secured by shipping containers and related leases owned by a special purpose consolidated subsidiary of the Company and leased to various third parties. The financing allows for advances from time to time up to the amount of available collateral under the facility, subject to a maximum principal amount that may be outstanding under the facility of $500,000. The interest rate under this facility is LIBOR plus 175 basis points, with a reduction to LIBOR plus 150 basis points possible as the Company's credit rating improves. This agreement, as amended, requires that the Company enter into interest rate swap contracts in order to effectively convert at least seventy percent of the debt associated with operating lease equipment and ninety percent of the debt associated with direct financing leases from floating rate debt to fixed rate debt. On March 31, 2005, the Company entered into three interest rate swap contracts with original notional amounts totaling $204,858. These interest rate swap contracts (which are accounted for as free standing derivatives) satisfied this requirement for the amounts funded to date, and converted a significant portion of the debt outstanding from floating rate debt to fixed rate debt. The facility has a two-year term, after which the outstanding balance will be paid out in full over 66 months if it is not refinanced. At September 30, 2005, $217,442 of debt was outstanding under this facility and $282,558 was available for future use.

In addition, during February 2005, the Company entered into a lease arrangement with a Japanese lessor involving $29,922 of equipment previously financed with a financial institution during December 2003 and May 2004. This transaction closed in two approximately equal tranches, the first of which occurred on February 28, 2005, and the second of which occurred on March 31, 2005. The lease ends in December 2008, and the Company has a fixed purchase option at that time that it expects to exercise. The aggregate fixed rate of interest on the lease is 7.44%. The Company received additional cash proceeds totaling $4,210 at the February closing and $4,271 at the March closing.

During September 2005, the Company completed a secured revolving credit facility of $122,500 for the financing of chassis equipment. The term of this facility is five years. The interest rate is set at LIBOR plus 1.375% until January 1, 2006, after which the rate is determined by a pricing grid related to a defined funded debt to tangible net worth ratio with interest rates ranging from LIBOR plus 1.00% to LIBOR plus 1.625%. The Company has utilized $15,000 of this facility at September 30, 2005.

The Company also entered into a capital lease obligation transaction with a U.S. bank for $29,817 during September 2005, which continues until September 2015. Interpool has a bargain fixed purchase option at that time that it expects to exercise.

On April 28, 2005, CAI replaced its $110,000 secured revolving credit facility, which had an outstanding principal balance of $58,500 as of March 31, 2005 (not including letters of credit in the aggregate amount of $6,000 as of March 31, 2005), that was scheduled to expire on June 27, 2005 with a new secured revolving credit facility. The new credit facility has a total commitment amount of up to $175,000 and was provided by a group of banks. The interest rate under the revolving line of credit varies depending upon whether the loans are characterized as base rate loans or Eurodollar rate loans. In addition, there is a commitment fee on the unused amount of the total commitment which fee is payable quarterly in arrears. The new credit facility provides that swing line loans (up to $10,000 in the aggregate) and standby letters of credit (up to $15,000 in the aggregate) will be available to CAI, which sublimits are part of, and not in addition to, the total commitment of $175,000 under the new credit facility. The term of this revolving credit facility is three years. In connection with its first loan request under the new credit facility, CAI repaid the outstanding principal balance of $58,000 on the existing revolving credit facility (plus interest and additional fees) and repaid $15,143 of the amounts owed to the Company under the outstanding subordinated note issued by CAI to the Company. At September 30, 2005, $103,000 was outstanding under this facility. This senior credit facility contains various financial and other covenants. At September 30, 2005, CAI was in compliance with these covenants.

As mentioned above, on April 28, 2005, CAI repaid $15,143 of its $33,650 subordinated note with the Company. This repayment returned this note to the original payment schedule that had been modified during 2002. The remaining balance of $18,507 is scheduled to be repaid in eleven equal quarterly installments of approximately $1,683 beginning on October 30, 2005 and ending on April 30, 2008. In addition, the financial covenants associated with this subordinated note were also amended.

Debt Modifications: The Company elected not to renew the warehouse facility associated with its chassis securitization financing. As a result of this decision, the warehouse facility was not extended beyond the scheduled expiration date of March 31, 2005. Accordingly, based on the terms of the securitization financing, all cash flow from the securitization that would normally be received by the Company after the requirements of the securitization financing are satisfied will be used to pay down the warehouse facility until it is paid in full. In addition, based on the terms of the securitization financing, the interest rate on the warehouse facility was increased by 100 basis points. At September 30, 2005, $13,299 was outstanding under this facility.

During the three months ended June 30, 2005, the Company, the holders of a majority in principal amount of the Company's 6% Notes due 2014 (the "Notes"), the holders of a majority of the Company's common stock purchase warrants (the "Warrants"), and the warrant agent for the holders of the Warrants, entered into amendments to certain agreements relating to the outstanding Notes and Warrants. These amendments extended the dates by which the Company was required to take certain actions with respect to the Notes and Warrants. Specifically, the amendments (i) extended from April 30, 2005 to June 30, 2005 the date by which the Company was required to seek stockholder approval for the purpose of ratifying the issuance of the Series B Warrants, (ii) extended from May 1, 2005 to August 1, 2005 the date by which the Company was required to file a registration statement with the Securities and Exchange Commission (the "SEC") with respect to the Warrants, (iii) extended from May 1, 2005 to August 1, 2005 the date by which the Company was required to file a registration statement with the SEC with respect to the Notes, and (iv) extended from October 1, 2005 to November l, 2005 the date on which liquidated damages will become payable with respect to the Notes and/or the Warrants if they have not been registered with the SEC. The registration statements for both the Notes and the Warrants were submitted to the SEC on August 1, 2005 but as of the date of this filing these registration statements had not become effective. During October 2005, the Company, the holders of a majority in principal amount of the Notes and the holders of a majority of the Warrants entered into additional amendments which had the effect of extending from November 1, 2005 to February 1, 2006 the date on which liquidated damages will become payable with respect to the Notes and/or the Warrants if they have not been registered with the SEC. As a result of these amendments, the Company is obligated to use commercially reasonable efforts to have these registration statements declared effective by the SEC by January 6, 2006. If either of these registration statements is not effective by February 1, 2006, the Company would be required to pay liquidated damages to the holders of these securities based upon a value of $150,000 for the Notes and $150,000 for the Warrants. For the first 90 days, the amount of liquidated damages to be paid related to the Warrants and the Notes will be calculated using a rate of 0.25% per annum for each day the registration statements are not effective after February 1, 2006. This percentage will be increased by 0.25% for each 90 day period, until these conditions are met, up to a maximum of 1.00% per annum.

In addition, the Company and the Indenture Trustee for the Notes entered into a Supplemental Indenture dated as of June 29, 2005 with the consent of the holders of a majority in principal amount of the outstanding Notes. The Supplemental Indenture amended the Indenture dated as of September 14, 2004 relating to the Notes to provide that all determinations of the Company's consolidated net income for purpose of the restricted payments provisions in Section 4.7 of the Indenture shall be based upon the Company's adjusted consolidated net income, after excluding the effect on net income of any gain or loss attributable to any valuation adjustment relating to the Warrants.

During October 2005, the Investor Rights Agreement was amended to permanently eliminate the liquidated damages penalty for the Warrants described above once the registration statement for the Warrants is declared effective by the SEC.

At a Special Meeting of Stockholders of the Company held on June 30, 2005, holders of a majority of the outstanding shares of the Company's Common Stock approved a resolution ratifying the issuance by the Company of the Series B Warrants and the issuance of Common Stock upon exercise of such Series B Warrants by the holders. This affirmative vote satisfied one of the requirements of the Warrant Agreement relating to the Warrants. As a result of this vote, the Series B Warrants are now exercisable to purchase shares of Common Stock in accordance with their terms.

In July and August 1997, the Company issued $225,000 of ten year notes, comprised of $150,000 of 7.35% Notes due 2007 and $75,000 of 7.20% Notes due 2007. The net proceeds from these offerings were used to repay secured indebtedness, to purchase equipment and for other investments. During the third quarter of 2005, the Company retired $21,235 of the 7.35% Notes and $7,460 of the 7.20% Notes and recognized a pre-tax loss on this retirement of $812 which has been reflected within other income, net on the accompanying Condensed Consolidated Statements of Income. As of September 30, 2005, $94,160 and $37,875 principal amount of the 7.35% and 7.20% Notes, respectively, remains outstanding.

Covenants: Under the Company's secured equipment financing facility established during November 2004 (and most of its other debt instruments), the Company was required to maintain covenants (as defined in each agreement) for tangible net worth (the most stringent of which required the Company to maintain tangible net worth of at least $300,000), a fixed charge coverage ratio of at least 1.5 to 1 and a funded debt to tangible net worth ratio (as defined in the agreement) of not more than 4.0 to 1. A servicing agreement to which the Company is a party requires that it maintains a tangible net worth (including the Company's 9.875% preferred capital securities due 2027) of at least $375,000 plus 50% of any positive net income reported from October 1, 2004 forward. Additionally, under a credit agreement, the Company is required to maintain a security deposit in the aggregate amount of at least 80% of the outstanding loan balances, including interest. This amounted to $3,830 and $4,834 at September 30, 2005 and December 31, 2004, respectively and is included in other assets on the Condensed Consolidated Balance Sheet. At September 30, 2005, under a restriction in the Company's 6.0% Note Indenture, approximately $35,644 of retained earnings were available for dividends.

Note 3 Segment and Geographic Data

The Company and its subsidiaries conduct business principally in a single industry segment, the leasing of intermodal dry freight standard containers, chassis and other transportation related equipment. Within this single industry segment, the majority of the Company's operations come from two reportable segments: container leasing, and domestic intermodal equipment leasing. The container leasing segment specializes primarily in the leasing of dry freight standard containers, while the domestic intermodal equipment segment specializes primarily in the leasing of intermodal container chassis.

The accounting policies of the segments are the same as those described in Note 1. The Company evaluates performance based on profit or loss before income taxes. The Company's reportable segments are strategic business units that offer different products and services. All significant transactions between segments have been eliminated. Historically, funds have been borrowed by Interpool, Inc., Trac Lease, Inc. ("Trac Lease"), and Interpool Limited (or their subsidiaries). Interpool, Inc. has borrowed all of the Company's public debt. Trac Lease and Interpool, Inc. comprise the Company's domestic intermodal equipment segment, and Interpool Limited and CAI comprise the container leasing segment. For purposes of segment reporting the outstanding debt and related interest expense are recorded by the borrowing entity. Advance rates for secured loans have been approximately the same for both chassis and containers, and have generally been in the 75-85% range. To the extent that the Company leases chassis equipment in from other parties, the effective advance rate is generally 100%.

           Segment Information:

                                                                                Domestic
                                                                Container       Intermodal
            Nine Months Ended September 30, 2005                 Leasing        Equipment        Totals
            ------------------------------------                ---------       ---------        ------
Equipment leasing revenue                                         $132,824       $159,271        $292,095
Other revenue                                                        8,660          9,171          17,831
Lease operating and administrative expenses                         31,318         81,662         112,980
Provision for doubtful accounts                                        599            963           1,562
Fair value adjustment for derivative instruments                      (775)          (803)         (1,578)
Fair value adjustment for warrants                                     ---        (30,178)        (30,178)
Depreciation and amortization of leasing equipment                  41,618         25,374          66,992
Impairment of leasing equipment                                        993          1,887           2,880
Gain on sale of equity investment                                      ---        (13,001)        (13,001)
Other (income)/expense, net and minority interest                   (3,134)           960          (2,174)
Income for investment under equity method                              ---           (187)           (187)
Interest income                                                     (1,506)        (6,700)         (8,206)
Interest expense                                                    27,397         62,908          90,305
Income before provision for income taxes                            44,974         45,557          90,531
Net investment in DFL's                                            291,082         81,990         373,072
Leasing equipment, net                                             795,244        987,020       1,782,264
Equipment purchases and investments in DFL's                       277,422        115,696         393,118
Total segment assets                                            $1,186,287     $1,270,243      $2,456,530

                                                                                Domestic
                                                               Container       Intermodal
           Nine Months Ended September 30, 2004                 Leasing        Equipment          Totals
           ------------------------------------                ---------       -----------        ------
Equipment leasing revenue                                        $134,977        $154,025        $289,002
Other revenue                                                       6,584           5,721          12,305
Lease operating and administrative expenses                        35,929          67,077         103,006
Provision for doubtful accounts                                       688             599           1,287
Fair value adjustment for derivative instruments                   (1,103)            (39)         (1,142)
Depreciation and amortization of leasing equipment                 43,724          24,250          67,974
Impairment of leasing equipment                                     1,358           2,802           4,160
Gain on settled insurance litigation                               (3,781)         (2,486)         (6,267)
Other (income)/expense, net and minority interest                  (5,509)          1,026          (4,483)
Income for investment under equity method                             ---            (570)           (570)
Interest income                                                    (1,138)           (727)         (1,865)
Interest expense                                                   26,558          55,096          81,654
Income before provision for income taxes                           44,835          12,718          57,553
Net investment in DFL's                                           281,803          84,292         366,095
Leasing equipment, net                                            713,310         882,969       1,596,279
Equipment purchases and investment in DFL's                       153,097          23,742         176,839
Total segment assets                                           $1,167,864      $1,201,676      $2,369,540

The Company's shipping line customers utilize international containers in world trade over many varied and changing trade routes. In addition, most large shipping lines have many offices in various countries involved in container operations. The Company's revenue from international containers is earned while the containers are used in service carrying cargo around the world, while certain other equipment is utilized in the United States. Accordingly, the international information presented below represents the Company's international container leasing operation conducted through Interpool Limited, a Barbados corporation, while the United States information presented below represents its domestic intermodal equipment leasing segment, as well as those revenues and assets relative to CAI which is headquartered in the United States.

           Geographic Information:

                                                      Nine Months Ended September 30,
                                                      -------------------------------
                                                         2005                 2004
                                                         ----                 ----
   EQUIPMENT LEASING REVENUE:
   United States                                         $192,524            $185,895
   International                                           99,571             103,107
                                                           ------             -------
                                                         $292,095            $289,002
                                                         ========            ========
   LEASING EQUIPMENT, NET:
   United States                                       $1,157,221          $1,040,687
   International                                          625,043             555,592
                                                          -------             -------
                                                       $1,782,264          $1,596,279
                                                       ==========          ==========
   ASSETS:
   United States                                       $1,485,656          $1,402,077
   International                                          970,874             967,463
                                                          -------             -------
                                                       $2,456,530          $2,369,540
                                                       ==========          ==========

Note 4 Derivative Instruments

The Company's assets are primarily fixed in nature while a significant portion of its debt instruments are floating. The Company employs derivative financial instruments (interest rate swap agreements) to effectively convert certain floating rate debt instruments into fixed rate instruments and thereby manage its exposure to fluctuations in interest rates.

As of September 30, 2005 and December 31, 2004, included in accounts payable and accrued expenses in the accompanying Condensed Consolidated Balance Sheets are liabilities of $7,796 and $19,745, respectively, representing the market value of the Company's interest rate swap contracts.

The unrealized pre-tax income on cash flow hedges for the nine months ended September 30, 2005 of $10,269 and the related income tax effect of $3,453 have been recorded by the Company as a component of accumulated other comprehensive income (loss) on the Condensed Consolidated Balance Sheets.

The unrealized pre-tax income on cash flow hedges for the year ended December 31, 2004 of $12,941 and the related income tax effect of $3,860 have been recorded by the Company as a component of accumulated other comprehensive income (loss) on the Condensed Consolidated Balance Sheets.

The Company may at its discretion terminate or redesignate any such interest rate swap agreements prior to maturity. At that time, any gains or losses previously reported in accumulated other comprehensive income (loss) on termination would continue to amortize into interest expense or interest income to correspond to the recognition of interest expense or interest income on the hedged debt. If such debt instrument was also to be terminated, the gain or loss associated with the terminated derivative included in accumulated other comprehensive income (loss) at the time of termination of the debt would be recognized in the Condensed Consolidated Statement of Income at that time.

On March 31, 2005, the Company entered into three interest rate swap contracts with original notional amounts totaling $204,858. These three interest rate swap contracts are a result of the November 2004 facility, as amended, which required that the Company enter into interest rate swap contracts in order to effectively convert at least seventy percent of the debt associated with operating lease equipment and ninety percent of the debt associated with direct financing leases from floating rate debt to fixed rate debt. These interest rate swap contracts (which are accounted for as free standing derivative instruments) satisfied this requirement for the amounts funded to date, and convert a significant portion of the debt outstanding from floating rate debt to fixed rate debt. From April 1, 2005 through September 30, 2005, the Company did not enter into any new interest rate swap contracts.

During the nine months ended September 30, 2005, the Company terminated five interest rate swap contracts with outstanding notional amounts totaling $33,969. As a result of terminating these swap contracts, the Company recognized a gain of $103 which is included in fair value adjustment for derivative instruments in the Condensed Consolidated Statement of Income.

As of September 30, 2005, the Company held interest rate swap agreements with various financial institutions. The aggregate notional balance of the swaps was $537,371 as of September 30, 2005.

For the three months ended September 30, 2005, the Company reported $3,705 of pre-tax income in the Condensed Consolidated Statements of Income due to changes in the fair value of interest rate swap agreements which do not qualify as cash flow hedges under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities ("SFAS 133"). This compares to $747 of pre-tax expense for the three months ended September 30, 2004.

For the nine months ended September 30, 2005, the Company reported $1,578 of pre-tax income in the Condensed Consolidated Statements of Income due to changes in the fair value of interest rate swap agreements which do not qualify as cash flow hedges under SFAS133. This compares to $1,142 of pre-tax income for the nine months ended September 30, 2004.

On September 14, 2004, the Company entered into a Securities Purchase Agreement pursuant to which it sold $150,000 total principal amount of a new series of 6.0% notes due 2014 (the "Notes") in a private transaction with four investors. In connection with the sale of the Notes, the Company also issued to the investors two series of Warrants exercisable for a total of 8,333,333 shares of the Company's common stock at an exercise price of $18.00 per share (the "Warrants"). The exercise price will be subject to customary anti-dilution adjustments as set forth in the Warrants. Based on adjustments through October 27, 2005 (the record date for a special dividend declared by the Company), the exercise price as of that date is $17.01 and the warrants are exercisable for a total of 8,833,333 shares.

The fair value of the warrants at the date of the transaction was estimated at $22,500 and was recorded in warrant liability on the Condensed Consolidated Balance Sheet, with the offset recorded as a discount on the Notes. This discount is being amortized as interest expense using the effective interest method over the ten-year life of the Notes. The overall interest rate on the Notes, including the amortization of the original issue discount, is approximately 8.3%.

EITF 00-19, Accounting for Derivative Financial Instruments Indexed to, and potentially Settled in a Company's Own Stock ("EITF 00-19") requires freestanding contracts that are settled in a Company's own stock, including common stock warrants, to be designated as an equity instrument, asset or liability. Under the provisions of EITF 00-19, a contract designated as an asset or liability must be carried at fair value until the contract meets the requirements for classification as equity, until the contract is exercised or until the contract expires. The Company has classified these warrants as a liability because the requirements of EITF 00-19 for classification of the warrants as equity have not been satisfied. During the period in which the warrants are classified as a liability, any changes in fair value will be reported as fair value adjustment for warrants in the Condensed Consolidated Statement of Income. Due to changes to items which affect the calculation of the fair value of the Warrants, primarily the change in the market value of the Company's common stock during the first nine months of 2005, the estimated fair market value of these Warrants decreased from $71,722 at December 31, 2004 to $41,544 at September 30, 2005. As a result, during the nine months ended September 30, 2005, the Company recorded non-cash income of $30,178 (for which no tax expense is derived) which has been reflected as fair value adjustment for warrants on the accompanying Condensed Consolidated Statements of Income. Accordingly, future changes to the fair market value of these Warrants have the potential to cause volatility in the Company's future results. For the period of time that these warrants are classified as a liability, any increase in the estimated fair market value of the Warrants will result in a non-cash expense to the Condensed Consolidated Statements of Income. If the estimated fair market value of the Warrants decreases in the future the Company will record non-cash income in its Condensed Consolidated Statements of Income. In the event that the conditions of EITF 00-19 are met for classification of the Warrants as equity, the liability account representing the estimated fair value of the warrants at the date the conditions are met would be reclassified to additional paid-in-capital on the Consolidated Balance Sheets. During October 2005, the Investor Rights Agreement was amended to permanently eliminate the liquidated damages penalty for the Warrants once the registration statement for the Warrants is declared effective by the SEC. Therefore, it is expected that the Warrants will be classified as equity once the SEC has declared the registration statement effective. For further discussion of these Warrants and the conditions that must be met for equity treatment under the provisions of EITF 00-19, see Note 4 to the Consolidated Financial Statements included in the Company's December 31, 2004 Form 10-K.

Note 5 Income Taxes

July 2004 Protocol to the United States and Barbados Tax Treaty: Through December 31, 2004 Interpool Limited claimed treaty benefits under the United States and Barbados income tax treaty ("pre-2005 Treaty"). The pre-2005 Treaty contained a limitation on benefits provision which denied treaty benefits under certain circumstances. However, Interpool Limited did not fall within the pre-2005 Treaty's limitation on benefits provision.

On July 14, 2004, the United States and Barbados signed a protocol to the pre-2005 Treaty which was ratified on December 20, 2004 ("post-2004 Treaty") that contains a more restrictive limitation on benefits provision than the pre-2005 Treaty. The post-2004 Treaty took effect on January 1, 2005 following its ratification by the United States Senate and the government of Barbados on December 20, 2004. Under the post-2004 Treaty, Interpool Limited is only eligible for Treaty benefits with respect to its container rental and sales income if, among other things, Interpool, Inc., is listed on a "recognized stock exchange" and Interpool, Inc.'s stock is "primarily" and "regularly" traded on such exchange.

Although the Company was not listed on a recognized stock exchange at December 31, 2004, on January 13, 2005, the Company was listed, and began trading, on the New York Stock Exchange. The Company believes this listing and its current trading volume satisfies the "primarily" and "regularly" traded requirements of the amended post-2004 Treaty, thus qualifying it for benefits under the post-2004 Treaty on January 13, 2005. The Company estimated there should be no U.S. current tax expense for the period from January 1, 2005 to January 12, 2005, when it was not covered by the post-2004 Treaty. For further details of the post-2004 Treaty, see Note 17 to the Consolidated Financial Statements included in the December 31, 2004 10-K.

Barbados tax returns. As a company resident in Barbados, Interpool Limited is required to file tax returns in Barbados and pay any tax liability to Barbados. Prior to this quarter, no Barbados tax returns had been prepared or filed for Interpool Limited for any period subsequent to its 1997 tax year. As of September 30, 2005, all previously outstanding Barbados tax returns (1998-2004 tax years) were filed. There was no material underpayment of taxes, interest or penalties (other than a nominal late filing penalty) with the filing of these returns.

Note 6 Contingencies and Commitments

At September 30, 2005, commitments for capital expenditures totaled approximately $107,915 with approximately $69,922 committed for the remainder of fiscal 2005 and $37,993 committed for 2006.

The Company is engaged in various legal proceedings from time to time incidental to the conduct of its business. Such proceedings may relate to claims arising out of equipment accidents that occur from time to time which involve death and injury to persons and damage to property. Accordingly, the Company requires all of its lessees to indemnify the Company against any losses arising out of such accidents or other occurrences while the equipment is on-hire to the lessees. In addition lessees are generally required to maintain a minimum of $2,000 in general liability insurance coverage, which is standard in the industry. In addition, the Company maintains a general liability policy of $255,000, in the event that the above lessee coverage is insufficient. While the Company believes that such coverage should be adequate to cover current claims, there can be no guarantee that future claims will never exceed such amounts. Nevertheless, the Company believes that no current or potential claims of which it is aware will have a material adverse effect on its financial condition or results of operations and that the Company is adequately insured against such claims.

Pending Governmental Investigations

Following the Company's announcement in July 2003 that its Audit Committee had commissioned an internal investigation by special counsel into its accounting, the Company was notified that the SEC had opened an informal investigation of the Company. As the Company anticipated, this investigation was subsequently converted to a formal investigation and remains pending as of the date this Form 10-Q was filed with the SEC. The Company is cooperating fully with this investigation. The New York office of the SEC received a copy of the written report of the internal investigation and has received documents and information from the Company, its Audit Committee and certain other parties pursuant to SEC subpoenas. In late 2003, the Company was advised that the United States Attorney's office for the District of New Jersey received a copy of the written report of the internal investigation and opened a parallel investigation focusing on certain matters described in the report by the Audit Committee's special counsel. The Company was informed that it is neither a subject nor a target of the investigation by the U.S. Attorney's office. The Company does not have any information regarding the current status of these investigations. Because the Company cannot predict the final outcome of these investigations, there can be no assurance that they will not result in the taking of actions adverse to the Company.

Stockholder Litigation

In February and March 2004, several lawsuits were filed in the United States District Court for the District of New Jersey, by purchasers of the Company's common stock naming the Company and certain of its present and former executive officers and directors as defendants. The complaints alleged violations of the federal securities laws relating to the Company's reported Consolidated Financial Statements for the years ended December 31, 2000 and 2001 and the nine months ended September 30, 2002, which the Company announced in March 2003 would require restatement. Each of the complaints purported to be a class action brought on behalf of persons who purchased the Company's securities during a specified period. In April 2004, the lawsuits, seeking unspecified amounts of compensatory damages and costs and expenses, including legal fees, were consolidated into a single action with lead plaintiffs and lead counsel having been appointed. The plaintiffs filed a consolidated amended complaint in September 2004, which included allegations of purported misstatements and omissions in the Company's public disclosures throughout an expanded purported class period from March 31, 1999 through December 26, 2003.

In November 2004, the Company and other defendants filed a motion to dismiss the amended complaint. The motion to dismiss was granted by the District Court on August 18, 2005, dismissing the plaintiffs' claims in their entirety and with prejudice. On September 19, 2005, the plaintiffs filed a notice of appeal of the dismissal order, thereby initiating a review of the District Court's decision by the United States Court of Appeals for the Third Circuit. In the event the District Court's decision granting the Company's motion to dismiss is reversed, the Company would expect to incur additional defense costs typical of this type of class action litigation. If the Company becomes required to defend this lawsuit beyond the current appellate stage as a consequence of an adverse result on appeal, the Company intends to do so vigorously but is unable at this time to ascertain the impact the litigation may have on its financial condition and results of operations. On the other hand, if the District Court's decision is affirmed after full appellate review, the case and its associated litigation costs will be concluded.

At September 30, 2005, the following guarantees were issued and outstanding:

Indemnifications

In the ordinary course of business, the Company executes contracts involving indemnifications standard in the industry and indemnifications specific to a transaction such as an assignment and assumption agreement. These indemnifications might include claims related to any of the following: tax matters and governmental regulations, and contractual relationships. Performance under these indemnities would generally be triggered by a breach of terms of the contract or by a third party claim. The Company regularly evaluates the probability of having to incur costs associated with these indemnifications and has accrued for any expected losses that are probable. The types of indemnifications for which payment are possible are as follows:

           Taxes

In the ordinary course of business, the Company provides various tax-related indemnifications as part of transactions. The indemnified party typically is protected from certain events that result in a tax treatment different from that originally anticipated. The Company's liability typically is fixed when a final determination of the indemnified party's tax liability is made. In some cases, a payment under a tax indemnification may be offset in whole or in part by refunds from the applicable governmental taxing authority. The Company is party to numerous tax indemnifications and many of these indemnities do not limit potential payment; therefore, it is unable to estimate a maximum amount of potential future payments that could result from claims made under these indemnities.

           Contractual Relationships

The Company entered into a number of operating leases as lessee during 2000 and 2002 in which it guaranteed a portion of the residual value of the leased equipment to the lessor. These leases have terms that expire between 6 and 9 years. If at the end of the lease term the fair market value of the equipment is below the guaranteed residual value in the agreement, the Company is liable for a percentage of the deficiency. The total of these guarantees is $12,405 of which $8,012 could be due in 2 to 3 years, $2,294 could be due in 4 to 5 years, and the remaining $2,099 potentially due in greater than 5 years. As of September 30, 2005 and December 31, 2004, included in accounts payable and accrued expenses in the accompanying Condensed Consolidated Balance Sheets are liabilities of $221 and $188, respectively, representing the accrual for the estimated exposure under these guarantees.

During the second quarter of 2003, the Company arranged a leasing transaction between one of its major customers and a financial institution for up to 3,000 containers. As part of this transaction, the Company agreed to provide certain guarantees related to the fair value of the equipment if the lessee terminated the lease or if the lessee was unable to meet its obligations under the terms of the lease. In addition, if the lessee agreed to extend the lease, the Company agreed to purchase the equipment from the financial institution at a stated value and lease it to the lessee for this additional period at a stated lease rate. The Company further agreed to provide the lessee with a purchase option at the end of the extended lease period that would be less than the fair market value of the equipment at the date the lessee could exercise its option (the "Bargain Purchase Option").

In return for the arrangement of the transaction on behalf of the financial institution and the guarantees discussed above, the Company was paid an arrangement fee and a portion of the initial rent for each container included in the lease. During the year ended December 31, 2003, 2,076 containers were delivered to the lessee and the Company received payments amounting to $1,240. The remaining 924 containers were purchased by the Company and leased to the customer under the terms of a direct financing lease.

The estimated fair value of these containers at the end of the lease term guaranteed by the Company amounts to approximately $4,360. The Company has estimated that its potential liability related to these guarantees is less than the estimated potential liability related to the Bargain Purchase Option granted to the lessee. As such, the Company has accrued for the estimated value of its liability for this Bargain Purchase Option amounting to $1,017 that could be due in greater than 5 years. All fees collected from the lessor have been deferred by the Company and included in accounts payable and accrued expenses on the accompanying Condensed Consolidated Balance Sheets. The fees received from the lessor, net of the estimated liability for the Bargain Purchase Option, are being recognized by the Company over the term of the residual guarantee.

Standby Letters of Credit

As of September 30, 2005, CAI, a consolidated subsidiary, had two outstanding letters of credit totaling $1,474, which guarantee its obligations under certain operating lease agreements. One letter of credit for $263 expires in December 2006. The second letter of credit for $1,211 expires in April 2008.

           Settled Insurance Litigation

In connection with an insurance claim related to the default of a South Korean customer and a subsequent lawsuit filed by the insurance carriers against the Company, on June 17, 2004 the Company signed an agreement settling the lawsuit and its claims under the policy. Under the terms of the settlement agreement, the insurance carriers agreed to pay the Company a total of $26,400 of which $17,390 was received in June 2004 and $9,010 was received in July 2004. In addition, the Company received the right to retain any of the equipment it had recovered since the date of the claim. In addition, the Company recognized a pre-tax gain of $6,267 ($5,178 net of tax) related to the $26,400 settlement of the claim during the three months ended June 30, 2004.

Note 7 Gain on Sale of Equity Investment

In September 2005, the Company received cash proceeds of approximately $15,002 from the sale of a non-transportation company in which it had held a minority equity position since 1997. The Company has accounted for this investment using the equity method of accounting. The carrying value of its initial investment of $11,254 had been reduced to $2,001 through the recording of equity losses and through the Company's recognition of impairment losses on this investment. No tax benefits related to these losses had been recorded by the Company since the realization of these benefits was not assured. The sale of the Company's investment has resulted in a pre-tax gain of $13,001 ($11,501 after tax) and has been reflected as gain on the sale of equity investment in the accompanying Condensed Consolidated Statements of Income. Additional funds that may become due to the Company (subject to indemnity provisions and any contractual post-closing adjustments) totaling approximately $2,300 (which are included in other receivables in the accompanying Condensed Consolidated Balance Sheets) are being held in escrow by the buyers for a period of up to 18 months.

Note 8 Relationship with CAI

The Company holds a 50% common equity interest in its consolidated subsidiary CAI, with the remaining 50% equity interest being owned by CAI's chief executive officer, Mr. Hiro Ogawa. During the third quarter of 2005, Mr. Ogawa notified the Company that he was exercising his right, under a Shareholders Agreement that was entered into when the Company first acquired its equity interest in 1998, to request an independent valuation of CAI. An investment banking firm has been engaged by CAI's Board of Directors to conduct this valuation, which is expected to be completed during the fourth quarter of 2005. Under the terms of the Shareholders Agreement, following this valuation, the Company would be entitled to make a written offer to acquire Mr. Ogawa's 50% equity interest for an amount equal to 50% of the fair value of CAI as indicated in the valuation. The Company will determine whether to make such an offer once the valuation is completed. If the Company elects not to make such an offer, Mr. Ogawa would have the right under the Shareholders Agreement to require CAI to take the necessary steps to effect an initial public offering to sell his equity interest.

Note 9 Subsequent Events

Option Exercise

On October 3, 2005, Mr. Raoul Witteveen, former President of the Company, exercised his remaining 640,000 options under the terms of the 1993 Stock Option Plan. These options had an exercise price of $10.25 per share and the shares had a market value of $18.32 per share at the exercise date. In connection with the exercise, Mr. Witteveen remitted $6,560 in cash to the Company for the exercise of the options and an additional sum to pay for his estimated tax withholding. The exercise resulted in the issuance of 640,000 shares at a par value of $.001 and increased additional paid-in-capital of approximately $6,559. In addition, since these options were granted to Mr. Witteveen as compensation for services rendered, the Company is entitled to claim a tax deduction for non-employee compensation on its 2005 federal tax return. A tax benefit for the difference between the market price of the stock as of the modification date and the exercise price was recorded in October 2003 at the time the Company recognized compensation expense relating to a modification of the options. The increase in the stock price from the modification date ($16.47 per share) to the exercise date ($18.32 per share) resulted in an additional tax benefit (amounting to $474) which has been recorded as additional paid in-capital during the fourth quarter of 2005.

Notes and Warrants

During October 2005, the Company, the holders of a majority in principal amount of the Notes and the holders of a majority of the Warrants entered into amendments which had the effect of extending from November 1, 2005 to February 1, 2006 the date on which liquidated damages will become payable with respect to the Notes and/or the Warrants if they have not been registered with the SEC. As a result of these amendments, the Company is obligated to use commercially reasonable efforts to have these registration statements declared effective by the SEC by January 6, 2006. If either of these registration statements is not effective by February 1, 2006, the Company would be required to pay liquidated damages to the holders of these securities. It is expected that the Warrants will be classified as equity once the SEC has declared the registration statement effective.

In addition, during October 2005, the Investor Rights Agreement was amended to permanently eliminate the liquidated damages penalty for the Warrants described above once the registration statement for the Warrants is declared effective by the SEC.

During October 2005, the exercise price for the Company's common stock purchase warrants was adjusted, pursuant to the terms of the Warrant Agreement executed during September 2004, due to the Board of Directors' declaration of a regular quarterly cash dividend on the Company's common stock (with a record date of October 3, 2005 and a payment date of October 15, 2005) and a subsequent special cash dividend on the common stock (having a record date of October 27, 2005 and a payment date of November 10, 2005). As a result of these dividends, the exercise price for the Warrants decreased from $17.99 per share at July 1, 2005 to $17.01 per share at October 27, 2005. The change in exercise price for the October 15, 2005 quarterly dividend, approximately $0.01 per share, was required under the anti-dilution provisions of the Warrant Agreement because the amount of the Company's regular quarterly common stock dividend payment had been increased earlier in 2005 to $0.075 per share from the rate of $0.0625 per share that had been in effect at the time of the Warrant Agreement in 2004. The change in exercise price for the special cash dividend, approximately $0.97 per share, was also required under the anti-dilution provisions of the Warrant Agreement. As a result of these adjustments to the exercise price for the Warrants, under the terms of the Warrant Agreement, the total number of shares for which the Warrants are exercisable was also adjusted so that as of October 27, 2005 the Warrants represents the right to purchase a total of 8,833,333 shares of common stock. Because the Company has announced that future quarterly dividend payments are expected to be in the amount of $0.075 per share, similar adjustments to the exercise price of approximately $0.01 per share will be required for subsequent common stock dividend payments, to the extent they exceed $0.625 per share per quarter.

Special Dividend

On October 13, 2005, the Company's Board of Directors declared a special cash dividend of $1.00 per share. This special dividend will be payable on November 10, 2005 to shareholders of record on October 27, 2005. The aggregate amount of the dividend is expected to be approximately $28,500 and will not affect the Company's normal quarterly dividend.

INTERPOOL, INC.

Warrants and Shares of Commons Stock

P R O S P E C T U S

[________], 2005

PART II

INFORMATION

NOT REQUIRED IN THE PROSPECTUS

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

           The estimated expenses to be paid in connection with the issuance and distribution of the securities being registered, are as follows:

SEC registration fee
Printing and engraving costs
Accounting fees and expenses
Legal fees and expenses
Transfer agent, Warrant Agent and registrar fees
Miscellaneous
Total

* To be completed by amendment.	$17,762 * * * * * $ * ============ ============ ============

Item 14. Indemnification of Directors and Officers

           The Company’s Restated Certificate of Incorporation limits the liability of directors (in their capacity as directors but not in their capacity as officers) to the Company or its stockholders to the fullest extent permitted by the Delaware General Corporation Law (the "DGCL"). Specifically, no director of the Company will be personally liable for monetary damages for breach of the director’s fiduciary duty as a director, except for liability; (i) for any breach of the director’s duty of loyalty to the Company or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the DGCL, which relates to unlawful payments of dividends or unlawful stock repurchases or redemptions; or (iv) for any transaction from which the director derived an improper personal benefit. The inclusion of this provision in the Restated Certificate of Incorporation may have the effect of reducing the likelihood of derivative litigation against directors, and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited the Company and its stockholders.

           Under the Restated Certificate of Incorporation, the Company will indemnify those persons whom it shall have the power to indemnify to the fullest extent permitted by Section 145 of the DGCL, which may include liabilities under the 1933 Act. Accordingly, in accordance with Section 145 of the DGCL, the Company will indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil. criminal, administrative or investigative (other than a "derivative" action by or in the right of the Company) by reason of the fact that such person is or was a director, officer, employee or agent of the Company, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe was unlawful. A similar standard of care is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) incurred in connection with the defense or settlement of such an action and then, where the person is adjudged to be liable to the Company, only if and to the extent that the Court of Chancery of the State of Delaware or the court in which such action was brought determines that such person is fairly and reasonably entitled to such indemnity and then only for such expenses as the court deems proper.

           The Restated Certificate of Incorporation provides that the Company will advance expenses to the fullest extent permitted by Section 145 of the DGCL. Accordingly, the Company, in accordance therewith, will pay for the expenses incurred by an indemnified person in defending the proceedings specified in the preceding paragraph in advance of their final disposition, provided that, if the DGCL so requires, such person agrees to reimburse the Company if it is ultimately determined that such person is not entitled to indemnification. In addition, pursuant to the DGCL the Company may purchase and maintain insurance on behalf of any person who is or was a director, employee or agent of the Company against any liability asserted against and incurred by such person in such capacity, or arising out of the person’s status as such whether or not the Company would have the power or obligation to indemnify such person against such liability under the provisions of DGCL. The Company has obtained insurance for the benefit of the Company’s officers and directors insuring such persons against certain liabilities, including liabilities under the securities laws.

           The Company has entered into agreements to indemnify its outside directors which are intended to provide the maximum indemnification permitted by Delaware law. These agreements, among other things, indemnify each of the Company’s outside directors for certain expenses (including attorneys’ fees), judgments, fines and settlement amounts incurred by such director in any action or proceeding, including any action by or in the right of the Company, on account of such director’s service as a director of the Company.

Item 15. Recent Sales of Unregistered Securities.

           The Registrant has sold the following securities within the past three years without registration under the Securities Act of 1933, as amended:

(a) On September 14, 2004, we entered into a Securities Purchase Agreement with four institutional investors (collectively, the "Investors") pursuant to which we sold $150.0 million total principal amount of a new series of 6.0% Notes due 2014 (the "Notes") in a private transaction to the Investors. In connection with the sale of the Notes, we also issued to the Investors two series of Warrants, which are currently exercisable for a total of 8,833,333 shares of our common stock at an exercise price of $17.01 per share (the "Warrants"). The total offering price of the Notes and Warrants sold on September 14, 2004 was $150.0 million.

(b) On November 29, 2004, we sold $80.0 million total principal amount of new 6.0% Notes (the "November Notes") due 2014 to eight institutional investors under the same indenture used for the $150.0 million unsecured financing completed during September 2004. The November Notes were sold at a discount which provided net proceeds totaling $68.1 million.

(c) Interpool, Inc. has, from time to time, issued shares of common stock to various directors and employees pursuant to its stock incentive plans.

           All such sales of securities were made under an exemption from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended, as transactions by an issuer not involving a public offering. All of the purchasers of unregistered securities for which the registrant relied on Section 4(2) and/or Regulation D were accredited investors as defined under the Securities Act. The purchasers represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and instruments issued in such transactions.

Item 16. Exhibits and Financial Statement Schedules.

           (a) Exhibits.

Exhibit Number	Description

3.1	—	Restated Certificate of Incorporation of the Company (incorporated herein by reference to the Company's Registration Statement on Form S-1 (Reg. No. 33-59498)).

3.2	—	Form of Restated Bylaws of the Company (incorporated herein by reference to the Company's Registration Statement on Form S-1 (Reg. No. 33-59498)).

4.1	—	Form of Certificate representing the Common Stock (incorporated herein by reference to the Company's Registration Statement on Form S-1 (Reg. No. 33-59498)).

4.2	—	Form of Indenture between the Company and The Bank of New York, as trustee, relating to the 9.25% Convertible Redeemable Subordinated Debentures (incorporated herein by reference is the Company's Registration Statement on Form S-1 (Reg. No. 333-86370)).

4.3	—	Form of First Supplemental Indenture between the Company and The Bank of New York, as trustee, relating to the 9.25% Convertible Redeemable Subordinated Debentures (incorporated herein by reference is the Company's Registration Statement on Form S-1 (Reg. No. 333-86370)).

4.4	—	Form of Subscription Rights Agreement (incorporated herein by reference is the Company's Registration Statement on Form S-1 (Reg. No. 333-86370)).

4.5	—	Form of Subscription Documentation for Standby Purchasers (incorporated herein by reference is the Company's Registration Statement on Form S-1 (Reg. No. 333-86370)).

4.6	—	Indenture between the Company and United States Trust Company of New York, as Trustee, related to the 7.35% Notes dated July 29, 1997 (incorporated herein by reference to the Company’s Current Report on Form 8-K, dated July 29, 1997).

4.7	—	Indenture between the Company and United States Trust Company of New York, as trustee, related to the 7.20% Notes, dated August 5, 1997 (incorporated herein by reference to the Company's Registration Statement on Form S-4 (Reg. No. 333-38705)).

4.8	—	Indenture between the Company and IBJ Schroeder Bank & Trust Company, as Trustee, related to the Junior Subordinated Debt Securities dated January 27, 1997 (incorporated herein by reference to the Company’s Annual Report on Form 10-K for the period ended December 31, 1996).

4.9	—	First Supplemental Indenture between the Company and IBJ Schroeder Bank & Trust Company, as Trustee, related to the 9-7/8% Series A and Series B Junior Subordinated Deferrable Interest Debentures dated January 27, 1997 (incorporated herein by reference to the Registrant’s Annual Report on Form 10-K for the period ended December 31, 1996).

4.10	—	Indenture dated as of September 14, 2004, between the Company and US Bank, as trustee relating to the 6.0% notes (incorporated by reference to the Company’s report on Form 8-K filed on September 15, 2004).

5.1	—	Opinion of Stroock & Stroock & Lavan LLP.*

10.1	—	Purchase Agreement dated as of January 30, 1993 by and between Sequa Capital Corp. and the Company, as amended as of March 5, 1993 (incorporated herein by reference to the Company's Registration Statement on Form S-1 (Reg. No. 33-59498)).

10.2	—	Restructuring Agreement as of August 5, 1992 among the Company, Trac Lease, Radcliff Group, Interpool Limited, Sequa Capital Corp., Martin Tuchman, Raoul J. Witteveen, Warren L. Serenbetz, Warren L. Serenbetz, Jr., Paul H. Serenbetz, Stuart W. Serenbetz and Clay R. Serenbetz (incorporated herein by reference to the Registrant's Registration Statement on Form S-1 (Reg. No. 33-59498)).

10.3	—	Employment Agreement dated as of January 1, 1992 by and between Martin Tuchman and the Company (incorporated herein by reference to the Company's Registration Statement on Form S-1 (Reg. No. 33-59498)).

10.4	—	Employment Agreement dated as of October 1, 2003 by and between Herbert Mertz and the Company (incorporated herein by reference to the Company’s Annual Report on Form 10-K for the period ended December 31, 2002).

10.5	—	Employment Agreement dated as of October 1, 2004 by and between Herbert Mertz and the Company (incorporated herein by reference to the Company’s Annual Report on Form 10-K for the period ended December 31, 2004).

10.6	—	Employment Agreement dated as of July 1, 2004 by and between Arthur L. Burns and the Company (incorporated herein by reference to the Company’s Annual Report on Form 10-K for the period ended December 31, 2003).

10.7	—	Employment Agreement dated as of July 1, 2004 by and between James F. Walsh and the Company (incorporated herein by reference to the Company’s Annual Report on Form 10-K for the period ended December 31, 2003).

10.7A	—	Extension and Amendment No. 1, dated as of May 18, 2005, to the Employment Agreement by and between James F. Walsh and the Company (incorporated herein by reference to the Company’s Form 8-K filed on July 29, 2005).

10.8	—	Employment Agreement dated as of July 1, 2004 by and between Richard W. Gross and the Company (incorporated herein by reference to the Company’s Annual Report on Form 10-K for the period ended December 31, 2003).

10.9	—	Consultation Services Agreement dated as of January 1, 1992 by and between Radcliff Group and the Company (incorporated herein by reference to the Company's Registration Statement on Form S-1 (Reg. No. 33-59498)).

10.10	—	1993 Stock Option Plan for Executive Officers and Directors (incorporated herein by reference to the Company's Registration Statement on Form S-1 (Reg. No. 33-59498)).

10.11	—	Stockholders' Agreement dated as of May 4, 1993, among the Company and Messrs. Martin Tuchman, Raoul J. Witteveen, Warren L. Serenbetz, Warren L. Serenbetz, Jr., Clay R. Serenbetz, Paul H. Serenbetz, Stuart W. Serenbetz and Arthur L. Burns and the Serenbetz Trust (incorporated herein by reference to the Company's Registration Statement on Form S-1 (Reg. No. 33-59498)).

10.12	—	Non-Compete Agreement dated as of May 4, 1993, by and between The Ivy Group and the Company (incorporated herein by reference to the Company's Registration Statement on Form S-1 (Reg. No. 33-71538)).

10.13	—	Lease Agreements by and between 211 College Road Associates and Interpool Limited and 211 College Road Associates and Microtech Leasing (incorporated herein by reference to the Company's Registration Statement on Form S-1 (Reg. No. 33-59498)).

10.14	—	Lease Agreement dated December 30, 1986 between Princeton Intermodal Equipment Trust I and Trac Lease (incorporated herein by reference to the Company's Registration Statement on Form S-1 (Reg. No. 33-59498)).

10.15	—	Lease Agreements between The Ivy Group and Trac Lease (incorporated herein by reference to the Company's Registration Statement on Form S-1 (Reg. No. 33-59498)).

10.16	—	Amendment No. 1, dated August 10, 1992, to Secured Promissory Note and Chattel Mortgage, Security Agreement and Assignment by and between The Ivy Group and the Company (incorporated herein by reference to the Company's Registration Statement on Form S-1 (Reg. No. 33-59498)).

10.17	—	Chassis Lease Agreement dated as of August 15, 1992 by and between Eurochassis L.P. and Trac Lease (incorporated herein by reference to the Company's Registration Statement on Form S-1 (Reg. No. 33-59498)).

10.18	—	Transfer and Subscription Agreement among Radcliff Group, Martin Tuchman, Raoul J. Witteveen, Warren L. Serenbetz, Warren L. Serenbetz, Jr., Clay R. Serenbetz, Paul H. Serenbetz, Stuart W. Serenbetz, the Serenbetz Trust and the Company (incorporated herein by reference to the Company's Registration Statement on Form S-1 (Reg. No. 33-59498)).

10.19	—	Exchange and Subscription Agreement by and between the Company and Arthur L. Burns (incorporated herein by reference to the Company's Registration Statement on Form S-1 (Reg. No. 33-59498)).

10.20	—	Demand promissory notes of the Company payable to Martin Tuchman, Warren L. Serenbetz and Princeton International Properties (incorporated herein by reference to the Company's Registration Statement on Form S-1 (Reg. No. 33-59498)).

10.21	—	Indemnity Agreement between the Company and other directors (incorporated herein by reference to the Company's Registration Statement on Form S-1 (Reg. No. 33-59498)).

10.22	—	Agreement between the Company and Arthur L. Burns regarding certain litigation (incorporated herein by reference to the Company's Registration Statement on Form S-1 (Reg. No. 33-59498)).

10.23	—	Series A Capital Securities Guarantee Agreement dated January 27, 1997 (incorporated herein by reference to the Company’s Annual Report on Form 10-K for the period ended December 31, 1996).

10.24	—	Agreement of Merger dated March 15, 1996 among Trac Lease, Inc., Trac Lease Merger Corp. and the Company (incorporated herein by reference to the Company's Annual Report on Form 10-K for the period ended December 31, 1995).

10.25	—	Letter Agreement between The Ivy Group and the Company (incorporated herein by reference to the Registrant’s Annual Report on Form 10-K for the period ended December 31, 1995).

10.26	—	Chassis Lease Agreement dated January 1, 1998 between The Ivy Group and Trac Lease, Inc. (incorporated herein by reference to the Company’s Annual Report on Form 10-K for the period ended December 31, 2000).

10.27	—	Consulting Agreement between the Company and Atlas Capital Partners dated February 28, 1998 (incorporated herein by reference to the Company’s Quarterly Report on Form 10-Q for period ended June 30, 1998).

10.28	—	Asset Purchase Agreement, dated as of July 27, 2000 by and between the Company and Transamerica Leasing, Inc. (incorporated herein by reference to the Company's Form 8-K filed on November 3, 2000).

10.29	—	Amendment No. 1 to the Asset Purchase Agreement dated October 24, 2000 by and between the Company and Transamerica Leasing, Inc. (incorporated herein by reference to the Company's Form 8-K filed on November 3, 2000).

10.30	—	Chassis Lease Agreement dated January 1, 2001 between The Ivy Group and Trac Lease, Inc. (incorporated herein by reference to the Company’s Annual Report on Form 10-K for the period ended December 31, 2000).

10.31	—	Asset Purchase Agreement, dated as of January 26, 2001, by and between Interpool, Inc. and Transport International Pool, Inc. (incorporated herein by reference to the Company's Form 8-K filed on April 3, 2001).

10.32	—	Amendment No. 1 to the Asset Purchase Agreement, dated as of March 30, 2001, by and between the Company and Transport International Pool, Inc. (incorporated herein by reference to the Company's Form 8-K filed on April 3, 2001).

10.33	—	Chassis Holdings I LLC Operating Agreement dated as of July 1, 2001 (incorporated herein by reference to the Company’s Quarterly Report on Form 10-Q filed November 14, 2001).

10.34	—	Chassis Holdings I LLC Put/Call Agreement dated as of July 1, 2001 (incorporated herein by reference to the Company’s Quarterly Report on Form 10-Q filed November 14, 2001).

10.35	—	Sale and Purchase Agreement between 211 College Road Associates and the Company (incorporated herein by reference to the Company’s Annual Report on Form 10-K for the period ended December 31, 2001).

10.36	—	Third Amended and Restated Senior Loan and Security Agreement dated as of December 17, 1997 among the Company, Trac Lease, Inc., Interpool Limited, Interpool Finance Corp. with CoreStates Bank, N.A., as Agent, and PNC Bank, National Association, as Co-Agent, and the Institutional Lenders listed Herein, as Lenders (incorporated herein by reference to the Company's Registration Statement on Form S-1 (Reg. No. 333-86370)).

10.37	—	First Amendment to Third Amended and Restated Senior Loan and Security Agreement dated as of November 17, 1998 among the Company, Trac Lease, Inc., Interpool Limited, Interpool Finance Corp. with First Union National Bank (Successor to CoreStates Bank, N.A.), as Agent, and PNC Bank, National Association, as Co-Agent, and the Institutional Lenders listed Herein, as Lenders (incorporated herein by reference to the Company's Registration Statement on Form S-1 (Reg. No. 333-86370)).

10.38	—	Second Amendment to Third Amended and Restated Senior Loan and Security Agreement dated as of May 26, 2000 among the Company, Trac Lease, Inc., Interpool Limited, Interpool Finance Corp. with First Union National Bank (Successor to CoreStates Bank, N.A.), as Agent, and PNC Bank, National Association, as Co-Agent, and the Institutional Lenders listed Herein, as Lenders (incorporated herein by reference to the Company's Registration Statement on Form S-1 (Reg. No. 333-86370)).

10.39	—	Third Amendment to Third Amended and Restated Senior Loan and Security Agreement dated as of July 20, 2000 among the Company, Trac Lease, Inc., Interpool Limited, Interpool Finance Corp. with First Union National Bank (Successor to CoreStates Bank, N.A.), as Agent, and PNC Bank, National Association, as Co-Agent, and the Institutional Lenders listed Herein, as Lenders (incorporated herein by reference to the Company's Registration Statement on Form S-1 (Reg. No. 333-86370)).

10.40	—	Fourth Amendment to Third Amended and Restated Senior Loan and Security Agreement dated as of October 6, 2000 among the Company, Trac Lease, Inc., Interpool Limited, Interpool Finance Corp. with First Union National Bank (Successor to CoreStates Bank, N.A.), as Agent, and PNC Bank, National Association, as Co-Agent, and the Institutional Lenders listed Herein, as Lenders (incorporated herein by reference to the Company's Registration Statement on Form S-1 (Reg. No. 333-86370)).

10.41	—	Fifth Amendment to the Third Amended and Restated Senior Loan and Security Agreement dated as of August 23, 2002 among the Company, Trac Lease, Inc., Interpool Limited, Interpool Finance Corp. with Wachovia Bank, National Association (successor to CoreStates Bank, N.A. and f/k/a First Union National Bank), as Agent, and PNC Bank, National Association, as Co-Agent, and the Institutional Lenders listed herein, as Lenders (incorporated herein by reference to the Company’s Annual Report on Form 10-K for the period ended December 31, 2002).

10.42	—	Sixth Amendment to the Third Amended and Restated Senior Loan and Security Agreement dated as of March 31, 2002 among the Company, Trac Lease, Inc., Interpool Limited, Interpool Finance Corp. with Wachovia Bank, National Association (successor to CoreStates Bank, N.A. and f/k/a First Union National Bank), as Agent, and PNC Bank, National Association, as Co-Agent, and the Institutional Lenders listed herein, as Lenders (incorporated herein by reference to the Company’s Annual Report on Form 10-K for the period ended December 31, 2002).

10.43	—	Seventh Amendment to the Third Amended and Restated Senior Loan and Security Agreement dated as of May 30, 2003 among the Company, Trac Lease, Inc., Interpool Limited, Interpool Finance Corp. with Wachovia Bank, National Association (successor to CoreStates Bank, N.A. and f/k/a First Union National Bank), as Agent, and PNC Bank, National Association, as Co-Agent, and the Institutional Lenders listed herein, as Lenders (incorporated herein by reference to the Company’s Annual Report on Form 10-K for the period ended December 31, 2002).

10.44	—	Eighth Amendment to the Third Amended and Restated Senior Loan and Security Agreement dated as of July 31, 2003 among the Company, Trac Lease, Inc., Interpool Limited, Interpool Finance Corp. with Wachovia Bank, National Association (successor to CoreStates Bank, N.A. and f/k/a First Union National Bank), as Agent, and PNC Bank, National Association, as Co-Agent, and the Institutional Lenders listed herein, as Lenders (incorporated herein by reference to the Company’s Annual Report on Form 10-K for the period ended December 31, 2002).

10.45	—	Ninth Amendment to the Third Amended and Restated Senior Loan and Security Agreement dated as of October 31, 2003 among the Company, Trac Lease, Inc., Interpool Limited, Interpool Finance Corp. with Wachovia Bank, National Association (successor to CoreStates Bank, N.A. and f/k/a First Union National Bank), as Agent, and PNC Bank, National Association, as Co-Agent, and the Institutional Lenders listed herein, as Lenders (incorporated herein by reference to the Company’s Annual Report on Form 10-K for the period ended December 31, 2002).

10.46	—	Tenth Amendment to the Third Amended and Restated Senior Loan and Security Agreement dated as of January 8, 2004 among the Company, Trac Lease, Inc., Interpool Limited, Interpool Finance Corp. with Wachovia Bank, National Association (successor to CoreStates Bank, N.A. and f/k/a First Union National Bank), as Agent, and PNC Bank, National Association, as Co-Agent, and the Institutional Lenders listed herein, as Lenders (incorporated herein by reference to the Company’s Annual Report on Form 10-K for the period ended December 31, 2002).

10.47	—	Eleventh Amendment to the Third Amended and Restated Senior Loan and Security Agreement dated as of February 25, 2004 among the Company, Trac Lease, Inc., Interpool Limited, Interpool Finance Corp. with Wachovia Bank, National Association (successor to CoreStates Bank, N.A. and f/k/a First Union National Bank), as Agent, and PNC Bank, National Association, as Co-Agent, and the Institutional Lenders listed herein, as Lenders (incorporated herein by reference to the Company’s Annual Report on Form 10-K for the period ended December 31, 2002).

10.48	—	Separation Agreement between Mitchell I. Gordon and Interpool, Inc. dated as of July 15, 2003 (incorporated by reference to the Company's Form 8-K Filed on August 5, 2003).

10.49	—	Separation Agreement between Raoul Witteveen and Interpool, Inc. dated as of August 10, 2004 (incorporated herein by reference to the Company's Annual Report on Form 10-K for the period ended December 31, 2003).

10.50	—	Securities Purchase Agreement dated as of September 14, 2004 among the Company and Greywolf Capital Partners II, LP, Greywolf Capital Overseas Fund, Greywolf High Yield Masters Fund, Caspian Capital Partners, LP, Mariner LDC, Mariner Opportunities Fund, LP, Mariner Voyager Master Fund LTD, Riva Ridge Master Fund, LTD, Goldman, Sachs & Co. (incorporated by reference to the Company’s report on Form 8-K filed on September 15, 2004).

10.51	—	Warrant Agreement dated as of September 14, 2004, between the Company and US Bank, as warrant agent (incorporated by reference to the Company’s report on Form 8-K filed on September 15, 2004).

10.52	—	Notes Registration Rights Agreement dates as of September 14, 2004 among the Company and Greywolf Capital Partners II, LP, Greywolf Capital Overseas Fund, Greywolf High Yield Masters Fund, Caspian Capital Partners, LP, Mariner LDC, Mariner Opportunities Fund, LP, Mariner Voyager Master Fund LTD, Riva Ridge Master Fund, LTD, Goldman, Sachs & Co. (incorporated by reference to the Company’s report on Form 8-K filed on September 15, 2004).

10.53	—	Investor Rights Agreement dates as of September 14, 2004 among the Company and Greywolf Capital Partners II, LP, Greywolf Capital Overseas Fund, Greywolf High Yield Masters Fund, Caspian Capital Partners, LP, Mariner LDC, Mariner Opportunities Fund, LP, Mariner Voyager Master Fund LTD, Riva Ridge Master Fund, LTD, Goldman, Sachs & Co. (incorporated by reference to the Company’s report on Form 8-K filed on September 15, 2004).

10.54	—	Amended and Restated Credit Agreement dated as of November 1, 2004 among Interpool Container Funding, SRL, the Company and Fortis Bank (Nederland) N.V. (incorporated by reference to the Company’s Form 10-Q for the quarter ended June 30, 2004 filed on November 12, 2004).

10.55	—	Form of Note Purchase Agreement dated as of November 29, 2004 among the Company and eight institutional investors (incorporated by reference to the Company’s report on Form 8-K filed on December 2, 2004).

10.56	—	Form of Notes Registration Rights Agreement dated as of November 29, 2004 between the Company and eight institutional investors (incorporated by reference to the Company’s report on Form 8-K filed on December 2, 2004).

10.57	—	2004 Stock Option Plan for Key Employees and Directors of Interpool, Inc (incorporated herein by reference to the Company’s Schedule 14A filed on November 24, 2004).

10.58	—	Interpool, Inc. 2004 Non-Qualified Stock Option Plan for Non-Employee, Non-Officer Directors (incorporated herein by reference to the Company's Schedule 14A filed on November 24, 2004).

10.59	—	Voting Agreement dated September 10, 2004 (incorporated herein by reference to the Company’s Annual Report on Form 10-K for the period ended December 31, 2005).

10.60	—	Revolving Credit Agreement dated as of December 29, 2004 among Interpool Limited, DVB Bank N.V. and the Lenders named therein (incorporated herein by reference to the Company’s Annual Report on Form 10-K for the period ended December 31, 2005).

10.61	—	Security Agreement dated as of December 29, 2004 made by Interpool Limited in favor of DVB Bank N.V. (incorporated herein by reference to the Company’s Annual Report on Form 10-K for the period ended December 31, 2005).

10.62	—	Third Amended and Restated Credit Agreement dated as of March 15, 2005 among Interpool Container Funding, SRL, the Company, Fortis Bank (Netherland) N.V. and the Lenders named therein (incorporated by reference to the Company's report on Form 8-K filed March 23, 2005).

10.63	—	Third Amended and Restated Servicing Agreement dated as of March 15, 2005 between Interpool Limited and Interpool Container Funding, SRL (incorporated by reference to the Company's report on Form 8-K filed March 23, 2005).

10.64	—	Rule 10b5-1 Sales Plan between Martin Tuchman and Goldman, Sachs & Co., dated as of March 16, 2005 (incorporated herein by reference to the Company’s Annual Report on Form 10-K for the period ended December 31, 2005).

10.65	—	Amendment, dated as of April 26, 2005, to Warrant Agreement dated as of September 14, 2004 between the Company and U.S. Bank, as warrant agent (incorporated herein by reference to the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2005).

10.66	—	Amendment, dated as of April 26, 2005, to Notes Registration Rights Agreements dated as of September 14, 2004 and November 29, 2004, by and among the Company and the Investors named therein (incorporated herein by reference to the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2005).

10.67	—	Amendment, dated as of April 26, 2005, to Investor Rights Agreement dated as of September 14, 2004, by and among the Company and Greywolf Capital Partners II, LP, Greywolf Capital Overseas Fund, Greywolf High Yield Masters Fund, Caspian Capital Partners, LP, Mariner LDC, Mariner Opportunities Fund, LP, Mariner Voyager Master Fund LTD, Riva Ridge Master Fund, LTD, Goldman, Sachs & Co. (incorporated herein by reference to the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2005).

10.68	—	Extension and Amendment No. 1 dated as of May 18, 2005 to Employment Agreement between the Company and James F. Walsh (incorporated by reference to the Company’s Current Report on Form 8-K dated May 27, 2005).

10.69	—	Employment Agreement dated as of July 21, 2005 between the Company and Herbert Mertz. (incorporated by reference to the Company’s Current Report on Form 8-K dated August 5, 2005).

10.70	—	Supplemental Indenture dated as of June 29, 2005, to Indenture dated as of September 14, 2004 between the Company and U.S. Bank National Association, as trustee (incorporated by reference to the Company’s Current Report on Form 8-K dated July 6, 2005).

10.71	—	Second Amendment dated as of June 29, 2005, to Notes Registration Rights Agreements dated as of September 14, 2004 and November 29, 2004, by and among the Company and the Investors named therein (incorporated by reference to the Company’s Current Report on Form 8-K dated July 6, 2005).

10.72	—	Second Amendment dated as of June 29, 2005, to Investor Rights Agreement dated as of September 14, 2004, by and among the Company and Greywolf Capital Partners II, LP, Greywolf Capital Overseas Fund, Greywolf High Yield Masters Fund, Caspian Capital Partners, LP, Mariner LDC, Mariner Opportunities Fund, LP, Mariner Voyager Master Fund LTD, Riva Ridge Master Fund, LTD, Goldman, Sachs & Co. (incorporated by reference to the Company’s Current Report on Form 8-K dated July 6, 2005).

10.73	—	Third Amendment to the Investor Rights Agreement dated October 27, 2005 (incorporated herein by reference to the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2005).

10.74	—	Fourth Amendment to the Investor Rights Agreement dated October 28, 2005 (incorporated herein by reference to the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2005).

10.75	—	Third Amendment to the Registration Rights Agreement dated October 28, 2005 (incorporated herein by reference to the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2005).

21.1	—	Subsidiaries of the Company (incorporated herein by reference to the Company's Registration Statement on Form S-1 (Reg. No. 33-71538)).

23.1	—	Consent of Stroock & Stroock & Lavan LLP (included in Exhibit 5.1).*

23.2	—	Consent of Independent Registered Public Accounting Firm.

24.1	—	Power of Attorney (included in signature page).

_______________________
* To be filed by amendment.

           (b) Financial Statement Schedules.

Schedule 2	—	INTERPOOL, INC. AND SUBSIDIARIES SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS FOR THE YEARS ENDED DECEMBER 31, 2004, 2003 and 2002 ALLOWANCE FOR DOUBTFUL ACCOUNTS

           All other financial statement schedules have been omitted because they are not required, not applicable or the information to be included in the financial statement schedules is included in the Consolidated Financial Statements or the notes thereto.

Item 17. Undertakings

           The undersigned registrant hereby undertakes as follows:

           (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

           (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

           (4) Insofar as indemnification by the registrant for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

           (5) The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(a) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (Section 230.424 of this chapter);

(b) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(c) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(d) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

           Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Princeton, State of New Jersey, on December 6, 2005.

INTERPOOL, INC. By: /s/ James F. Walsh James F. Walsh Executive Vice President and Chief Financial Officer

           Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

By * Martin Tuchman	Chairman of the Board of Directors, Chief Executive Officer, President, Chief Operating Officer and Director	December 6, 2005

By * James F. Walsh	Executive Vice President and Chief Financial Officer	December 6, 2005

By * Brian Tracey	Senior Vice President (Chief Accounting Officer)	December 6, 2005

By * Arthur L. Burns	Executive Vice President, General Counsel and Director	December 6, 2005

By * Warren L. Serenbetz, Jr.	Director	December 6, 2005

By * Peter D. Halstead	Director	December 6, 2005

By * Joseph J. Whalen	Director	December 6, 2005

By * Clifton H. W. Maloney	Director	December 6, 2005

By * Michael S. Mathews	Director	December 6, 2005

By * William J. Shea, Jr.	Director	December 6, 2005

* By: /s/James F. Walsh
          Attorney-in-Fact